Filed Pursuant to Rule 424(b)(3)

Registration No. 333-218564

PROXY STATEMENT/PROSPECTUS

Prospectus of First Community Corporation	Proxy Statement of Cornerstone Bancorp

PROPOSED MERGER OF

FIRST COMMUNITY CORPORATION

AND CORNERSTONE BANCORP – YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Cornerstone Bancorp:

On behalf of the boards of directors of First Community Corporation (“First Community”) and Cornerstone Bancorp (“Cornerstone”), we are pleased to deliver our proxy statement/prospectus for a merger involving First Community and Cornerstone, with First Community as the surviving corporation.

Cornerstone will hold a special meeting of Cornerstone shareholders on September 19, 2017 at 4:00 p.m., at the main office of Cornerstone at 1670 East Main Street, Easley, South Carolina 29640. At the special meeting, you will be asked to vote on (1) the merger of Cornerstone with and into First Community described in more detail herein, and (2) the approval of a proposal to adjourn the special meeting, if necessary or appropriate, to allow time to solicit additional proxies to approve the merger agreement.

If the merger is completed, each outstanding share of Cornerstone common stock will be exchanged for either $11.00 in cash or 0.54 shares of First Community common stock or a combination of cash and shares. Each shareholder of Cornerstone will have the opportunity to elect to receive cash, First Community common stock or a combination of cash and First Community common stock in exchange for the shareholder’s Cornerstone shares. Elections by Cornerstone shareholders will, however, be prorated if necessary so that in the aggregate 70% of Cornerstone’s non-dissenting shares of common stock will be converted into the right to receive shares of First Community common stock and 30% will be converted into the right to receive the cash consideration.

The value of the First Community shares to be issued in the merger will fluctuate between now and the closing date of the merger. First Community common stock is listed on The NASDAQ Capital Market under the symbol “FCCO”. Based on the $20.30 closing price per share of First Community common stock on The NASDAQ Capital Market on July 7, 2017, the latest practicable date before mailing out this proxy statement/prospectus, the equivalent value of the merger consideration per share of Cornerstone common stock (assuming a 70/30 stock-cash mixed election) was approximately $10.97, and the aggregate merger consideration was approximately $25,469,163. We urge you to obtain current market quotations for First Community common stock because the value of the First Community shares to be issued in the merger will fluctuate.

As of July 14, 2017, the record date for the Cornerstone special meeting of shareholders, there were 2,320,991 shares of Cornerstone common stock outstanding and entitled to vote at the special meeting. Based on such outstanding Cornerstone common stock, if the merger is approved, First Community will issue an aggregate of 877,334 shares of its common stock to holders of Cornerstone common stock upon completion of the merger.

We cannot complete the merger unless we obtain approval of shareholders of Cornerstone common stock at the special meeting and the necessary regulatory agency approvals. Your vote is important. Whether or not you plan to attend the special shareholders’ meeting, please take the time to vote as soon as possible.

This document serves as the proxy statement for the special meeting of Cornerstone shareholders and a prospectus for the offering and issuance of approximately 877,334 shares of First Community common stock to be issued to holders of Cornerstone common stock in the merger, and it includes important information about the proposed merger, the companies participating in the merger, and the agreement and plan of merger. We encourage you to read this entire document carefully, including the “Risk Factors” section beginning on page 20.

Cornerstone’s board of directors has determined that the merger is in the best interests of Cornerstone and its shareholders, has approved the merger agreement and the transactions contemplated thereby, and recommends that Cornerstone common shareholders vote “FOR” the merger and “FOR” the motion to adjourn the special meeting if necessary or appropriate to do so.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of First Community common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

This proxy statement/prospectus is dated July 14, 2017, and is first being mailed to shareholders of Cornerstone on or about July 31, 2017.

CORNERSTONE BANCORP

1670 E. Main Street

Easley, South Carolina 29640

(864) 306-1444

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 19, 2017

To the shareholders of Cornerstone Bancorp:

A special meeting of shareholders of Cornerstone Bancorp (“Cornerstone”) will be held at the main office of Cornerstone, 1670 E. Main Street, Easley, South Carolina, 29640 on Tuesday, September 19, 2017 at 4:00 p.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of April 11, 2017, by and between First Community Corporation and Cornerstone under which Cornerstone will be merged with and into First Community Corporation. A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Appendix A.

2.	To consider and vote on a proposal to authorize the board of directors to adjourn the special meeting, if necessary or appropriate, to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger agreement.

3.	To transact any other business as may properly come before the meeting or any adjournment or postponement.

Only shareholders of record of Cornerstone common stock at the close of business on July 14, 2017 will be entitled to notice of and to vote at the special meeting and at any adjournment or postponement at the special meeting. A complete list of these shareholders will be available at Cornerstone’s offices prior to the meeting. Although holders of Cornerstone Series A Preferred Stock are being given notice of the special meeting as required by the South Carolina Business Corporation Act, holders of the preferred stock are not entitled to vote at the meeting.

Holders of Cornerstone common stock who comply with the provisions of South Carolina law relating to dissenters’ rights applicable to the merger are entitled to assert dissenters’ rights under the South Carolina dissenters’ rights law, a copy of which is attached as Appendix B to the attached proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend the special meeting, we encourage you to vote as soon as possible. If you hold your shares of record in your name, you can vote by telephone, through the Internet, or by signing, dating and mailing your proxy card in the envelope enclosed. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card. If you hold your shares of record in your name, you may also attend the special meeting and vote in person. If your shares are held in “street name,” please follow the instructions provided by your broker or other nominee to vote your shares. If your shares are held in street name and you wish to attend the special meeting and vote in person, you must present proof of ownership and appropriate voting documents from your broker or other nominee. If you hold your shares of record in your name, you may change or revoke your proxy at any time before it is voted by giving written notice of revocation to Cornerstone’s Corporate Secretary, or by filing a properly executed proxy of a later date with Cornerstone’s Corporate Secretary, at or before the meeting, or by attending and voting your shares in person at the meeting. If your shares are held in street name, you may change or revoke your voting instructions by submitting new voting instructions to your broker or other nominee as specified in your broker or other nominee’s instructions.

Cornerstone’s Board of Directors has approved and adopted the merger agreement and the transactions it contemplates, and has determined that the merger is in the best interests of Cornerstone and its shareholders. CORNERSTONE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CORNERSTONE SHAREHOLDERS VOTE “FOR” THE PROPOSALS ABOVE.

We do not know of any other matters to be presented at the special meeting but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors

/s/ J. Rodger Anthony
J. Rodger Anthony
President and Chief Executive Officer
Easley, South Carolina
July 14, 2017

WHERE YOU CAN FIND MORE INFORMATION

First Community is subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), which means that it is required to file certain reports, proxy statements, and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that First Community files with the SEC at the Public Reference Room of the SEC at 100 F. Street N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC. Such filings are also available free of charge at First Community’s website at https://www.firstcommunitysc.com/ under the “Investors” heading. Except as specifically incorporated by reference into this document, information on First Community’s website or filed with the SEC is not part of this document.

First Community has filed a registration statement on Form S-4, of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that First Community has previously filed, and that it may file through the date of the special meeting of Cornerstone shareholders, with the SEC. They contain important information about the company and its financial condition. For further information, please see the section entitled “Incorporation of Certain Documents by Reference.” These documents are available without charge to you upon written or oral request to First Community’s principal executive offices. The address and telephone numbers of such principal executive office are listed below.

First Community Corporation

5455 Sunset Blvd.

Lexington, South Carolina 29072

Attention: Joseph G. Sawyer

Executive Vice President and Chief Financial Officer

To obtain timely delivery of these documents, you must request the information no later than September 11, 2017, in order to receive them before Cornerstone’s special meeting of shareholders.

First Community common stock is traded on The NASDAQ Capital Market under the symbol “FCCO.”

APPENDIX A	Agreement and Plan of Merger
APPENDIX B	South Carolina Statutes for Dissenters’ Rights
APPENDIX C	Fairness Opinion of Raymond James & Associates, Inc.
APPENDIX D	Unaudited Consolidated Financial Information of First Community Corporation
APPENDIX E	Cornerstone Bancorp Consolidated Financial Statements

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you may have regarding the merger and the special shareholders’ meeting, and brief answers to those questions. We urge you to carefully read the remainder of this proxy statement/prospectus and the appendices and documents incorporated herein by reference because the information in this section does not provide all the information that might be important to you with respect to the merger and the special shareholders’ meeting.

Q:	Why am I receiving this proxy statement/prospectus?

A:	First Community and Cornerstone have agreed to the merger of Cornerstone with and into First Community, pursuant to the terms of the merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is included as Appendix A to these materials. Cornerstone Bank will be merged with and into First Community Bank as soon as practicable following the merger. The mergers cannot be completed unless, among other things, two-thirds of the outstanding shares of Cornerstone’s common stock vote in favor of the proposal to approve the merger agreement. Accordingly, Cornerstone shareholders are being asked to vote at the special meeting on approval of the merger agreement.

Cornerstone shareholders will also be asked to vote on a proposal to adjourn the Cornerstone special meeting, if necessary or appropriate, to allow time to solicit additional proxies in favor of the proposal to approve the merger agreement, if there are insufficient votes at the time of such adjournment to approve such proposal.

We are sending you this proxy statement/prospectus because the Cornerstone board is soliciting your proxy to vote your shares at the special meeting. It also serves as First Community’s prospectus with respect to the shares of First Community common stock First Community will issue to Cornerstone shareholders in connection with the merger. This document contains important information about the merger and the other proposal being voted on at the Cornerstone special meeting, and you should carefully read it, together with the appendices and the information incorporated by reference.

Q:	When and where will the special meeting be held?

A:	The special meeting of shareholders of Cornerstone shareholders will be held on Tuesday, September 19, 2017, at 4:00 p.m., at the main office of Cornerstone, 1670 East Main Street, Easley, South Carolina 29640.

Q:	Who is entitled to vote at the special meeting?

A:	Only Cornerstone common shareholders of record at the close of business on July 14, 2017, the record date, are entitled to notice of and to vote at the special meeting and any adjournment thereof.
Q:	What am I being asked to vote on, and how does the board recommend that I vote?
A:	Holders of Cornerstone common stock are being asked to vote “FOR” the approval of the merger agreement that provides for the merger of Cornerstone with and into First Community. The board of directors of Cornerstone unanimously adopted the merger agreement, determined that the merger is in the best interests of the Cornerstone shareholders, and recommends that Cornerstone shareholders vote “FOR” approval of the merger agreement. In addition, Cornerstone shareholders are being asked to grant authority to Cornerstone’s board of directors to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special shareholders’ meeting, in person or by proxy, to approve the merger agreement. Cornerstone shareholders are being asked to vote “FOR” approval of the adjournment proposal.

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Q:	What vote is required to approve each proposal?

A:	Approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of Cornerstone common stock entitled to vote at the special meeting. Approval of the adjournment proposal requires that the number of shares voted at the special meeting, in person or by proxy, in favor of the proposal exceed the number of shares voted against the proposal.
Q:	Why is my vote important?
A:	The merger agreement must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Cornerstone common stock. Accordingly, if a Cornerstone shareholder fails to vote on the merger agreement, or does not instruct his or her broker how to vote any shares held for him or her in “street name,” it will have the same effect as a vote against the merger agreement.
Q:	Why is Cornerstone merging with First Community?
A:	Cornerstone is merging with First Community because the boards of directors of both companies believe that the merger will provide shareholders of both companies with substantial benefits and will enable the combined company to better serve its customers. The combined company would have an increased presence in the upstate region of South Carolina. A detailed discussion of the background of and reasons for the proposed merger is contained under the headings “Background of the Merger,” “Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board of Directors,” and “First Community’s Reasons for the Merger,” under “Proposal No. 1—The Merger.”
Q:	What will I receive in the merger?
A:	Each share of Cornerstone common stock can be exchanged for either: (i) $11.00 in cash; (ii) 0.54 shares of First Community common stock; or (iii) a combination of cash and shares of First Community common stock.

However, a shareholder’s receipt of the exact form of consideration he or she elects is subject to the limitation that in total, 30% of Cornerstone’s non-dissenting shares of common stock outstanding will be exchanged for cash, and 70% of Cornerstone’s non-dissenting shares of common stock outstanding will be exchanged for shares of First Community common stock. If the cash or stock consideration elected by all shareholders exceeds either the 30% cash or 70% stock limitation, the exchange agent will prorate the cash and stock consideration shareholders receive.

First Community will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of First Community common stock that you would otherwise be entitled to receive. The method for determining the value of a fractional share is described on page 47 of this proxy statement/prospectus.

Each outstanding share of First Community common stock will remain outstanding after the merger.

Q:	How do I elect to receive cash, stock, or a combination of both for my Cornerstone common stock?

A:	A joint election form/letter of transmittal will be sent to you shortly after the effective time of the merger, which will include instructions and the deadline date for making your election as to the form of consideration you prefer to receive in the merger. The election form will permit you to elect to receive cash, First Community common stock, or a combination of cash and First Community common stock for your shares of Cornerstone common stock, subject to the limitations on total stock and cash consideration explained in the answer, immediately above. Please pay special attention to these election and transmittal materials since failure to follow the instructions may mean that you will not receive the consideration you desire. An election will be properly made only if the exchange agent receives a properly executed election form by the deadline date. The election deadline has not been determined. However, the deadline will be clearly stated in the transmittal materials that will be delivered to you. Please follow the instructions provided in the joint election form/letter of transmittal to properly elect to receive cash, stock or a combination of both for your Cornerstone common stock.

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Q:	If I am a Cornerstone shareholder, am I assured of receiving the exact form of consideration I elect to receive?

A:	No. In total, 30% of Cornerstone’s non-dissenting shares of common stock outstanding will be exchanged for cash and 70% of Cornerstone’s non-dissenting shares of common stock outstanding will be exchanged for shares of First Community common stock. Therefore, the form of consideration you receive will depend in part on the elections of other Cornerstone shareholders so that 30% of Cornerstone’s non-dissenting shares of common stock outstanding will be exchanged for cash and 70% of the total outstanding non-dissenting shares of Cornerstone common stock will be exchanged for shares of First Community common stock. Accordingly, there is no assurance that you will receive the form of consideration you elect with respect to all of your shares of Cornerstone common stock. If the elections of all Cornerstone shareholders result in an oversubscription of cash or First Community common stock, the exchange agent will allocate the consideration you will receive between cash and First Community common stock in accordance with the proration procedures described under the heading “Proposal No. 1—The Merger—Allocation of the Merger Consideration” beginning on page 49.

Q:	If my shares are held in an individual retirement account, or “IRA,” how will my shares be voted and how will the election for cash or shares of First Community common stock be made?

A:	The custodian of your IRA will vote your shares on the proposal to approve the merger agreement and make the election to receive cash or shares of First Community common stock in accordance with the terms of your account agreement. You should contact your IRA custodian with any questions about the terms of your account agreement.

Q:	Will the value of the merger consideration change between the date of this proxy statement/ prospectus and the time the merger is completed?

A:	YES. The value of the merger consideration to be issued in First Community common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of First Community common stock. Any fluctuation in the market price of First Community common stock after the date of this document may change the value of the shares of First Community common stock that Cornerstone shareholders will receive. Cornerstone shareholders should obtain current market quotations for First Community common stock, which is traded under the symbol “FCCO” on The NASDAQ Capital Market.

The value of the merger consideration to be paid in cash will not fluctuate.

Q:	Will Cornerstone shareholders be taxed on the cash and First Community common stock that they receive in exchange for their Cornerstone shares?

A:	We expect that the exchange of shares of Cornerstone common stock for First Community common stock by Cornerstone shareholders generally will be tax-free to you for federal income tax purposes. However, you will have to pay taxes at either capital gains or ordinary income rates, depending upon individual circumstances and on the cash received in exchange for your shares of Cornerstone common stock, including cash received in lieu of fractional shares of First Community common stock. To review the tax consequences to Cornerstone shareholders in greater detail, see “Proposal No. 1—The Merger—Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel” beginning on page 54.

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Q:	If I am a Cornerstone shareholder, what happens if I don’t make an election for cash or shares of First Community common stock?

A:	If you fail to make an election prior to the election deadline, the exchange agent will have the discretion to determine the type of consideration you will receive in exchange for your shares of Cornerstone common stock. The type of consideration you will receive will be determined by the type of consideration other Cornerstone shareholders elect to receive so that, in total, 30% of the outstanding non-dissenting shares of Cornerstone common stock will be exchanged for cash and 70% of the total outstanding non-dissenting shares of Cornerstone common stock will be exchanged for shares of First Community common stock. For more information concerning the merger consideration, election procedures, and allocation procedures, see “Proposal No. 1—The Merger—Merger Consideration,” “—Election of the Form of Payment of the Merger Consideration,” and “—Allocation of the Merger Consideration” beginning on page 49.

Q:	What should I do now?

A:	After you have carefully read this proxy statement/prospectus and decided how you wish to vote your shares, please vote your shares promptly so that your shares will be represented and voted at the special meeting.

If you are a record holder and hold your shares in your name: You do not have to attend the special meeting to vote. The Cornerstone board of directors is soliciting proxies so that you can vote before the special meeting. Even if you currently plan to attend the special meeting, we recommend that you vote by proxy before the special meeting so that your vote will be counted if you later decide not to attend. There are three ways a record holder can vote by proxy:

•	By Internet: You may vote over the Internet by going to the website shown on your proxy card and following the instructions when prompted;
•	By Telephone: You may vote by telephone by calling the toll free number shown on your proxy card; or
•	By Mail: You may vote by completing, signing, dating and returning the enclosed proxy card.

If you vote over the Internet or by telephone, please do NOT return a proxy card through the mail unless you intend to revoke your Internet or telephone vote.

If you vote using one of the methods described above, you will be designating J. Rodger Anthony and Jennifer M. Champagne as your proxies to vote your shares as you instruct. If you vote over the Internet or by telephone or by signing and returning your proxy card without giving specific instructions, these individuals will vote your shares by following the recommendations of the Cornerstone board of directors. If any other business properly comes before the special meeting, these individuals will vote on those matters in a manner they consider appropriate.

If your shares are held in “street name” by a broker or other nominee: You may vote your shares before the special meeting by mail, by completing, signing and returning the voting instruction form you received from your broker or other nominee. You should check your voting instruction form to see if any alternative method, such as Internet or telephone voting, is available to you.

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Q:	If my shares are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares for me?
A:	NO. Your broker or other nominee will NOT vote your shares on the proposal to approve the merger agreement unless you provide instructions on how to vote. You should instruct your broker or other nominee how to vote your shares following the directions your broker or other nominee provides. Please note that you may not vote shares held in street name by returning a proxy card directly to Cornerstone or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee, and provide it to Cornerstone, together with proof of your share ownership.

Q:	What if I abstain from voting or fail to instruct my broker or other nominee?

A:	With respect to the merger agreement proposal, if you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “Abstain” on your proxy card, or (3) fail to instruct your broker or other nominee how to vote, it will have the same effect as a vote “Against” the merger proposal. If you fail to submit a proxy or vote in person at the special meeting or fail to instruct your broker or other nominee how to vote, or mark “Abstain” on your proxy card with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	YES. If you hold your shares of record in your name, there are three ways you can change your vote after you have submitted your proxy:

•	First, you may send a written notice to Cornerstone’s Corporate Secretary stating that you would like to revoke your proxy.

•	Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by Cornerstone prior to the special shareholders’ meeting will be your vote. Any earlier votes will be revoked.

•	Third, you may attend the special shareholders’ meeting and vote in person. Any earlier votes will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy.

If your shares are held in street name by a broker or other nominee and you have instructed your broker or other nominee to vote your shares, you must follow the directions you receive from your broker to change or revoke your proxy.

Q:	Can I attend the special meeting and vote my shares in person?

A:	YES. All Cornerstone shareholders, including shareholders of record and shareholders who hold their shares through brokers or other nominees, are invited to attend the special meeting. Record holders of Cornerstone common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker or other nominee, and present proof of Cornerstone share ownership to be able to vote in person at the special meeting.

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Q:	Will my ownership percentage and voting interest be reduced after the merger?

A:	YES. Cornerstone shareholders currently have the right to vote in the election of the Cornerstone board of directors and on other matters affecting Cornerstone. Upon the completion of the merger, each Cornerstone shareholder who receives First Community common stock in the merger will be a shareholder of First Community with a percentage ownership of First Community that is much smaller than such shareholder’s current percentage ownership of Cornerstone. It is currently expected that the former shareholders of Cornerstone as a group will receive shares in the merger constituting approximately 11.6% of the outstanding shares of First Community’s common stock immediately after the merger. Accordingly, former Cornerstone shareholders will have significantly less influence on the management and policies of First Community than they now have on the management and policies of Cornerstone.
Q:	Do I have the right to dissent and obtain the “fair value” for my shares?
A:	YES. South Carolina law permits you to dissent from the merger and to obtain payment in cash of the “fair value” of your shares of Cornerstone common stock. To do this, you must follow specific procedures, including, among others, delivering written notice to Cornerstone before the shareholder vote on the merger agreement is taken of your intent to demand payment for your shares if the merger is completed and not voting your shares in favor of the merger agreement. If you follow the required procedures, your only right will be to receive the “fair value” of your common stock in cash. Copies of the applicable South Carolina statutes are attached to this proxy statement/prospectus as Appendix B. See “Proposal No. 1—The Merger—Dissenters’ Rights” beginning on page 52. Because of the complexity of the procedures for exercising dissenters’ rights, if you are considering exercising dissenters’ rights, you are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable South Carolina law provisions will result in the loss of your right to dissent.

Q:	Should I send in my stock certificates now?

A:	NO. You should not send in your stock certificates at this time. Shortly after the effective time of the merger, the exchange agent will send all Cornerstone shareholders an election form and written instructions for exchanging Cornerstone stock certificates for the merger consideration.

Q:	When do you expect to complete the merger?

A:	We intend to complete the merger on October 20, 2017. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of the Cornerstone shareholders at the special shareholders’ meeting and the necessary regulatory approvals.
Q:	Whom should I call with questions about the merger?
A:	Cornerstone shareholders should call J. Rodger Anthony, President and Chief Executive Officer, at (864) 306-1444. First Community shareholders should call Michael C. Crapps, President and Chief Executive Officer, at (803) 951-2265.

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SUMMARY

This summary highlights material information about the merger and the special shareholders’ meeting contained later in this proxy statement/prospectus. This summary does not contain all of the information that may be important to you, and we urge you to carefully read this entire document, including the exhibits and appendices, to better understand the merger and its potential impact on you before deciding how to vote. Each item in this summary includes a page reference directing you to a more complete discussion of the item.

The Companies (page 79 for First Community and page 88 for Cornerstone)

First Community Corporation

5455 Sunset Blvd.

Lexington, South Carolina 29072

(803) 951-2265

Attention: Michael C. Crapps, President and Chief Executive Officer

First Community, a bank holding company registered under the Bank Holding Company Act of 1956 (the “BHCA”), was incorporated under the laws of South Carolina in 1994 primarily to own and control all of the capital stock of First Community Bank (“First Community Bank”), which commenced operations in August 1995. First Community Bank’s primary federal regulator is the Federal Deposit Insurance Corporation (the “FDIC”). First Community Bank is also regulated and examined by the South Carolina Board of Financial Institutions (the “SCBFI”).

First Community Bank engages in a commercial banking business from its main office in Lexington, South Carolina and its 15 full-service offices located in the Midlands of South Carolina to include: Lexington County (6), Richland County (4), Newberry County (2) and Kershaw County (1); and the Central Savannah River area to include: Aiken County (1) and Augusta (1), which is located in Richmond County, Georgia. In addition, First Community Bank conducts business from a loan production office located in Greenville County, South Carolina and a mortgage loan production office in Richland County, South Carolina. First Community Bank offers a wide-range of traditional banking products and services for professionals and small-to medium-sized businesses, including consumer and commercial, mortgage, brokerage and investment, and insurance services. First Community Bank also offers online banking to its customers.

Cornerstone Bancorp

1670 E. Main Street

Easley, South Carolina 29640

(864) 306-1444

Attention: J. Rodger Anthony, President and Chief Executive Officer

Cornerstone is a South Carolina corporation incorporated in 1999. Cornerstone is a bank holding company registered under the BHCA with no operations other than those carried on by its wholly owned subsidiary, Cornerstone National Bank (“Cornerstone Bank”). Cornerstone Bank was organized in 1999 and conducts a general banking business under a national bank charter granted by the Office of the Comptroller of the Currency of the United States (the “OCC”) pursuant to the National Bank Act. Cornerstone Bank conducts its activities from its main office in the City of Easley in Pickens County, South Carolina, which opened in September, 1999, and from a branch office located in the Berea area of Greenville County, South Carolina, which opened in August, 2002, and from a branch office in the Powdersville/Piedmont area of Anderson County, South Carolina, which opened in July 2005. In 2004, Cornerstone established a wholly owned subsidiary, Crescent Financial Services, Inc. (“Crescent”), which is an insurance agency.

Cornerstone Bank’s primary market areas are the city of Easley, South Carolina and the immediately surrounding areas of Pickens County, the Berea area of Greenville County, and the Powdersville and Piedmont areas of Anderson County, and contiguous areas.

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The Merger (page 30)

Under the terms of the merger agreement, Cornerstone will merge with and into First Community, with First Community as the surviving entity. Simultaneously with the merger or immediately thereafter, Cornerstone Bank will merge with and into First Community Bank, and First Community Bank will be the surviving bank (we refer to this merger as the “bank merger”). Both First Community and First Community Bank will continue their existence under South Carolina law, while Cornerstone and Cornerstone Bank will cease to exist. The merger agreement is attached as Appendix A and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.

What Cornerstone Shareholders Will Receive in the Merger (page 47)

If the merger is completed, each outstanding share of Cornerstone common stock will be exchanged for either: (i) $11.00 in cash, (ii) 0.54 shares of First Community common stock, or (iii) a combination of cash and shares of First Community common stock. Each shareholder of Cornerstone will have the opportunity to elect the form of merger consideration that he or she prefers. If a shareholder does not choose a preference, the merger consideration to be received by him or her will be determined by the exchange agent depending on the amount of cash and shares elected by those Cornerstone shareholders who make an express election. Elections by Cornerstone shareholders are limited by the requirement that 30% of the total number of outstanding non-dissenting shares of Cornerstone common stock will be exchanged for cash and 70% of the outstanding non-dissenting shares of Cornerstone common stock will be exchanged for shares of First Community common stock. If the elections made by Cornerstone shareholders would result in an oversubscription for either cash or stock, then the exchange agent will prorate the amount of cash and stock to be issued to Cornerstone shareholders as necessary to satisfy this requirement. Therefore, the form of consideration that a Cornerstone shareholder receives will depend in part on the elections of other Cornerstone shareholders. Cornerstone shareholders will not receive any fractional shares of First Community common stock. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of First Community common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of First Community common stock multiplied by the volume weighted average price (rounded up to the nearest cent) of First Community common stock on The NASDAQ Capital Market during the 10 consecutive trading days ending on the fifth trading day immediately prior to the date on which the effective time of the merger occurs.

After the merger, First Community’s existing shareholders will own approximately 88.4% of First Community’s total outstanding shares, on a fully diluted basis, and Cornerstone’s shareholders will own approximately 11.6% of First Community’s outstanding shares, on a fully diluted basis.

Merger Consideration Election (page 47)

Shortly after the effective time of the merger, First Community will cause the exchange agent to deliver or mail to Cornerstone shareholders an election form and instructions for making an election as to the form of consideration preferred to be received in the merger. The available elections, election procedures, and deadline for making elections are described under the heading “Proposal No. 1—The Merger—Election of the Form of Payment of the Merger Consideration” on page 49. To be effective, an election form must be properly completed and received by First Community’s exchange agent no later than 4:00 p.m. local time on the date set forth on the election form sent to Cornerstone shareholders. If a Cornerstone shareholder does not make an election by the election deadline, the exchange agent has the discretion to choose the consideration such shareholder will receive.

After the election deadline, the elections made by Cornerstone shareholders may be adjusted as necessary to ensure that First Community pays cash in exchange for 30% of the outstanding non-dissenting shares of Cornerstone common stock and First Community common stock in exchange for 70% of the outstanding non-dissenting shares of Cornerstone common stock. The merger agreement provides the method, which is described under the heading “Proposal No. 1—The Merger—Allocation of the Merger Consideration” on page 49, for allocating shares of First Community common stock and cash to be received for the shares of Cornerstone common stock, based on the elections made. Accordingly, a Cornerstone shareholder may receive less cash and more shares of First Community common stock, or more shares of First Community common stock and less cash, than elected.

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Effect of the Merger on Cornerstone Preferred Stock

Unless redeemed before the effective time of the merger, each of the shares of Cornerstone’s 8% cumulative perpetual preferred stock, series A, no par value (the “Cornerstone Series A Preferred Stock”) outstanding at the effective time of the merger will automatically be converted into the right to receive one share of the First Community preferred stock to be designated, prior to the effective time, as 8% cumulative perpetual preferred stock, series A (the “First Community Series A Preferred Stock”), and the shares of First Community Series A Preferred Stock will otherwise have the same rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as the Cornerstone Series A Preferred Stock immediately prior to the conversion.

Effect of the Merger on Cornerstone Stock Options

As of the date of this proxy statement/prospectus, there were outstanding options to purchase 30,525 shares of Cornerstone common stock, with a weighted average exercise price of $9.72 per share. All of these outstanding options were held by directors or executive officers. At the effective time of the merger, all rights with respect to the Cornerstone common stock pursuant to the stock options granted by Cornerstone, which are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will convert into an obligation of First Community to pay and a right of the holder to receive a cash payment equal to the product obtained by multiplying (1) the number of shares of Cornerstone common stock underlying such holder’s options by (2) the excess, if any, of the fair market value per share (as defined below) minus the exercise price per share under such option (provided, that if the fair market value per share does not exceed the exercise price per share of a particular option, then by $0.01). The fair market value per share for purposes of this calculation is the sum of (x) $11.00 multiplied by 0.30, plus (y) the product of the volume weighted average price (rounded up to the nearest cent) of First Community common stock on The NASDAQ Capital Market during the 10 consecutive trading days ending on the fifth trading day immediately prior to the date on which the effective time of the merger occurs, multiplied by the exchange ratio (0.54), multiplied by 0.70.

Regulatory Approvals (page 64)

First Community believes that because the merger qualifies as a “waiver transaction” under the applicable rules and regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), and that we are not required to file a formal merger application with the Federal Reserve and must only make a notice filing with the Federal Reserve with respect to the merger. For the merger of Cornerstone Bank with and into First Community Bank, we must obtain approval from the FDIC and the SCBFI. As of the date of this proxy statement/prospectus, we have not received the required regulatory approvals from the FDIC or the SCBFI; however, the Federal Reserve has advised us of its non-objection to characterization of the merger as a “waiver transaction” and consummation of the merger without a formal application.

Cornerstone’s Special Shareholders’ Meeting (page 27)

Cornerstone will hold its special shareholders’ meeting on Tuesday, September 19, 2017, at 4:00 p.m., local time at its main offices, 1670 E. Main Street, Easley, South Carolina 29640.

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Cornerstone’s Record Date and Voting (page 27)

If you owned shares of Cornerstone common stock at the close of business on July 14, 2017, the record date for the Cornerstone special shareholders’ meeting, you are entitled to vote on the merger agreement and the adjournment proposal as well as any other matters considered at the special shareholders’ meeting. On the record date, there were 2,320,911 shares of Cornerstone common stock outstanding. You will have one vote at the meeting for each share of common stock you owned on the record date. The affirmative vote of the holders of two-thirds of Cornerstone’s outstanding shares of common stock is required to approve the merger agreement. Abstentions and broker non-votes will have the same effect as votes against the merger agreement. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to allow time for further solicitation of proxies to approve the merger agreement, requires that more shares vote in favor of the proposal than vote against the proposal. Abstentions and broker non-votes will have no effect on the results of the vote on the adjournment proposal. As of July 14, 2017, Cornerstone’s directors and executive officers and their affiliates beneficially owned approximately 24.9% of the outstanding shares of Cornerstone common stock. Each of Cornerstone’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of Cornerstone common stock in favor of the merger agreement.

Cornerstone’s Board of Directors Recommends that Cornerstone Shareholders Vote “FOR” the Approval of the Merger Agreement (page 29) and “FOR” the Approval of the Adjournment Proposal

Cornerstone’s board of directors has determined that the merger, the merger agreement, and the transactions contemplated by the merger agreement are advisable and in the best interests of Cornerstone and its shareholders and has adopted the merger agreement. Cornerstone’s board of directors recommends that Cornerstone shareholders vote “FOR” the approval of the merger agreement. For the factors considered by Cornerstone’s board of directors in reaching its decision to adopt the merger agreement, see “Proposal No. 1—The Merger—Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board of Directors.” Cornerstone’s board of directors also recommends that Cornerstone shareholders vote “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to allow time for further solicitation of proxies to approve the merger agreement.

Interests of Executive Officers, Employees and Directors of Cornerstone that Differ from Your Interests (page 58)

When considering whether to approve the merger agreement, you should be aware that some directors and officers of Cornerstone have interests in the merger that differ from the interests of other Cornerstone shareholders, including the following:

•	Following the merger, First Community will generally indemnify and provide liability insurance to the present directors and officers of Cornerstone, subject to certain exceptions;
•	Each incumbent director of Cornerstone will be invited to join an upstate advisory board of First Community Bank and will receive certain advisory fees for their service;
•	J. Rodger Anthony, President and Chief Executive Officer, Jennifer M. Champagne, Chief Financial Officer, and Susan S. Jolly, Senior Lender, will receive lump-sum cash payments pursuant to their change in control agreements with Cornerstone following the effectuation of the merger;
•	After the closing of the merger, J. Rodger Anthony, President and Chief Executive Officer of Cornerstone, will serve as a consultant with First Community for six months pursuant to a Consulting Agreement;
•	After closing of the merger, Susan S. Jolly, Cornerstone’s Senior Vice President and Senior Lender and a director, will be employed by First Community Bank as a Senior Commercial Banker.

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Each board member was aware of these and other interests and considered them before approving and adopting the merger agreement.

Federal Income Tax Consequences (page 55)

Cornerstone’s shareholders generally will not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of First Community common stock in the merger in exchange for the shares of Cornerstone common stock surrendered. Cornerstone shareholders will be taxed, however, on any cash consideration they receive in the merger, including any cash they receive in lieu of fractional shares of First Community common stock. First Community shareholders will have no direct tax consequences as a result of the merger. Tax matters are complicated, and the tax consequences of the merger may vary among Cornerstone shareholders. We urge each Cornerstone shareholder to contact his, her or its own tax advisor to fully understand the tax implications of the merger.

Opinion of Cornerstone’s Financial Advisor (page 37)

At the request of Cornerstone’s board of directors on April 11, 2017, Raymond James & Associates, Inc. (“Raymond James”) rendered its opinion (the “Opinion”), as to the fairness, as of such date, from a financial point of view, to the holders of Cornerstone’s outstanding common stock of the merger consideration to be received by such holders in the merger, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written Opinion of Raymond James, dated April 11, 2017, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix C to this document. Raymond James provided its Opinion for the information and assistance of the Cornerstone board of directors (solely in each director’s capacity as such) in connection with, and for purposes of, its consideration of the merger and its Opinion only addresses whether the merger consideration to be received by the holders of the common stock in the transaction pursuant to the merger agreement is fair, from a financial point of view, to such holders. The Opinion of Raymond James does not address any other term or aspect of the merger agreement or the transaction contemplated thereby. The Opinion does not constitute a recommendation to the Cornerstone board or any holder of Cornerstone common stock as to how the Cornerstone board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Comparative Rights of Shareholders (page 70)

The rights of Cornerstone’s shareholders are currently governed by South Carolina corporate law and Cornerstone’s articles of incorporation and bylaws. The rights of First Community’s shareholders are currently governed by South Carolina corporate law and First Community’s articles of incorporation and bylaws. Upon consummation of the merger, the shareholders of Cornerstone who receive stock consideration will become shareholders of First Community, and South Carolina corporate law, as well as the articles of incorporation and bylaws of First Community, will govern their rights. First Community’s articles of incorporation and bylaws differ somewhat from those of Cornerstone.

Conditions to Consummation (page 63)

The obligations of Cornerstone and First Community to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including, among others:

•	Cornerstone shareholders must have approved the merger agreement;

•	The required regulatory approvals and any other required consents must have been received;

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•	The registration statement registering the shares of First Community common stock to be received by Cornerstone shareholders, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC; and

•	First Community must have filed with The NASDAQ Capital Market a notification form for the listing of the shares of First Community common stock to be received by Cornerstone shareholders, and the NASDAQ must not have objected to such listing.

No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied. The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of such party’s shareholders.

Termination of the Merger Agreement and Termination Fee (page 65)

Notwithstanding the approval of the merger agreement by Cornerstone shareholders, the parties can mutually agree at any time to terminate the merger agreement before completing the merger.

Either First Community or Cornerstone can also terminate the merger agreement:

•	If the other party materially breaches any representation, warranty or covenant in the merger agreement which cannot be or is not cured within 30 days of notice of such breach; provided, that such breach is reasonably likely to have a material adverse effect on such breaching party or to prevent such breaching party from complying in all material respects with its covenants;

•	If any regulatory authority whose approval is required for consummation of the merger makes a final decision not to approve the merger, or if any final law or order permanently restrains, enjoins, or otherwise prohibits consummation of the merger; or

•	If the merger is not completed by February 28, 2018.

First Community can terminate the merger agreement if Cornerstone’s board of directors (i) withdraws or modifies its recommendation that the Cornerstone shareholders approve the merger agreement or approves or recommends an acquisition proposal by a third party, (ii) fails to reaffirm the merger agreement after being requested to do so following the announcement of an acquisition proposal by a third party, or (iii) otherwise fails to comply with the terms of the merger agreement regarding obtaining shareholder approval of the merger agreement and soliciting other offers for an acquisition of Cornerstone. In this event, Cornerstone must pay a $950,000 termination fee to First Community.

Cornerstone can also terminate the merger agreement if it receives an acquisition proposal from a third party that is superior to First Community’s proposal and concludes after receiving legal and financial advice that the board of directors would be in breach of its fiduciary duties if the board did not accept the superior proposal; provided, however, First Community would then have the opportunity to match the superior proposal in order to proceed with the merger. Cornerstone would pay a $950,000 termination fee to First Community if it were to terminate the merger agreement for this reason.

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Termination Fee (page 69)

In addition to the circumstances set forth above under which Cornerstone must pay the termination fee to First Community, if the merger agreement is terminated under certain circumstances following the communication of an acquisition proposal to Cornerstone, and if within one year after the termination of the merger agreement, Cornerstone consummates an acquisition transaction or enters into an acquisition agreement that is ultimately consummated, then Cornerstone must also pay the $950,000 termination fee to First Community.

Accounting Treatment (page 69)

First Community will account for the merger using the acquisition method of accounting. Under this accounting method, First Community would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of Cornerstone over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. Based on an assumed purchase price of $27.0 million and utilizing information as of March 31, 2017, estimated goodwill and other intangibles would total approximately $10.6 million. First Community’s reported income would include the operations of Cornerstone after the merger. Financial statements of First Community after completion of the merger would reflect the impact of the acquisition of Cornerstone. Financial statements of First Community issued before completion of the merger would not be restated retroactively to reflect Cornerstone’s historical financial position or results of operations.

Market Price and Dividend Information

First Community’s common stock is currently listed on The NASDAQ Capital Market under the symbol “FCCO”. Cornerstone’s common stock is not listed on an exchange but is quoted on the OTC Bulletin Board under the symbol “CTOT”.

As of July 7, 2017, there were approximately 1,412 holders of record of common stock of First Community. As of July 7, 2017, there were 515 holders of record of Cornerstone common stock. The following table presents the closing sale prices per share of First Community common stock and Cornerstone common stock on April 11, 2017, the last trading day before we publicly announced the merger agreement, and the closing sale prices per share for First Community common stock and Cornerstone common stock on July 7, 2017, the last practicable trading day prior to mailing this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Cornerstone common stock on those dates, calculated by multiplying the closing price of First Community common stock on those dates by the exchange ratio.

Date	First Community Closing Price	Cornerstone Closing Price	Equivalent Cornerstone Per Share Value
April 11, 2017	$20.70	$9.00	$11.18
July 7, 2017	$20.30	$10.46	$10.96

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The following table sets forth, for the periods indicated, the high and low sales prices per share of First Community’s and Cornerstone’s common stock as quoted on NASDAQ and the OTC Markets, respectively. First Community paid quarterly dividends as shown below. There is no established trading market for shares of Cornerstone common stock. Cornerstone has paid a cash dividend on its common stock only once, on May 9, 2008. In January 2016, Cornerstone declared a 5% stock dividend on its common stock.

	First Community Common Stock			Cornerstone Common Stock (1)
	High	Low	Dividend	High	Low	Dividend
2017
Third Quarter (through July 7, 2017)	$21.00	20.30	—	$10.83	10.46	—
Second Quarter	22.45	18.50	0.09	11.20	6.74	—
First Quarter	23.55	16.10	0.09	6.60	5.98	—

2016						—
Fourth Quarter	18.95	14.80	0.08	6.00	5.75	—
Third Quarter	15.75	13.74	0.08	5.80	5.51	—
Second Quarter	14.94	13.56	0.08	5.46	5.06	—
First Quarter	14.98	12.66	0.08	5.67	4.85	—

2015
Fourth Quarter	15.59	12.03	0.07	4.81	4.81	—
Third Quarter	12.75	11.53	0.07	4.76	3.95	—
Second Quarter	12.97	11.15	0.07	4.19	3.67	—
First Quarter	12.03	10.72	0.07	4.05	3.57	—

(1) Adjusted for 5% stock dividend paid in second quarter of 2016.

The closing sales price of First Community common stock as of April 11, 2017, the last trading day before the merger agreement was announced, was $20.70. The closing sales price of First Community’s common stock as of July 7, 2017, the most recent date feasible for inclusion in these materials, was $20.30. The closing sales price of Cornerstone’s common stock as of April 11, 2017, the last trading day before the merger agreement was announced, was $9.00. The closing sales price of Cornerstone’s common stock as of July 7, 2017, the most recent date feasible for inclusion in these materials, was $10.46.

Because the exchange ratio is fixed and because the market price of First Community common stock is subject to fluctuation, the market value of the shares of First Community common stock that Cornerstone shareholders may receive in the merger may increase or decrease prior to and following the merger. Cornerstone shareholders are urged to obtain current market quotations for First Community common stock, which are available at www.nasdaq.com.

Notwithstanding the foregoing, the future dividend policy of First Community is subject to the discretion of the board of directors and will depend upon a number of factors, including future earnings, financial condition, cash requirements, and general business conditions. First Community’s ability to pay dividends is generally limited by the ability of First Community Bank to pay dividends to it. As a South Carolina chartered bank, First Community Bank is subject to limitations on the amount of dividends that it is permitted to pay. Unless otherwise instructed by the SCBFI, First Community Bank is generally permitted under South Carolina state banking regulations to pay cash dividends of up to 100% of net income in any calendar year without obtaining the prior approval of the SCBFI.

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NASDAQ Listing

First Community will list the shares of First Community common stock to be issued to the shareholders of Cornerstone in connection with the merger on The NASDAQ Capital Market under the symbol “FCCO”.

Resale of First Community Common Stock (page 52)

The shares of First Community common stock to be issued to the shareholders of Cornerstone in connection with the merger will be freely tradable by such shareholders, except that if any Cornerstone shareholders are deemed to be affiliates of First Community, they must abide by certain transfer restrictions under the Securities Act.

Dissenters’ Rights (page 52 and Appendix B)

Under South Carolina law, a holder of Cornerstone common stock will be entitled to dissent from the merger and obtain payment in cash of the fair value of his or her shares of Cornerstone common stock. If you wish to assert dissenters’ rights, (i) you must deliver to Cornerstone before the vote is taken on the merger written notice of your intent to demand payment for your shares if the merger is effectuated, and (ii) you must not vote your shares in favor of the merger agreement. If you do not satisfy these requirements and the other detailed requirements of the South Carolina dissenters’ rights statutes, you will not be entitled to payment for your shares under those statutes. The text of the South Carolina dissenters’ rights statutes is attached to this proxy statement/prospectus as Appendix B, and this summary is qualified in its entirety by the text of the South Carolina statutes. As long as you do not vote in favor of the merger, your failure to vote against the merger will not constitute a waiver of your appraisal rights. A vote against the merger will not satisfy the notice requirement under the South Carolina dissenters’ rights statutes.

Because of the complexity of the procedures for exercising dissenters’ rights, if you are considering exercising dissenters’ rights, you are encouraged to seek the advice of legal counsel. Failure strictly to comply with the applicable South Carolina law provisions will result in the loss of your right to dissent.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF FIRST COMMUNITY

First Community’s summary consolidated financial data is presented below as of and for the three months ended March 31, 2017 and 2016 and as of and for the years ended December 31, 2012 through December 31, 2016. The summary consolidated financial data presented below as of or for the years ended December 31, 2012 through 2016 is derived from First Community’s audited consolidated financial statements, which were audited by Elliott Davis Decosimo, LLC. First Community’s audited consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2016 are incorporated by reference into this proxy statement/prospectus from First Community’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC. First Community’s selected consolidated financial data as of and for the three months ended March 31, 2017 and 2016 has not been audited but, in the opinion of management, contains all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position and the results of operations and cash flows for such periods. First Community’s results for the three months ended March 31, 2017, are not necessarily indicative of First Community’s results of operations that may be expected for the year ending December 31, 2017. The following summary consolidated financial data should be read in conjunction with First Community’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is incorporated by reference into this proxy/prospectus from First Community’s Annual Report on Form 10-K for the year ended December 31, 2016.

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	As of or For the Three Months Ended March 31,		As of or For the Years Ended December 31,
(Dollars in thousands except per share amounts)	2017	2016	2016	2015	2014	2013	2012
Balance Sheet Data:
Total assets	$914,913	$870,409	$914,793	$862,734	$812,363	$633,309	$602,925
Loans held for sale	4,191	2,545	5,707	2,962	4,124	3,790	9,658
Loans, net	555,298	494,021	546,709	489,191	443,844	347,597	332,111
Deposits	775,611	722,236	766,622	716,151	669,583	497,071	474,977
Total common shareholders’ equity	83,131	81,611	81,861	79,038	74,528	52,671	54,183
Total shareholders’ equity	83,131	81,611	81,861	79,038	74,528	52,671	54,183
Average shares outstanding, basic	6,688	6,573	6,617	6,558	6,538	5,285	4,144
Average shares outstanding, diluted	6,813	6,751	6,787	6,719	6,607	5,334	4,172
Results of Operations:
Interest income	$7,773	$7,137	$29,506	$28,649	$27,298	$21,783	$23,002
Interest expense	712	800	3,047	3,396	3,567	3,734	5,428
Net interest income	7,061	6,337	26,459	25,253	23,731	18,049	17,574
Provision for loan losses	116	140	774	1,138	881	528	496
Net interest income after provision for loan losses	6,945	6,197	25,685	24,115	22,850	17,521	17,078
Non-interest income (1)	1,978	2,089	8,339	8,611	8,031	8,118	7,929
Securities gains (1)	54	59	601	355	182	73	26
Non-interest expenses	6,720	6,342	25,776	24,678	23,960	20,422	19,445
Income before taxes	2,203	1,944	8,849	8,403	7,103	5,290	5,588
Income tax expense	447	476	2,167	2,276	1,982	1,153	1,620
Net income	1,756	1,468	6,682	6,127	5,121	4,137	3,968
Amortization of warrants	—	—	—	—	—	—	72
Preferred stock dividends, including discount accretion and redemption costs	—	—	—	—	—	—	604
Net income available to common shareholders	1,756	1,468	6,682	6,127	5,121	4,137	3,292
Per Share Data:
Basic earnings per common share	$0.27	$0.22	$1.01	$0.93	$0.78	$0.78	$0.79
Diluted earnings per common share	0.26	0.22	0.98	0.91	0.78	0.78	0.79
Book value at period end	12.41	12.19	12.24	11.81	11.18	9.93	10.37
Tangible book value at period end	11.50	11.24	11.31	10.84	10.25	9.83	10.23
Dividends per common share	$0.09	$0.08	0.32	0.28	0.24	0.22	0.16
Asset Quality Ratios:
Non-performing assets to total assets (3)	0.52%	0.86%	0.57%	0.85%	1.17%	1.39%	1.45
Non-performing loans to period end loans	0.64%	1.22%	0.75%	0.99%	1.48%	1.56%	1.44
Net charge-offs to average loans	—	0.01%	0.03%	0.14%	0.22%	0.27%	0.17
Allowance for loan losses to period-end total loans	0.97%	0.95%	0.94%	0.94%	0.93%	1.21%	1.39
Allowance for loan losses to non-performing assets	113.51%	62.25%	99.35%	62.98%	43.37%	48.07%	52.77
Selected Ratios:
Return on average assets:
GAAP earnings	0.78%	0.68%	0.75%	0.73%	0.73%	0.66%	0.55
Return on average common equity:
GAAP earnings	8.63%	7.35%	8.08%	7.94%	8.13%	7.68%	7.40
Return on average tangible common equity:
GAAP earnings	9.32%	7.99%	8.76%	8.68%	8.88%	7.78%	7.55
Efficiency Ratio (1)	74.31%	73.86%	72.27%	71.25%	74.14%	76.69%	74.89
Noninterest income to operating revenue (2)	21.88%	24.79%	25.26%	26.20%	25.71%	31.22%	31.16
Net interest margin (tax equivalent)	3.52%	3.33%	3.35%	3.38%	3.40%	3.18%	3.22
Equity to assets	9.09%	9.38%	8.95%	9.16%	9.17%	8.32%	8.99
Tangible common shareholders’ equity to tangible assets	8.48%	8.70%	8.33%	8.47%	8.48%	8.23%	8.88
Tier 1 risk-based capital	14.66%	15.41%	14.46%	15.40%	16.12%	17.60%	17.33
Total risk-based capital	15.51%	16.24%	15.28%	16.21%	16.94%	18.68%	18.58
Leverage	10.21%	10.23%	10.23%	10.19%	10.02%	10.77%	10.63
Average loans to average deposits (4)	73.61%	68.68%	69.62%	68.75%	69.14%	69.17%	70.33

(1) The efficiency ratio is a key performance indicator in our industry. The ratio is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income, net of any securities gains or losses. Non-interest income for the calculation of efficiency ratio excludes OTTI on securities of $200 thousand in 2012. The efficiency ratio is a measure of the relationship between operating expenses and earnings.

(2) Operating revenue is defined as net interest income plus noninterest income.

(3) Includes non-accrual loans, loans > 90 days delinquent and still accruing interest and OREO.

(4) Includes loans held for sale.

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Reconciliations

Certain financial information presented above is determined by methods other than in accordance with GAAP. These non-GAAP financial measures include “efficiency ratio,” “tangible book value at period end,” “return on average tangible common equity” and “tangible common shareholders’ equity to tangible assets.” The “efficiency ratio” is defined as non-interest expense, divided by the sum of net interest income on a tax equivalent basis and non-interest income, net of any securities gains or losses and OTTI on securities. Non-interest income for the calculation of efficiency ratio excludes OTTI on securities of $200 thousand in 2012. The efficiency ratio is a measure of the relationship between operating expenses and earnings. “Tangible book value at period end” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. “Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets. Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The table below provides a reconciliation of non-GAAP measures to GAAP:

	March, 31		December 31,
Tangible book value per common share	2017	2016	2016	2015	2014	2013	2012
Tangible common equity per common share (non-GAAP)	$11.50	11.24	$11.28	10.84	10.25	9.83	10.23
Effect to adjust for intangible assets	0.91	0.95	0.92	0.97	0.93	0.10	0.14
Book value per common share (GAAP)	$12.41	12.19	$12.20	11.81	11.18	9.93	10.37
Return on average tangible common equity
Return on average tangible common equity (non-GAAP)	9.32%	7.99%	8.79%	8.68%	8.88%	7.78%	7.55%
Effect to adjust for intangible assets	(0.69)%	(0.64)%	(0.73)%	(0.74)%	(0.75)%	(0.10)%	(0.15)%
Return on average common equity (GAAP)	8.63%	7.35%	8.06%	7.94%	8.13%	7.68%	7.40%
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	8.48%	8.70%	8.33%	8.47%	8.48%	8.23%	8.88%
Effect to adjust for intangible assets	0.61%	0.68%	0.62%	0.69%	0.69%	0.09%	0.11%
Common equity to assets (GAAP)	9.09%	9.38%	8.95%	9.16%	9.17%	8.32%	8.99%

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SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CORNERSTONE

Cornerstone’s summary consolidated financial data is presented below as of and for the three months ended March 31, 2017 and as of and for the years ended December 31, 2012 through December 31, 2016. The summary consolidated financial data presented below as of or for the years ended December 31, 2012 through 2016 is derived from Cornerstone’s audited consolidated financial statements, which were audited by Elliott Davis Decosimo, LLC. Cornerstone’s audited consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2016 are included as Appendix E to this proxy statement/prospectus. Cornerstone’s selected consolidated financial data as of and for the three months ended March 31, 2017 has not been audited but, in the opinion of management, contains all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position and the results of operations and cash flows for such periods. Cornerstone’s results for the three months ended March 31, 2017, are not necessarily indicative of Cornerstone’s results of operations that may be expected for the year ending December 31, 2017. The following summary consolidated financial data should be read in conjunction with Cornerstone’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Appendix E to in this proxy/prospectus and under “Information about Cornerstone.”

Dollars in thousands, except per share amounts
	3/31/2017(3)	12/31/2016	12/31/2015	12/31/2014	12/31/2013	12/31/2012
Balance Sheet Data
Total Assets	$152,864	$145,954	$143,690	$142,978	$146,331	$151,353
Loans held for sale	—	—	—	—	—	—
Loans, net	66,857	71,478	75,369	76,904	75,496	84,870
Deposits	131,751	125,881	121,723	118,929	124,189	126,012
Total common shareholders’ equity (1)	18,781	18,502	18,189	17,386	15,420	16,445
Total shareholders’ equity	19,819	19,540	19,227	18,424	16,458	17,483
Average shares outstanding- basic	2,321	2,321	2,321	2,321	2,321	2,321
Average shares outstanding- diluted	2,321	2,321	2,321	2,321	2,321	2,321
Results of Operations
Interest income	$1,149	$4,932	$5,154	$5,377	$5,606	$6,024
Interest expense	98	408	460	636	876	1,192
Net interest income	1,051	4,524	4,694	4,741	4,730	4,832
Provision (negative provision) for loan losses	—	(200)	(300)	—	(250)	470
Net interest income after provision for loan losses	1,051	4,724	4,994	4,741	4,980	4,362
Noninterest income	204	774	718	854	900	847
Securities gains	—	113	181	178	—	308
Noninterest expenses	1,018	4,518	5,224	4,742	5,723	5,496
Income before taxes	237	1,093	669	1,031	157	21
Income tax expense (benefit)	81	362	(756)	—	—	—
Net income	156	731	1,425	1,031	157	21
Preferred stock dividends	(21)	(83)	(83)	(112)	(103)	(95)
Net income (loss) available to common shareholders	135	648	1,342	919	54	(74)
Per Share Data:
Basic earnings per common share	$.06	$0.28	$0.58	$0.40	$0.02	$(0.03)
Diluted earnings per common share	.06	0.28	0.58	0.40	0.02	(0.03)
Book value (per common share) at period end	8.09	7.97	7.84	7.49	6.64	7.09
Tangible book value (per common share) at period end	8.09	7.97	7.84	7.49	6.64	7.09
Dividends per common share	—	—	—	—	—	—

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Dollars in thousands, except per share amounts
	3/31/2017(3)	12/31/2016	12/31/2015	12/31/2014	12/31/2013	12/31/2012
Asset quality ratios:
Non-performing assets to total assets (2)	1.7%	1.8%	2.7%	5.1%	7.0%	11.3%
Non-performing loans to total loans	.04%	0.1%	0.0%	1.0%	0.0%	1.3%
Net charge-offs (recoveries) to average loans	—%	(.002)%	(.009)%	.033%	.131%	.664%
Allowance for loan losses to period-end total loans	1.52%	1.42%	1.60%	1.94%	2.01%	2.19%
Allowance for loan losses to non-performing assets	40%	39%	32%	21%	15%	11%
Selected ratios:
Return on Average assets (3)	.42%	.49%	1.00%	.71%	.11%	.01%
Return on average common equity (3)	2.9%	3.4%	7.7%	5.6%	.34%	(.45)%
Return on average tangible common equity (3)	2.9%	3.4%	7.7%	5.6%	.34%	(.45)%
Efficiency ratio (4)	81.1%	85.2%	96.0%	83.6%	100.1%	95.1%
Noninterest income to operating revenue (5)	19.4%	19.6%	19.2%	21.8%	19.0%	23.9%
Net interest margin (tax equivalent)	3.08%	3.33%	3.63%	3.69%	3.72%	3.61%
Equity to assets	13.0%	13.4%	13.4%	12.9%	11.2%	11.6%
Tangible common shareholders equity to tangible assets	12.3%	12.7%	12.7%	12.2%	10.5%	10.9%
Tier 1 risk-based capital	23.2%	21.7%	19.4%	18.4%	16.80	14.9%
Total risk-based capital	24.4%	22.8%	20.7%	19.7%	18.1%	16.2%
Leverage (Tier 1 capital to average assets)	13.1%	13.3%	12.9%	12.5%	11.4%	10.8%
Average loans to average deposits	53.1%	59.3%	64.2%	62.6%	64.3%	68.9%

(1)	Excludes $1,038 of preferred stock outstanding.
(2)	Non-performing assets includes non-accrual loans and OREO. There were no loans over 90 days delinquent and still accruing interest.
(3)	Annualized, where applicable.
(4)	The Efficiency ratio is a key performance indicator in our industry. The ratio is computed by dividing noninterest expense by the sum of interest income (tax equivalent basis) and noninterest income, net of any securities gains or losses.
(5)	Operating revenue is defined as net interest income plus noninterest income.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

The following summary presents per share information for First Community and Cornerstone on a historical, pro forma combined and pro forma diluted equivalent basis for the periods and as of the dates indicated below. The pro forma information gives effect to the merger accounted for using the acquisition method of accounting. This information should be read in conjunction with the historical financial statements and related notes and pro forma condensed consolidated financial data included elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. The pro forma information should not be relied upon as being indicative of the historical results First Community and Cornerstone would have had if the merger had occurred before such periods or the future results that the First Community will experience after the merger.

The pro forma combined income per diluted share has been computed based on the diluted average number of shares of common stock of First Community adjusted for the additional shares to be issued in connection with the acquisition of Cornerstone. The merger equivalent income per diluted share of Cornerstone is based on the number of shares of First Community common stock into which each share of Cornerstone common stock will be converted in the merger.

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The pro forma combined book value per share is based upon the pro forma combined equity of First Community divided by the pro forma number of outstanding shares of the combined companies as of March 31, 2017. The merger equivalent book value per share of Cornerstone is based on the 877,334 shares of First Community common stock into which the 1,624,693 shares of Cornerstone common stock outstanding as of March 31, 2017 will be converted in the merger. The foregoing assumes that the shares of First Community common stock to be issued will have a value of $20.30 per share, the closing price per share of First Community common stock as of July 7, 2017 and that 30% of the outstanding non-dissenting shares of Cornerstone common stock will be exchanged for cash. The actual price of First Community stock on the date of merger may be different than the price used for the pro forma.

	As of and for the three months ended March 31, 2017	As of and for the year ended December 31, 2016
Net Income Per Common Share:
Earnings per diluted share:
First Community	$0.26	$0.98
Cornerstone	0.06	0.28
Pro Forma Combined	0.25	0.98
First Community merger equivalent (1)	0.14	0.53
Net Book Value Per Common Share (at period end)
First Community	$12.41	$12.20
Cornerstone	8.54	8.42
Pro Forma Combined	13.47	13.29
First Community merger equivalent (1)	7.27	7.18
Cash Dividends Declared(2)
First Community	$0.09	$0.32
Cornerstone	—	—
Pro Forma Combined	0.09	0.32
First Community merger equivalent(1)	0.0486	0.1728

(1)  Calculated by multiplying the pro forma combined amounts by 0.54.

(2)  First Community pro forma combined cash dividends and merger equivalent cash dividends are based only upon First Community’s historical amounts.

RISK FACTORS

If the merger is consummated and you are a Cornerstone common stock shareholder, you may receive shares of First Community common stock in exchange for your shares of Cornerstone common stock. An investment in First Community common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in Cornerstone common stock. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page 25 under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

However, there are a number of other risks and uncertainties relating to First Community that you should consider in deciding how to vote on the merger agreement in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect First Community’s future financial results and may cause First Community’s future earnings and financial condition to be less favorable than First Community’s expectations. In addition to the other information, including risk factors, incorporated by reference herein from First Community’s Annual Reports on Form 10-K for the year ended December 31, 2016, you should carefully read and consider the following factors in evaluating the merger and in deciding whether to elect to receive cash, shares of First Community common stock or some combination thereof in the merger.

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Risks Related to the Merger

First Community and Cornerstone shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

First Community shareholders and Cornerstone shareholders will experience a reduction in their respective percentage ownership interests and effective voting power relative to their respective percentage ownership interests in First Community and Cornerstone compared to their ownership interests and voting power prior to the merger. If the merger is consummated, current First Community shareholders will own approximately 88.4% of First Community’s outstanding common stock, on a fully diluted basis, and current Cornerstone shareholders will own approximately 11.6% of First Community’s outstanding common stock, on a fully diluted basis. Accordingly, former Cornerstone shareholders will own less than a majority of the outstanding voting stock of the combined company and could, as a result, be outvoted by current First Community shareholders if such current First Community shareholders voted together as a group. Shareholders of both companies will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

Because the market price of First Community common stock will fluctuate, Cornerstone shareholders cannot be sure of the exact value of shares of First Community common stock they will receive.

Upon completion of the merger, each outstanding share of Cornerstone common stock will be converted into the merger consideration consisting of cash, shares of First Community common stock, or a combination of cash and shares of First Community common stock, as provided in the merger agreement. If a Cornerstone shareholder receives only cash as merger consideration, the value of the merger consideration that such Cornerstone shareholder receives will be independent of any fluctuations in the market price of First Community common stock. If a Cornerstone shareholder receives First Community common stock as part or all of the merger consideration, the value of such shares of First Community common stock received for each share of Cornerstone common stock will depend on the price per share of First Community common stock at the time the shares are actually received by a Cornerstone shareholder. The closing price of First Community common stock on the date that the shareholder actually receives the shares of such stock after the merger is completed and the closing price of First Community stock on the date on which the effective time of the merger occurs may vary from each other, as well as from the closing price of First Community common stock on the date that the First Community and Cornerstone announced the merger, on the date that this proxy statement/prospectus is being mailed to First Community and Cornerstone shareholders, and on the date of the special shareholders’ meeting. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in First Community’s business, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of First Community. Accordingly, at the time of the Cornerstone special shareholders’ meeting, because of the above timing differences, Cornerstone shareholders will not be able to calculate the number of shares of First Community common stock they may receive upon completion of the merger or the exact value of First Community common stock they may receive upon completion of the merger.

The form of merger consideration Cornerstone shareholders ultimately receive could be different from the form elected based on the form of merger consideration elected by other Cornerstone shareholders.

All Cornerstone shareholders will be permitted to make an election as to the form of consideration to receive. However, because the total amount of First Community common stock and cash to be issued in the merger is fixed, the exchange agent will be allowed, subject to limitations set forth in the merger agreement, to adjust the form of consideration that a Cornerstone shareholder will receive in order to ensure that 30% of the outstanding non-dissenting shares of Cornerstone common stock are converted into cash and 70% of the outstanding non-dissenting shares of Cornerstone common stock are converted into shares of First Community common stock. Consequently, if either the stock consideration or the cash consideration is oversubscribed, Cornerstone shareholders could receive a different form of consideration from the form they elect.

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Combining the two companies may be more difficult, costly, or time consuming than First Community or Cornerstone expects.

The success of the merger will depend, in part, on First Community’s ability to realize the anticipated benefits and cost savings from combining the businesses of First Community and Cornerstone. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of First Community and Cornerstone. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

First Community and Cornerstone have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures, and policies that would adversely affect First Community’s ability to maintain relationships with clients, depositors, and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effort on each of First Community and Cornerstone during that transition period.

First Community and Cornerstone will incur significant transaction and merger-related integration costs in connection with the merger.

First Community and Cornerstone expect to incur significant costs associated with completing the merger and integrating the operations of the two companies. First Community and Cornerstone are continuing to assess the impact of these costs. Although First Community and Cornerstone believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

First Community has not previously operated in Easley, Berea and Piedmont, South Carolina.

Cornerstone’s service areas include Easley, Berea and Piedmont, South Carolina. The banking business in these areas is competitive, and the level of competition may increase further. First Community has not previously participated in these markets, and there may be unexpected challenges and difficulties that could adversely affect First Community following the merger.

The fairness opinion obtained by Cornerstone from its financial advisors will not reflect changes in circumstances between the date of the signing of the merger agreement and the completion of the merger.

Cornerstone has obtained a fairness opinion dated April 11, 2017 from Raymond James, and such opinion has not been updated as of the date of this proxy statement/prospectus and will not be updated at the time of the completion of the merger. Changes in the operations and prospects of Cornerstone or First Community, general market and economic conditions and other factors that may be beyond the control of Cornerstone and First Community, and on which the fairness opinion was based, may alter the value of Cornerstone or First Community or the prices of shares of Cornerstone common stock or First Community common stock by the time the merger is completed. The fairness opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed or as of any other date than the date of the opinion. The fairness opinion that Cornerstone received from its financial advisor is attached as Appendix C to this proxy statement/prospectus. For a description of the opinion, see “Proposal No. 1 – The Merger—Opinion of Cornerstone’s Financial Advisor.” For a description of the other factors considered by Cornerstone’s board of directors in determining to approve the merger, see “Proposal No. 1—The Merger—Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board of Directors.”

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First Community and Cornerstone may not receive regulatory approvals or such approvals may take longer than expected or impose conditions First Community and Cornerstone do not presently anticipate.

The merger of the two banks must be approved by the FDIC and the SCBFI. These regulatory agencies will consider, among other things, the competitive impact of the bank merger, each of First Community and Cornerstone’s financial and managerial resources, and the convenience and needs of the communities to be served. As part of that consideration, First Community and Cornerstone expect that the FDIC will review the capital position, safety and soundness, and legal and regulatory compliance matters and Community Reinvestment Act matters. There can be no assurance as to whether the necessary regulatory approvals will be received, the timing of such approvals, or whether any conditions will be imposed that might limit the combined company’s ability to do business after the bank merger as presently anticipated.

The merger agreement limits Cornerstone’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Cornerstone’s ability to discuss competing third party proposals to acquire all or a significant part of Cornerstone. In addition, Cornerstone has agreed to pay First Community a termination fee of $950,000 if the transaction is terminated because Cornerstone decides to pursue another acquisition transaction, among other things. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Cornerstone from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger with First Community, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Cornerstone than it might otherwise have proposed to pay.

Cornerstone directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Cornerstone shareholders.

Executive officers of Cornerstone negotiated certain terms of the merger agreement with their counterparts at First Community, and Cornerstone’s board of directors adopted the merger agreement and by a unanimous vote of the directors recommended that Cornerstone shareholders vote to approve the merger agreement and the merger on the terms set forth in the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, Cornerstone shareholders should be aware that Cornerstone’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Cornerstone shareholders. For example, each of the Cornerstone directors will be provided with indemnification and liability insurance, and will be invited to participate on an upstate advisory board of First Community Bank following the merger and will receive certain advisory fees for their service. J. Rodger Anthony, Cornerstone’s President and Chief Executive Officer, Jennifer M. Champagne, Cornerstone’s Chief Financial Officer, and Susan S. Jolly, Cornerstone’s Senior Lender, will receive lump-sum cash payments pursuant to their change in control agreements with Cornerstone following the effectuation of the merger. In addition, at the closing of the merger, J. Rodger Anthony, President and Chief Executive Officer of Cornerstone, will continue as a consultant with First Community pursuant to a Consulting Agreement, and Susan S. Jolly, Cornerstone’s Senior Vice President and Senior Lender and a director, will be employed by First Community Bank as a Senior Commercial Banker. These and some other additional interests of Cornerstone directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than Cornerstone shareholders may view it. See “Proposal No.1 — The Merger—Interests of Executive Officers, Employees and Directors of Cornerstone in the Merger” for information about these financial interests.

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If the merger is not completed, First Community common stock and Cornerstone common stock could be materially adversely affected.

The merger is subject to customary conditions to closing, including the approval of the holders of Cornerstone common stock. In addition, First Community and Cornerstone may terminate the merger agreement under certain circumstances. If First Community and Cornerstone do not complete the merger, the market price of First Community common stock or Cornerstone common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. Further, whether or not the merger is completed, First Community and Cornerstone will also be obligated to pay certain investment banking, legal and accounting fees, and related expenses in connection with the merger, which could negatively impact results of operations when incurred. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed, First Community and Cornerstone cannot assure their respective shareholders that additional risks will not materialize or not materially adversely affect the business, results of operations and stock prices of First Community and Cornerstone.

The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in a Cornerstone shareholder’s recognition of taxable gain or loss in respect of all of his or her shares of Cornerstone common stock.

First Community and Cornerstone intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). We will not ask the Internal Revenue Service (“IRS”) to provide a ruling on the matter. First Community and Cornerstone will, as a condition to closing, each obtain an opinion from their respective counsel that the merger will constitute a reorganization for federal income tax purposes. However, these opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, Cornerstone shareholders generally would recognize gain or loss on all shares of Cornerstone common stock surrendered in the merger, regardless of whether surrendered for cash consideration or stock consideration. For each share, the gain or loss recognized would be an amount equal to the difference between the shareholder’s adjusted tax basis in that share and the amount of cash or the fair market value of the First Community common stock received in exchange for that share upon completion of the merger. If the merger qualifies as a reorganization, Cornerstone shareholders may still recognize taxable gain with respect to the amount of cash received upon completion of the merger in exchange for their shares of Cornerstone common stock.

There are certain risks relating to First Community’s business.

You should read and consider risk factors specific to First Community’s business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in First Community’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other documents incorporated by reference into this document. See “Where You Can Find More Information” for the location of information incorporated by reference into this document.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this document, contains statements which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements may relate to, among other matters, the financial condition, results of operations, plans, objectives, future performance, and business of each of First Community and Cornerstone, as well as certain information relating to the merger. Forward-looking statements are based on many assumptions and estimates and are not guarantees of future performance. The actual results may differ materially from those anticipated in any forward-looking statements, as they will depend on many factors about which First Community and Cornerstone are unsure, including many factors that are beyond their control. The words “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “contemplate,” “seek,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” “indicate,” “point to,” “target,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements include, but are not limited to, those described under “Risk Factors” section beginning on page 20 and the following:

•	expected revenue synergies and cost savings from the merger may not be fully realized;
•	revenues following the merger may be lower than expected;
•	ability to obtain governmental approvals of the merger on the proposed terms and schedule;
•	failure of Cornerstone’s shareholders to approve the merger agreement;
•	First Community’s ability to maintain appropriate levels of capital and to comply with its capital ratio requirements;
•	examinations by First Community’s regulatory authorities, including the possibility that the regulatory authorities may, among other things, require First Community to increase its allowance for loan losses or write down assets or otherwise impose restrictions or conditions on its operations, including, but not limited to, its ability to acquire or be acquired;
•	changes in economic conditions, either nationally or regionally and especially in First Community’s primary market areas, resulting in, among other things, a deterioration in credit quality;
•	changes in interest rates, including an impact on First Community’s margin or a decline in its mortgage production and a decrease in the profitability of it mortgage banking operations;
•	greater than expected losses due to higher credit losses generally and specifically because losses in the sectors of First Community’s loan portfolio secured by real estate are greater than expected due to economic factors, including, but not limited to, declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors;
•	changes in the amount of First Community’s loan portfolio collateralized by real estate and weaknesses in the South Carolina and national real estate markets;
•	the adequacy of the level of First Community’s allowance for loan losses and the amount of loan loss provisions required in future periods;
•	the rate of loan growth in recent or future years;
•	First Community’s ability to retain its existing customers, including its deposit relationships;
•	significant increases in competitive pressure in the banking and financial services industries;
•	changes in political conditions or the legislative or regulatory environment, including, but not limited to, the interpretation and enforcement of consumer protection laws and regulations, changes in federal or state tax laws or interpretations thereof by taxing authorities and other governmental initiatives affecting the banking and financial service industries;
•	changes occurring in business conditions and inflation;
•	increased funding costs due to market illiquidity, increased competition for funding, or increased regulatory requirements with regard to funding;

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•	First Community’s business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, business and a negative impact on results of operations;
•	changes in deposit flows;
•	changes in technology;
•	changes in monetary and tax policies;
•	changes in accounting policies, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board and the Financial Accounting Standards Board;
•	loss of consumer confidence and economic disruptions resulting from terrorist activities or other military actions;
•	First Community’s expectations regarding its operating revenues, expenses, effective tax rates and other results of operations;
•	First Community’s anticipated capital expenditures and estimates regarding its capital requirements;
•	First Community’s liquidity and working capital requirements;
•	the growth rates of the markets in which First Community competes;
•	First Community’s anticipated strategies for growth and sources of new operating revenues;
•	First Community’s current and future products, services, applications and functionality and plans to promote them;
•	anticipated trends and challenges in First Community’s business and in the markets in which it operates;
•	the evolution of technology affecting our products, services and markets;
•	acquisition integration risks, including potential deposit attrition, higher than expected costs, customer loss and business disruption, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related- matters, and the inability to identify and successfully negotiate and complete additional combinations with potential merger or acquisition partners or to successfully integrate such businesses, including the ability to realize the benefits and cost savings from, and limit any unexpected liabilities associated with, any such business combinations;
•	First Community’s ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to it business;
•	estimates and estimate methodologies used in preparing First Community’s consolidated financial statements and determining option exercise prices; and
•	other risks and uncertainties detailed from time to time in First Community’s filings with the SEC.

Because of these and other risks and uncertainties, First Community’s or Cornerstone’s actual future results may be materially different from the results indicated by any forward-looking statements. In addition, First Community’s and Cornerstone’s past results of operations do not necessarily indicate their future results. Therefore, both companies caution you not to place undue reliance on their forward-looking information and statements. Both companies undertake no obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

All forward-looking statements in this proxy statement/prospectus are based on information available to First Community and Cornerstone as of the date of this proxy statement/prospectus. Although both companies believe that the expectations reflected in our forward-looking statements are reasonable, neither company can guarantee you that these expectations will be achieved. Both companies undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SPECIAL SHAREHOLDERS’ MEETING

General

This document constitutes a proxy statement of Cornerstone in connection with its solicitation of proxies from its shareholders for the vote on the merger agreement and on the authorization to adjourn the special shareholders’ meeting, as well as a prospectus of First Community in connection with its issuance of shares of First Community common stock as part of the merger consideration. The proxy statement/prospectus is being mailed by Cornerstone and First Community to Cornerstone shareholders of record on or about July 31, 2017, together with the notice of the special shareholders’ meeting and a proxy solicited by Cornerstone’s board of directors for use at the special shareholders’ meeting and at any adjournments or postponements of the special shareholders’ meeting.

Meeting Date, Time, and Place and Record Date

The Cornerstone special shareholders’ meeting will be held at the main office of Cornerstone, 1670 East Main Street, Easley, South Carolina, 29640, at 4:00 p.m., local time, on Tuesday, September 19, 2017. Only holders of Cornerstone common stock of record at the close of business on July 14, 2017 will be entitled to receive notice of and to vote at the special shareholders’ meeting. As of the record date, there were 2,320,991 shares of Cornerstone common stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

At the Cornerstone special shareholders’ meeting, Cornerstone shareholders will be asked to approve the merger agreement. Under the merger agreement, Cornerstone will merge with and into First Community. Shares of Cornerstone common stock will be converted into the right to receive cash, shares of common stock of First Community, or a combination of both cash and shares of common stock of First Community, at the shareholder’s election. If a shareholder elects cash, the shareholder will receive $11.00 for each share of Cornerstone common stock. If a shareholder elects stock, the shareholder will receive a 0.54 shares of First Community common stock. If a shareholder elects a combination, the shareholder will receive a combination of cash and First Community common stock for each share of Cornerstone common stock. Elections by shareholders are limited by a requirement that 30% of the total number of outstanding non-dissenting shares of Cornerstone common stock will be exchanged for cash and that 70% of the total number of outstanding non-dissenting shares of Cornerstone common stock will be exchanged for First Community common stock. If the elections made by Cornerstone shareholders would result in elections for either cash or stock that exceed these limitations, then the exchange agent will prorate the amount of cash and stock to be issued to Cornerstone shareholders as necessary to satisfy this requirement. Therefore, the form of consideration you receive will depend in part on the elections of other Cornerstone shareholders. First Community will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of First Community common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of First Community common stock multiplied by the volume weighted average price (rounded up to the nearest cent) of First Community common stock on The NASDAQ Capital Market during the 10 consecutive trading days ending on the fifth trading day immediately prior to the date on which the effective time of the merger occurs (referred to in the merger agreement as the “Average Parent Stock Price.”)

Cornerstone shareholders will also be asked to consider a proposal to authorize the board of directors to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special shareholders’ meeting, in person or by proxy, to approve the merger agreement. Finally, Cornerstone shareholders may also be asked to consider any other business that properly comes before the special shareholders’ meeting.

Each copy of this proxy statement/prospectus mailed to Cornerstone shareholders is accompanied by a proxy form for use at the special shareholders’ meeting.

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Vote Required

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of all shares of Cornerstone common stock entitled to vote at the Cornerstone special shareholders’ meeting. Approval of the proposal to authorize adjournment will require that more shares of common stock present in person or by proxy and entitled to vote on the matter vote in favor of the matter than vote against.

On the record date, there were 2,320,991 outstanding shares of Cornerstone common stock, each of which is entitled to one vote at the special shareholders’ meeting. On that date, the directors and executive officers of Cornerstone and their affiliates beneficially owned a total of approximately 24.9% of the outstanding shares of Cornerstone common stock. Each of Cornerstone’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of Cornerstone common stock in favor of the merger agreement. The presence, in person or by proxy, of shares of Cornerstone common stock representing a majority of Cornerstone’s outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum at the special shareholders’ meeting. A quorum must be present in order for the vote on the merger agreement to occur.

Voting of Proxies

Shares of common stock represented by properly executed proxies received at or prior to the Cornerstone special shareholders’ meeting will be voted at the special shareholders’ meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the merger agreement and “FOR” the proposal to authorize adjournment.

Any record shareholder present in person or by proxy at the special shareholders’ meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

Because approval of the merger agreement requires the affirmative vote of the holders of two-thirds of all shares of Cornerstone common stock entitled to vote at the Cornerstone special shareholders’ meeting, abstentions and broker non-votes will have the same effect as votes against the proposal. Accordingly, Cornerstone’s board of directors urges its shareholders to complete, date, and sign the accompanying proxy form and return it promptly in the enclosed, postage-paid envelope. Abstentions and broker non-votes will have no effect on the results of the vote on the proposal to authorize adjournment.

Revocability of Proxies

If you are a record shareholder, the grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking your proxy. If you are a record shareholder, you may change or revoke your proxy at any time prior to its exercise by delivering to the Corporate Secretary of Cornerstone either a duly executed revocation or a proxy bearing a later date. In addition, if you are a record shareholder, you may revoke a proxy prior to its exercise by voting in person at the special shareholders’ meeting. All written notices of revocation and other communications with respect to the revocation of Cornerstone proxies should be addressed to Cornerstone Bancorp, 1670 E. Main Street, Easley, South Carolina 29640, Attention: Corporate Secretary. Attendance at the special shareholders’ meeting will not in and of itself constitute revocation of a proxy.

If your shares are held in street name by a broker or other nominee, you may change or revoke your voting instructions by submitting new voting instructions to your broker or other nominee as specified in your broker or other nominee’s instructions.

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Solicitation of Proxies

Cornerstone will pay all of the costs of soliciting proxies in connection with its special shareholders’ meeting, except that First Community will pay the costs of filing the registration statement with the SEC, of which this proxy statement/prospectus is a part, and one-half of the costs of printing this proxy statement/prospectus. Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of Cornerstone who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Cornerstone, First Community, or any other person. The delivery of this proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of Cornerstone or First Community since the date of the proxy statement/prospectus.

Recommendation of the Cornerstone Board of Directors

Cornerstone’s board of directors has determined that the merger agreement and the transactions contemplated by it are in the best interests of Cornerstone and its shareholders. The board of directors of Cornerstone recommends that the Cornerstone shareholders vote “FOR” the merger proposal and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate.

In the course of reaching its decision to adopt the merger agreement and the transactions contemplated in the merger agreement, Cornerstone’s board of directors, among other things, consulted with its legal advisors, Haynsworth Sinkler Boyd, P.A., regarding the legal terms of the merger agreement, and with its financial advisor, Raymond James & Associates, Inc., as to the fairness, from a financial point of view, of the consideration to be received by the holders of Cornerstone common stock in the merger. For a discussion of the factors considered by Cornerstone’s board of directors in reaching its conclusion, see “Proposal No. 1—The Merger—Background of the Merger” and “—Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board of Directors.”

Cornerstone shareholders should note that Cornerstone’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Cornerstone. See “Proposal No. 1—The Merger—Interests of Executive Officers, Employees and Directors of Cornerstone in the Merger.”

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PROPOSAL NO. 1 - THE MERGER

The descriptions of the terms and conditions of the merger, the merger agreement, and any related documents in this proxy statement/prospectus are qualified in their entirety by reference to the copy of the merger agreement attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference, to the registration statement, of which this proxy statement/prospectus is a part, and to the exhibits to the registration statement.

General

The Cornerstone board of directors is using this proxy statement/prospectus to solicit proxies from the holders of Cornerstone common stock for use at the Cornerstone special shareholders’ meeting.

Cornerstone Proposal

At the Cornerstone special shareholders’ meeting, holders of Cornerstone common stock will be asked to vote upon the adoption of the merger agreement. The merger will not be completed unless Cornerstone’s shareholders adopt the merger agreement and, by doing so, approve the proposed merger.

Background of the Merger

The financial crisis that began in 2008, the related recession and the slow recovery brought with them a significant increase in the regulatory burdens on community banks without corresponding benefits. The costs of maintaining competitive information technology and cyber-services increased even as reduced interest rates reduced the opportunities to profit from lending activities. Cornerstone Bank also found it difficult to obtain qualified, experienced commercial lenders and compliance managers at reasonable costs. Although Cornerstone has the benefit of being in a desirable, growing market, it became increasingly apparent to Cornerstone’s management and board of directors that, if Cornerstone were to remain independent, it would need to grow substantially in order to achieve economies of scale and results of operations comparable to those of larger financial institutions in the southeastern United States. Substantial growth in a short period of time typically involves heightened risks, and Cornerstone’s management noted that the benefits of such growth for shareholders might be better achieved through a merger with a larger financial institution on favorable terms.

At the end of April, 2015, the OCC terminated its Formal Agreement with Cornerstone Bank, marking the Bank’s completion of a nearly five-year effort to improve the quality of its loan portfolio and its policies and procedures to reduce the risk of experiencing significant losses during any future economic downturns. During 2015 and 2016, Cornerstone received unsolicited, informal indications of interest from several other financial institutions that were interested in exploring a business combination transaction. In each case, Cornerstone management met with representatives of the interested parties and explored the possibilities. Using publicly available information about bank merger transactions in the Southeastern United States, management concluded it would not feel comfortable recommending a transaction to the Cornerstone board of directors that had a value of less than approximately $10.00 per share of Cornerstone common stock. Management also identified as important considerations for a merger transaction that the merger partner’s policies and approach to business be compatible with Cornerstone’s in order to limit any disruption to customers and provide a reasonable continuing employment opportunity for many Cornerstone employees, and that the transaction enhance the liquidity of the Cornerstone shareholders’ investment. Management communicated its price target and other considerations to the interested parties and provided requested information about Cornerstone. Ultimately, only the contact by First Community, which is discussed below, resulted in a formal proposal for a transaction.

During some of the informal discussions, management sought the advice of a representative of Raymond James & Associates, Inc., (“Raymond James”) regarding the current state of the Southeastern bank merger market and the identity of potential merger partners that might have an interest in Cornerstone. On October 6, 2016, management met with Raymond James and reviewed a list of eighteen potential business combination partners, including all of the institutions referred to above. The discussion included the profile of each company and the liquidity and pricing ratios for each company.

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Shortly after, but unrelated to, the October 6 meeting, the Cornerstone CEO was contacted by Hovde Group, LLC, First Community’s financial advisor, seeking to set up a meeting between the CEOs of First Community and Cornerstone.

On October 11, 2016 the Cornerstone board of directors met informally and received a briefing by the Cornerstone CEO regarding the challenges facing Cornerstone and informal contacts by investment bankers and other banks inquiring as to Cornerstone’s appetite for a business combination transaction. The Cornerstone CEO solicited the board’s views regarding remaining independent versus consideration of a business combination transaction. The Cornerstone directors agreed that the Cornerstone CEO should continue to talk to interested parties.

A meeting with the First Community CEO was held on October 20, 2016. The First Community CEO explained that he had reviewed Cornerstone’s publicly available data and believed that the two companies were compatible in their business models and customer profiles. He explained that First Community had recently opened a loan production office in Greenville and was looking to expand its presence in the Upstate region of South Carolina. The Cornerstone CEO indicated that Cornerstone was willing to explore a possible transaction, and the meeting concluded with an agreement that the First Community CEO would contact the Cornerstone CEO the following week.

The First Community CEO telephoned the Cornerstone CEO during the week of October 24, 2016, and said that he was interested in having further discussions, but that he needed to consult with the First Community board of directors before doing so.

In late October 2016, the Cornerstone CEO requested that Raymond James submit a proposal to provide financial advisory services to Cornerstone with respect to a potential merger transaction. Raymond James submitted the proposal on November 1, 2016.

The Cornerstone board of directors met on November 8, 2016, and received a report from management outlining its prior informal discussions with potential business combination parties, its criteria for evaluating a proposal and its recommendation to engage Raymond James as a financial adviser. Raymond James is a nationally recognized investment banking firm that is regularly engaged as a financial adviser to community banks in connection with mergers and other corporate transactions. The board of directors authorized management to engage Raymond James and to continue to explore the opportunity for a merger. Also present at the meeting was a representative of Haynsworth Sinkler Boyd, P.A. (“Haynsworth”), legal counsel to Cornerstone, who reviewed with Cornerstone’s board of directors their legal obligations in connection with any transaction that would result in the sale of Cornerstone. Haynsworth has represented Cornerstone since its inception as corporate, securities, and bank regulatory counsel. Haynsworth has extensive experience with bank mergers and acquisitions, and it was, therefore, natural for Cornerstone to use Haynsworth in connection with a proposed transaction.

During December 2016 and January 2017, with the assistance of the management of Cornerstone, Raymond James reviewed due diligence materials provided by Cornerstone and placed relevant due diligence materials into a virtual data room for potential transaction partners to review.

On December 1, 2016, First Community and Cornerstone entered into a confidentiality agreement and First Community began conducting due diligence on Cornerstone shortly thereafter.

At its meeting on December 13, 2016, the Cornerstone board received an update on developments since the previous meeting of the board.

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On January 10, 2017 a representative of Raymond James met with the Cornerstone board to discuss possible terms of a transaction with First Community and the board’s interest in continuing discussion with First Community. Items discussed included consideration for a potential business combination transaction, stock/cash mix of consideration, the potential for employee retention, treatment of in-the-money options outstanding, time frames for a transaction and the potential for volatility in the value of any stock consideration received in a transaction. The board expressed a willingness to move forward with discussions with First Community.

On January 26, 2017, First Community submitted a non-binding expression of interest to Cornerstone containing the proposed terms of a merger transaction pursuant to which Cornerstone would merge into First Community for merger consideration of $10.50 per share of Cornerstone common stock (based on a recent 30-day volume weighted average price of First Community common stock of $18.50). The proposed merger consideration was 30% cash and 70% in First Community stock (at an exchange ratio of 0.5676 shares of First Community common stock per share of Cornerstone common stock that would be converted into First Community stock).

On January 30, 2017, the Cornerstone board held a telephonic meeting with Haynsworth and Raymond James to review the January 26, 2017 non-binding expression of interest. The Cornerstone board authorized the Cornerstone CEO to agree to the non-binding expression of interest subject to clarification of the period for exclusive negotiations and non-compete agreements for the employee directors.

Between January 31, 2017 and Friday, February 24, 2017 Cornerstone and First Community, acting through their financial advisers and CEOs, held a number of discussions regarding Cornerstone and the terms of a non-binding expression of interest, including with respect to the exclusivity period, non-competition and non-solicitation requirements for employee directors, Cornerstone’s change in control payment obligations to employee directors, the effect of the increasing price of First Community stock on the consideration for a merger and the amount of the merger consideration. Members of the First Community management team also conducted an on-site due diligence visit to Cornerstone’s offices on February 11 and 12, 2017 to review loan files and other data that had not been placed in the virtual data room.

Between January 26, 2017 and Friday, February 24, 2017, First Community’s common stock traded at notably higher average prices than the 30-day volume weighted average price of First Community common stock of $18.50 that had been used as the basis for the non-binding expression of interest submitted by First Community on January 26, 2017.

First Community revised its merger consideration proposal and on Monday, February 27, 2017, First Community presented a revised non-binding expression of interest to Cornerstone. The terms of the February 27 letter included cash merger consideration of $11.00 per share of Cornerstone common stock that would be converted into cash in the merger and an exchange ratio of 0.54 shares of First Community common stock per share of Cornerstone common stock that would be converted into First Community stock (which, based on the 30-day volume weighted average price of First Community common stock of $20.41 as of Friday, February 24, 2017, implied a value of $11.02 per share of Cornerstone common stock that would be converted into First Community stock). The CEO of Cornerstone spoke to the CEO of First Community regarding the terms of the proposed non-compete terms for Cornerstone’s senior lender and reached an understanding regarding the proposed terms.

The Cornerstone board held a telephonic meeting on February 27, 2017 and discussed the revised non-binding expression of interest. The Cornerstone board determined that Cornerstone should continue moving forward with merger discussions with First Community.

On February 28, 2017 Cornerstone’s CEO notified First Community’s CEO that the terms of the February 27, 2017 non-binding expression of interest were an acceptable basis for the negotiation of a binding definitive merger agreement for presentation to the Cornerstone board of directors.

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On March 3, 2017, First Community submitted a proposed definitive merger agreement to Cornerstone. Over the next several weeks, Cornerstone, First Community and their respective legal counsel and financial advisers negotiated the terms and conditions of the merger agreement, including the termination provisions, and related agreements. During this time, representatives of Cornerstone and representatives of First Community engaged in a number of additional due diligence conversations.

On March 20, 2017, First Community and Cornerstone entered into a confidentiality agreement with respect to non-public due diligence information regarding First Community. Cornerstone thereafter conducted additional due diligence of First Community.

On April 4, 2017, the Cornerstone board of directors met with Raymond James and Haynsworth to consider the First Community proposal and draft merger agreement. Haynsworth reviewed with Cornerstone’s board of directors their obligations to Cornerstone and its shareholders and reminded them that the acceptance of the non-binding expression of interest from First Community did not obligate Cornerstone to enter into the merger agreement. Haynsworth then reviewed in detail the terms of the most recent draft of the merger agreement. Raymond James made a presentation that summarized the financial matters associated with the proposed transaction and included comparisons to certain publicly traded companies similar to First Community and Cornerstone, an analysis of recently completed mergers and acquisitions similar to the proposed merger, an analysis of estimated future earnings and terminal value of Cornerstone and other analyses relevant to the financial terms of the merger. The presentation also described the estimated impact of the proposed transaction on First Community. Raymond James reviewed with the Cornerstone board of directors its preliminary analysis of the merger consideration. Raymond James advised the board that its analysis was as of such date and based upon and subject to various qualifications and assumptions described in the meeting, including and subject to further review of transaction terms and negotiation. At this meeting the board did not request and Raymond James did not provide a fairness opinion. Haynsworth then presented to Cornerstone’s board of directors draft resolutions to approve and authorize the signing of the merger agreement and the submission of the merger agreement to Cornerstone’s shareholders for approval with the recommendation of Cornerstone’s board of directors that Cornerstone’s shareholders vote for approval of the merger agreement. After discussion, Cornerstone’s board of directors voted to adopt the resolutions and approve the signing of the merger agreement, subject to their decision being ratified at a telephonic meeting of the board of directors to be held two days later and to Raymond James’ written fairness opinion being delivered on April 11, 2017.

On April 6, 2017, the Cornerstone board of directors held a telephonic meeting, also attended telephonically by Haynsworth and Raymond James, and ratified their previous decision to approve the merger agreement and authorize the Cornerstone CEO to sign the merger agreement on April 11, 2017 after receipt of Raymond James’ written fairness opinion.

On April 11, 2017, Raymond James delivered its written fairness opinion to the Cornerstone board of directors. Thereafter, the merger agreement was executed by officers of First Community and Cornerstone, and, before the market opened on April 12, 2017, First Community and Cornerstone issued a joint press release announcing the execution of the merger agreement and the terms of the proposed acquisition of Cornerstone by First Community.

Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board of Directors

After careful consideration at its meetings on October 11, 2016, November 8, 2016, December 13, 2016, January 10, 2017, February 7, 2017, February 27, 2017, April 4, 2017 and April 6, 2017, Cornerstone’s board of directors determined that the merger agreement is in the best interests of Cornerstone and its shareholders and that the consideration to be received in the merger is fair to the Cornerstone shareholders. Accordingly, Cornerstone’s board of directors adopted and approved the merger agreement and unanimously recommends that Cornerstone shareholders vote “FOR” approval of the merger agreement.

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In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, Cornerstone’s board of directors consulted with Cornerstone’s management, as well as its legal and financial advisors, and considered as part of its process a number of positive factors, including the following material factors:

•	the board of directors’ knowledge of and deliberation with respect to Cornerstone’s business, operations, financial condition, earnings and prospects, and of First Community’s business, operations, financial condition, earnings and prospects, taking into account the results of Cornerstone’s due diligence review of First Community and information provided by Raymond James;

•	the board of directors’ knowledge of and deliberation with respect to the current environment in the financial services industry, including national, regional and local economic conditions, continued consolidation, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, current financial market conditions, and the likely effects of these factors on the companies’ potential growth, development, productivity, profitability and strategic options, and the historical market prices of Cornerstone and First Community common stock;

•	the careful review undertaken by Cornerstone’s board of directors and management, with the assistance of Cornerstone’s financial advisor, with respect to the strategic challenges and alternatives available to Cornerstone if it remained an independent community bank;

•	the complementary aspects of the Cornerstone and First Community businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

•	the potential expense-saving and revenue-enhancing opportunities in connection with the merger, the related potential impact on the combined company’s earnings and the fact that the nature of the merger consideration would allow former Cornerstone shareholders to participate as First Community shareholders in the benefits of such savings opportunities and the future performance of the combined company generally;

•	the terms of the merger agreement, and the presentation by Cornerstone’s legal counsel regarding the merger and the merger agreement;

•	the prospect of Cornerstone’s shareholders becoming shareholders of a company with a much larger shareholder base resulting in a much more liquid common stock;

•	the prospect of Cornerstone’s shareholders becoming shareholders of a company with a history of paying cash dividends;

•	First Community’s successful track record and Cornerstone’s board of directors’ belief that the combined enterprise would benefit from application of First Community’s ability to take advantage of economies of scale and grow in the current economic environment while providing improved service to Cornerstone’s customers, communities and markets, making First Community an attractive partner for Cornerstone;

•	the preliminary analysis presented to Cornerstone by Raymond James on April 4, 2017, regarding the financial matters associated with the proposed transaction that included comparisons to selected publicly traded companies, analysis of recently completed mergers and acquisitions similar to the proposed merger and other analyses relevant to the financial terms of the merger;

•	the written opinion delivered to Cornerstone’s board of directors by Raymond James to the effect that, as of April 11, 2017, and based upon and subject to the assumptions, procedures, considerations, qualifications, and limitations set forth in the opinion, the merger consideration to be received pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Cornerstone common stock;

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•	the financial terms of the merger, including the fact that, based on the closing price of First Community common stock on the Nasdaq Global Market as of market close on April 3, 2017 (the trading day prior to Cornerstone’s board of directors’ preliminary decision), the implied value of the per share merger consideration represented a substantial premium over the recent trading price of Cornerstone common stock on the over-the-counter market;

•	the board of directors’ belief that the proposed merger with First Community would generally be a tax-free transaction to Cornerstone’s shareholders with respect to the First Community common stock to be received by Cornerstone’s shareholders in the merger; and

•	the regulatory and other approvals required in connection with the merger and the board of directors’ determination as to the likelihood that the approvals needed to complete the merger would be obtained without unacceptable conditions.

Cornerstone’s board of directors also considered as a part of its process potential risks and potentially negative factors concerning the merger in connection with its deliberations on the proposed transaction, including the following material factors:

•	the potential risk that a further downturn in the South Carolina housing and business markets could negatively impact First Community’s loan portfolio, and thereby affect the value of the First Community common stock to be received by Cornerstone’s shareholders in the merger;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the provisions of the merger agreement restricting Cornerstone’s solicitation of third-party acquisition proposals and providing for the payment of a termination fee in certain circumstances, which Cornerstone’s board of directors understood, while potentially limiting the willingness of a third party to propose a competing business combination transaction with Cornerstone, were a condition to First Community’s willingness to enter into the merger agreement;

•	the fact that Cornerstone’s board of directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as Cornerstone shareholders. See “— Interests of Cornerstone Directors and Executive Officers in the Merger;”

•	the possibility that the merger could be announced but not consummated, and the possibility that Cornerstone could lose customers, business and employees as a result of announcing the transaction; and

•	the possibility that the required regulatory and other approvals might not be obtained.

The foregoing recitation of factors considered by Cornerstone’s board of directors as part of its process is not intended to be exhaustive, but is believed to include substantially all material factors considered by Cornerstone’s board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, Cornerstone’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. Furthermore, in considering the factors described above, the individual members of Cornerstone’s board of directors may have given different weights to different factors. Cornerstone’s board of directors conducted an overall analysis of the factors described above, engaged in thorough discussions among themselves, had discussions with, and questioned, Cornerstone’s management and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

The foregoing explanation of Cornerstone’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Warning About Forward-Looking Statements.”

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Cornerstone’s Unaudited Prospective Financial Information

Cornerstone does not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of a potential merger, Cornerstone management prepared certain relevant projections of Cornerstone’s future financial performance, which we refer to as the Cornerstone management projections, which contain unaudited prospective financial information with respect to Cornerstone on a standalone, pre-merger basis, and which were made available to Cornerstone’s financial advisor, Raymond James. The Cornerstone management projections for 2017 through 2022 were also provided to First Community. The Cornerstone management projections were not prepared with a view toward public disclosure and the inclusion of the Cornerstone management projections in this document should not be regarded as an indication that Cornerstone or any other recipient of the Cornerstone management projections considered, or now considers, them to be necessarily predictive of actual future results. Neither Cornerstone nor any of its affiliates assumes any responsibility for the accuracy of the Cornerstone management projections. The Cornerstone management projections were not prepared with a view toward complying with the guidelines of the SEC, the guidelines established by the Public Company Accounting Oversight Board for preparation or presentation of financial information, or generally accepted accounting principles in the United States. Neither Cornerstone’s current independent registered public accounting firm, Elliott Davis Decosimo, LLC, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Cornerstone management projections, or expressed any opinion or any other form of assurance on such information or its achievability. The report of Elliott Davis Decosimo, LLC that appears in Appendix E to this document relates only to Cornerstone’s historical financial information. It does not extend to any prospective financial information.

The Cornerstone prospective financial information reflects numerous estimates and assumptions made by Cornerstone management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Cornerstone’s business, all of which are difficult to predict and many of which are beyond Cornerstone’s control. The Cornerstone management projections also reflect assumptions as to certain business decisions that are subject to change. The Cornerstone management projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Cornerstone management projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Cornerstone’s performance, industry performance, general business and economic conditions, customer requirements, competition, and adverse changes in applicable laws, regulations or rules, interest rates, and the regulatory environment. See “Information About Cornerstone—Cautionary Notice With Respect to Forward-Looking Statements” beginning on page 88. None of Cornerstone, First Community nor any of their financial advisors nor any of their affiliates assumes any responsibility for the validity, accuracy or completeness of the Cornerstone management projections described below. The Cornerstone management projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the Cornerstone management projections do not take into account the effect of any failure of the merger to occur. None of Cornerstone, First Community nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such Cornerstone management projections if they are or become inaccurate (even in the short term). The inclusion of the Cornerstone management projections herein should not be deemed an admission or representation by Cornerstone or First Community that they are viewed by Cornerstone or First Community as material information of Cornerstone, particularly in light of the inherent risks and uncertainties associated with such forecasts.

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(Dollars in thousands, except per share amounts)	Estimated FYE December 31,
	2017	2018	2019	2020	2021	2022
Balance Sheet Summary
Assets
Cash & Securities	$62,160	$64,883	$67,937	$71,070	$74,450	$77,986
Loans Held for Investment	80,162	86,093	92,462	99,303	106,651	114,489
Loan Loss Reserves	1,036	1,121	1,210	1,298	1,386	1,488
Total Net Loans	79,126	84,972	91,253	98,005	105,264	113,001
Deferred Tax Asset	779	779	779	779	779	779
Other Assets	9,103	8,598	8,234	7,872	7,511	7,424
Total Assets	$151,169	$159,231	$168,203	$177,726	$188,004	$199,190

Liabilities & Shareholders’ Equity
Total Deposits	$129,832	$137,215	$145,448	$154,175	$163,425	$172,945
Other Liabilities	1,255	1,294	1,362	1,431	1,503	2,114
Total Liabilities	131,087	138,509	146,809	155,606	164,928	175,058

Other Preferred Equity	999	999	999	999	999	999
Common Equity	19,083	19,724	20,395	21,121	22,077	23,133
Total Equity	20,082	20,723	21,394	22,120	23,076	24,131

Total Liabilities & Shareholders’ Equity	$151,169	$159,231	$168,203	$177,726	$188,004	$199,190

Income Statement Summary
Interest Income	$4,843	$5,182	$5,554	$5,890	$6,394	$6,836
Interest Expense	403	495	775	975	1,090	1,154
Net Interest Income	4,440	4,686	4,779	4,915	5,304	5,682

Provision for Loan Losses	9	85	88	88	88	102

Non-Interest Income	828	827	826	826	826	874
Non-Interest Expense	4,313	4,331	4,375	4,426	4,467	4,730

Net Income before Taxes	946	1,097	1,142	1,226	1,574	1,725
Provision for Income Taxes	322	373	388	417	535	586
Net Income	625	724	754	809	1,039	1,138
Preferred Dividends and Accretion	83	83	83	83	83	83
Net Income Available to Common	$542	$641	$671	$726	$956	$1,055

Common Shares Outstanding (000s)	2,321	2,321	2,321	2,321	2,321	2,321
Fully Diluted Shares (000s)	2,321	2,321	2,321	2,321	2,321	2,321

Diluted Earnings Per Share	$0.23	$0.28	$0.29	$0.31	$0.41	$0.45

Opinion of Cornerstone’s Financial Advisor

Cornerstone retained Raymond James as financial advisor on November 29, 2016. Pursuant to that engagement, the Cornerstone board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of Cornerstone’s outstanding common stock of the merger consideration to be received by such holders pursuant to the merger agreement. Raymond James is a nationally recognized investment banking firm that is regularly engaged as a financial adviser to community banks in connection with mergers and acquisitions and other corporate transactions.

At the request of Cornerstone’s board of directors, on April 11, 2017, Raymond James delivered its written opinion (the “Opinion”), as to the fairness, as of April 11, 2017, from a financial point of view, to the holders of Cornerstone’s outstanding common stock of the merger consideration to be received by such holders in the transaction pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its Opinion.

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The full text of the written Opinion of Raymond James is attached as Appendix C to this document. The summary of the Opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of Cornerstone common stock are urged to read this opinion in its entirety.

Raymond James provided its Opinion for the information of the Cornerstone board of directors (solely in each director’s capacity as such) in connection with, and for purposes of, its consideration of the transaction and its opinion only addresses whether the merger consideration to be received by the holders of the Cornerstone common stock in the transaction pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Opinion of Raymond James does not address any other term or aspect of the merger agreement or the transaction contemplated thereby. The Raymond James Opinion does not constitute a recommendation to the board or to any holder of Cornerstone common stock as to how the board, such shareholder or any other person should vote or otherwise act with respect to the transaction or any other matter. Raymond James does not express any opinion as to the likely trading range of First Community’s common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of First Community at that time.

In connection with its review of the proposed transaction and the preparation of its Opinion, Raymond James, among other things:

•	Reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger by and between First Community Corporation and Cornerstone Bancorp dated as of April 11, 2017;

•	reviewed certain information related to the historical, current and future operations, financial condition and prospects of Cornerstone made available to Raymond James by Cornerstone, including, but not limited to, financial projections prepared by the management of Cornerstone relating to Cornerstone for the periods ending through December 31, 2022, as approved for use by Cornerstone (the “Projections”);

•	reviewed Cornerstone’s recent public filings and certain other publicly available information regarding Cornerstone;

•	reviewed financial, operating and other information regarding Cornerstone and the industry in which it operates;

•	reviewed the financial and operating performance of Cornerstone and those of selected public companies that Raymond James deemed to be relevant;

•	considered the publicly available financial terms of certain transactions Raymond James deemed to be relevant;

•	reviewed the current and historical market prices and trading volume for the Cornerstone common stock, and the current market prices of the publicly traded securities of certain companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate; and

•	discussed with members of the senior management of Cornerstone certain information relating to the aforementioned and any other matters which Raymond James deemed relevant.

With Cornerstone’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Cornerstone or otherwise reviewed by or discussed with Raymond James, and Raymond James undertook no duty or responsibility to, nor did it, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Cornerstone. Raymond James is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses; accordingly, Raymond James assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the projections and any other information and data provided to or otherwise reviewed by or discussed with it, Raymond James, with the board’s consent, assumed that the projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Cornerstone, and Raymond James relied upon Cornerstone to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Raymond James assumed that the final form of the merger agreement would be substantially similar to the draft reviewed by Raymond James, and that the transaction will be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the transaction or Cornerstone that would be material to the analyses or Opinion.

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Raymond James relied upon, without independent verification, the assessment of Cornerstone’s management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The Opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of April 10, 2017 and any material change in such circumstances and conditions would require a reevaluation of the Opinion, which Raymond James has no obligation to undertake. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Cornerstone since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or the Opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

Raymond James expressed no opinion as to the underlying business decision to effect the transaction, the structure or tax consequences of the transaction or the availability or advisability of any alternatives to the transaction. Raymond James provided advice to the board with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the transaction. The Opinion does not express any opinion as to the value of First Community’s common stock or its likely trading range following the transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of First Community at that time. The Opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of the common shares.

Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Cornerstone board of directors to approve or consummate the transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Raymond James relied, with the consent of the board, on the fact that Cornerstone has been assisted by legal, accounting and tax advisors and Raymond James, with the consent of the board, relied upon and assumed the accuracy and completeness of the assessments by Cornerstone and its advisors as to all legal, accounting and tax matters with respect to Cornerstone and the transaction.

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In formulating the Opinion, Raymond James considered only what it understood to be the consideration to be received by the holders of Cornerstone common shares as is described above and Raymond James did not consider and Raymond James expressed no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of Cornerstone’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the common shares or otherwise. Raymond James was not requested to opine as to, and the Opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the transaction to the holders of any class of securities, creditors, or other constituencies of Cornerstone, or to any other party, except and only to the extent expressly set forth in the last sentence of the Opinion or (2) the fairness of the transaction to any one class or group of Cornerstone’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of Cornerstone’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the transaction amongst or within such classes or groups of security holders or other constituents). Raymond James did not express any opinion as to the impact of the transaction on the solvency or viability of Cornerstone or First Community or the ability of Cornerstone or First Community to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses provided by Raymond James to the Cornerstone board of directors on April 11, 2017, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Cornerstone, First Community or the contemplated transaction.

Selected Companies Analysis.

Raymond James analyzed the relative valuation multiples of seven (7) publicly-traded banks and thrifts in the Southeast (Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) with the following financial characteristics: (i) total assets between $100 million and $250 million; (ii) tangible common equity to tangible assets ratio (TCE / TA) between 10.0% and 15.0%; (iii) return on average assets (ROAA) for the last twelve months (LTM) between 0.25% and 1.50%; and (iv) nonperforming assets to assets ratio (NPAs / Assets) less than 3.00%. The aforementioned financial characteristics were shown for the bank subsidiary if consolidated data was unavailable, and the financial characteristics were based on the most recent LTM period reported as of April 10, 2017. Raymond James excluded targets of announced mergers, grey market-traded companies, mutual holding companies, and companies with an average daily trading volume of less than 100 shares per day over the three months ended April 10, 2017. The selected companies that Raymond James deemed relevant included the following:

•	Exchange Bankshares, Inc. (EXCH)
•	Farmers Bank of Appomattox (FBPA)
•	Bank of McKenney (BOMK)
•	Pinnacle Bancshares, Inc. (PCLB)
•	United Tennessee Bankshares (UNTN)
•	Virginia Bank Bankshares, Inc. (VABB)
•	BlueHarbor Bank (BLHK)

Raymond James calculated various financial multiples for each company, including: (i) price per share at close on April 10, 2017 compared to tangible book value (TBV) per share at December 31, 2016; and (ii) price per share at close on April 10, 2017 to LTM earnings per share (EPS) for the most recent LTM period reported. LTM EPS financial multiples greater than two standard deviations away from the unadjusted mean were considered not meaningful. Raymond James reviewed the mean, median, 25th percentile and 75th percentile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Cornerstone implied by the merger consideration. The results of the selected public companies analysis are summarized below:

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	Price / TBV Per Share	Price / LTM EPS
Mean	87%	12.9	x
Median	88%	11.5	x
25th Percentile	81%	10.8	x
75th Percentile	93%	14.5	x

Cornerstone Common Share Merger Consideration	144%	41.0	x

Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile relative valuation multiples for each of the metrics to Cornerstone’s actual financial results and determined the implied equity price per share of Cornerstone common stock and then compared those implied equity values per share to the merger consideration of $11.49 per share. The results of this are summarized below:

	Price / TBV Per Share	Price / LTM EPS
Mean	$6.93	$3.60
Median	$6.99	$3.22
25th Percentile	$6.50	$3.02
75th Percentile	$7.42	$4.06

Cornerstone Common Share Merger Consideration	$11.49	$11.49

Selected Transaction Analysis.

Raymond James analyzed publicly available information relating to selected regional transactions announced since January 1, 2015 involving targets headquartered in the Southeast with the following financial characteristics: (i) total assets between $100 million and $250 million; (ii) TCE / TA between 10.0% and 15.0%; (iii) LTM ROAA greater than 0.00%; and (iv) NPAs / Assets less than 3.00%. Raymond James also analyzed publicly available information relating to selected national transactions announced since November 8, 2016 involving targets headquartered in the United States with the following financial characteristics: (i) total assets between $100 million and $250 million; and (ii) TCE / TA greater than 8.0%. The aforementioned financial characteristics were shown for the bank subsidiary if consolidated data was unavailable, and the financial characteristics were based on the most recent LTM period reported. LTM ROAA and LTM EPS metrics were 35% tax-effected for S Corporations. Both regional and national selected transaction analyses excluded transactions without publicly disclosed deal value or sufficient information, transactions with equity ownership acquired less than 100%, investor recapitalizations and mergers of equals. The regional and national selected transactions used in the analysis included:

Regional

•	Acquisition of American Trust Bank of East Tennessee by Citco Community Bancshares, Inc. (7/22/2016)
•	Acquisition of Independence Bank of Georgia by Pinnacle Financial Corp. (07/01/2016)
•	Acquisition of Highland County Bancshares, Inc. by Summit Financial Group, Inc. (02/29/2016)
•	Acquisition of Congaree Bancshares, Inc. by Carolina Financial Corp. (01/06/2016)

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•	Acquisition of Civic Bank & Trust by Franklin Financial Network, Inc. (12/14/2015)
•	Acquisition of Oldtown Bank by Entegra Financial (11/24/2015)
•	Acquisition of Columbus Community Bank by Southern States Bancshares, Inc. (7/21/2015)
•	Acquisition of Highland Financial Services, Inc. by Hamilton State Bancshares (05/15/2015)
•	Acquisition of Calusa Financial Corp., Inc. by Achieva CU (05/05/2015)
•	Acquisition of PBSC Financial Corp. by Carolina Alliance Bank (03/24/2015)
•	Acquisition of Community Business Bank by Community & Southern Holdings, Inc. (01/30/2015)

National:

•	Acquisition of Bucks County Bank by First Bank (03/29/2017)
•	Acquisition of CenterPointe Community Bank by Northwest Bancorp. (03/23/2017)
•	Acquisition of Benchmark Bancorp, Inc. by United Bancshares, Inc. (03/22/2017)
•	Acquisition of Patriot Federal Bank by Kinderhook Bank Corp. (03/15/2017)
•	Acquisition of Citizens Bancshares, Inc. by Investar Holding Corp. (03/08/2017)
•	Acquisition of Sound Banking Co. by West Town Bancorp, Inc. (02/17/2017)
•	Acquisition of Premier Bancshares, Inc. by First Guaranty Bancshares, Inc. (01/30/2017)
•	Acquisition of Blanco National Holdings, Inc. by Texas State Bankshares, Inc. (11/29/2016)

Raymond James examined valuation multiples of transaction value compared to the target companies’ (i) most recent quarter tangible book value per share, (ii) most recent LTM EPS and (iii) most recent quarter core deposits (total deposits less time deposits greater than $100,000). Tangible book value per share and LTM EPS transaction valuation multiples were shown on a per share basis where possible, and if per share valuation metrics were unavailable, aggregate pricing multiples were used. Tangible book value per share and LTM EPS transaction valuation multiples greater than two standard deviations from the unadjusted mean were considered not meaningful. Valuation multiples based on core deposits were based on aggregate transaction values. Raymond James reviewed the mean, median, 25th percentile and 75th percentile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Cornerstone implied by the merger consideration. Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile relative valuation multiples to Cornerstone’s tangible book value per share, LTM EPS, and core deposits to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $11.49 per share. The results of the selected transactions analysis are summarized below:

Regional:
	Deal Value per Share/ TBV Per Share	Implied Equity Price Per Share
Mean	129%	$10.32
Median	130%	$10.35
25th Percentile	121%	$9.67
75th Percentile	137%	$10.96

Cornerstone Common Share Merger Consideration	144%	$11.49

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	Deal Value per Share/ LTM EPS		Implied Equity Price Per Share
Mean	25.2	x	$7.04
Median	24.6	x	$6.87
25th Percentile	19.1	x	$5.34
75th Percentile	26.4	x	$7.40

Cornerstone Common Share Merger Consideration	41.0	x	$11.49

	Premium/Core Deposits		Implied Equity Price Per Share
Mean	5.7%		$10.70
Median	5.6%		$10.62
25th Percentile	3.6%		$9.70
75th Percentile	7.4%		$11.50

Cornerstone Common Share Merger Consideration	7.4%		$11.49

National:
	Deal Value per Share/ TBV Per Share		Implied Equity Price Per Share
Mean	137%		$10.91
Median	129%		$10.32
25th Percentile	124%		$9.89
75th Percentile	145%		$11.58

Cornerstone Common Share Merger Consideration	144%		$11.49

	Deal Value per Share/ LTM EPS		Implied Equity Price Per Share
Mean	22.7	x	$6.34
Median	21.8	x	$6.10
25th Percentile	20.5	x	$5.75
75th Percentile	26.1	x	$7.32

Cornerstone Common Share Merger Consideration	41.0	x	$11.49

	Premium/Core Deposits		Implied Equity Price Per Share
Mean	5.0%		$10.38
Median	5.1%		$10.41
25th Percentile	3.8%		$9.82
75th Percentile	6.5%		$11.08

Cornerstone Common Share Merger Consideration	7.4%		$11.49

Discounted Cash Flow Analysis.

Raymond James analyzed the discounted present value of Cornerstone’s projected free cash flows for the years ending December 31, 2017 through December 31, 2022 on a standalone basis. Raymond James used tangible common equity in excess of a target ratio of 8.0% at the end of each projection period for free cash flow.

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The discounted cash flow analysis was based on the projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2022 as the final year for the analysis and applied multiples, ranging from 13.0x to 17.0x to calendar year 2022 adjusted net income in order to derive a range of terminal values for Cornerstone in 2022.

The projected free cash flows and terminal values were discounted using rates ranging from 13.5% to 15.5%. The resulting range of present equity values was divided by the number of diluted shares outstanding in order to arrive at a range of present values per Cornerstone share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for Cornerstone implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

Implied Equity Price Per Share
Minimum	$5.72
Maximum	$6.88

Common Share Merger Consideration	$11.49

Additional Considerations.

The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Cornerstone.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Cornerstone. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Cornerstone board of directors (solely in each director’s capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of Cornerstone common stock of the merger consideration to be received by such holders in connection with the proposed transaction pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The Opinion of Raymond James was one of many factors taken into account by the Cornerstone board in making its determination to approve the transaction. Neither Raymond James’s Opinion nor the analyses described above should be viewed as determinative of the Cornerstone board of directors’ or Cornerstone management’s views with respect to Cornerstone, First Community or the transaction. Raymond James provided advice to Cornerstone with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the board or that any specific merger consideration constituted the only appropriate consideration for the transaction nor did Raymond James advise Cornerstone with respect to its strategic alternatives. Cornerstone placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James Opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on April 10, 2017, and any material change in such circumstances and conditions may affect the Opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that Opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Cornerstone since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its Opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

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During the two years preceding the date of Raymond James’s written Opinion, Raymond James has not been engaged by, performed investment banking services for or received any compensation from Cornerstone or First Community (other than any amounts that were paid by Cornerstone to Raymond James under the engagement letter described in this proxy statement pursuant to which Raymond James was retained as a financial advisor to Cornerstone to assist in reviewing strategic alternatives).

For services rendered in connection with the delivery of its Opinion, Cornerstone paid Raymond James a customary investment banking fee in the amount of $150,000 upon delivery of its Opinion. Cornerstone also paid Raymond James a $25,000 non-refundable cash retainer upon Cornerstone’s signing of the engagement letter described in this proxy statement. Cornerstone will also pay Raymond James a customary transaction fee equal to the greater of (i) $300,000 or (ii) 1.75% of any transaction value paid for advisory services in connection with the transaction, upon the closing of the transaction. The fairness opinion fee and cash retainer shall be credited against the transaction fee. Cornerstone also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Cornerstone and First Community for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to Cornerstone and/or First Community or other participants in the transaction in the future, for which Raymond James may receive compensation.

First Community’s Reasons for the Merger

In the course of reaching its decision to merge with Cornerstone, the First Community board of directors considered many factors, including the positive and negative factors described elsewhere in this proxy statement/prospectus, and concluded that the adoption of the merger agreement, and the consummation of the merger described therein, is advisable and in the best interests of First Community and First Community’s shareholders.

In reaching their conclusion, the members of the First Community board of directors relied on, among other things, their personal knowledge of First Community, Cornerstone, and the banking industry, on information provided by executive officers of First Community, and on advice and information provided by First Community’s legal and financial advisors.

The First Community board of directors considered numerous factors, including, among other things, the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both First Community and Cornerstone;

•	the board’s understanding of the current and prospective environment in which First Community and Cornerstone operate, including national, regional and local economic conditions, the competitive and regulatory environment for financial institutions generally, and the likely effect of these factors on First Community in the context of the proposed merger;

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•	the board’s review and discussions with First Community’s management concerning the due diligence examination of Cornerstone, including First Community’s due diligence review of the composition and quality of Cornerstone’s loan portfolio and First Community’s use of a third party loan review firm;

•	the markets served by Cornerstone are in many respects similar to the existing markets of First Community, without any overlap in their existing branch facilities;

•	the directors’ beliefs with respect to the compatibility of the business cultures of First Community and Cornerstone, including the strategic focus of each company on local businesses and professionals;

•	the belief of the board of directors that combining the two companies presented opportunities to realize economies of scale, including cost savings, operational, marketing and other synergies, and the board’s consideration of the risks that anticipated cost savings and synergies would not be achieved;

•	the views of the First Community board of directors as to the anticipated pro forma impact of the merger on the profitability, earnings per share, tangible book value per share, capital ratios, and loan to deposit ratio of First Community;

•	the costs associated with the merger and integrating the operations of First Community and Cornerstone;

•	the board’s belief that the greater scale that will be achieved by the merger will better position the combined company for further growth and profitability;

•	the potential increase in the pro forma market capitalization of First Community, which could result in higher visibility and exposure in the capital markets, which in turn could have positive valuation implications;

•	the structure of the merger and the terms of the merger agreement, including the exchange ratio and the cash merger consideration; and

•	the views of the board of directors as to the likelihood that the regulatory approvals necessary to complete the transaction would be obtained.

The foregoing information and factors considered by First Community’s board of directors is not exhaustive, but includes material factors that First Community’s board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by First Community’s board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole. The board of directors discussed the foregoing factors internally and with First Community’s management and legal and financial advisors and reached the general consensus that the merger was in the best interests of First Community and its shareholders. First Community’s board of directors also relied on the experience and expertise of First Community’s financial advisor for quantitative analysis of the financial terms of the merger. In considering the foregoing factors, individual directors may have assigned different weights to different factors. It should be noted that this explanation of the reasoning of First Community’s board of directors and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements” on page 25.

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Merger Consideration

Under the merger agreement, Cornerstone shareholders may elect to receive one of the following forms of payment of merger consideration in exchange for their shares of Cornerstone common stock (subject to the limitations and adjustments discussed below):

•	$11.00 in cash for each share of Cornerstone common stock held—the cash consideration;

•	0.54 shares of First Community common stock for each share of Cornerstone common stock held—the stock consideration; or

•	A combination of cash consideration and stock consideration for all shares of Cornerstone common stock held in such proportions as requested by the shareholder—the mixed consideration.

The merger agreement provides that First Community will issue shares of First Community common stock for 70% of the non-dissenting shares of Cornerstone common stock outstanding on the effective date of the merger and pay cash for the remaining 30% of the non-dissenting shares of Cornerstone common stock outstanding. Cornerstone shareholders are entitled to elect to receive the cash consideration, the stock consideration, or the mixed consideration, in whole share increments, with respect to the holders’ shares of Cornerstone common stock. In other words, by promptly completing and timely delivering the election form, you can elect to receive cash for your shares of Cornerstone common stock, shares of First Community common stock for your shares of Cornerstone common stock, or cash and shares of First Community common stock in such proportions as you choose for your shares of Cornerstone common stock. As discussed below, however, you may not receive the type of merger consideration you elect.

If shareholders of Cornerstone in the aggregate elect the form of consideration so that either cash would be paid as merger consideration for more than 30% of the outstanding non-dissenting shares of Cornerstone common stock or shares of First Community common stock would be issued as merger consideration for more than 70% of the outstanding non-dissenting shares of Cornerstone common stock, the merger agreement provides a method to reallocate cash or stock so that the merger consideration will not exceed either threshold. For a description of the reallocation method, see “Proposal No. 1—The Merger—Allocation of the Merger Consideration.” Accordingly, you may receive less cash and more shares, or more shares and less cash than you elect. Either of these events is likely to result in different tax consequences from those that would have resulted had you received the exact form of merger consideration you elected.

No fractional shares of First Community common stock will be issued in connection with the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of First Community common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of First Community common stock multiplied by the volume weighted average price (rounded up to the nearest cent) of First Community common stock on The NASDAQ Capital Market during the 10 consecutive trading days ending on the fifth trading day immediately prior to the date on which the effective time of the merger occurs.

Neither Cornerstone nor First Community (or their respective boards of directors) nor Cornerstone’s financial advisor make any recommendation as to whether you should choose the cash consideration, stock consideration, or mixed consideration for your shares of Cornerstone common stock. You should consult with your own financial and tax advisors about this decision.

Shares of First Community common stock are listed for trading on The NASDAQ Capital Market under the symbol “FCCO.” On April 11, 2017, which was the last trading day before the announcement of the merger, the price of a share of First Community common stock closed at $20.70 per share, and on July 7, 2017, the latest practicable date before mailing out this proxy statement/prospectus, the price of a share of First Community common stock closed at $20.30 per share. You should be aware that the market value of shares of First Community common stock will fluctuate, and neither First Community nor Cornerstone can give you any assurance as to what the price of shares of First Community common stock will be when the merger becomes effective. We urge you to obtain information on the market value of shares of First Community common stock that is more recent than that provided in the proxy statement/prospectus. See “Summary—Market Price and Dividend Information” on page 13.

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Illustration of Allocation of the Merger Consideration

The following table illustrates calculations of consideration at different prices for First Community common stock that would be received by a holder of 100 shares of Cornerstone common stock depending on whether the shareholder elected the cash consideration, the stock consideration, or a mixed consideration. These calculations do not take into consideration the effects of taxation. See “Proposal No. 1—The Merger—Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel” on page 54.

The assumed closing values of the shares of First Community common stock set forth in the table have been included for representative purposes only and are based on the high and low closing values for the shares of First Community common stock for the first quarter of 2017, the closing values for the shares of First Community common stock on April 11, 2017, the last trading day prior to the announcement of the merger, and the closing value on July 7, 2017, the latest practicable date before mailing out this proxy statement/prospectus. The closing value at the time the merger becomes effective may be less than $16.10 or more than $23.55. We cannot predict what the closing value for shares of First Community common stock will be or what the value of the shares of First Community common stock to be issued in the merger will be at or following the merger becoming effective.

Estimating the Value of 100 Shares of Cornerstone Common Stock

(Assuming various cash/share elections and First Community common stock closing values)

	Mixed Election (30/70 Cash-Stock)	All Stock Election	All Cash Election
Assuming a $20.70 closing value (April 11, 2017, last trading day prior to announcement of merger)
Value of Cash Consideration Received	$330.00	$—	$1,100.00
Value of Stock Consideration Received	$782.46	$1,117.80	$—
Value of Total Consideration Received	$1,112.46	$1,117.80	$1,100.00

Assuming a $23.55 closing value (high closing value during first quarter of 2017)
Value of Cash Consideration Received	$330.00	$—	$1,100.00
Value of Stock Consideration Received	$890.19	$1,271.70	$—
Value of Total Consideration Received	$1,220.19	$1,271.70	$1,100.00

Assuming a $16.10 closing value (low closing value during first quarter of 2017)
Value of Cash Consideration Received	$330.00	$—	$1,100.00
Value of Stock Consideration Received	$608.58	$869.40	$—
Value of Total Consideration Received	$938.58	$869.40	$1,100.00

Assuming a $20.30 closing value (July 7, 2017)
Value of Cash Consideration Received	$330.00	$—	$1,100.00
Value of Stock Consideration Received	$767.34	$1,096.20	$—
Value of Total Consideration Received	$1,097.34	$1,096.20	$1,100.00

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Election of the Form of Payment of the Merger Consideration

Shortly after the effective time of the merger, First Community’s exchange agent will deliver or mail to Cornerstone shareholders an election form and instructions for making an election as to the form of merger consideration preferred to be received in the merger, subject to the allocation procedures described below. Upon receipt of the election form, each Cornerstone shareholder should complete, date, and sign the election form and return it promptly in the prepaid, pre-addressed envelope provided with the election form. If any Cornerstone shareholders do not make an election by 4:00 pm local time on the date set forth in the instructions on the election form, such shareholders will be deemed not to have made an election and the exchange agent will choose the type of merger consideration constituting the per share purchase price to distribute to such non-electing shareholders according to the allocation procedures.

Elections will be properly made if the election form is accompanied by one or more certificates representing the shares of Cornerstone common stock covered by the election form, or the guaranteed delivery of such certificates. Elections may be revoked or changed upon written notice to the exchange agent before the election deadline. If a Cornerstone shareholder revokes the election form and does not properly make a new election by the election deadline, the Cornerstone shareholder will be deemed to have not made an election with respect to the shares covered by the revoked election form, and the exchange agent will determine the type of consideration to be received.

The exchange agent will have reasonable discretion to determine whether any election, revocation, or change has been properly or timely made and to disregard immaterial defects in the election form, and any good faith decision of the exchange agent regarding such matters will be conclusive and binding. Neither First Community nor the exchange agent is obligated to notify any person of any defect in an election form.

Allocation of the Merger Consideration

The merger agreement limits the aggregate number of shares of Cornerstone common stock which First Community will exchange for cash to 30% of the total outstanding non-dissenting shares of Cornerstone common stock. The merger agreement also limits the aggregate number of shares of Cornerstone common stock which First Community will exchange for shares of First Community common stock to 70% of the total outstanding non-dissenting shares of Cornerstone common stock.

If the stock consideration elected by Cornerstone shareholders in the aggregate exceeds 70% of the total outstanding non-dissenting shares of Cornerstone common stock, then shareholders choosing cash consideration and shareholders who did not make an election will receive cash consideration, and each shareholder who chose the stock consideration will receive (i) a number of shares of First Community common stock equal to the exchange ratio times the product obtained by multiplying the number of shares of Cornerstone common stock as to which the shareholder chose the stock election by a fraction, the numerator of which is 70% of the total outstanding non-dissenting shares of Cornerstone common stock and the denominator of which is the aggregate number of shares of Cornerstone common stock elected by all Cornerstone shareholders to be converted into shares of First Community common stock, and (ii) cash for the remaining amount of shares of Cornerstone common stock held by the shareholder.

If the cash consideration elected by Cornerstone shareholders in the aggregate exceeds 30% of the total outstanding non-dissenting shares of Cornerstone common stock, then shareholders choosing stock consideration and shareholders who did not make an election will receive the stock consideration, and each shareholder who chose the cash consideration will receive (i) $11.00 times the product obtained by multiplying the number of shares of Cornerstone common stock as to which the shareholder chose the cash election by a fraction, the numerator of which is 30% of the total outstanding non-dissenting shares of Cornerstone common stock and the denominator of which is the aggregate number of shares of Cornerstone common stock elected by all Cornerstone shareholders to be converted into cash, and (ii) shares of First Community common stock for the remaining amount of shares of Cornerstone common stock held by the shareholder.

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If the stock consideration elected by the Cornerstone shareholders in the aggregate does not exceed 70% of the total outstanding non-dissenting shares of Cornerstone common stock and the cash consideration elected by the Cornerstone shareholders in the aggregate does not exceed 30% of the total outstanding non-dissenting shares of Cornerstone common stock, then shareholders electing the cash consideration will receive all cash in exchange for their shares of Cornerstone common stock, shareholders electing the stock consideration will receive all stock in exchange for their shares of Cornerstone common stock, shareholders electing the mixed consideration will receive a combination of cash consideration and stock consideration in exchange for their shares of Cornerstone common stock, and the shareholders making no election will receive either the cash consideration, stock consideration, or mixed consideration such that the aggregate number of shares of Cornerstone common stock to be exchanged for cash is 30% of the total outstanding non-dissenting shares of Cornerstone common stock and the aggregate number of shares of Cornerstone common stock to be exchanged for stock is 70% of the total outstanding non-dissenting shares of Cornerstone common stock.

Conversion of Stock; Treatment of Stock Options

Conversion of Cornerstone Common Stock. At the effective time of the merger, each share of Cornerstone common stock outstanding generally will be converted into and exchanged for the right to receive either (i) $11.00 in cash; (ii) 0.54 shares of First Community common stock; or (iii) a combination of both cash and stock.

Cash will also be exchanged for any fractional shares. Any Cornerstone shareholder who would otherwise have been entitled to receive a fraction of a share of First Community common stock in the merger will receive, in lieu thereof, cash (without interest) for the value of any fraction of a share of First Community common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of First Community common stock multiplied by the volume weighted average price (rounded up to the nearest cent) of First Community common stock on The NASDAQ Capital Market during the 10 consecutive trading days ending on the fifth trading day immediately prior to the date on which the effective time of the merger occurs.

Some shares of Cornerstone common stock may not be converted in the merger. Each outstanding share of Cornerstone common stock owned by First Community, Cornerstone, or their respective subsidiaries (in each case other than shares of Cornerstone common stock held on behalf of third parties or as a result of debts previously contracted) will be canceled at the effective time of the merger and will cease to be outstanding. In addition, shares of Cornerstone common stock held by Cornerstone shareholders properly exercising their dissenters’ rights will not be converted in the merger.

Stock Options. At the effective time of the merger, all rights with respect to the Cornerstone common stock pursuant to the stock options granted by Cornerstone, which are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will convert into an obligation of First Community to pay and a right of the holder to receive a cash payment equal to the product obtained by multiplying (1) the number of shares of Cornerstone common stock underlying such holder’s options by (2) the excess, if any, of the fair market value per share (as defined below) minus the exercise price per share under such option (provided, that if the fair market value per share does not exceed the exercise price per share of a particular option, then by $0.01). The fair market value per share for purposes of this calculation is the sum of (x) $11.00 multiplied by 0.30, plus (y) the product of the volume weighted average price (rounded up to the nearest cent) of First Community common stock on The NASDAQ Capital Market during the 10 consecutive trading days ending on the fifth trading day immediately prior to the date on which the effective time of the merger occurs, multiplied by the exchange ratio (0.54), multiplied by 0.70.

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Effective Time of the Merger

If the merger agreement is approved by the requisite vote of the holders of common stock of Cornerstone and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the merger are satisfied or waived (as permitted), the merger will be consummated and effected on the date and at the time the articles of merger reflecting the merger are filed with the Secretary of State of South Carolina. Unless otherwise mutually agreed upon in writing by First Community’s and Cornerstone’s chief executive officers, both parties will use their reasonable efforts to cause the effective time of the merger to occur within 10 business days of the last of the following dates to occur:

•	the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger; or

•	the date on which Cornerstone shareholders approve the merger agreement.

Assuming satisfaction of all of the conditions to consummation of the merger, the merger is intended to be made effective October 20, 2017. However, there can be no assurance when or if the merger will occur.

Either party may terminate the merger agreement prior to the effective time, under several circumstances. See “Proposal No. 1—The Merger—Conditions to Consummation” and “— Amendment, Waiver, and Termination.”

Exchange of Certificates

Shortly after the effective time of the merger, First Community will mail the election form and instructions to each record holder of Cornerstone common stock for use in effecting the surrender and cancellation of those certificates in exchange for cash and/or First Community common stock, which will be issued in uncertificated “book entry” form. Risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to First Community or its exchange agent by former Cornerstone shareholders. Cornerstone shareholders should not surrender their certificates for exchange until they receive the election form and instructions from First Community. Shortly after the effective time of the merger, following the receipt of transmittal materials and instructions from First Community’s exchange agent, each holder of shares of Cornerstone common stock issued and outstanding at the effective time must surrender to the exchange agent the certificate or certificates representing their shares to First Community together with duly executed transmittal materials. As soon as reasonably practicable after the effective time of the merger, Cornerstone shareholders will receive the consideration to which they are entitled under the merger agreement, together with any undelivered dividends or distributions in respect of such shares (without interest). First Community will not be obligated to deliver the consideration to which any former holder of Cornerstone common stock is entitled until the holder surrenders the certificate or certificates representing his or her shares for exchange (or an indemnity satisfactory to Cornerstone, First Community, and the exchange agent, if any certificates are lost, stolen, or destroyed) and until the effective time of the merger. The certificate or certificates so surrendered must be duly endorsed as First Community may require. Former holders of Cornerstone common stock will be responsible for all charges and expenses associated with replacing any lost, mutilated, stolen, or destroyed certificates, including any indemnity bond expenses. First Community will not be liable to a holder of Cornerstone common stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

If you do not timely submit the election form along with your certificates of Cornerstone common stock, First Community’s exchange agent will mail to you a letter of transmittal with instructions for submitting your Cornerstone common stock certificate in exchange for First Community common stock or the cash consideration of $11.00 per share. At that time, you will need to carefully review the instructions, complete the materials enclosed with the instructions and return the materials along with your Cornerstone stock certificate(s). Whether you will receive First Community common stock and/or cash will depend on the election of other Cornerstone shareholders. (See “The Merger—Terms of the Merger—Allocation of First Community Common Stock and Cash,” below.) As soon as reasonably practicable after receipt of the properly completed letter of transmittal and your Cornerstone stock certificate(s), First Community’s exchange agent will mail a statement of a book entry of First Community common stock or a check (or a book entry statement and a check) for the merger consideration. No interest will be paid on any cash payment.

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First Community or its exchange agent will maintain a book entry list of First Community common stock to which each former Cornerstone shareholder is entitled. Certificates evidencing First Community common stock into which the shareholder’s Cornerstone common stock has been converted will not be issued. First Community’s exchange agent will deliver a statement of such book entry and other information as required by law within a reasonable time following the surrender of a Cornerstone certificate.

After the effective time of the merger, record holders of certificates that represented outstanding Cornerstone common stock immediately prior to the effective time of the merger will have no rights with respect to the certificates other than the right to surrender the certificates and receive in exchange the aggregate number of whole shares of First Community common stock (issued in book entry form) and/or the cash consideration to which the holder is entitled pursuant to the merger agreement.

Book entry shares representing shares of First Community common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions, and all other rights and privileges of a First Community shareholder from the effective date. Until the certificates representing Cornerstone common stock are surrendered for exchange, holders of such certificates will not receive the cash and/or stock consideration or dividends or distributions on First Community common stock into which such shares have been converted. When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. First Community has the right to withhold dividends or any other distributions on its shares until the Cornerstone stock certificates are surrendered for exchange.

In addition, holders of certificates that represented outstanding Cornerstone common stock immediately prior to the effective time of the merger will be entitled to vote after the effective time of the merger and after allocation of the cash and stock consideration at any meeting of First Community shareholders the number of whole shares of First Community common stock into which such shares have been converted, even if such holder has not surrendered such certificates for exchange as set forth above.

First Community shareholders will not be required to exchange certificates representing their shares of First Community common stock or otherwise take any action after the merger is completed.

Resale of First Community Common Stock

The shares of First Community common stock to be issued to shareholders of Cornerstone under the merger agreement will be freely tradable by such shareholders without restriction, except that if any Cornerstone shareholders are deemed to be affiliates of First Community, they must abide by certain transfer restrictions under the Securities Act.

Dissenters’ Rights

Under South Carolina law, holders of Cornerstone common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of his or her shares of Cornerstone common stock. Any Cornerstone shareholder who wishes to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the South Carolina Business Corporation Act (the “SCBCA”), which consists of Sections 33-13-101 through 33-13-310, may result in the loss of a shareholder’s statutory dissenters’ rights. In such case, such shareholder will be entitled to receive only the merger consideration under the merger agreement.

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The following discussion is a summary of Sections 33-13-101 through 33-13-310 of the SCBCA, which set forth the procedures for Cornerstone shareholders to dissent from the proposed merger and to demand statutory dissenters’ rights under the SCBCA. The following discussion is not a complete statement of the provisions of the SCBCA relating to the rights of Cornerstone shareholders to receive payment of the fair value of their shares and does not create any rights for shareholders. The only rights of shareholders are those provided by Sections 33-13-101 through 33-13-310 of the SCBCA, the full text of which is provided in its entirety as Appendix B to this proxy statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that shareholders exercise their dissenters’ rights under Section 33-13-101 through 33-13-310 of the SCBCA. Unless otherwise required by context, all references in Sections 33-13-101 to 33-13-310 of the SCBA and in this section to a “shareholder” are to the holder of record or the beneficial owner of the shares of Cornerstone common stock as to which dissenters’ rights are asserted.

A record holder of Cornerstone common stock who wishes to assert dissenters’ rights (i) must deliver to Cornerstone before the vote is taken on the merger agreement written notice of his intent to demand payment for his shares if the merger is effectuated, and (ii) must not vote his shares in favor of the merger agreement. A vote in favor of the merger agreement cast by the holder of a proxy solicited by Cornerstone shall not disqualify a shareholder from demanding payment for his shares. A shareholder who does not satisfy these requirements is not entitled to payment for his shares under the applicable South Carolina statutes. As long as a Cornerstone shareholder does not vote in favor of the merger, his or her failure to vote against the merger will not constitute a waiver of the holder’s appraisal rights. A vote against the merger will not satisfy the notice requirement under the South Carolina dissenters’ rights statutes.

If the merger is authorized at the Cornerstone special shareholders’ meeting, Cornerstone will deliver, no later than 10 days after the special shareholders’ meeting, a written dissenters’ notice to all Cornerstone shareholders who satisfied the two requirements set forth above. The written dissenters’ notice will state where the payment demand must be sent and where stock certificates must be deposited, will inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received, will supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date, will set a date by which Cornerstone must receive the payment demand, which date will not be less than 30 or more than 60 days after the written dissenters’ notice is delivered, will set a date by which certificates for certificated shares must be deposited, which date will not be earlier than 20 days after the demand date, and will be accompanied by a copy of the applicable South Carolina statutes. A shareholder sent a dissenters’ notice must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired the beneficial ownership of the shares before the date set forth in the dissenters’ notice, and deposit his certificates in accordance with the terms of the notice. A dissenting shareholder who does not comply with the requirements that he demand payment and deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under the applicable South Carolina statutes.

As soon as the merger is consummated, or upon receipt of a payment demand, Cornerstone will pay to each dissenting shareholder who complied with the requirements set forth above the amount Cornerstone estimates to be the fair value of his or her shares, plus accrued interest. The payment will be accompanied by Cornerstone’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; a statement of Cornerstone’s estimate of the fair value of the shares and an explanation of how the fair value was calculated; an explanation of how the interest was calculated; a statement of the dissenter’s right to demand additional payment; and a copy of the applicable South Carolina statutes. If Cornerstone does not consummate the proposed merger within 60 days after the date set for demanding payment and depositing share certificates, Cornerstone, within the same 60 day period, shall return the deposited certificates and release the transfer restrictions imposed on the uncertificated shares. If the shareholder believes the amount paid or offered is less than fair value of his shares or that the interest due is calculated incorrectly, or Cornerstone fails to make payment or offer payment within 60 days after the date set for demanding payment, or if the merger is not consummated, Cornerstone fails to return the deposited certificates or release transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, he or she may notify Cornerstone in writing of his or her own estimate of fair value of his shares and amount of interest due and demand payment of his estimate (less the payment already received) or reject Cornerstone’s offer and demand payment of the fair value of his or her shares and interest due. However, a dissenting shareholder waives his or her right to demand additional payment if he or she fails to notify Cornerstone of his or her demand in writing within 30 days after Cornerstone made or offered payment for his or her shares. If a demand for additional payment remains unsettled, Cornerstone will commence a court proceeding within 60 days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and the accrued interest. If Cornerstone does not commence the proceeding within the 60 day period, Cornerstone shall pay each dissenter whose demand remains unsettled the amount demanded.

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Exercise of dissenters’ rights by holders of Cornerstone common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes. The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs against Cornerstone, except the court may access costs against some or all of the dissenting shareholders, in amounts the court finds equitable, to the extent the dissenting shareholders acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in the amounts the court finds equitable (a) against First Community or Cornerstone if the court finds that they did not comply substantially with Chapter 13 of the SCBCA or (b) against First Community, Cornerstone or the dissenting shareholders if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against First Community or Cornerstone, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel

Subject to the limitations, assumptions and qualifications described herein, in the opinion of Nelson Mullins Riley & Scarborough, LLP, the following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of Cornerstone common stock that exchange their shares in the merger. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations. The opinion of tax counsel for First Community is filed as Exhibit 8.1 to the registration statement on Form S-4 of which this document is a part. The opinion is based on representations, covenants and undertakings provided by First Community and Cornerstone and on customary factual assumptions. If any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. The opinion described above will not be binding on the IRS or any court. First Community and Cornerstone have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This summary is limited to U.S. holders (as defined below) that hold their shares of Cornerstone common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular Cornerstone shareholder or to Cornerstone shareholders that are subject to special rules under U.S. federal income tax laws, such as: shareholders that are not U.S. holders; financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; dealers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of Cornerstone; persons who hold Cornerstone common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of Cornerstone common stock through the exercise of an employee stock option or otherwise as compensation.

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In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any other U.S. federal tax consequences (such as gift or estate taxes) including any tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Code. Determining the actual tax consequences of the merger to each Cornerstone shareholder may be complex. They will depend on each Cornerstone shareholder’s specific situation and on factors that are not within the control of First Community or Cornerstone. Accordingly, each Cornerstone shareholder should consult his or her tax advisor with respect to the particular tax consequences of the merger to such holder.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Cornerstone common stock that for United States federal income tax purposes is: a citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds Cornerstone common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

Holders of Cornerstone common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

Tax Consequences of the Merger

The merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Consummation of the merger is conditioned upon First Community and Cornerstone each receiving a written tax opinion, dated the closing date of the merger, from their respective outside legal counsel to the effect that, based upon facts, representations and assumptions set forth in such opinions, (i) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) First Community and Cornerstone will each be a party to that reorganization within the meaning of Section 368(b) of the Code. An opinion of counsel represents the counsel’s best legal judgment and is not binding on the IRS or any court, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any such opinion. In addition, if any of the representations or assumptions upon which these opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each Cornerstone shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

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Tax Consequences to First Community and Cornerstone

Each of First Community and Cornerstone will be a party to the merger within the meaning of Section 368(b) of the Code, and neither First Community nor Cornerstone will recognize any gain or loss as a result of the merger.

Tax Consequences to Shareholders

The federal income tax consequences of the merger to a U.S. holder who exchanges Cornerstone stock in the merger generally will depend on whether the shareholder exchanges its Cornerstone common stock for cash, First Community common stock or a combination of cash and First Community common stock.

Exchange Solely for Cash. In general, if pursuant to the merger a U.S. holder exchanges all of its shares of Cornerstone common stock solely for cash, that shareholder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Cornerstone common stock surrendered. Such gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange and any gain or loss generally will be long-term capital gain or loss if the U.S. holder has held such stock for more than one year as of the merger date. If, however, the U.S. holder constructively owns shares of Cornerstone common stock that are exchanged for shares of First Community common stock in the merger or owns shares of First Community common stock actually or constructively after the merger, the consequences to that shareholder may be similar to the consequences described below under the heading “Exchange for First Community Common Stock and Cash,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that shareholder’s gain.

Exchange Solely for First Community Common Stock. If pursuant to the merger a U.S. holder exchanges all of its shares of Cornerstone common stock solely for shares of First Community common stock, that shareholder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of First Community common stock (as discussed below).

Exchange for First Community Common Stock and Cash. If pursuant to the merger a U.S. holder exchanges all of its shares of Cornerstone common stock for a combination of First Community common stock and cash, the U.S. holder generally will recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash received in exchange for the Cornerstone common stock in the merger (excluding any cash received in lieu of fractional shares of First Community common stock) and (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for Cornerstone common stock in the merger (excluding any cash received in lieu of fractional shares of First Community common stock) plus the fair market value of First Community common stock (including the fair market value of any fractional share) received in the merger (determined when the merger occurs), over (b) the U.S. holder’s tax basis in the Cornerstone common stock exchanged. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if the U.S. holder has held its Cornerstone common stock for more than one year as of the merger date. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the Cornerstone shareholder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “Possible Treatment of Cash as a Dividend.”

Possible Treatment of Cash as a Dividend. There are certain circumstances in which all or part of the gain recognized by a U.S. holder will be treated as a dividend rather than as capital gain. In general, such determination depends on whether, and to what extent, the merger reduces a U.S. holder’s percentage share ownership interest in First Community that the U.S. holder actually and constructively owns in comparison to the percentage interest the U.S. holder actually and constructively would have owned in First Community had such U.S. holder received only First Community common stock (and no cash) in the merger. Because the possibility of dividend treatment depends primarily upon a U.S. holder’s particular circumstances, including the application of certain constructive ownership rules, a U.S. holder should consult its own tax advisor regarding the potential income tax treatment by the U.S. holder of any gain recognized in connection with the merger.

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Cash Received in Lieu of a Fractional Share. If a U.S. holder receives cash in the merger instead of a fractional share interest in First Community common stock, the U.S. holder will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and the Cornerstone shareholder’s adjusted tax basis allocable to such fractional share. Except as described in the section entitled “Possible Treatment of Cash as a Dividend”, this gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder held its shares of Cornerstone common stock for more than one year.

Tax Basis in, and Holding Period for, First Community Common Stock. The aggregate tax basis of the First Community common stock received by a U.S. holder as a result of the merger (including any fractional share deemed received and redeemed as described above) will be the same as such shareholder’s aggregate tax basis in its Cornerstone common stock surrendered in the merger, decreased by the amount of cash received in exchange for such Cornerstone common stock (excluding any cash received in lieu of a fractional share of First Community common stock) and increased by the amount of gain, if any, recognized in the exchange (excluding any gain recognized with respect to fractional share of First Community common stock deemed sold in the merger). The holding period of the First Community common stock (including any fractional share deemed received and redeemed as described above) a U.S. holder receives as a result of the exchange will include the holding period of Cornerstone common stock surrendered in the merger. If a U.S. holder has differing bases or holding periods in respect of its shares of Cornerstone common stock, it should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of First Community common stock received in the exchange.

Backup Withholding and Information Reporting. A non-corporate U.S. holder may be subject under certain circumstances to information reporting and backup withholding (currently at a rate of 28%) on any cash payments received. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder (1) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or (2) provides proof that it is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

A Cornerstone shareholder who receives First Community common stock as a result of the merger will be required to retain records pertaining to the merger. Each Cornerstone shareholder who is required to file a U.S. federal income tax return and who is a “significant holder” will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such Cornerstone shareholder’s basis in the Cornerstone common stock surrendered and the fair market value of the First Community common stock and cash received in the merger. A “significant holder” is a holder of Cornerstone common stock who receives First Community common stock in the merger and who, immediately before the merger, owned at least 5% of the outstanding stock of Cornerstone or securities of Cornerstone with a basis for federal income tax purposes of at least $1 million.

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THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL INCOME TAX EFFECTS RELEVANT THERETO OR A DISCUSSION OF ANY OTHER TYPE OF TAXES. CORNERSTONE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Management and Operations after the Merger

Directors and Executive Officers of First Community. After the merger, the current directors of First Community will continue to serve as directors of the combined company.

Michael C. Crapps will continue to serve as President and Chief Executive Officer of First Community. Joseph G. Sawyer will continue to serve as Executive Vice President and Chief Financial Officer. David K. Proctor will continue to serve as Executive Vice President and Chief Credit Officer. J. Ted Nissen will continue to serve as Executive Vice President and Chief Commercial and Retail Banking Officer. Tanya A. Butts will continue to serve as Executive Vice President and Chief Operations Officer/Chief Risk Officer. Robin D. Brown will continue to serve as Executive Vice President and Chief Human Resources and Marketing Officer.

At the closing of the merger, J. Rodger Anthony, President and Chief Executive Officer of Cornerstone, will serve as a consultant with First Community for six months pursuant to a Consulting Agreement.

Interests of Executive Officers, Employees, and Directors of Cornerstone in the Merger

General. Some of the executive officers, employees and directors of Cornerstone may be deemed to have interests in the merger in addition to their interests as shareholders of Cornerstone generally. These interests include, among others, the appointment of Cornerstone directors to the Upstate Advisory Board of First Community Bank, proposed employee benefits for those who become employees of First Community or a First Community subsidiary after the merger, insurance coverage and indemnification for Cornerstone’s directors and officers, the entry into a consulting agreement with First Community by Cornerstone’s president and chief executive officer, change of control payments to executive officers of Cornerstone pursuant to existing change of control agreements with Cornerstone, and lump sum payments in exchange for outstanding Cornerstone stock options, as described below. Cornerstone’s board of directors was aware of these interests during its deliberations regarding the merits of the merger and when determining to recommend to Cornerstone shareholders that they vote in favor of the merger proposal.

Advisory Board. It is anticipated that the directors of Cornerstone in office immediately prior to the effective time of the merger will be invited to serve as First Community Bank’s Upstate Advisory Board and will be entitled to receive a fee of $200 for each advisory board meeting attended.

Employee Benefits. The merger agreement generally provides that First Community will furnish to those employees of Cornerstone who become employees of First Community or a First Community subsidiary after the effective time of the merger benefits on the same basis as it provides coverage to other First Community employees, and First Community will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitation or exclusion otherwise applicable under such plans to new employees not to apply to a Cornerstone employee or his or her covered dependents who were covered under a similar Cornerstone plan at the effective time of the merger. For purposes of eligibility and vesting under First Community’s employee benefit plans, service with Cornerstone prior to the effective time of the merger will be treated as service with First Community or its subsidiaries. First Community will use commercially reasonable efforts to cause any successor First Community employee benefit plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Cornerstone employee respecting his or her participation in the corresponding Cornerstone benefit plan during the plan year prior to the transition effective date.

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Change in Control Payments under Existing Change in Control Agreements of Cornerstone Executives. In 2007, Cornerstone entered into Change of Control Agreements with J. Rodger Anthony, its president and chief executive officer, Jennifer M. Champagne, its senior vice president and chief financial officer, and Susan S. Jolly, its senior vice president and senior lender (each referred to within this discussion as an “Executive”). The agreements automatically renew each year unless, at least 30 days prior to an annual anniversary date, Cornerstone gives notice that the agreements will not renew.

The agreements provide that, if there is a “change of control” of Cornerstone, the Executive will be entitled to a lump sum payment equal to a multiple of his or her annual salary in effect at the date of termination. For Mr. Anthony, this multiple is three times his annual salary then in effect; and for each of Mrs. Champagne and Mrs. Jolly, this multiple is one and one-half times her annual salary then in effect. If, however, the amount of any such lump-sum payment, plus any other amount treated as a parachute payment under Section 280G of the Internal Revenue Code equals or exceeds three times the base amount described in Section 280G of the Internal Revenue Code, then the amount due under the agreements will be adjusted to have a value for purposes of Section 280G of three times the base amount less $100. The Executive will also be entitled to any vested benefits under any retirement or benefit plan.

Any amounts paid pursuant to the agreements will be deemed severance pay, and the Executive will not be under any duty to mitigate damages and no income received by the Executive thereafter will reduce the amount owed to the Executive.

A “change of control” is deemed to occur under the agreements if either (i) voting control of more than 50% of the common stock of Cornerstone is acquired, directly or indirectly, by any person or group acting in concert, (ii) Cornerstone is merged with or into any other entity and Cornerstone is not the surviving entity of the merger, unless the shareholders of Cornerstone immediately prior to the merger continue to own more than 50% of the voting power of the stock of the surviving company, (iii) voting control of more than 50% of the common stock of any Cornerstone subsidiary by which Executive is principally employed is acquired, directly or indirectly, by any person or group acting in concert, or (iv) any Cornerstone subsidiary by which Executive is principally employed is merged with or into another entity which is not also a Cornerstone subsidiary and such subsidiary is not the surviving entity of the merger, unless immediately after the merger Cornerstone owns more than 50% of the voting power of the surviving company.

The merger will constitute a “change of control” under the Change of Control Agreements, and upon completion of the Merger, Mr. Anthony, Mrs. Champagne and Mrs. Jolly will receive payments under the agreements of $617,765, $211,050 and $209,475, respectively.

The foregoing is merely a summary of the Change of Control Agreements and is not intended to create any rights in any person, and is qualified in its entirety by reference to such agreements, the forms of which are filed with the SEC.

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Change in Control Compensation for Cornerstone Executive Officers. The following table sets forth the estimated potential severance benefits and other “golden parachute” compensation payable to Cornerstone’s named executive officers in connection with the merger. This table does not include the value of benefits that are vested without regard to the occurrence of the merger:

Name	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
J. Rodger Anthony	$617,765	—	—	—	—	—	$617,765

Jennifer M. Champagne	211,050	—	—	—	—	—	211,050

Susan S. Jolly	209,475	—	—	—	—	—	209,475

Split Dollar Life Insurance. Cornerstone has purchased split dollar life insurance policies covering Mr. Anthony, Mrs. Champagne and Mrs. Jolly, and entered into agreements with each of them relating to these policies. Cornerstone owns these life insurance policies and paid for them in full when it purchased them in 2004. The agreements provide that death proceeds under the policies will be divided between Cornerstone and the respective beneficiaries of Mr. Anthony, Mrs. Champagne and Mrs. Jolly. If, at the time of death, Mr. Anthony is either employed by Cornerstone, retired from employment with Cornerstone, or has been terminated from employment with Cornerstone as a result of disability before age 65, his beneficiary will receive the total death proceeds under the policy, less the policy surrender value, Cornerstone will receive the remainder of the proceeds (which will be at least the surrender value), and Cornerstone and his beneficiary will share any interest due on the death proceeds on a pro rata basis. If, at the time of death, Mrs. Champagne or Mrs. Jolly is currently employed by Cornerstone, retired from employment with Cornerstone, or has been terminated from employment with Cornerstone as a result of disability before age 65, her beneficiary will be entitled to an amount equal to two times her final base salary if the death occurs on or before the insured’s 65th birthday or one and one-half times her final base salary if the death occurs after the insured’s sixty-fifth birthday, Cornerstone will receive the remainder of the proceeds (which will be at least the policy surrender value), and Cornerstone and her beneficiary will share any interest due on the death proceeds on a pro rata basis. The executive’s interest fully vests upon completion of five years continuous service, or immediately upon a change of control. Mr. Anthony, Mrs. Champagne and Mrs. Jolly are all fully vested.

The foregoing is merely a summary of the Split Dollar Life Insurance Agreements and is not intended to create any rights in any person, and is qualified in its entirety by reference to such agreements, the forms of which are filed with the SEC.

Insurance and Indemnification. First Community has agreed to provide directors’ and officers’ insurance coverage for directors and officers of Cornerstone and Cornerstone Bank, by purchasing or directing Cornerstone to purchase, at First Community’s election, continuation coverage under Cornerstone’s current policy for directors and officers for a period of not less than six years after the effective time of the merger. First Community has also agreed to indemnify the present and former directors, officers, and employees of Cornerstone and Cornerstone Bank against all liabilities and damages for all acts or omissions arising out of service for Cornerstone or, at Cornerstone’s request, for another entity, occurring at or prior to the merger to the fullest extent permitted under the SCBCA, Section 402 of the Sarbanes-Oxley Act, the federal securities laws and FDIC Regulations Part 359, the rules and regulations of any other regulatory authority, and by Cornerstone’s articles of incorporation and bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, First Community has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

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Stock Options. The directors and executive officers of Cornerstone held options to purchase an aggregate of 30,525 shares of common stock as of April 11, 2017, all of which were fully vested. As described above under the caption “Proposal No. 1—The Merger—Conversion of Stock; Treatment of Stock Options,” each outstanding, whether or not exercisable, option to acquire Cornerstone common stock granted pursuant to certain stock option agreements entered into by Cornerstone and the directors and executive officers of Cornerstone will be cancelled immediately prior to the effective time of the merger in exchange for a cash payment equal to the product obtained by multiplying (1) the number of shares of Cornerstone common stock underlying such holder’s options by (2) the excess, if any, of the fair market value per share (as defined below) minus the exercise price per share under such option (provided, that if the fair market value per share does not exceed the exercise price per share of a particular option, then by $0.01). The fair market value per share for purposes of this calculation is the sum of (x) $11.00 multiplied by 0.30, plus (y) the product of the volume weighted average price (rounded up to the nearest cent) of First Community common stock on The NASDAQ Capital Market during the 10 consecutive trading days ending on the fifth trading day immediately prior to the date on which the effective time of the merger occurs, multiplied by the exchange ratio (0.54), multiplied by 0.70.

The following table sets forth the total number of Cornerstone stock options held by each of the executive officers and non-employee directors of Cornerstone and the estimated value of the total payment for the executive’s or non-employee director’s options in connection with the merger. All of the outstanding options were fully vested as of April 11, 2017. The estimated value of the payments is based on the relevant merger consideration value of $11.00.

Executives	Total Options (#)	Options Vested (#)	Options that Vest In Connection with the Merger [#]	Estimated Value of Total Payment for Options In Connection With the Merger ($)
J. Rodger Anthony	5,550	5,550	—	$7,104
Jennifer M. Champagne	5,550	5,550	—	$7,104
Susan S. Jolly	5,550	5,550	—	$7,104
Directors
J. Samuel Cox	—	—	—	$—
J. Bruce Gaston	2,775	2,775	—	$3,552
S. Ervin Hendricks Jr.	2,775	2,775	—	$3,552
Joe E. Hooper	2,775	2,775	—	$3,552
Ronnie L. Smith	—	—	—	$—
John M. Warren, Jr.	2,775	2,775	—	$3,552
George I. Wike, Jr.	2,775	2,775	—	$3,552

Redemption of Cornerstone Series A Preferred Stock. As reflected in the section “Security Ownership of Certain Beneficial Owners and Management of Cornerstone,” several directors and executive officers of Cornerstone, among other persons, own shares of Cornerstone Series A Preferred Stock. The merger agreement requires Cornerstone to use its reasonable best efforts to redeem all of the outstanding shares of Cornerstone Series A Preferred Stock prior to the effective time of the merger, subject, however, to the receipt of all required consents, approvals, and authorization of, and there being no objection to such redemption by, the Federal Reserve. The redemption price of the Series A Preferred Stock, as provided in the Amendment to Cornerstone’s Articles of Incorporation authorizing such series, is $1,000 per share plus any accrued and unpaid dividends to the date fixed for redemption. Messrs. Anthony, Gaston, Hooper and Warren and Mmes. Champagne and Jolly own Series A Preferred Stock.

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Consulting Agreement with J. Rodger Anthony. Mr. Anthony currently serves as the president and chief executive officer and as a director of Cornerstone and Cornerstone Bank. Simultaneously with the execution of the merger agreement, Mr. Anthony executed a consulting agreement with First Community Bank that will become effective immediately prior to the effective time of the merger. The consulting agreement will have a six-month term, subject to early termination for death or disability, and will require Mr. Anthony to, among other things, introduce current Cornerstone customers, employees, and shareholders to First Community and assist in their transition to First Community, facilitate the disposition of other real estate owned of Cornerstone Bank, and assist with other merger integration matters to ensure a successful integration of Cornerstone into First Community. Under the consulting agreement, Mr. Anthony will receive compensation in the amount of $3,000 per month or the pro rata portion of a month based on the number of business days for which he provides services to First Community Bank, and First Community Bank will reimburse him for reasonable business expenses. The consulting agreement also restricts Mr. Anthony’s ability to compete with First Community Bank or solicit its customers or employees for the later of two years following the effective time of the merger or one year following the expiration of the term of the consulting agreement or any earlier termination of the consulting agreement.

Employment of Susan S. Jolly. Prior to execution of the merger agreement, First Community discussed with Susan S. Jolly, Cornerstone’s Senior Vice President and Senior Lender and a director, employing Mrs. Jolly as a senior commercial banker of First Community Bank after effectiveness of the merger.  Subsequent to execution of the merger agreement, First Community Bank agreed, after effectiveness of the merger, to employ Mrs. Jolly on an at-will basis as a senior vice president and to compensate her at the same annual salary as her current salary of $139,650, and to provide her benefits commensurate with those provided to other similarly situated employees of First Community Bank.

Non-Solicitation or Non-Competition Agreements with Cornerstone Executives and Directors.

Non-Solicitation Agreement with Jennifer M. Champagne. As an inducement to and a condition of First Community’s willingness to enter into the merger agreement and consummate the merger, Jennifer M. Champagne, senior vice president and chief financial officer of Cornerstone, entered into a non-solicitation agreement with First Community that will prohibit her from recruiting employees and soliciting customers of First Community until the later of two years after the merger or one year following the termination of her service as an employee, a consultant, and an advisory director of First Community Bank (if applicable). She will also be subject to confidentiality obligations during this term.

Non-Competition Agreement with Susan S. Jolly. As an inducement to and a condition of First Community’s willingness to enter into the merger agreement and consummate the merger, Susan S. Jolly, senior lender of Cornerstone Bank, entered into a non-competition agreement with First Community that will prohibit her from recruiting employees of First Community until the later of 24 months after the merger or 12 months following the termination of her service as an employee, a consultant and an advisory director of First Community Bank (if applicable), and will prohibit her from soliciting customers of First Community until the later of 18 months after the merger or one year following the termination of her service as an employee, a consultant, and an advisory director of First Community Bank (if applicable). She will also be subject to confidentiality obligations during this term. The agreement will also prohibit her from competing against First Community in Anderson, Greenville, and Pickens Counties of South Carolina until the later of 18 months after the merger or one year following the termination of her service as an employee, a consultant, and an advisory director of First Community Bank (if applicable); provided, however, that if her service as an employee, a consultant, and an advisory director of First Community Bank (if applicable) is terminated by First Community without cause, the restrictive period will be reduced to six months following such termination of service.

Non-Competition Agreements with Cornerstone Directors Other Than Jennifer M. Champagne and Susan S. Jolly. As an inducement to and a condition of First Community’s willingness to enter into the merger agreement and consummate the merger, the directors of Cornerstone, other than Jennifer M. Champagne and Susan S. Jolly, have each entered into a non-competition agreement with First Community that will restrict their ability to enter into certain competitive business activities until the later of two years after the merger or six months following the termination of their service as an advisory board member of First Community Bank (if applicable). During this term, the directors will be prohibited from recruiting employees, soliciting customers, or competing with First Community within Anderson, Greenville, and Pickens Counties of South Carolina. The directors will also be subject to confidentiality obligations during this term.

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Merger Consideration to be Received by Cornerstone Directors and Executive Officers in Exchange for Their Shares of Cornerstone Common Stock and Options. Cornerstone’s directors and executive officers will be entitled to receive the same merger consideration for their shares of Cornerstone common stock as all other holders of Cornerstone common stock, and will be entitled to choose among cash, First Community common stock, or a combination of cash and common stock on the same basis as all other Cornerstone shareholders.

Conditions to Consummation

The obligations of Cornerstone and First Community to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including, among others:

•	Cornerstone shareholders must have approved the merger agreement;

•	The required regulatory approvals described under “The Merger—Regulatory Matters” must have been received, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of First Community, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement such that, had First Community known about such condition or requirement, it would not have entered into the merger agreement;

•	Each party must have received all consents (other than those described in the preceding paragraph) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of First Community, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement such that, had First Community known about such condition or requirement, it would not have entered into the merger agreement;

•	The registration statement registering the shares of First Community common stock to be received by Cornerstone shareholders, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement may have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the registration statement may have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the shares of First Community common stock issuable pursuant to the merger must have been received;

•	No court or regulatory authority may have taken any action which prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the merger agreement;

•	First Community must have filed with The NASDAQ Capital Market a notification form for the listing of the shares of First Community common stock to be delivered to the shareholders of Cornerstone as merger consideration, and The NASDAQ Capital Market shall not have objected to the listing of such shares of First Community common stock;

•	Each party’s representations and warranties must remain accurate, and each party must have performed all of the agreements and covenants to be performed by it pursuant to the merger agreement and must have delivered certificates confirming satisfaction of the foregoing requirements and certain other matters;

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•	Neither party shall have experienced a material adverse effect since December 31, 2016;

•	First Community must have received from Cornerstone the required executed consulting agreement, non-solicitation agreement, non-competition agreements, acknowledgment and agreements, support agreements, and claims letters by the appropriate executive officers and directors of Cornerstone;

•	Cornerstone must not have received notice from its holders of Cornerstone common stock of their intent to exercise their dissenters’ rights with respect to shares that represent more than an aggregate of 10% of the outstanding shares of Cornerstone common stock;

•	Cornerstone’s shareholders equity must not be less than $18,241,688, without giving effect to reasonable expenses incurred by Cornerstone in connection with the merger, accumulated other comprehensive income or the redemption of Cornerstone’s Series A preferred stock, and Cornerstone Bank’s allowance for loan losses must have been maintained in a manner consistent with GAAP, applicable regulatory guidelines and accounting principles, and past practices of Cornerstone Bank;

•	No directors or executive officers of Cornerstone shall have exercised any stock options for the purchase of Cornerstone common stock following the execution of the merger agreement;

•	First Community shall pay the merger consideration as provided by the merger agreement; and

•	All parties must stand ready to consummate the bank merger immediately following the merger.

No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of such parties’ shareholders.

Representations and Warranties Made by First Community and Cornerstone in the Merger Agreement

First Community and Cornerstone have made certain customary representations and warranties to each other in the merger agreement. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A.

Regulatory Matters

First Community is responsible for filing all applications necessary to obtain any required regulatory approvals of the transactions contemplated by the merger agreement as soon as reasonably practicable after the date thereof.

Completion of the merger between First Community and Cornerstone is subject to the prior receipt of all consents or approvals of, or the provision of notices to, federal and state authorities required to complete the merger. The merger is subject to the provision of notice to the Federal Reserve because the merger qualifies as a “waiver transaction” under applicable Federal Reserve rules and regulations. First Community filed notice with the Federal Reserve on June 26, 2017, and on July 6, 2017, the Federal Reserve advised First Community of its non-objection to characterization of the merger as a “waiver transaction” and consummation of the merger without a formal application.

Under the merger agreement, it is contemplated that Cornerstone Bank will be merged with and into First Community Bank immediately following the consummation of the merger of Cornerstone and First Community. The bank merger is subject to the prior approvals of the FDIC and the SCBFI. First Community Bank filed the applications with the FDIC and with the SCBFI on May 22, 2017. As of the date of this proxy statement/prospectus, neither the FDIC nor the SCBFI had granted its approval. FDIC approval or possible approval of the combination: (i) reflects only the view that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness; (ii) is not an opinion that the proposed combination is financially favorable to the shareholders or that the FDIC has considered the adequacy of the terms of the transaction; and (iii) is not an endorsement of, or recommendation for, the combination.

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Amendment, Waiver, and Termination

To the extent permitted by law, Cornerstone and First Community, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of Cornerstone shareholders or First Community shareholders. However, after the approval of the merger by Cornerstone shareholders, no amendment may decrease or modify the consideration to be received without the further approval of Cornerstone shareholders.

Prior to or at the effective time of the merger, either Cornerstone or First Community may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

The merger agreement may be terminated, and the merger abandoned, at any time prior to its effective time, by mutual consent of the boards of directors of Cornerstone and First Community. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time of the merger by either Cornerstone or First Community if:

•	the other party breaches any representation, warranty or covenant in the merger agreement which cannot be or is not cured within 30 days of notice of such breach; provided, that such breach is reasonably likely to have a material adverse effect on such breaching party or to prevent such breaching party from complying in all material respects with its covenants;

•	any consent of any regulatory authority required for consummation of the merger is denied by final nonappealable action of the regulatory authority or if any action taken by the regulatory authority is not appealed within the time limit for appeal; any law or order permanently prohibiting the merger shall have become final and nonappealable; or Cornerstone shareholders fail to approve the merger agreement at the special shareholders’ meeting; or

•	the merger has not been consummated by February 28, 2018.

Notwithstanding approval of the merger by Cornerstone shareholders, First Community may terminate the merger if:

•	the board of directors of Cornerstone withdraws, qualifies, or modifies, or proposes publicly to withdraw, quality or modify, in a manner adverse to First Community, its recommendation that the Cornerstone shareholders approve the merger agreement, or approves or recommends, or proposes publicly to approve or recommend an acquisition proposal by any other person;

•	the board of directors of Cornerstone fails to reaffirm its recommendation that the Cornerstone shareholders approve the merger agreement within 10 business days after First Community requests such reaffirmation at any time following the public announcement of an acquisition proposal by any other person;

•	Cornerstone fails to comply in all material aspects with Section 7.1 (Shareholder Approvals) or 7.3 (Other Offers, etc.) of the merger agreement regarding obtaining shareholder approval for the merger agreement and solicitation of other offers for an acquisition of Cornerstone; or

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•	Cornerstone has received notice from its holders of Cornerstone common stock of their intent to exercise their dissenters’ rights with respect to shares that represent more than an aggregate of 10% of the outstanding shares of Cornerstone common stock.

In this event, Cornerstone must pay First Community a termination fee of $950,000.

Cornerstone can also terminate the merger agreement if it receives an acquisition proposal from a third party that is superior to First Community’s proposal and concludes after receiving legal and financial advice that the board of directors would be in breach of its fiduciary duties if the board of directors did not accept the superior proposal; provided, however, First Community would then have the opportunity to match the superior proposal in order to proceed with the merger. In this event, Cornerstone must pay First Community a termination fee of $950,000.

In addition, if (i) an acquisition proposal with respect to Cornerstone is communicated to the shareholders, senior management, or board of directors of Cornerstone or any person publicly announces an intention to make an acquisition proposal with respect to Cornerstone after the date of the merger agreement, (ii) the merger agreement is then terminated due to a failure to obtain the Cornerstone shareholder vote, a material breach of the merger agreement by Cornerstone, or failure to close the merger by February 28, 2018, and (iii) within one year after the termination of the merger agreement, Cornerstone consummates an acquisition transaction or enters into an acquisition agreement that is ultimately consummated, then it must pay the $950,000 termination fee to First Community.

Conduct of Business Pending the Merger

Under the merger agreement, both parties have agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of the other party, to:

•	operate its business only in the usual, regular, and ordinary course;

•	use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights and franchises;

•	use commercially reasonable efforts to cause its representations and warranties to be correct at all times; and

•	take no action which would (1) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of the board of directors of First Community, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement such that, had First Community known of such condition or requirement, it would not have entered into the merger agreement, or (2) adversely affect in any material respect the ability of either party to perform its covenants and agreements under the merger agreement.

In addition, Cornerstone has agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of First Community, to:

•	use its best efforts to provide all information requested by First Community related to loans or other transactions made by Cornerstone to a person with a total relationship credit commitment exceeding $500,000;

•	provide written notice to First Community prior to entering into or making any loans or other transactions with a person with a total relationship credit commitment exceeding $250,000 other than residential mortgage loans for which Cornerstone has a commitment to buy from a reputable investor; and

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•	consult with First Community prior to entering into or making any loans that exceed regulatory loan to value guidelines;

In addition, Cornerstone has agreed in the merger agreement not to take certain actions relating to the operation of its business pending consummation of the merger without the prior consent of First Community. Such actions include, among others:

•	amending the articles of incorporation, bylaws, or other governing corporate instruments;

•	incurring any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $200,000, except in the ordinary course of business consistent with past practices, or allowing the imposition of a lien on any asset;

•	repurchasing, redeeming, or otherwise acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans and the redemption of the outstanding Cornerstone Series A preferred stock) any shares (or securities convertible into any shares) of capital stock or paying any dividend on common stock (other than accrued dividends on the Cornerstone Series A preferred stock);

•	except for the merger agreement, issuing, selling, pledging, encumbering, authorizing the issuance of, entering into any contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Cornerstone common stock, any other capital stock of any Cornerstone entity, or any right;

•	adjusting, splitting, combining, or reclassifying any capital stock or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, shares of common stock, or selling, leasing, mortgaging, or otherwise disposing of any shares or assets other than in the ordinary course for reasonable and adequate consideration;

•	except for purchases of U.S. government securities or U.S. government agency securities, which in either case have maturities of two years or less, purchasing any securities or making any material investments, except in the ordinary course of business consistent with past practice, either by purchasing stock or securities, contributing to capital, transferring assets, or purchasing any assets, in any person or otherwise acquiring direct or indirect control over any person other than in connection with foreclosures of loans in the ordinary course of business;

•	except as contemplated by the merger agreement, granting any bonuses or increase in compensation or benefits to employees, officers, or directors (except, with respect to employees who are not directors or officers, in accordance with past practice and, with respect to officers and directors, as previously disclosed), committing or agreeing to pay any severance or termination pay, change in control, or any stay or other bonus to any director, officer, or employee (except as previously disclosed), entering into, terminating or amending any retention, severance change in control or employment agreements, changing any fees or other compensation or other benefits to directors, or, except in order to cancel Cornerstone stock options as contemplated by the merger agreement, waiving any stock repurchase rights, accelerating, amending, or changing the exercisability period of any right or restricted stock, repricing options or warrants, or authorizing cash payments in exchange for any rights, or accelerating, vesting, or committing or agreeing to accelerate or vest any amounts, benefits, or rights;

•	entering into or amending (unless required by law or the merger agreement) any employment contract that does not have the unconditional right to terminate without certain liability;

•	subject to certain exceptions, adopting any new employee benefit plan or terminating or withdrawing from or materially changing any existing plan or program;

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•	making any change in tax or accounting methods or systems of internal accounting controls, except for any change required by law, regulatory accounting requirements, or generally accepted accounting principles, or at the specific request of First Community;

•	commencing any litigation other than in accordance with past practice or settling any litigation for money damages in excess of any amount covered by insurance plus the amount of any deductible or retainage or restrictions on operations;

•	entering into, modifying, amending, or terminating any material contracts other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum, subject to certain exceptions;

•	except to satisfy a commitment made before the date of the merger agreement, making, renegotiating, renewing, increasing, extending, modifying, or purchasing any loan or credit to any borrower or making any commitment in respect of the foregoing, except, with respect to any extension of credit to a person with a total relationship commitment amount equal to or less than $1,000,000 (provided, that extensions of credit equal to or less than $25,000 to a person with a total relationship commitment amount exceeding $1,000,000 shall not be subject to the prior written consent of First Community), in conformity with existing lending policies and policies, or waiving, releasing, compromising, or assigning any material rights or claims or making any adverse changes in the mix, rates, terms, or maturities of its deposits or other liabilities;

•	making or increasing any loans or other extensions of credit or the commitment to do so to any director or executive officer of Cornerstone or Cornerstone Bank or any entity controlled by a director or executive officer, except for loans or extensions of credit made on terms generally available to the public and other than renewals of existing loans or commitments;

•	restructuring or materially changing its investment securities portfolio or its interest rate risk position through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	making any capital expenditures in excess of $10,000 (individually or in the aggregate) over the amount set forth in the budget provided to First Community prior to the date of the merger agreement and thereafter approved by First Community, other than pursuant to binding commitments as of April 11, 2017, and other expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

•	establishing or committing to establish any new branch or office facility or filing any application to relocate or terminate the operation of any banking office;

•	taking any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of the merger agreement;

•	knowingly taking any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	agreeing to take, making any commitment to take, or adopting any resolutions in support of any actions prohibited by any of these covenants;

•	maintaining Cornerstone Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices, and methods consistent with past practices; or

•	taking any action or failing to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the merger.

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In addition, Cornerstone has agreed that neither it, nor its affiliates or representatives, will solicit an acquisition proposal (generally, a tender offer or proposal for a merger, asset acquisition, or other business combination), other than the transactions contemplated by the merger agreement. Pursuant to the merger agreement, except to the extent necessary to comply with the fiduciary duties of their board of directors, neither Cornerstone, nor any affiliate or representative of such party, will, prior to the shareholder vote on the merger agreement and subject to certain exceptions, furnish any non-public information that it is not legally obligated to furnish, or negotiate with respect to, or enter into any contract with respect to, any acquisition proposal. In the merger agreement, Cornerstone also agreed to terminate any existing negotiations with any other parties with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives to comply with any of the foregoing.

Expenses and Fees

The merger agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

The merger agreement provides for the payment of a $950,000 termination fee to First Community, if (i) the board of directors of Cornerstone withdraws, qualifies, or modifies, or proposes publicly to withdraw, quality or modify, in a manner adverse to First Community, its recommendation that the Cornerstone shareholders approve the merger agreement, or approves or recommends, or proposes publicly to approve or recommend an acquisition proposal by any other person; (ii) the board of directors of Cornerstone fails to reaffirm its recommendation that the Cornerstone shareholders approve the merger agreement within 10 business days after First Community requests such reaffirmation at any time following the public announcement of an acquisition proposal by any other person; (iii) Cornerstone fails to comply in all material aspects with Section 7.1 (Shareholder Approvals) or 7.3 (Other Offers, etc.) of the merger agreement regarding obtaining shareholder approval for the merger agreement and solicitation of other offers for an acquisition of Cornerstone; or (iv) Cornerstone has received notice from its holders of Cornerstone common stock of their intent to exercise their dissenters’ rights with respect to shares that represent more than an aggregate of 10% of the outstanding shares of Cornerstone common stock. In addition, Cornerstone must pay First Community the $950,000 termination fee to First Community if it terminates the merger agreement following receipt of an acquisition proposal from a third party that is superior to First Community’s proposal and concludes after receiving legal and financial advice that the board of directors would be in breach of its fiduciary duties if the board of directors did not accept the superior proposal. Also, if (i) an acquisition proposal with respect to Cornerstone is communicated to the shareholders, senior management, or board of directors of Cornerstone or any person publicly announces an intention to make an acquisition proposal with respect to Cornerstone after the date of the merger agreement, (ii) the merger agreement is then terminated due to a failure to obtain the Cornerstone shareholder vote, a material breach of the merger agreement by Cornerstone, or failure to close the merger by June 30, 2016, and (iii) within one year after the termination of the merger agreement, Cornerstone consummates an acquisition transaction or enters into an acquisition agreement that is ultimately consummated, then it must pay the $950,000 termination fee to First Community.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting within generally accepted accounting principles. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Cornerstone as of the effective date of the merger will be recorded at their respective fair values and added to those of First Community. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of First Community issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Cornerstone before the effective date of the merger.

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COMPARATIVE RIGHTS OF FIRST COMMUNITY AND CORNERSTONE SHAREHOLDERS

At the effective time of the merger, holders of Cornerstone common stock who elect to receive First Community common stock as merger consideration, or who otherwise receive First Community common stock due to the proration of their cash merger consideration election as described elsewhere in this proxy statement/prospectus, will become holders of First Community common stock. The following is a summary of the material differences between the rights of holders of First Community common stock and the rights of holders of Cornerstone common stock. The rights of holders of First Community common stock and those of holders of Cornerstone common stock arise from the South Carolina Business Corporation Act (“SCBCA”), in addition to differing provisions of their respective articles of incorporation and bylaws.

This summary does not purport to be a complete description of the provisions affecting and differences between the rights of First Community shareholders and Cornerstone shareholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the SCBCA and to the governing corporate documents of First Community and Cornerstone, to which the shareholders of Cornerstone are referred.

Authorized Capital Stock

First Community

First Community is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, of which 6,697,130 shares were issued and outstanding as of March 31, 2017, and of which no shares are reserved for issuance pursuant to outstanding First Community options and 97,180 are reserved for issuance pursuant to outstanding First Community warrants, and 10,000,000 shares of preferred stock, par value $1.00, of which no shares are issued and outstanding. First Community’s shareholders do not have preemptive rights. First Community’s shares of common stock are not assessable.

Cornerstone

Cornerstone is authorized to issue 20,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock. As of March 31, 2017, there were 2,320,991 shares of Cornerstone common stock outstanding and 1,038 shares of Cornerstone preferred stock outstanding. Cornerstone’s shareholders do not have preemptive rights. Cornerstone’s shares of common stock are nonassessable.

Size of Board of Directors

First Community

First Community’s articles of incorporation provide that the board must consist of not less than nine directors and no more than 25 directors, with the exact number fixed by the board of directors. First Community’s board of directors is currently comprised of 15 persons. Following the merger, no Cornerstone directors will be joining the First Community board.

Cornerstone

The articles of incorporation of Cornerstone provide that the board of directors has the power to set the number of directors from time to time at six or more directors. The Cornerstone board of directors is currently comprised of 10 directors.

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Classification of Directors

First Community

First Community’s articles of incorporation divide the board of directors into three classes with staggered terms so that the terms of only approximately one-third of the board members expire at each annual meeting. Each director serves for a three-year term ending on the date of the third annual meeting following the meeting at which such director was elected.

Cornerstone

So long as Cornerstone has six or more directors, the directors shall be divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. Cornerstone has 10 directors and, therefore, has a staggered board of directors.

Election of Directors

First Community

First Community’s bylaws also provide that the directors will be elected by a plurality of the votes cast at each annual meeting, with the nominees receiving the highest number of votes being elected as directors.

Cornerstone

Cornerstone’s bylaws provide that directors will be elected at each annual meeting by a plurality of the votes cast.

Removal of Directors

First Community

First Community’s articles of incorporation provide that the shareholders do not have the right to remove any one or all of the directors prior to the end of their term of office except by the affirmative vote of the holders of at least sixty-six and two-thirds of the shares entitled to vote at an election of directors.

Cornerstone

Under the articles of incorporation and bylaws of Cornerstone, the shareholders entitled to vote for the election of directors may remove a director, with or without cause; provided, however, an affirmative vote of 80 percent of the outstanding shares of Cornerstone common stock is required to remove any or all of the directors without cause.

Filling Vacancies on the Board of Directors

First Community

First Community’s bylaws provide that (a) the office of a director shall become vacant if he dies, resigns, or is removed from office, and (b) the board of directors may declare vacant the office of a director if (i) he is interdicted or adjudicated an incompetent, (ii) an action is filed by or against him, or any entity of which he is employed as his principal business activity, under the bankruptcy laws of the United States, (iii) in the sole opinion of the board of directors he becomes incapacitated by illness or other infirmity so that he is unable to perform his duties for a period of six months or longer, or (iv) he ceases at any time to have the qualifications required by law, the articles of incorporation or the bylaws. The remaining directors may, by a majority vote, fill any vacancy on the board of directors (including any vacancy resulting from an increase in the authorized number of directors, or from the failure of the shareholders to elect the full number of authorized directors) for an unexpired term; provided that the shareholders shall have the right at any special meeting called for such purpose prior to action by the board of directors to fill the vacancy.

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Cornerstone

The remaining directors, although less than a quorum, may by majority vote choose a successor or successors to fill any vacancy of the Cornerstone board of directors, and any director so chosen shall hold office until the next annual meeting of shareholders and until a successor is duly elected and qualified, unless sooner displaced. If the directors remaining in office are unable, by majority vote, to fill such vacancy within 30 days of the occurrence thereof, the president or the secretary may call a special meeting of the shareholders at which such vacancy shall be filled. The Cornerstone board of directors may increase or decrease by not more than 30 percent the number of directors last approved by the shareholders. Any vacancy on the board of directors created by the increase in the number of directors may be filled by a majority vote of the board of directors or by the shareholders. Any director elected to fill a vacancy created by an increase in the number of directors shall serve until the next annual meeting of shareholders.

Nomination of Director Candidates

First Community

First Community’s bylaws provide that nomination of persons to serve as directors of the company, other than those made by or on behalf of the board of directors, must be made in writing and delivered either by personal delivery or by United States mail, postage prepaid, return receipt requested, to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. The chairman of any such meeting, for good cause shown and with proper regard for the orderly conduct of business at the meeting, may waive in whole or in part the operation of these procedures.

Notwithstanding the above, if the First Community or First Community Bank is subject to the requirements of Section 914 of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, then no person may be nominated by a shareholder for election as a director at any meeting of shareholders unless the shareholder furnishes the written notice required as described above to the secretary of the company at least 90 days prior to the date of the meeting and the nominee has received regulatory approval to serve as a director prior to the date of the meeting.

Cornerstone

Cornerstone’s articles of incorporation and bylaws do not contain advance notice provisions with respect to shareholder proposals. However, shareholder nominations for directors must be received by Cornerstone at least 90 days prior to any meeting called for the election of directors, must be in writing, and must include any information required by Cornerstone’s bylaws.

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Shareholder Action Without Meeting

First Community

First Community’s articles of incorporation provide that shareholder action by written consent in lieu of a meeting is permitted only if such consent is unanimous.

Cornerstone

Whenever by any provision of law the vote of Cornerstone shareholders at a meeting is required or permitted to be taken in connection with any corporate action, the meeting and vote of shareholders may be dispensed with if all the shareholders who would have been entitled to vote on the action if such meeting were held consent in writing to such corporate action being taken.

Calling Meetings of Shareholders

First Community

First Community’s bylaws provide that special meetings of the shareholders, for any purpose or purposes, unless otherwise required by the SCBCA, the articles of incorporation, or the bylaws, may be called by the chief executive officer, the president, the chairman, or a majority of the board of directors. In addition, First Community shall, if and to the extent that it is required by applicable law, hold a special meeting of shareholders if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at such special meeting sign, date and deliver to the secretary of the company one or more written demands for the meeting. Such written demands shall be delivered to the secretary by certified mail, return receipt requested. Such written demands sent to the secretary shall set forth as to each matter the shareholder or shareholders propose to be presented at the special meeting (i) a description of the purpose or purposes for which the meeting is to be held (including the specific proposal(s) to be presented); (ii) the name and record address of the shareholder or shareholders proposing such business; (iii) the class and number of shares of the company that are owned of record by the shareholder or shareholders as of a date within 10 days of the delivery of the demand; (iv) the class and number of shares of the company that are held beneficially, but not held of record, by the shareholder or shareholders as of a date within 10 days of the delivery of the demand; and (v) any interest of the shareholder or shareholders in such business. Any such special shareholders’ meeting shall be held at a location designated by the board of directors. The board of directors may set such rules for any such meeting as it may deem appropriate, including when the meeting will be held (subject to any requirements of the SCBCA), the agenda for the meeting (which may include any proposals made by the board of directors), who may attend the meeting in addition to shareholders of record and other such matters.

Cornerstone

Cornerstone’s bylaws provide that special meetings of the Cornerstone shareholders may be called by the president or the chairman of the board of directors or a majority of the directors and must be called by the president or secretary at the request in writing of a majority of the directors, or at the request in writing of shareholders owning at least 10 percent in amount of the shares of Cornerstone common stock issued and outstanding and entitled to vote.

Indemnification of Directors, Executive Officers, and Employees

First Community

First Community’s bylaws provide that First Community shall indemnify, to the fullest extent provided by law, all directors, officers, employees, agents of the corporation and any person who, at the corporation’s request, is or was serving as director, officer, partner, trustee, employee or agent of another corporation or entity, against liability and expenses in any proceeding arising out of their status or activities in any of the foregoing capacities, provided that the party (i) conducted himself in good faith, (ii) reasonably believed: (A) in the case of conduct in his official capacity with First Community, that his conduct was in its best interest; and (B) in all other cases, that his conduct was at least not opposed to its best interest; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

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Cornerstone

Neither Cornerstone’s articles of incorporation nor its bylaws has a provision relating to indemnification of directors, officers, employees or agents of Cornerstone. However, under the SCBCA, Cornerstone has the authority to indemnify a director, officer, employee or agent against liability and expenses in any proceeding arising out of his or her status as such, provided that the individual (i) conducted himself or herself in good faith, (ii) reasonably believed: (A) in the case of conduct in his or her official capacity with Cornerstone, that his or her conduct was in its best interest, and (B) in all other cases, that his or her conduct was at least not opposed to its best interest; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Under the SCBCA, Cornerstone is required to indemnity a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because of his or her status as a director against reasonable expenses incurred in connection with the proceeding.

Limitation of Liability for Directors

First Community

First Community’s articles of incorporation provide that, to the maximum extent permitted from time to time by the SCBCA, no director shall be personally liable to First Community or its shareholders for monetary damages for a breach of a fiduciary duty as a director, except that a director may be liable (i) for any breach of the director’s duty of loyalty to First Community or its shareholders, (ii) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (iii) for any transaction from which the director derives any improper personal benefits.

Cornerstone

Cornerstone’s articles of incorporation provide that, to the maximum extent permitted by the SCBCA, no director of Cornerstone shall be personally liable for monetary damages to Cornerstone or its shareholders for breach of fiduciary duty as a director occurring after the effective date of the articles of incorporation.

Amendment to Articles of Incorporation

First Community

The SCBCA provides that a South Carolina corporation’s articles of incorporation generally may be amended only upon approval by (i) two-thirds of the votes entitled to be cast on the amendment, regardless of the class or voting group to which the shares belong and (ii) two-thirds of the votes entitled to be cast on the amendment within each voting group entitled to vote as a separate voting group on the amendment. First Community’s articles of incorporation also provide that the affirmative vote of the holders of not less than sixty-six and two thirds percent of the votes entitled to be cast by the holders of all outstanding shares of voting stock shall be required to amend the optional provisions which First Community elected to include in the articles of incorporation or to adopt any provision inconsistent with the articles of incorporation.

Cornerstone

Any amendment to Cornerstone’s articles of incorporation (other than amendments that may adopted by the Cornerstone board of directors without shareholder approval) to change the number of shares or classes of shares Cornerstone is authorized to issue, or to change the name of Cornerstone, may be adopted upon approval by the affirmative vote of a majority of the outstanding shares of Cornerstone.

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Unless approved by the affirmative vote of at least two-thirds of the Cornerstone board of directors, amendments concerning the following matters shall not be effective unless approved by the affirmative vote of 80% of the outstanding shares of Cornerstone:

•	preemptive rights;
•	cumulative voting;
•	number, classification and staggered terms of directors;
•	business combinations;
•	limitation of director liability;
•	quorum;
•	mergers, consolidations, exchanges, sales of assets or dissolution;
•	nomination of directors;
•	removal of directors;
•	duty of directors; and
•	amendment to articles of incorporation.

If two-thirds of the Cornerstone board of directors approves an amendment concerning the matters set forth above, then such amendment need only be approved by an affirmative vote of holders of two-thirds of the outstanding shares of Cornerstone.

Amendment to Bylaws

First Community

First Community’s articles of incorporation provide that the board of directors shall have the concurrent power with the shareholders to adopt, amend, or repeal the bylaws of First Community. The board of directors may amend the bylaws upon the affirmative vote of a majority of the directors present at a meeting at which a quorum is present. The shareholders may amend the bylaws only upon the affirmative vote of the holders of not less than sixty-six and two-thirds percent of the votes entitled to be cast by the holders of all outstanding shares of the voting stock.

Cornerstone

The bylaws of Cornerstone may be amended by the Cornerstone board of directors, with the exception of any bylaw adopted by the shareholders of Cornerstone that expressly provides that the Cornerstone board of directors may not adopt, amend or repeal such bylaw. Any bylaw adopted by the Cornerstone board of directors may be amended or repealed by the vote of the holders of a majority of the shares entitled at such time to vote for the election of directors.

Shareholder Vote on Fundamental Issues

First Community

First Community’s articles of incorporation provide that the affirmative vote of the holders of at least sixty-six and two-thirds percent of the outstanding shares of common stock entitled to vote are required to approve any merger, consolidation, or sale of First Community or any substantial part of the First Community’s assets.

Cornerstone

Cornerstone’s articles of incorporation provide that any plan of merger, consolidation or exchange, or any plan for the sale of all, or substantially all, of the property and assets, with or without the goodwill, of Cornerstone, or any resolution to dissolve Cornerstone, which plan or resolution was not adopted by the affirmative vote of at least two-thirds of the full board of directors, must be approved by the affirmative vote of at least 80% of the outstanding shares of Cornerstone.

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Cornerstone’s articles of incorporation also provide that, when evaluating any proposed plan of merger, consolidation, exchange, or sale of all, or substantially all, of the assets of Cornerstone, the board of directors must consider the interests of the employees of Cornerstone and the community or communities in which Cornerstone and its subsidiaries do business in addition to the interests of Cornerstone’s shareholders.

Control Share Acquisition Provisions

First Community

Section 35-2-101 et seq. of the SCBCA contains a control share acquisition statute that, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval of the control share acquisition by the corporation’s shareholders must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision. First Community has specifically opted out of coverage of the control share acquisition provisions of South Carolina law, and therefore, the SCBCA control share acquisition statute does not apply to acquisitions of shares of First Community common stock.

Cornerstone

The SCBCA control share acquisition statute only applies to corporations that have a class of securities registered under the Exchange Act. Because Cornerstone does not have a class of securities registered under the Exchange Act, the statute does not apply to Cornerstone.

Business Combination Statute

First Community

South Carolina law (Article 2 of Chapter 2 of Title 35 of the South Carolina Code of Laws, 1976 (as amended)) prohibits specified “business combinations” with “interested shareholders” unless certain conditions are satisfied. The act defines an “interested shareholder” as any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10% or more of the corporation’s outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation’s outstanding shares and is an affiliate or associate of the corporation.

Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions:

•	merger of the corporation;

•	sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation;

•	transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and

•	dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.

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Covered business combinations are prohibited unless:

•	the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder;

•	a majority of shares not beneficially owned by the interested shareholder approved the combination; and

•	certain transactional requirements are met.

Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless the board of directors of the corporation approved of the business combination before the interested party became interested.

First Community is subject to the business combination provisions of South Carolina law.

Cornerstone

Cornerstone’s articles of incorporation provide that, whether or not Cornerstone has a class of voting shares registered with the SEC or another federal agency under Section 12 of the Exchange Act, any “business combination,” as defined in Section 35-2-205 of the SCBCA (as such section may from time to time be amended) shall only be undertaken in compliance with the provisions of Article 2 of Chapter 2 of Title 35 of the South Carolina Code (as such article may from time to time be amended), as though Cornerstone had a class of voting shares registered under the Exchange Act; provided, however, if Article 2 of Chapter 2 of Title 35 of the South Carolina Code shall at any time be repealed, this provision of Cornerstone’s articles of incorporation shall not also be repealed, but shall remain in effect, unless repealed by the shareholders, in the form such provision was in effect immediately prior to such repeal.

Dissenters’ Rights

First Community

The dissenters’ rights of First Community shareholders are governed in accordance with the SCBCA. Under South Carolina law, a dissenting or objecting shareholder has the right to demand and receive payment of the fair value of the shareholder’s shares in the event of (1) the consummation of a plan of merger if shareholder approval is required and the shareholder is entitled to vote on the plan, or if the corporation to be merged is a subsidiary that is merged with its parent; (2) the consummation of a plan of share exchange if the shareholder is entitled to vote on the plan; (3) the consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business if the shareholder is entitled to vote on the sale or exchange; (4) an amendment to the corporation’s articles of incorporation in a way that materially and adversely affects the shareholder’s rights; (5) in certain circumstances, the conversion of a corporation into a limited liability company or a partnership; or (6) a transaction, to the extent the corporation’s articles of incorporation, bylaws or a resolution of the corporation’s board of directors provides for dissenters’ rights relating to such a transaction.

The SCBCA provides that a shareholder may not demand the fair value of the shareholder’s shares and is bound by the terms of the transaction if, among other things, the shares are listed on a national securities exchange on the record date for determining shareholders entitled to vote on the matter. Shares of First Community common stock are currently listed on The NASDAQ Capital Market, a national securities exchange.

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Cornerstone

The dissenters’ rights of Cornerstone shareholders are governed in accordance with the SCBCA, and are provided for with respect to any of the transactions outlined above under “Dissenter’s Rights – First Community.” Because Cornerstone does not currently have a class of stock listed on a national securities exchange, Cornerstone shareholders who comply with the requirements of the SCBCA are entitled to assert dissenter’s rights and obtain the fair value of their shares in the event Cornerstone engages in any of the transactions outlined under such section above.

Exclusive Forum

First Community

First Community’s bylaws provide that, unless First Community consents in writing to the selection of an alternative forum, the sole and exclusive forum for derivative actions, claims of a breach of fiduciary duty, any claims arising out of the SCBCA, First Community’s articles of incorporation or its bylaws, or any action governed by the internal affairs doctrine shall be the United States District Court for the District of South Carolina, Columbia Division (or, if the federal district court does not have jurisdiction, the Circuit Courts of the State of South Carolina located in Lexington County).

Cornerstone

Cornerstone’s bylaws provide that, unless Cornerstone consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Cornerstone, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Cornerstone to Cornerstone or Cornerstone’s shareholders, (iii) any action asserting a claim against Cornerstone or any director or officer or other employee of Cornerstone arising pursuant to any provision of the SCBCA or Cornerstone’s articles of incorporation or bylaws (as any may be amended from time to time), or (iv) any action asserting a claim against Cornerstone or any director or officer or other employee of Cornerstone governed by the internal affairs doctrine, shall be a state court located within the State of South Carolina (or, if no state court located within the State of South Carolina has jurisdiction, the federal district court for the District of South Carolina).

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PROPOSAL NO. 2 – AUTHORIZATION TO ADJOURN

At the special shareholders’ meeting, Cornerstone shareholders are being asked to consider and vote on a proposal to authorize management to adjourn the meeting, if necessary or appropriate, to allow time for further solicitation of proxies if there are insufficient votes present at the meeting, in person or by proxy, to approve the merger agreement.

Cornerstone’s board of directors recommends that Cornerstone shareholders vote “FOR” the proposal to authorize management to adjourn the special meetings to allow time for the further solicitation of proxies to approve the merger agreement.

INFORMATION ABOUT FIRST COMMUNITY CORPORATION

In this section, First Community is referred to as the “First Community”, “we” and “our”.

General

Financial and other information about First Community is set forth in First Community’s Form 10-K for the year ended December 31, 2016, which includes certain provisions of First Community’s proxy statement for its 2017 annual meeting, and the Form 10-Q for the quarter ended March 31, 2017, which are incorporated herein by reference. See “Incorporation of Certain Documents by Reference” beginning on page 127, and “Where You Can Find More Information” on page 1.

Description of First Community Capital Stock

General

The articles of incorporation of First Community authorize the issuance of capital stock consisting of 10,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share. As of March 31, 2017, we had issued and outstanding 6,697,130 shares of common stock held by 1,428 shareholders of record and no shares of preferred stock.

In the future, the authorized but unissued and unreserved shares of common stock and preferred stock will be available for issuance for general purposes, including, but not limited to, possible issuance as stock dividends or stock splits, employee benefit plans, future mergers or acquisitions, or future private placements or public offerings. Except as may be required to approve a merger or other transaction in which the additional authorized shares of common stock or preferred stock would be issued, no shareholder approval will be required for the issuance of those shares. See section entitled “Comparative Rights of First Community and Cornerstone Shareholders” for a discussion of the rights of the holders of First Community common stock as compared to the holders of Cornerstone common stock.

The description of our capital stock below is qualified in its entirety by reference to our articles of incorporation.

Common Stock

General

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Voting Rights

Each share of common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. There are no cumulative voting rights.

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In general, except as otherwise provided in our articles of incorporation, (i) amendments to our articles of incorporation must be approved by two-thirds of the votes entitled to be cast, regardless of voting group, and in addition by two-thirds of the votes entitled to be cast within each voting group entitled to vote separately thereon; and (ii) the dissolution of the Company must be approved by two-thirds of the votes entitled to be cast thereon.

Our articles of incorporation provide that a merger, consolidation, or sale of the Company or any substantial part of the Company’s assets must be approved by the affirmative vote of the holders of at least sixty-six and two-thirds of our outstanding shares of common stock entitled to vote.

Our articles of incorporation provide that our board of directors may alter, amend, or repeal any of our bylaws or adopt new bylaws, subject to our shareholders’ concurrent right to alter, amend, or repeal any of our bylaws or adopt new bylaws.

Dividends

Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore. Our ability to pay dividends will be dependent on our earnings and financial condition and subject to certain restrictions imposed by state and federal laws.

No Preemptive or Conversion Rights

Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock and have no conversion, redemption, or sinking fund rights.

Calls and Assessments

All of the issued and outstanding shares of our common stock are non-assessable and non-callable.

Liquidation Rights

In the event of our liquidation, dissolution, or winding up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and distributions or provision for distributions to holders of our preferred stock that may be issued and outstanding having preference over common shares.

Certain Ownership Restrictions

A holder with as little as a 5% interest in First Community could, under certain circumstances, be subject to regulation as a “bank holding company” and possibly other restrictions. Specifically, any entity (including a “group” composed of natural persons) owning 25% or more of our outstanding common stock, or 5% or more if such holder otherwise exercises a “controlling influence” over the Company, may be subject to regulation as a “bank holding company” in accordance with the BHCA. In addition, (i) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve under the BHCA to acquire or retain 5% or more of our outstanding common stock and (ii) any person other than a bank holding company may be required to obtain regulatory approval under the Change in Bank Control Act of 1978 to acquire or retain 10% or more of our outstanding common stock. Becoming a bank holding company imposes certain statutory and regulatory restrictions and burdens, and might require the holder to divest all or a portion of the holder’s investment in our common stock. In addition, because a bank holding company is required to provide managerial and financial strength for its bank subsidiary, such a holder may be required to divest investments that may be deemed incompatible with bank holding company status, such as a material investment in a company unrelated to banking. Further, subject to a FDIC policy statement published in August 2009, under certain circumstances, holders of 5% or more of the Company’s securities could be required to be subject to certain restrictions, such as an inability to sell or trade their securities for a period of three years, among others, in order for the Company to participate in an FDIC-assisted transaction of a failed bank.

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NASDAQ

Our common stock is listed on The NASDAQ Capital Market under the symbol “FCCO”.

Preferred Stock

Our board of directors, without shareholder approval, is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. The board of directors is also authorized to fix before the issuance thereof the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock. Accordingly, our board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of the Company.

The creation and issuance of any additional series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock.

Certain Protective Provisions

General

Our articles of incorporation and bylaws, as well as the SCBCA, contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of our common stock.

The following briefly summarizes protective provisions that are contained in our articles of incorporation and bylaws and which are provided by the SCBCA. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions and is qualified in its entirety by reference to our articles of incorporation and bylaws and the statutory provisions contained in the SCBCA.

Authorized but Unissued Stock

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the Company’s management.

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Supermajority Shareholder Vote Required for Merger

The articles of incorporation require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote to approve any merger, consolidation, or sale of us or any substantial part of the our assets.

Number and Qualifications of Directors

The articles and bylaws provide that the number of directors shall be fixed from time to time by resolution adopted by a majority of the directors then in office, but may not consist of fewer than nine nor more than 25 members. The bylaws also provide that no individual who is or becomes a Business Competitor (as defined below) or who is or becomes affiliated with, employed by, or a representative of any individual, corporation, or other entity which the board of directors, after having such matter formally brought to its attention, determines to be in competition with us or any of our subsidiaries (any such individual, corporation, or other entity being a “Business Competitor”) shall be eligible to serve as a director if the board of directors determines that it would not be in our best interests for such individual to serve as a director. Any financial institution having branches or affiliates within the counties in which we operate is presumed to be a Business Competitor unless the board of directors determines otherwise.

Staggered Board of Directors

Our board of directors is divided into three classes so that each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. In the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned among the three classes of directors so as to maintain such classes as nearly equal as possible, and the terms of any newly created directorships filled by the board from such increase in the number of directors shall expire at the next election of directors by the shareholders. Approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles of incorporation and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable, and three meetings, rather than one, would be required to replace the entire board.

Removal of Directors and Filling Vacancies

Our articles of incorporation provide that a director may be removed from office prior to the expiration of such director’s term only if such removal is approved by the affirmative vote of the holders of at least sixty-six and two-thirds of the shares entitled to vote at an election of directors. Our bylaws provide that all vacancies on our board may be filled by the board of directors for the unexpired term.

Advance Notice Requirements for Shareholder Proposals

Our bylaws establish advance notice procedures with regard to shareholder proposals. These procedures provide that the shareholder must submit information regarding the proposal, together with the proposal, to our corporate secretary at least 90 days in advance of the annual meeting. Shareholders submitting proposals for inclusion in our proxy statement must comply with the proxy rules under the Exchange Act. We may reject a shareholder proposal that is not made in accordance with such procedures.

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Certain Nomination Requirements

Pursuant to our bylaws, we have established certain nomination requirements for an individual to be elected as a director of the Company at any annual or special meeting of the shareholders, including that the nominating party provide us within a specified time prior to the meeting (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of any shareholders’ meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on our board of directors.

Business Combinations with Interested Shareholders

The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. Our articles of incorporation do not contain such a provision. An amendment of our articles of incorporation to that effect would, however, permit a business combination with an interested shareholder even though that status was obtained prior to the amendment.

Factors to be Considered in Certain Transactions

Our articles of incorporation grant the board of directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the Company and our shareholders, to take into account the effect of the transaction on the employees, customers and suppliers of our Company and upon the communities in which offices of the Company are located, to the extent permitted by South Carolina law.

Indemnification

South Carolina Business Corporation Act. The SCBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

•	the director or officer acted in good faith;

•	the director or officer reasonably believed such conduct was in, or not opposed to, the corporation’s best interest; and

•	in connection with any criminal action or proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

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However, the SCBCA provides that directors or officers may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

The SCBCA also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. The Company maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

First Community Corporation. The bylaws of First Community require the Company to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director of the Company or its subsidiary bank or any other corporation which he served as such at the request of the Company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

Under the bylaws, First Community shall indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (i) he conducted himself in good faith; (ii) he reasonably believed: (A) in the case of conduct in his official capacity with First Community, that his conduct was in its best interest; and (B) in all other cases, that his conduct was at least not opposed to its best interest; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in the preceding sentence. The determination of whether the director met the standard of conduct described herein shall be made in accordance with Section 33-8-550 of the SCBCA or any successor provision or provisions. In addition to the bylaws, Section 33-8-520 of the SCBCA requires that “a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.” The SCBCA also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the SCBCA. However, under the articles of incorporation, indemnification will be disallowed if it is established that the director (i) breached his duty of loyalty to First Community, (ii) engaged in intentional misconduct or a knowing violation of law, or (iii) derived an improper personal benefit.

The board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended or intends to extend indemnification rights to all of its executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling First Community pursuant to the provisions discussed above, First Community has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

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Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C, (S) 1818(b)).

Limitation of Liability

Our articles of incorporation provide that to the full extent that the SCBCA permits the limitation or elimination of the liability of directors or officers, our directors or officers shall not be liable to us or our shareholders for monetary damages for breach of his or her duty as a director, except that a director may be liable (a) for any breach of the director’s duty of loyalty to the Company or its shareholders, (b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of criminal law or of any federal or state securities law, including without limitation, laws proscribing insider trading or manipulation of the market for any security, and (c) for any transaction from which the director derives any improper personal benefits.

Exclusive Forum

Unless First Community consents in writing to the selection of an alternative forum, the sole and exclusive forum for derivative actions, claims of a breach of fiduciary duty, any claims arising out of the SCBCA, First Community’s articles of incorporation or its bylaws, or any action governed by the internal affairs doctrine shall be the United States District Court for the District of South Carolina, Columbia Division (or, if the federal district court does not have jurisdiction, the Circuit Courts of the State of South Carolina located in Lexington County).

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is Computershare.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF FIRST COMMUNITY

The following table sets forth information known to the company with respect to beneficial ownership of the company’s common stock as of March 31, 2017 for (i) each director and nominee, (ii) each holder of 5.0% or greater of the company’s common stock, (iii) the company’s named executive officers, and (iv) all executive officers and directors as a group. Unless otherwise indicated, the mailing address for each beneficial owner is care of First Community Corporation, 5455 Sunset Boulevard, Lexington, South Carolina, 29072.

Name	Number of Shares Owned(1)	Right to Acquire(2)	% of Beneficial Ownership(3)

Directors and Executive Officers
Richard K. Bogan	6,479	—	.10%
Thomas C. Brown	24,504	7,740	.48%
C. Jimmy Chao	37,618		.56%
Michael C. Crapps	72,967	1,290	1.11%
Anita B. Easter	20,853	—	.31%
O.A. Ethridge	23,990	4,730	.43%
George H. Fann, Jr.	79,616	24,080	1.54%
W. James Kitchens, Jr.	8,140	34,400	.63%
J. Thomas Johnson	33,629	—	.50%
J. Randolph Potter	15,929	—	.24%
David K. Proctor	29,235	430	.44%
E. Leland Reynolds	22,287	—	.33%
Joseph G. Sawyer	34,565	—	.52%
Paul S. Simon	27,596	—	.41%
Alexander Snipe, Jr.	6,021	—	.09%
Roderick M. Todd, Jr.	8,589	—	.13%
Mitchell M. Willoughby	41,878	4,300	.69%
All executive officers and directors as a group (17 persons)	493,896	76,970	8.51%

5% Shareholders
FJ Capital Management (4)	374,400	—	5.59%
Manulife Asset Management (US) LLC, et al (5)	368,559	—	5.50%
Wellington Management Group, LLP (6)	435,145	—	6.50%
Banc Funds Company LLC, et al (7)	373,319	—	5.58%
RMB Capital Holdings, LLC (8)	486,176	—	7.26%

(1) Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the company’s knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2) Includes shares that may be acquired within the next 60 days as of March 31, 2017 by exercising vested stock options but does not include any unvested stock options. On December 16, 2012, the company sold 2,500 units, with each unit consisting of a subordinated note and a warrant to purchase 43 shares of common stock of the company at an exercise price equal to $5.90 per share, to certain accredited investors, including directors and executive officers of the company. Warrants for 97,180 common shares remain outstanding and are exercisable at any time and expire December 16, 2019. Outstanding warrants issued to directors and executive officers have been included in the table.

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(3) For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any warrant or options. The calculations are based on 6,695,753 shares of common stock outstanding on March 31, 2017.

(4) Based on information set forth in a Schedule 13G/A filed with the SEC on January 27, 2017 by FJ Capital Management, LLC and certain related entities. FJ Capital Management, LLC beneficially owned 374,400 shares of common stock as of December 31, 2016, with shared voting power over 374,400 shares and shared dispositive power over 374,400 shares. The address of FJ Capital Management, LLC is 1313 Dolley Madison Blvd., Suite 306, McLean, VA. 22101.

(5) Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2017, by Manulife Asset Management (US) LLC and certain related entities. Manulife Asset Management (US) LLC beneficially owned 368,559 shares of common stock as of December 31, 2016, with sole voting power over 368,559 shares and sole dispositive power over 368,559 shares. The address of Manulife Asset Management (US) LLC is 197 Clarendon Street, Boston, Massachusetts 02116.

(6) Based on information set forth in a Schedule 13G filed with the SEC on February 9, 2017 by Wellington Management Group, LLP and certain related entities. Wellington Management Group, LLP beneficially owned 435,145 shares of common stock as of December 31, 2016, with shared voting power over 435,145 shares and shared dispositive power over 435,145 shares. The address of Wellington Management Group, LLP is 280 Congress Street, Boston, MA 02210.

(7) Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2017 by Banc Funds Company, LLC and certain related entities. Banc Funds Company, LLC beneficially owned 373,319 shares of common stock as of December 31, 2016, with sole voting power over 373,319 shares and sole dispositive power over 373,319 shares. The address of The Banc Funds Company LLC is 20 North Wacker Drive, Suite 3300, Chicago IL, 60606.

(8) Based on information set forth in a Schedule 13G filed with the SEC on February 13, 2017 by RMB Capital Holdings, LLC and certain related entities. RMB Capital Holdings, LLC beneficially owned 486,176 shares of common stock as of December 31, 2016, with shared voting power over 486,176 shares and shared dispositive power over 486,176 shares. The address of RMB Capital Holdings is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603.

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INFORMATION ABOUT CORNERSTONE

In this section, Cornerstone is referred to as “Cornerstone”, “we” and “our” and Cornerstone National Bank is referred to as “Cornerstone Bank” or the “Bank”.

Cautionary Notice With Respect To Forward-Looking Statements

Statements about Cornerstone Bancorp (“Cornerstone”) included in this proxy statement/prospectus that are not historical in nature are intended to be, and are hereby identified as “forward looking statements.” Words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential,” and other similar words and expressions of the future identify forward-looking statements. Cornerstone cautions readers that forward looking statements, including without limitation, those relating to Cornerstone’s future business prospects, revenues, working capital, adequacy of the allowance for loan losses, liquidity, capital needs, interest costs, income, and the economy, are subject to certain risks and uncertainties that could cause actual results to differ from those indicated in the forward looking statements, due to several important factors identified in this report, among others.

These forward-looking statements are based on Cornerstone’s current expectations, estimates and projections about Cornerstone’s industry, management’s beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, objectives, goals, anticipations, and intentions concerning the Cornerstone’s future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, particularly in light of the fact that Cornerstone is a relatively new company with limited operating history. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

•	future economic and business conditions;
•	lack of sustained growth and disruptions in the economy of Cornerstone’s market areas, including, but not limited to, falling real estate values and increasing levels of unemployment;
•	government monetary and fiscal policies;
•	the effects of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services, as well as competitors that offer banking products and services by mail, telephone, computer and/or the Internet;
•	the effects of credit rating downgrades on the value of investment securities issued or guaranteed by various governments and government agencies, including the United States of America;
•	credit risks;
•	higher than anticipated levels of defaults on loans;
•	perceptions by depositors about the safety of their deposits;
•	the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates, including the value of collateral securing loans;
•	changes in assumptions underlying allowances on deferred tax assets;
•	changes in assumptions underlying, or accuracy of, analysis relating to other-than-temporary impairment of assets;
•	accuracy of fair value measurements and the methods and assumptions used to estimate fair value;
•	changes in requirements of regulatory authorities;
•	changes in laws and regulations, including tax, banking and securities laws and regulations and deposit insurance assessments;
•	changes in accounting policies, rules and practices;

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•	changes in technology or products that may be more difficult or costly to implement, or less effective, than anticipated;
•	cybersecurity risk related to our dependence on internal security systems and the technology of outside service providers, as well as the potential impacts of third party security breaches;
•	the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions and economic confidence;
•	loss of consumer or investor confidence; and
•	other factors and information described in this proxy statement/prospectus and in any of the reports we provide to shareholders.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. Cornerstone has no obligation, and does not undertake, to update, revise or correct any of the forward-looking statements after the date of this proxy statement/prospectus. Cornerstone has expressed its expectations, beliefs and projections in good faith and believes they have a reasonable basis. However, there is no assurance that these expectations, beliefs or projections will result or be achieved or accomplished.

BUSINESS OF CORNERSTONE

General

Cornerstone is a bank holding company and has no significant operations other than those carried on by its wholly owned subsidiary, Cornerstone Bank. Cornerstone Bank commenced business in 1999, and conducts a general banking business from three offices in Easley, Greenville, and Powdersville, South Carolina. In 2004, Cornerstone Bank established a wholly owned subsidiary, Crescent Financial Services, Inc. (“Crescent”), which is an insurance agency that engages in limited operations.

Properties

Cornerstone’s and Cornerstone Bank’s main office is located at 1670 East Main Street in Easley, South Carolina. Cornerstone Bank also maintains full-service branch locations at 45 Farrs Bridge Road in the Berea area of Greenville, South Carolina and at 11000 Anderson Highway in the Powdersville area of Piedmont, South Carolina. An operations center is located at 1664 East Main Street in Easley, South Carolina. Cornerstone owns all of these properties and believes they are well-suited to the banking business.

Competition

South Carolina law permits statewide branching by banks and savings and loan associations. Consequently, many financial institutions have branches located in several communities. According to the FDIC Summary of Deposits at June 30, 2016, in addition to Cornerstone Bank, 14 commercial banks and one savings institution operate branches in Pickens County. In addition to Cornerstone Bank, 28 commercial banks and 2 savings institutions operate branches in Greenville County. In addition to Cornerstone Bank, 17 commercial banks and one savings institution operate branches in Anderson County. The principal areas and methods of competition in the banking industry are the services offered, pricing of those services, the convenience and availability of the services, and the degree of expertise and personal manner with which those services are offered.

Cornerstone Bank encounters strong competition from most of the financial institutions in its extended market area. In the conduct of certain areas of its business, Cornerstone Bank also competes with credit unions, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restrictions as Cornerstone Bank. Most of these competitors have substantially greater resources and lending abilities than Cornerstone Bank and offer certain services, such as international banking, investment banking, and trust services, which Cornerstone Bank does not presently provide.

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Services of Cornerstone Bank

Deposits

Cornerstone Bank offers a full range of deposit services, including checking accounts, NOW accounts, retirement accounts (including Individual Retirement Accounts), time deposits and savings accounts of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the principal market area at rates competitive with those offered by other institutions in the area. All deposit accounts are insured by the FDIC up to the maximum amount permitted by law. Cornerstone Bank solicits these accounts from individuals, businesses, associations and organizations, and government authorities.

Lending Activities

Cornerstone Bank offers a range of lending services, including commercial loans, consumer loans, and real estate mortgage loans. To address the risks inherent in making loans, management maintains an allowance for loan losses based on, among other things, an evaluation of Cornerstone Bank’s loan loss experience, management’s experience in the market area, peer data, the amount of and trends in past due and nonperforming loans, current economic conditions and the values of loan collateral.

Real Estate Loans

One of the primary components of Cornerstone Bank’s loan portfolio is loans secured by first or second mortgages on residential and commercial real estate. These loans generally consist of short to mid-term commercial real estate loans, construction and development loans and residential real estate loans (including home equity and second mortgage loans). Interest rates may be fixed or adjustable and the Bank frequently charges an origination fee. Cornerstone Bank seeks to manage credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio at origination, established by independent appraisals, does not exceed 80%. In addition, the Bank generally requires personal guarantees of the principal owners of the property. The loan-to-value ratio at origination for first and second residential mortgage loans generally does not exceed 80%, and for construction loans generally does not exceed 75%-80%, of cost. Cornerstone Bank employs a reappraisal policy to routinely monitor real estate collateral values on real estate loans where the repayment is dependent on sale of the collateral. In addition, in an effort to control interest rate risk, long term residential mortgages are not originated for Cornerstone Bank’s portfolio.

Commercial Loans

Cornerstone Bank makes loans for commercial purposes in various lines of business. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), loans for business expansion (including acquisition of real estate and improvements), and loans for purchases of equipment and machinery. Equipment loans are typically made for a term of five years or less at either fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment. Working capital loans typically have terms not exceeding one year and are usually secured by accounts receivable, inventory or personal guarantees of the principals of the business. Commercial loans vary greatly depending upon the circumstances and loan terms are structured on a case-by-case basis to better serve customer needs.

Consumer Loans

Cornerstone Bank makes a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit and unsecured revolving lines of credit. The secured installment and term loans to consumers generally consist of loans to purchase automobiles, boats, recreational vehicles, mobile homes and household furnishings, with the collateral for each loan being the purchased property.

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Other Services

Cornerstone Bank participates in a network of automated teller machines that may be used by bank customers throughout the United States and the world. Cornerstone Bank offers credit and debit cards together with related lines of credit. The lines of credit may be used for overdraft protection as well as pre-authorized credit for personal purchases and expenses. Credit cards are underwritten and funded by a third party provider. Cornerstone Bank also provides stored value cards, direct deposit of payroll and social security checks, and automatic drafts for various accounts, but does not currently provide trust banking services. Cornerstone Bank offers foreign payments and currency exchange through a correspondent bank. Cornerstone Bank offers an Internet banking product accessible via Cornerstone Bank’s custom website at www.cornerstonenatlbank.com. The interactive banking product includes an electronic bill payment service that allows customers to make scheduled and/or recurring bill payments electronically. Cornerstone Bank also offers mobile banking as a component of internet banking. Additionally, Cornerstone Bank offers remote check deposit services, merchant services, and other business related services to commercial and small business customers.

Employees

As of March 31, 2017, Cornerstone Bank employed 31 people.

Legal Proceedings

In the ordinary course of operations, Cornerstone may be party to various legal proceedings from time to time. We do not believe there is any pending or threatened proceeding against us, which, if determined adversely, would have a material effect on our business, results of operations, or financial condition.

MARKET FOR CORNERSTONE’S COMMON EQUITY, AND RELATED SHAREHOLDER MATTERS

Although the common stock of Cornerstone may be traded from time to time on an individual basis, no active trading market has developed and none may develop in the foreseeable future. The common stock is not listed on any exchange. The stock is quoted (in terms of actual trades) on the OTC markets under the symbol “CTOT.”

The following table shows prices of Cornerstone’s common stock reported by the OTC market for the past two years. The prices shown reflect actual trades as reported by the OTC market without retail mark-up, mark-down or commissions.

	Quarter ended March 31, 2017		Year ended December 31, 2016		Year ended December 31, 2015(1)
	Low	High	Low	High	Low	High
First Quarter	$5.98	$6.60	$4.85	$5.67	$3.57	$4.05
Second Quarter	$6.74	$11.20	$5.06	$5.46	$3.67	$4.19
Third Quarter (through July 7, 2017)	$10.46	$10.83	$5.51	$5.80	$3.95	$4.76
Fourth Quarter	N/A	N/A	$5.75	$6.00	$4.81	$4.81

(1)	Stock prices adjusted to reflect 5% stock dividend declared in the first quarter of 2016.

The last trade reported by the OTC market on April 11, 2017, the day before the merger was announced, was for 1200 shares at a price of $9.00 per share. The most recent trade reported by the OTC market feasible for inclusion in these materials was for 525 shares at a price of $10.46 on July 7, 2017.

As of July 7, 2017, there were 515 holders of record of Cornerstone’s common stock, excluding individual participants in security position listings.

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The dividend policy of Cornerstone is subject to the discretion of its board of directors and depends upon a number of factors, including earnings, financial conditions, cash needs and general business conditions, as well as applicable regulatory considerations. Because Cornerstone has no operations other than those of Cornerstone Bank and only has limited income of its own, Cornerstone would rely on dividends from Cornerstone Bank as its principal source of cash to pay cash dividends.

Each national banking association is required by federal law to obtain the prior approval of the OCC, the primary Federal regulator of national banks, for the payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (i) such bank’s net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. In addition, national banks can only pay dividends to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation).

The payment of dividends by Cornerstone and Cornerstone Bank may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of such bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that paying dividends that deplete a national bank’s capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve, the OCC and the FDIC have issued policy statements that provide that bank holding companies and insured banks should generally only pay cash dividends out of current operating earnings.

Cornerstone did not pay cash dividends on its common stock during the years ended December 31, 2016, 2015, or 2014, but paid a 5% stock dividend on the common stock in 2016. Under its now terminated Memorandum of Understanding (“MOU”) with the Federal Reserve, Cornerstone was required to seek permission of the Federal Reserve prior to paying dividends. As a result, dividends on Cornerstone’s preferred stock accumulated, but were not paid prior to December 31, 2014. In 2015 the Federal Reserve approved payment of the dividends that had accumulated from issuance of the preferred stock until December 31, 2104. The Federal Reserve terminated the MOU in 2015, and Cornerstone began paying dividends on the preferred shares on a quarterly basis. For the first quarter of 2017, and for the years ended December 31, 2016 and 2015, Cornerstone paid dividends on the preferred stock totaling $20,760, $83,040 and $490,845, respectively.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF CORNERSTONE

The following table shows the number and percentage of shares of Cornerstone common stock and Cornerstone preferred stock owned by the directors, the named executive officers, owners of more than 5% of the outstanding common or preferred stock, and all directors and executive officers as a group as of March 31, 2017. Unless otherwise indicated, the mailing address for each beneficial owner is care of Cornerstone Bancorp, 1670 E. Main Street, Easley, South Carolina 29640.

	Common Stock		Preferred Stock
Name of Beneficial Owner (and Address of 5% Owners)	Amount and Nature of Beneficial Ownership	% of Outstanding Common Stock	Amount and Nature of Beneficial Ownership	% of Outstanding Preferred Stock
J. Rodger Anthony (1)	117,587	5.00%	300	28.90%
Jennifer M. Champagne(2)	10,221	.43%	100	9.63%
J. Samuel Cox	1,325	.06%	—	—%
J. Bruce Gaston (3)	61,344	2.61%	50	4.82%
Susan S. Jolly (4)	21,049	.90%	75	7.23%
S. Ervin Hendricks, Jr. (5)	60,563	2.57%	—	—%
Joe E. Hooper(6)	74,550	3.17%	100	9.63%
Ronnie L. Smith	5,122	.22%	—	—%
John M. Warren, Jr., M.D. (7)	36,666	1.56%	50	4.82%
George I. Wike, Jr. (8) P. O. Box 98, Tigerville, South Carolina	219,100	9.32%	—	—%
All directors and executive Officers as a group (10 persons) (9)	607,527	25.84%	675	65.03%

Janice E. Childress (10) P. O. Box 1367, Easley, South Carolina 29641	225,105	9.57%	100	9.63%

Except as otherwise indicated, to the knowledge of management, all shares are owned directly with sole voting power.

(1)	Includes 7,233 shares owned by Mr. Anthony’s spouse; and 5,550 shares subject to currently exercisable options.
(2)	Includes 5,550 shares subject to currently exercisable options.
(3)	Includes 5,602 shares owned by Mr. Gaston’s spouse; and 2,775 shares subject to currently exercisable options.
(4)	Includes 5,287 shares owned by Mrs. Jolly’s spouse; and 5,550 shares subject to currently exercisable options.
(5)	Includes 2,775 shares subject to currently exercisable options.
(6)	Includes 2,775 shares subject to currently exercisable options.
(7)	Includes 2,775 shares subject to currently exercisable options.
(8)	Includes 40,672 shares owned by Mr. Wike’s spouse; and 2,775 shares subject to currently exercisable options.
(9)	Includes 30,525 shares subject to currently exercisable options.
(10)	Includes 113,571 shares held by a trust of which Ms. Childress is the trustee.

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Management’s Discussion and Analysis of Financial Condition and Results of Operation FOR CORNERSTONE BANCORP

In this section, Cornerstone is referred to as “Cornerstone”, “we” and “our” and Cornerstone National Bank is referred to as “Cornerstone Bank” or the “Bank.”

The following information describes various financial aspects of Cornerstone Bank’s business. This information should be read in conjunction with the consolidated financial statements of Cornerstone, which appear elsewhere in this document.

Critical Accounting Policies

Cornerstone has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America (“U.S.”) in the preparation of Cornerstone’s financial statements. The significant accounting policies of Cornerstone are described in the notes to the consolidated financial statements.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities. Management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of operations of Cornerstone.

Cornerstone believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to Note 1 to the consolidated financial statements for a detailed description of the Cornerstone’s estimation process and methodology related to the allowance for loan losses.

Effect of Economic Trends

The current outlook for Cornerstone’s market areas and for the national economy in the U.S. is stable to optimistic. Cornerstone has continued to divest assets acquired in foreclosure during the last economic downturn. In 2017 Cornerstone expects continued improvement in its market areas.

Earnings Performance

Cornerstone reported net income of $731,048 in 2016, $1.4 million in 2015, and $1.0 million in 2014. 2015 results include the removal of the valuation allowance against Cornerstone’s deferred tax asset of $1,049,742 with a total income tax benefit of $755,678 for the year. After adjusting for dividends allocated to preferred shares, net income per common share in 2016 was $0.28 per share. After adjusting for dividends allocated to preferred shares and a 5% stock dividend on common stock declared in January, 2016, net income per common share was $0.58 for 2015 and $0.40 for 2014.

Cornerstone’s net interest income (the difference between interest earned on interest earning assets and interest paid on interest bearing liabilities) of $4.5 million for 2016 was slightly lower than the $4.7 million for 2015 and 2014. Cornerstone’s net interest income after provision for loan losses was $4.7 million, $5.0 million, and $4.7 million in 2016, 2015, and 2014, respectively. Cornerstone recorded a reduction in the allowance for loan losses in two of the last three years. Reductions in the allowance were $200,000 in 2016 and $300,000 in 2015. The reductions were a result of decreases in the loan portfolio and in nonperforming and problem loans. There was no provision for loan losses in 2014. Cornerstone had noninterest income of approximately $900,000 in 2016 and 2015, and $1.0 million in 2014. Noninterest income for each of the years in the three-year period ended December 31, 2016 included gains on the sale of investments. Gains on sales of investments were $113,258 in 2016, $180,891 in 2015 and $177,980 in 2014. Cornerstone had total noninterest expenses of $4.5 million in 2016, $5.2 million in 2015, and $4.7 million in 2014.

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Cornerstone earned net income of $155,619 during the first quarter of 2017 compared to $152,660 for the first quarter of 2016. After adjusting for dividends allocated to preferred shares and giving effect to the 5% stock dividend declared in January 2016, net income per common share was $.06 in the first quarter of 2017 and 2016.

Net Interest Income

Net interest income is the amount of interest earned on interest earning assets (loans, investment securities, time deposits in other banks and federal funds sold), less the interest expenses incurred on interest bearing liabilities (interest bearing deposits and borrowed money), and is the principal source of Cornerstone Bank’s earnings. Net interest income is affected by the level of interest rates, volume and mix of interest earning assets and the relative funding of these assets. Due to the fact that Cornerstone Bank’s and therefore, Cornerstone’s, assets are largely monetary in nature, material changes in interest rates can have a material impact on Cornerstone Bank’s net interest income.

Net interest income for 2016 was $4.5 million, and $4.7 million for each of the years ended December 31, 2015 and 2014. The decrease in net interest income in 2016 was primarily driven by a decrease in interest income from loans receivable. During the year competition in Cornerstone’s market area was significant, forcing interest rates lower for eligible borrowers. Loan balances declined in the fourth quarter of 2016 as some market participants prepaid their loans or refinanced with lenders offering lower rates, while others delayed projects due to market uncertainty. The decline in balances contributed to the decrease in interest income from loans. As the economy in Cornerstone’s market area continues to improve and shorter term interest rates threaten to increase, refinancing activity motivated by lower interest rates is expected to decline and additional borrowing activity may be motivated by the desire to borrow before interest rates rise substantially.

Net interest income for the first quarter of 2017 was $1.1 million compared to $1.2 million in 2016. The decrease in 2017 in comparison to 2016 was primarily due to changes in interest income from loans receivable. The decrease in interest income on loans was attributable to a combination of lower volumes of loans outstanding and lower rates. Average loans outstanding for the quarter were $68.6 million for the first quarter of 2017 compared to $76.4 million for the first quarter of 2016. In the latter part of 2016 and in early 2017 Cornerstone Bank experienced several loan payoffs, and outstanding loans have been slowly recovering. Average loan yields were lower in the first quarter of 2017 than in the first quarter of 2016 by 19 basis points. Low offering rates in Cornerstone Bank’s market area have persisted into the first quarter of 2017. In addition to the changes in interest income related to loans, increases in Federal funds sold balances and interest-bearing balances increased interest income, and more than offset a decline in interest income on investments. The interest income decline in investments was driven by lower rates as higher yielding securities have paid down. The offsetting increase in interest income from Federal funds sold and other interest bearing balances primarily relates to an increase in short-term interest rates. Cornerstone recorded no provision for loan losses in the first quarter of either year.

The tables, “Average Balances, Yields and Rates,” provide a detailed analysis of the effective yields and rates on the categories of interest earning assets and interest bearing liabilities for the Company for the years ended December 31, 2016, 2015, and 2014. A comparison for the quarters ended March 31, 2017 and 2016 are also included below.

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Average Balances, Yields and Rates

(Dollars in thousands)

	Year ended December 31, 2016			Year ended December 31, 2015
	Average Balances(1)	Interest Income/ Expense	Average Yields/ Rates(2)	Average Balances(1)	Interest Income/ Expense	Average Yields/ Rates(2)
Assets
Securities	$45,233	$1,057	2.34%	$39,889	$1,036	2.60%
Tax-exempt securities	311	7	2.21%	1,257	53	4.21%

Federal Funds Sold and other interest-earning balances	15,335	110	.71%	11,480	31	.27%
Loans (3), (4)	75,125	3,758	5.00%	77,528	4,034	5.20%
Total interest earning assets	136,004	4,932	3.63%	130,154	5,154	3.96%
Noninterest earning assets, net	11,708			12,736
Total assets	$147,712			$142,890

Liabilities and shareholders’ equity
Interest bearing liabilities:
Interest bearing transaction accounts	$20,681	44	.21%	$18,742	40	.21%
Savings and money market	43,748	92	.21%	42,481	90	.21%
Time deposits	37,667	264	.70%	39,037	252	.65%

Total interest bearing deposits	102,096	400	.39%	100,260	382	.38%
Borrowings	666	8	1.20%	3,196	77	2.41%

Total interest bearing liabilities	102,762	408	.40%	103,456	459	.44%
Noninterest bearing demand deposits and other Liabilities and equity	44,950			39,434
Total liabilities and shareholders’ equity	$147,712			$142,890

Interest rate spread (5)			3.23%			3.52%
Net interest income and net yield on earning assets (6)		$4,524	3.33%		$4,695	3.61%
Interest free funds supporting earning assets (7)	$33,242			$26,698

(1)	Average balances of interest-earning assets and interest-bearing liabilities calculated on a daily basis.
(2)	Calculated based on the number of days in the year. Yield calculated on a pre-tax basis. The estimated tax equivalent yield on tax-exempt securities, assuming a 33% tax rate, was 3.29% in 2016 and 6.29% in 2015.
(3)	Nonaccruing loans are included in the average loan balances and income on such loans is recognized on a cash basis.
(4)	Interest income on loans includes loan fee income as well as interest income. The amount of loan origination fees included was $85,260 in 2016 and $151,926 in 2015.
(5)	Total yield on interest earning assets less the rate paid on total interest bearing liabilities.
(6)	Net interest income divided by total interest earning assets.
(7)	Total interest earning assets less total interest bearing liabilities.

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Average Balances, Yields and Rates

(Dollars in thousands)

	Year ended December 31, 2015			Year ended December 31, 2014
	Average Balances(1)	Interest Income/ Expense	Average Yields/ Rates(2)	Average Balances(1)	Interest Income/ Expense	Average Yields/ Rates(2)
Assets
Securities	$39,889	$1,036	2.60%	$37,409	$981	2.62%
Tax-exempt securities	1,257	53	4.21%	3,806	156	4.10%

Federal Funds Sold and other interest-earning balances	11,480	31	.27%	12,393	23	.18%
Loans (3), (4)	77,528	4,034	5.20%	76,875	4,217	5.49%
Total interest earning assets	130,154	5,154	3.96%	130,483	5,377	4.12%
Noninterest earning assets, net	12,736			14,921
Total assets	$142,890			$145,404

Liabilities and shareholders’ equity
Interest bearing liabilities:
Interest bearing transaction accounts	$18,742	40	.21%	$17,467	40	.23%
Savings and money market	42,481	90	.21%	44,755	106	.24%
Time deposits	39,037	252	.65%	41,854	304	.73%

Total interest bearing deposits	100,260	382	.38%	104,076	450	.43%
Borrowings	3,196	77	2.41%	5,105	186	3.64%

Total interest bearing liabilities	103,456	459	.44%	109,181	636	.58%
Noninterest bearing demand deposits and other Liabilities and equity	39,434			36,223
Total liabilities and shareholders’ equity	$142,890			$145,404

Interest rate spread (5)			3.52%			3.54%
Net interest income and net yield on earning assets (6)		$4,695	3.61%		$4,741	3.63%
Interest free funds supporting earning assets (7)	$26,698			$21,302

(1)	Average balances of interest-earning assets and interest-bearing liabilities calculated on a daily basis.
(2)	Calculated based on the number of days in the year. Yield calculated on a pre-tax basis. The estimated tax equivalent yield on tax-exempt securities, assuming a 33% tax rate, was 6.29% in 2015 and 6.12% in 2014.
(3)	Nonaccruing loans are included in the average loan balances and income on such loans is recognized on a cash basis.
(4)	Interest income on loans includes loan fee income as well as interest income. The amount of loan origination fees included was $151,926 in 2015 and $145,924 in 2014.
(5)	Total yield on interest earning assets less the rate paid on total interest bearing liabilities.
(6)	Net interest income divided by total interest earning assets.
(7)	Total interest earning assets less total interest bearing liabilities.

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Average Balances, Yields and Rates

(Dollars in thousands)

	Quarter ended March 31, 2017			Quarter ended March 31, 2016
		Interest	Average		Interest	Average
	Average	Income/	Yields/	Average	Income/	Yields/
	Balances(1)	Expense	Rates(2)	Balances(1)	Expense	Rates(2)
Assets
Securities	$44,313	$257	2.35%	$45,275	$274	2.45%
Tax-exempt securities	368	2	2.27%	131	1	3.09%

Federal Funds Sold and other interest-earning balances	25,095	55	.89%	11,783	24	.82%
Loans (3), (4)	68,604	835	4.94%	76,422	966	5.13%
Total interest earning assets	138,380	1,149	3.37%	133,611	1,265	3.84%
Noninterest earning assets, net	11,011			12,148
Total assets	$149,391			$145,759

Liabilities and shareholders’ equity
Interest bearing liabilities:
Interest bearing transaction accounts	$21,838	11	.21%	$19,077	10	.22%
Savings and money market	43,729	23	.21%	42,839	23	.21%
Time deposits	36,753	64	.71%	38,773	66	.69%

Total interest bearing deposits	102,320	98	.39%	100,689	99	.40%
Borrowings	334	—	—%	1,417	8	2.29%
Total interest bearing liabilities	102,654	98	.39%	102,106	107	.42%
Noninterest bearing demand deposits and other Liabilities and equity	46,737			43,653
Total liabilities and shareholders’ equity	$149,391			$145,759

Interest rate spread (5)			2.98%			3.41%
Net interest income and net yield on earning assets (6)		$1,051	3.08%		$1,158	3.51%
Interest free funds supporting earning assets (7)	$35,726			$31,505

(1)	Average balances of interest-earning assets and interest-bearing liabilities calculated on a daily basis.
(2)	Calculated based on the number of days in the period. Yield calculated on a pre-tax basis. The estimated tax equivalent yield on tax-exempt securities assuming a 33% tax rate was 3.39% in 2017 and 3.11% in 2016.
(3)	Nonaccruing loans are included in the average loan balances and income on such loans is recognized on a cash basis.
(4)	Interest income on loans includes loan fee income as well as interest income. The amount of loan origination fees included was $17 thousand in the first quarter of 2017 and $29 thousand in the first quarter of 2016.
(5)	Total yield on interest earning assets less the rate paid on total interest bearing liabilities.
(6)	Net interest income divided by total interest earning assets.
(7)	Total interest earning assets less total interest bearing liabilities.

98

Rate/Volume Analysis of Net Interest Income

As discussed under the caption “Net Interest Income,” Cornerstone Bank’s net income is largely dependent on net interest income. The table below calculates the relative impact on net interest income caused by changes in the average balances (volume) of interest sensitive assets and liabilities and the impact caused by changes in interest rates earned or paid. Each table compares two periods as indicated below. The effect of a change in average balance has been determined by applying the average rate in the earlier year to the change in average balance in the later year, as compared with the earlier year. The effect of a change in the average rate has been determined by applying the average balance in the earlier year to the change in the average rate in the later year, as compared with the earlier year. In 2016, for the second straight year, changes in loan rates had the most significant impact on changes in net interest income. However, the impact of lower overall loan balances was almost as significant. Changes in average balances of broker repurchase agreements had the most significant impact on changes in interest expense in 2015.

Year ended December 31, 2016 compared to 2015

	Increase (Decrease) Due to
(Dollars in thousands)	Rate	Volume	Net
Interest earned on:
Securities (1)	$(134)	$109	$(25)
Federal Funds sold and other interest-earning balances	72	6	78
Loans	(131)	(145)	(276)
Total interest earning assets	(224)	1	(223)

Interest paid on:
Deposits	19	(2)	17
Borrowings	(1)	(68)	(69)
Total interest bearing liabilities	19	(71)	(52)

Change in Net Interest Income (2)			$(171)

Year ended December 31, 2015 compared to 2014

	Increase (Decrease) Due to
(Dollars in thousands)	Rate	Volume	Change
Interest earned on:
Securities (1)	$(46)	$(2)	$(48)
Federal Funds sold and other interest-earning balances	11	(3)	8
Loans	(219)	36	(183)
Total interest income	(254)	31	(223)

Interest paid on:
Deposits	(41)	(26)	(67)
Borrowings	8	(117)	(109)
Total interest expense	(37)	(139)	(176)

Change in Net Interest Income (2)			$(47)

99

Quarter ended March 31, 2017 compared to 2016

	Increase (Decrease) Due to
(Dollars in thousands)	Rate	Volume	Change
Interest earned on:
Securities (1)	$(11)	$(4)	$(15)
Federal Funds sold and other interest-earning balances	2	29	31
Loans	(38)	(93)	(131)
Total interest income	(55)	(60)	(115)

Interest paid on:
Deposits	1	(1)	—
Borrowings	—	(8)	(8)
Total interest expense	1	(9)	(8)

Change in Net Interest Income (2)			$(107)

(1)	Income calculated on a pre-tax basis.

(2)	Changes in interest income attributable to both Rate and Volume, calculated as the difference between the average balances for the periods multiplied by the difference between the average rates for the periods, has been allocated proportionately to Rate and Volume.

Market Risk and Interest Rate Sensitivity

Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be made in a timely manner.

When interest sensitive liabilities exceed interest sensitive assets for a specific repricing “horizon,” a negative interest sensitivity gap results. The gap is positive when interest sensitive assets exceed interest sensitive liabilities. For a bank with a negative gap such as Cornerstone Bank, falling interest rates would be expected to have a positive effect on net interest income and increasing rates would be expected to have the opposite effect. However, if one or more assumptions prove incorrect, the margin may not be impacted in the manner expected. On a cumulative basis, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at the end of 2016 of $56.5 million, for a cumulative gap to total earning assets ratio of .47 calculated at the three-months to one-year time horizon, assuming that all assets and liabilities would reprice at the earliest possible time. On a cumulative basis, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position as of March 31, 2017 of $61.7 million, for a cumulative gap to total earning assets ratio of .52 calculated at the three-months to one-year time horizon, assuming that all assets and liabilities would reprice at the earliest possible time. However, these analyses include mortgage-backed and other securities in their final year of maturity and assume that all non-maturing deposits will reprice immediately. Many instruments may not reprice in conjunction with final maturities, and interest-bearing liabilities, in particular, may not reprice in conjunction with or by the same magnitude as movements in market interest rates.

100

The following table reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Variable rate loans are reflected at the earlier of their contractual maturity date or the date at which the loan may be repriced contractually. Deposits in other banks and debt securities are reflected at the earlier of each instrument’s repricing date for variable rate instruments or the ultimate maturity date for fixed rate instruments. Overnight federal funds sold are reflected in the earliest repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, Cornerstone Bank is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Federal funds purchased are presented in the immediate repricing interval because the interest rate paid adjusts at the beginning of each month. The table does not reflect repricing that could occur as a result of prepayment of loans or early withdrawal of time deposits or movement into or out of non-maturing deposit accounts.

Interest Sensitivity Analysis

	December 31, 2016
		1-3	3-12	1-3	3-5	5-15	>15
	Immediate	Months	Months	Years	Years	Years	Years	Total
	(Dollars in thousands)
Interest earning assets
Securities (1)	$3,741	$—	$378	$—	$5,430	$25,139	$9,713	$44,401
Federal funds sold and other interest- bearing balances	1,490	100	—	1,500	1,500	—	—	4,590
Loans (2)(3)	5,216	2,382	15,684	21,561	24,285	3,284	96	72,508
	10,447	2,482	16,062	23,061	31,215	28,423	9,809	121,499

Interest bearing deposits
Interest bearing transaction accounts	22,108	—	—	—	—	—	—	22,108
MMDAs & Savings	44,488	—	—	—	—	—	—	44,488
Time deposits	149	4,214	14,323	14,918	2,933	—	—	36,537
Federal Funds purchased and Customer repurchase agreements	258	—	—	—	—	—	—	258
Borrowings	—	—	—	—	—	—	—	—
	67,003	4,214	14,323	14,918	2,933	—	—	103,391

Interest sensitivity gap	$(56,556)	$(1,732)	$1,739	$8,143	$28,282	$28,423	$9,809	$18,108
Cumulative interest sensitivity gap	$(56,556)	$(58,288)	$(56,549)	$(48,406)	$(20,124)	$8,299	$18,108	$18,108
Gap ratio	(5.41)	(.70)	(.11)	.35	.91	1.00	1.00
Cumulative gap ratio	(5.41)	(4.51)	(1.95)	(.93)	(.24)	.07	.15
Cumulative gap to total earning assets	(.47)	(.48)	(.47)	(.40)	(.17)	.07	.15
(1)	Securities with call features have been included in the period in which the security matures. Interest-bearing transaction accounts have been included in the earliest possible period, although actual repricing may differ from the timing and magnitude of changes in market interest rates.
(2)	There were no unamortized deferred loan fees included in the above table.
(3)	Nonaccruing loans of $78,986 are included in the 2016 table. All nonaccruing loans are included in the >15 years category.

101

Interest Sensitivity Analysis

	December 31, 2015
		1-3	3-12	1-3	3-5	5-15	>15
	Immediate	Months	Months	Years	Years	Years	Years	Total
	(Dollars in thousands)
Interest earning assets
Securities (1)	$4,429	$—	$—	$1,099	$—	$27,490	$14,216	$47,234
Federal funds sold and other interest-bearing balances	165	100	—	500	2,250	—	—	3,015
Loans (2)(3)	10,557	1,668	8,750	22,484	31,750	1,388	—	76,597
	15,151	1,768	8,750	24,083	34,000	28,878	14,216	126,846

Interest bearing deposits
Interest bearing transaction accounts	19,430	—	—	—	—	—	—	19,430
MMDAs & Savings	42,814	—	—	—	—	—	—	42,814
Time deposits	183	5,796	16,037	13,059	3,882	—	—	38,957
Federal Funds purchased and Customer repurchase agreements	402	—	—	—	—	—	—	402
Borrowings	—	—	—	2,000	—	—	—	2,000
	62,829	5,796	16,037	15,059	3,882	—	—	103,603

Interest sensitivity gap	$(47,678)	$(4,028)	$(7,287)	$9,024	$30,118	$28,878	$14,216	$23,243
Cumulative interest sensitivity gap	$(47,678)	$(51,706)	$(58,993)	$(49,969)	$(19,851)	$9,027	$23,243	$23,243
Gap ratio	(3.15)	(2.28)	(.83)	.37	.89	1.00	1.00
Cumulative gap ratio	(3.15)	(3.06)	(2.30)	(1.00)	(.24)	.08	.18
Cumulative gap to total earning assets	(.38)	(.41)	(.47)	(.39)	(.16)	.07	.18
(1)	Securities with call features have been included in the period in which the security matures. Interest-bearing transaction accounts have been included in the earliest possible period, although actual repricing may differ from the timing and magnitude of changes in market interest rates.
(2)	There were no unamortized deferred loan fees included in the above table.
(3)	There were no loans on nonaccrual as of December 31, 2015.

102

Interest Sensitivity Analysis

	March 31, 2017
		1-3	3-12	1-3	3-5	5-15	>15
	Immediate	Months	Months	Years	Years	Years	Years	Total
	(Dollars in thousands)
Interest earning assets
Securities (1)	$—	$3,684	$363	$—	$6,643	$24,859	$11,132	$46,681
Federal funds sold and other interest-bearing balances	1,245	—	100	1,500	1,500	—	—	4,345
Loans (2)(3)	4,724	2,608	13,057	21,679	24,779	999	41	67,887
	5,969	6,292	13,520	23,179	32,922	25,858	11,173	118,913

Interest bearing deposits
Interest bearing transaction accounts	22,683	—	—	—	—	—	—	22,683
MMDAs & Savings	44,135	—	—	—	—	—	—	44,135
Time deposits	140	6,827	12,558	14,556	2,404	60	—	36,545
Federal Funds purchased and Customer repurchase agreements	1,159	—	—	—	—	—	—	1,159
	$68,117	6,827	12,558	14,556	2,404	60	—	104,522

Interest sensitivity gap	$(62,148)	$(535)	$962	$8,623	$30,518	$25,798	$11,173	$14,391
Cumulative interest sensitivity gap	$(62,148)	$(62,683)	$(61,721)	$(53,098)	$(22,580)	$3,218	$14,391	$14,391
Gap ratio	(10.41)	(.09)	(.07)	(.37)	(.93)	(1.00)	(1.00)
Cumulative gap ratio	(10.41)	(5.11)	(2.39)	(1.08)	(.28)	.03	.12
Cumulative gap to total earning assets	(.52)	(.53)	(.52)	(.45)	(.19)	.03	.12
(1)	Securities with call features have been included in the period in which the security matures. Interest-bearing transaction accounts have been included in the earliest possible period, although actual repricing may differ from the timing and magnitude of changes in market interest rates.
(2)	There were no unamortized deferred loan fees included in the above table.
(3)	Nonaccruing loans of $30,080 are included in the March 31, 2017 table. All nonaccruing loans are included in the >15 years category.

103

Provision and Allowance for Loan Losses

The allowance for loan losses is increased by provisions that are direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management determines that it is likely that such loans have become uncollectible. Recoveries of previously charged off loans will be credited to the allowance. The provision for loan losses charged to operating expenses reflects the amount deemed appropriate by management to establish an adequate reserve to meet the probable loan losses incurred in the current loan portfolio. Management’s judgment is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, delinquency trends, and prevailing economic conditions.

In reviewing the adequacy of the allowance for loan losses, management applies a consistent methodology that is updated quarterly. Management takes into consideration the historical loan losses experienced by Cornerstone Bank, current economic conditions affecting the borrowers’ ability to repay, the volume of loans, and the trends in delinquent, nonaccruing, and any potential problem loans, and the quality of collateral securing nonperforming and problem loans. Management considers the allowance for loan losses to be adequate to cover its estimate of loan losses inherent in the loan portfolio as of March 31, 2017 and December 31, 2016.

To estimate the amount of allowance necessary Cornerstone Bank separates the portfolio into segments. The portfolio is first separated into groups according to the internal loan rating assigned by management. Loans rated Special Mention, Substandard, Doubtful or Loss, as defined in the Bank’s loan policy, are evaluated individually for impairment and the estimate of the amount of allowance for loan losses is computed based on individual facts and circumstances, such as appraised value of collateral, and similar factors. The remaining loans, which are rated satisfactory or above, are then grouped by category according to the same definitions used in regulatory reporting. Cornerstone Bank generally lends on various types of real-estate collateral, and the regulatory definitions, which split real estate collateral into several sub-types, provide a defined, consistent system for tracking loan balances and charge-offs. These categories are also useful in comparing Cornerstone Bank to its regional community bank peers. Cornerstone Bank’s historical charge-off rates, by regulatory category, are calculated, and reviewed for additional subjective factors that should be considered for the current outlook. Charge-off ratios may be increased or decreased based on other environmental factors which may need to be considered, such as unemployment rates and volatility of real estate values.

The resulting adjusted charge-off factors are then applied to ending balances of loans not specifically reviewed for impairment. These estimates, along with the loans specifically reviewed for impairment, are used in the analysis of the adequacy of the allowance for loan losses completed on a quarterly basis. See notes 1 and 6 to Cornerstone’s consolidated financial statements for further information, including the amount of loans in each rating category as described above. The allowance for loan losses is also subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

104

Aggregate activity in the allowance for loan losses for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 and the quarter ended March 31, 2017 is summarized in the table below.

(Dollars in Thousands)
	3/31/2017	2016	2015	2014	2013	2012
Average loans outstanding	$68,604	$75,125	$77,528	$76,875	$80,920	$91,926
Loans at period end	67,887	72,508	76,597	78,425	77,043	86,772
Total nonaccrual loans	30	79	—	795	—	1,114
Loans 90 days past due and still accruing	—	—	—	—	—	—
Beginning Allowance for Loan Losses	1,030	1,228	1,521	1,546	1,902	2,042

Charge-offs by loan category	Q1 2017	2016	2015	2014	2013	2012
Loans secured by real estate – construction/development	$—	$—	$—	$60	$—	$305
Loans secured by real estate –single family	—	—	3	15	127	66
Loans secured by real estate –nonfarm, nonresidential	—	—	—	—	—	16
Loans secured by real estate –multifamily	—	—	—	—	—	—
Loans secured by real estate – farmland	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—	243
Loans to consumers	—	1	—	—	—	—
Total charge-offs	$—	$1	$3	$75	$127	$630
Recoveries
Loans secured by real estate – construction/development	$—	$—	$—	$50	$11	$12
Loans secured by real estate –single family	—	—	10	—	—	1
Loans secured by real estate –nonfarm, nonresidential	—	—	—	—	—	—
Loans secured by real estate –multifamily	—	—	—	—	—	—
Loans secured by real estate – farmland	—	—	—	—	—	—
Commercial and industrial loans	—	3	—	—	10	8
Loans to consumers	—	—	—	—	—	—
Total Recoveries	—	3	10	50	21	20
Total net charge-offs	—	2	7	(25)	(106)	(610)
Provision for Loan Losses	—	(200)	(300)	—	(250)	470
Ending Allowance for Loan Losses	$1,030	$1,030	$1,228	$1,521	$1,546	$1,902
Net C/O (recoveries) to average loans	0.00%	(.00)%	(.01)%	.03%	.13%	.66%
Allowance as a percentage of total loans	1.52%	1.42%	1.60%	1.94%	2.01%	2.19%
Nonperforming loans as a % of total Loans	0.04%	0.11%	0.00%	1.01%	0.00%	1.28%
Allowance as a % of non-performing loans	3,423%	1,304%	N/A	191%	N/A	171%

105

Activity for the year ended December 31, 2016 and 2015 in the allowance, by portfolio segment, is presented in the table below.

Year ended December 31, 2016
	Loans Secured by Real Estate
		Single	Nonfarm,		Commercial
	Construction	family (1)	nonresidential	Multifamily	and industrial	Consumer	Unallocated	Total
(Dollars in thousands)
Beginning Balance	$165	$161	$329	$5	$34	$7	$527	$1,228
Provision	(45)	(35)	(7)	(2)	22	20	(153)	(200)
Charge-offs	—	—	—	—	—	(1)	—	(1)
Recoveries	—	—	—	—	3	—	—	3
Ending Balance	$120	$126	$322	$3	$59	$26	$374	$1,030

Year ended December 31, 2015
	Loans Secured by Real Estate
		Single	Nonfarm,		Commercial
	Construction	family (1)	nonresidential	Multifamily	and industrial	Consumer	Unallocated	Total
(Dollars in thousands)
Beginning Balance	$253	$243	$433	$7	$62	$12	$511	$1,521
Provision	(88)	(89)	(104)	(2)	(28)	(5)	16	(300)
Charge-offs	—	(3)	—	—	—	—	—	(3)
Recoveries	—	10	—	—	—	—	—	10
Ending Balance	$165	$161	$329	$5	$34	$7	$527	$1,228

(1)	Includes HELOC loans.

Cornerstone has allocated the allowance for loan losses among the various segments of the portfolio. The allowance allocations as of December 31, 2016 and December 31, 2015 are presented in the table below.

(Dollars in thousands)
	2016			2015			2014			2013			2012
Category	Loans in category	ALLL	% of Loans In Category	Loans in category	ALLL	% of Loans In Category	Loans in category	ALLL	% of Loans In Category	Loans in category	ALLL	% of Loans In Category	Loans in category	ALLL	% of Loans In Category
Real Estate- Construction/ Dev	$11,460	$120	1.0%	$15,024	$165	1.1%	$15,896	$253	1.6%	$16,467	$324	2.0%	$20,477	$537	2.6%
Real Estate- Single Family	9,797	126	1.3%	10,092	161	1.6%	12,065	243	2.0%	13,123	307	2.3%	13,514	409	3.0%
Real Estate- Nonfarm, nonresidential	41,821	322	0.8%	42,855	329	0.8%	40,866	433	1.1%	37,733	566	1.5%	41,723	472	1.1%
Real Estate- Multifamily	2,304	3	0.1%	3,606	5	0.1%	4,408	7	0.2%	5,099	10	0.2%	4,432	11	0.2%
Real Estate- Farmland	259	—	0.0%	274	—	0.0%	288	—	0.0%	211	—	0.0%	218	—	0.0%
Commercial and industrial	5,777	59	1.0%	3,813	34	0.9%	4,459	62	1.4%	3,860	77	2.0%	5,944	148	2.5%
Consumer	1,090	26	2.4%	933	7	0.9%	443	12	2.7%	550	9	1.6%	464	10	2.2%
Unallocated	—	374	N/A	—	527	N/A	—	511	N/A	—	253	N/A	—	315	N/A
Total	$72,508	$1,030	1.4%	$76,597	$1,228	1.6%	$78,425	$1,521	1.9%	$77,043	$1,546	2.0%	$86,772	$1,902	2.2%

106

Noninterest Income

Noninterest income, which consists primarily of service charges on deposit accounts, gains and losses on securities sales, and other fee income, was fairly stable in 2016 in comparison to 2015. Service fees on deposits increased during the year, but were offset by a decline in the gain on sale of available for sale investments. The increase in service fees in 2016 was primarily related to certain business accounts. Noninterest income decreased by $133 thousand in 2015 compared to 2014. The primary reason for the decrease was a decline in brokerage income in 2015. Brokerage income was $225 thousand in 2014 and declined to $80 thousand in 2015. Brokerage income fluctuates with the volume and types of commissions earned.

Noninterest income for the first quarter of 2017 was $204 thousand compared to $287 thousand for the first quarter of 2016. Noninterest income for the first quarter of 2016 included a gain on the sale of securities of $113 thousand. The gain was generated in order to offset the penalty for prepayment of a $2.0 million FHLB advance. The penalty for prepayment of the advance totaled $110 thousand, and was included in noninterest expense in the first quarter of 2016.

Noninterest Expenses

Noninterest expenses, which consist primarily of salaries and employee benefits, occupancy costs, data processing expenses and professional and regulatory fees, totaled $4.5 million in 2016, $5.2 million in 2015, and $4.7 million in 2014.The most significant reason for the decline in noninterest expense in 2016 was a decline in expenses related to foreclosed real estate. As Cornerstone reduces its holdings of assets acquired in foreclosure, holding costs, adjustments to carrying values and losses on sales are also reduced. Cornerstone also experienced declines in expenses related to occupancy costs, advertising, professional and regulatory fees, and other operating expenses. Professional and regulatory fees decreased as a result of decreases in FDIC insurance premiums and regulatory examination fees.

The expense decreases described above were partially offset by increases in other areas. Increases in noninterest expenses in 2016 resulted from increases in data processing, electronic transaction processing and supplies expenses. Data processing costs continue to increase as volume increases in the electronic delivery channel, new features are added to the Bank’s products, and steps are taken to increase the protections around Cornerstone’s network. A fee in the amount of $110 thousand for prepayment of an advance from the FHLB was also included in 2016 noninterest expenses. Cornerstone’s efficiency ratio, which is measured as the ratio of noninterest expense to the sum of net interest income plus other income expressed as a percentage, was 83.5% in 2016, 93.4% in 2015, and 82.1% in 2014. If securities gains are excluded from the calculation, the efficiency ratio was 85.2% in 2016, 96.0% in 2015, and 83.6% in 2014. For the first quarter of 2017 the efficiency ratio was 81.1%.

Cornerstone recorded noninterest expense of $1.0 million in the first quarter of 2017 compared to $1.2 million in the first quarter of 2016. Expenses related to foreclosed property, salaries and benefits, and professional and regulatory fees each declined in 2017 in comparison to 2016. Foreclosed property expenses have been declining as properties are sold. Cornerstone’s average outstanding balance of foreclosed real estate was $2.5 million in the first quarter of 2017 compared to $3.9 million in the first quarter of 2016. In addition, salaries and benefits declined in the first quarter of 2017 in comparison to the first quarter of 2016 as the result of a slightly lower number of full time equivalent employees. Professional and regulatory expenses declined in the first quarter of 2017 as compared to the first quarter of 2016 primarily as the result of lower costs for FDIC insurance premiums. Premiums for FDIC insurance declined after the FDIC Insurance Fund met a certain threshold.

Income Taxes

Cornerstone recorded income tax expense of $80 thousand in the first quarter of 2017. In 2016 Cornerstone recorded income tax expense of $362 thousand. In 2015 Cornerstone recorded a net income tax benefit of $756 thousand as a result of reversing the valuation allowance against its deferred tax asset, net of current income taxes. The valuation allowance was recorded against Cornerstone’s deferred tax asset in 2011. A valuation allowance is recorded against a deferred tax asset in situations where evidence regarding the ability to use the benefit in the near term does not outweigh the likelihood that the benefit will not be available for use. In 2015 Cornerstone was able to demonstrate that evidence exists that Cornerstone will be able to utilize the tax benefits in the near term. In 2014 Cornerstone did not record any expense for income taxes. Refer to Notes 1 and 15 to Cornerstone’s consolidated financial statements contained elsewhere herein for more information.

107

Loan Portfolio Composition

The composition of net loans by category as used by management to evaluate the quality of the portfolio is presented below.

	March 31,	December 31,
(In Thousands)	2017	2016	2015
Loans secured by real estate-construction/development	$10,761	$11,460	$15,024
Loans secured by real estate- single family (1)	9,586	9,797	10,092
Loans secured by real estate-nonfarm, non-residential	40,109	41,821	42,855
Loans secured by real estate-multifamily	2,250	2,304	3,606
Loans secured by real estate-farmland	255	259	274
Commercial and industrial	3,888	5,777	3,813
Consumer	1,038	1,090	933

Loans, gross	67,887	72,508	76,597
Less allowance for loan losses	(1,030)	(1,030)	(1,228)
Loans, net	$66,857	$71,478	$75,369

(1)	This category also includes home equity lines of credit (“HELOCs”) and junior liens. HELOCs totaled $2.6 million as of March 31, 2017 and $2.8 million and $3.0 million as of December 31, 2016 and 2015, respectively. There were no closed-end junior liens outstanding as of March, 31, 2017, December 31, 2016 or 2015.

Credit Quality Indicators

Management of Cornerstone Bank uses a number of credit quality indicators in evaluations of credit quality of the portfolio. Delinquency is one type of credit quality indicator that is closely monitored by management. Generally, the accrual of interest will be discontinued on impaired loans when principal or interest becomes 90 days past due, or when payment in full is not anticipated, and any previously accrued interest on such loans will be reversed against current income. Any subsequent interest income will be recognized on a cash basis when received unless collectability of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. During the year ended December 31, 2016, interest included in net interest income on loans on nonaccrual at year end totaled $3,868. During the year ended December 31, 2016 and quarter ended March 31, 2017, additional income that would have been recorded if the loans were current was $872 and $441, respectively. There were no loans considered Potential Problem Loans by management of Cornerstone as of December 31, 2016 or March 31, 2017. Various measures monitored by management related to delinquency are provided below:

	March 31,	December 31,
(In Thousands)	2017	2016	2015
Loans on non-accrual	$30	$79	$—
Accruing loans past due 90 days or more	$—	$—	$—
Loans past due 30-89 days	$—	$12	$17
Restructured Loans, accruing	$616	$676	$2,656

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An additional credit quality indicator is the risk grade assigned to loans in the portfolio. Management uses a system of defined grades to categorize loans and monitor on a consistent basis. Loans are generally rated Satisfactory, Special Mention, Substandard, Doubtful or Loss. There were no loans rated Doubtful or Loss as of March 31, 2017.

Loans in each of the remaining categories as of March 31, 2017 are included in the table below. See Cornerstone’s Consolidated Financial statements contained herein for additional information.

	March 31, 2017
	Special Mention	Substandard	Satisfactory	Total
(In Thousands)
Loans secured by real estate–construction/development	$39	$—	$10,722	$10,761
Loans secured by real estate– single family (1)	398	350	8,838	9,586
Loans secured by real estate– nonfarm, nonresidential	—	674	39,435	40,109
Loans secured by real estate– multi-family	—	—	2,250	2,250
Loans secured by real estate–farmland	—		255	255
Commercial and industrial loans	—	197	3,691	3,888
Consumer loans	49	—	989	1,038
Total	$486	$1,220	$66,181	$67,887

(1) Includes HELOC loans.

Management also monitors loans that have been restructured in a troubled debt restructuring (“TDR”). No loans were designated as TDR loans during the first quarter of 2017. Loans that are performing under their restructured terms totaled $616 thousand as of March 31, 2017.

Concentrations of Credit

Cornerstone makes loans to individuals and businesses in and around Upstate South Carolina for various personal and commercial purposes. Cornerstone Bank has a diversified loan portfolio and the borrowers’ ability to repay their loans is not dependent upon any specific economic sector. Cornerstone Bank monitors concentrations in its customer base using the North American Industry Codes (“NAIC”) describing the industries from which our customers derive their income, and using certain regulatory definitions. As of March 31, 2017 and December 31, 2016, Cornerstone Bank has concentrations of credit in the industries categorized as real estate rental and leasing, accommodation and food services, construction, and retail trade, which by NAIC category comprise over 25% of Tier 1 Capital adjusted for the allowance for loan losses. Cornerstone Bank also has a concentration in loans collateralized by real estate according to the regulatory definition. Management controls risk inherent in real estate lending through lending policies which set forth guidelines such as appraisal requirements, loan-to-value maximums, and other terms.

Maturity Distribution of Loans

Cornerstone Bank’s loan portfolio contains a component of adjustable rate loans. As of March 31, 2017, approximately $4.6 million or 6.9% of Cornerstone Bank’s loan portfolio was variable rate. These loans are generally tied to the prime rate and may or may not have minimum or maximum rates included in the terms.

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The following table sets forth the maturity distribution of the Bank’s loans, by type, as of March 31, 2017, as well as the type of interest requirement on loans with maturities greater than one year. For purposes of this table, variable rate loans are included in the period of their final maturity, as opposed to their repricing date.

Maturity Distribution of Loans

	March 31, 2017
	(Dollars in thousands)
	1 Year	1-5	5 Years
	or Less	Years	or More	Total

Loans secured by real estate-construction/development	$3,818	$6,943	$—	$10,761
Loans secured by real estate- single family, (1)	322	6,958	2,306	9,586
Loans secured by real estate- nonfarm, non-residential	6,103	32,398	1,608	40,109
Loans secured by real estate- multifamily	460	1,790	—	2,250
Loans secured by real estate- farmland	—	255	—	255
Commercial and industrial	3,356	532	—	3,888
Consumer	150	838	50	1,038
Total	$14,209	$49,714	$3,964	$67,887

Predetermined rate, maturity greater than one year				$50,456

Variable rate, maturity greater than one year				$3,222

(1)	This category also includes home equity lines of credit (“HELOCs”) and junior liens. HELOCs totaled $2.6 million as of March 31, 2017. There were no closed-end junior liens outstanding as of March, 31, 2017.

Investment Securities

The investment portfolio is a significant component of earning assets and a source of liquidity. Total investment securities averaged $45.5 million in 2016 as compared to $41.1 million in 2015. At March 31, 2017, our investment portfolio amounted to $46.0 million.

	March 31,	December 31,
	2017	2016	2015	2014	2013	2012
(Dollars in thousands)
Available for sale:
Mortgage-backed securities	$11,781	$10,062	$13,722	$11,088	$14,618	$15,727
Collateralized mortgage obligations	4,196	2,957	1,734	—	—	—
Government sponsored enterprise bonds	3,215	3,189	4,397	5,320	8,668	6,494
Municipal bonds	11,604	11,576	11,907	14,216	12,305	8,153
Small business Administration Pools	15,230	15,963	14,770	9,258	1,963	1,000

Total available for sale	$46,026	$43,747	$46,530	$39,882	$37,554	$31,374

Cornerstone Bank holds other investments at cost as required for membership in FHLB Atlanta and the Federal Reserve. Our investments were as follows:

(Dollars in thousands)	March 31,	December 31,
	2017	2016	2015	2014	2013	2012
Federal Reserve Bank of Richmond stock	$426	$426	$426	$426	$426	$425
FHLB Atlanta stock	$229	$227	$278	$236	$286	$350

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Investment Securities Maturity Distribution and Yields

The following table shows, at amortized cost, the expected maturities and average yield (computed on a pre-tax basis) of securities held at December 31, 2016:

(Dollars in thousands)
	Within 1 year		After 1 and within 5 Years		After 5 within 10 Years		After 10 years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available for sale:
Mortgage-backed securities	$—	—%	$—	—%	$4,526	1.71%	$5,734	2.01%
Collateralized mortgage obligations	—	—	—	—	—	—	3,032	1.96%
Government sponsored enterprise bonds	—	—	1,000	1.00%	2,250	2.50%	—	—
Municipal bonds (1)	—	—	749	3.49%	3,082	3.45%	7,710	3.51%
Small business Administration Pools	—	—	701	2.79%	6,354	1.88%	9,055	1.94%

Total available for sale	$—	—%	$2,450	2.28%	$16,212	2.21%	$25,531	2.41%

(1)	The category Municipal bonds includes one security in the amount of $367 thousand that is a tax-exempt security. The estimated tax equivalent yield is 3.26%, and the bond is included in the amounts maturing after 10 years in the above table.

Other than debt securities issued by US Government or US Government agencies, there were no investments owned by Cornerstone as of December 31, 2016 or March 31, 2017, of any issuer that exceeded 10% of Cornerstone’s shareholders’ equity.

Other Short-term Investments

Cornerstone holds other short-term investments in the form of Federal funds sold and overnight investments at the Federal Reserve and the FHLB Atlanta. These investments averaged $15.3 million in 2016 and $11.5 million in 2015. As of March 31, 2017 short-term investments totaled $24.6 million.

Certificate of Deposit Investments

As of March 31, 2017 and December 31, 2016 Cornerstone Bank held thirteen certificates of deposit at other banks totaling approximately $3.1 million. The certificates have an average yield of 1.98% and mature at various dates through 2021. In 2017, 2016, and 2015, one certificate in the amount of $100,000 was held in conjunction with an agreement to provide Cornerstone Bank’s customers with a credit card product. The certificate matures annually in conjunction with the agreement. The certificate pays interest at the target Federal Funds rate plus 10 basis points, averaging .48% and .225% during 2016 and 2015, respectively.

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Deposits

The following table sets forth Cornerstone Bank’s deposits by category:

	March 31,		December 31,
		% of		% of		% of		% of
	2017	Total	2016	Total	2015	Total	2014	Total
(Dollars in thousands)
Noninterest bearing	$28,388	21.5%	$22,748	18.1%	$20,522	16.9%	$19,437	16.3%
Interest bearing:
NOW accounts	22,683	17.2%	22,108	17.6%	19,430	16.0%	17,873	15.0%
Money market accounts	13,551	10.3%	13,431	10.7%	11,833	9.7%	12,761	10.7%
Savings	30,584	23.2%	31,057	24.7%	30,981	25.5%	29,546	24.8%
Time, less than $100,000	21,034	16.0%	21,220	16.9%	22,110	18.2%	23,338	19.6%
Time, Over $100,000, less than 250,000	11,628	8.8%	11,692	9.3%	12,857	10.6%	12,326	10.4%
Time, $250,000 and over	3,883	2.9%	3,625	2.9%	3,990	3.3%	3,648	3.1%
Total deposits	$131,751	100.0%	$125,881	100.0%	$121,723	100.0%	$118,929	100.0%
Total over $100,000	$15,511	11.8%	$15,317	12.2%	$16,847	13.8%	$15,974	13.4%

The following table sets forth Cornerstone Bank’s average deposits by category:

Average Deposits

	2016		2015		2014		2013		2012
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
(Dollars in thousands)
Noninterest-bearing demand	$24,624	—%	$20,552	—%	$18,808	—%	$15,785	—%	$15,530	—%
Interest-bearing transaction accounts	20,681	0.21%	18,742	0.21%	17,467	0.23%	16,851	0.28%	15,995	0.31%
Savings and money market	43,748	0.21%	42,481	0.21%	44,755	0.24%	45,208	0.28%	47,147	0.43%
Time deposits	37,667	0.70%	39,037	0.65%	41,854	0.73%	47,946	1.03%	54,745	1.31%
Total average deposits	$126,720	0.32%	$120,812	0.32%	$122,884	0.37%	$125,790	0.53%	$133,417	0.72%

The following table sets forth Cornerstone Bank’s time deposits greater than $100,000 by maturity.

Maturities of Certificates of Deposit of $100,000 or more as of:

	March 31,	December 31,
	2017	2016
(In Thousands)
Time deposits of $100,000 or more:
Within 3 months	$2,703	$1,147
After 3 Months through six Months	2,131	2,712
After 6 thru 12 months	2,126	2,558
After 12 months	8,551	8,900
Total time deposits of $100,000 or more:	$15,511	$15,317

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Borrowings

Cornerstone Bank had a line of credit to borrow funds from the FHLB in the amount of 25% of the Bank’s assets as of March 31, 2017 and December 31, 2016, and up 10% of the Bank’s assets as of December 31, 2015. Any funds borrowed from the FHLB are collateralized by a lien on certain of the Bank’s available for sale securities and loans.

There were no amounts borrowed from FHLB as of March 31, 2017 or December 31, 2016. As of December 31, 2015, the Bank had $2.0 million borrowed from the FHLB at a rate of 3.52%. The borrowing was scheduled to mature on January 16, 2018. In February 2016, the Company prepaid its outstanding FHLB advance incurring a prepayment penalty of $110 thousand. During 2016 the highest balance as of any month end for borrowings from the FHLB was $2.0 million. The average rate paid on advances in 2016 was 3.48%. The average balance for the year 2016 was $230 thousand. During 2015 the highest balance as of any month end for borrowings from FHLB was $2.1 million. The average rate paid on advances in 2015 was 3.52%. The average balance for the year 2015 was $2.1 million.

Also at December 31, 2016, Cornerstone Bank had an unused line of credit to purchase federal funds totaling $4.0 million from an unrelated bank. This line of credit is available on an overnight basis for general corporate purposes of Cornerstone Bank. The lender has reserved the right to withdraw the line at its option.

Capital Adequacy and Dividends

	Quarter ended	Year ended	Year ended	Year ended
	March 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Return on average assets	.42%	.49%	1.00%	.71%
Return on average equity (1)	3.19%	3.68%	7.72%	5.88%
Equity to assets ratio (average) (1)	13.13%	13.45%	12.92%	12.05%
Return on average equity (2)	3.37%	3.88%	8.18%	6.25%
Equity to assets ratio (average) (2)	12.44%	12.75%	12.19%	11.33%
Dividend payout ratio	—%	—%	—%	—%

(1)	Calculated using Net Income and including Preferred Stock in average equity
(2)	Calculated using Net Income and excluding Preferred Stock

Cornerstone Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Cornerstone Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Cornerstone Bank must meet specific capital guidelines that involve quantitative measures of Cornerstone Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Cornerstone Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Cornerstone Bank to maintain minimum amounts and ratios. In July 2013, federal bank regulatory agencies issued final rules to revise their risk-based capital requirements and the method for calculating risk-weighted assets consistent with agreements that were reached by the Basel Committee on Banking Supervision (“Basel III”). The Basel III rules became effective January 1, 2015 and include transition provisions which implement certain portions of the rules through January 1, 2019. The rules define and quantify minimum thresholds for Common Equity Tier 1 (“CET 1”), total, and Tier 1 capital to risk-weighted assets, and Tier 1 capital to adjusted total assets (“Tier 1 leverage ratio”). Tier 1 capital of Cornerstone Bank consists of common shareholders equity, excluding the unrealized gain or loss on securities available-for-sale, less certain intangible assets (if applicable), while CET 1 is comprised of Tier 1 capital, adjusted for certain regulatory deductions and limitations. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The new rules require banks to hold CET 1 capital in excess of minimum risk-based capital ratios by at least 2.5 percent to avoid limits on capital distributions and certain discretionary bonus payments to executive officers. This additional capital or “Capital Conservation Buffer” will be phased in over a five-year period beginning in 2016. The requirement for 2016 is .625% and the requirement for 2017 is 1.25%. In addition, risk-weights assigned to various categories of assets were revised effective January 1, 2015. Management believes, as of March 31, 2017 and December 31, 2016 and 2015, that Cornerstone Bank meets all capital adequacy requirements to which it is subject. Cornerstone Bank’s actual capital amounts and ratios and minimum regulatory amounts and ratios established by regulations are set forth below.

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	Required		Actual		Excess
(Dollars in thousands)	Amount	%	Amount	%	Amount	%
March 31, 2017
Total Capital (to risk weighted assets)	$6,766	8.0%	$20,633	24.4%	$13,867	16.4%
Tier 1 Capital (to risk weighted assets)	$5,075	6.0%	$19,603	23.2%	$14,528	17.2%
Common Equity Tier 1 Capital	$3,806	4.5%	$19,603	23.2%	$15,797	18.7%
Tier 1 leverage ratio	$5,979	4.0%	$19,603	13.1%	$13,624	9.1%
December 31, 2016
Total Capital (to risk weighted assets)	$7,162	8.0%	$20,437	22.8%	$13,275	14.8%
Tier 1 Capital (to risk weighted assets)	$5,372	6.0%	$19,407	21.7%	$14,035	15.7%
Common Equity Tier 1 Capital	$4,029	4.5%	$19,407	21.7%	$15,378	17.2%
Tier 1 leverage ratio	$5,844	4.0%	$19,527	13.3%	$13,683	9.3%
December 31, 2015
Total Capital (to risk weighted assets)	$7,641	8.0%	$19,749	20.7%	$12,108	12.7%
Tier 1 Capital (to risk weighted assets)	$5,731	6.0%	$18,553	19.4%	$12,822	13.4%
Common Equity Tier 1 Capital	$4,298	4.5%	$18,553	19.4%	$14,255	14.9%
Tier 1 leverage ratio	$5,750	4.0%	$18,553	12.9%	$12,803	8.9%

Liquidity Management

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity management is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets that may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within Cornerstone Bank’s service area. Core deposits (total deposits less time deposits greater than $250,000 and brokered deposits) provide a relatively stable funding base, and were equal to 83.7% of total assets at December 31, 2016 and 83.6% at March 31, 2017.

Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, unpledged securities, and funds from maturing loans. Cornerstone had $25.9 million and $16.1 million in cash and cash equivalents at March 31, 2017 and December 31, 2016, respectively. Cornerstone has access to a line of credit with the FHLB, which is subject to various conditions and may be terminated at the option of the lender, as an additional source of liquidity funding. The line with the FHLB is equal to 25% of assets, provided that adequate collateral is available for pledging. The line may be used for short or long term funding needs and may be used on a fixed or variable-rate basis. As of March 31, 2017 and December 31, 2016, the Bank had no funds borrowed from the FHLB. At March 31, 2017 and December 31, 2016, approximately $38.2 million and $36.5 million, respectively, of additional funds were available under the FHLB line provided that eligible collateral is available. Cornerstone Bank primarily uses bonds and mortgage-backed securities issued by U.S. Government agencies to collateralize advances, but can also pledge loans as collateral. The FHLB has a blanket lien on the loan portfolio, although Cornerstone Bank only pledges certain types of loans as collateral. As of December 31, 2016 securities with a collateral value of $2.86 million were pledged as collateral to the FHLB. Additional securities with a market value of $37.7 million and $38.6 million were unpledged as of December 31, 2016 and March 31, 2017, respectively, and could be used as collateral for borrowings or sold should Cornerstone require additional funding. Loans in the amount of $5.6 million as of December 31, 2016 had been identified as eligible collateral for FHLB advances. Cornerstone Bank also has access to the Discount Window of the Federal Reserve Bank of Richmond (the “Federal Reserve”.) Any borrowing from the Discount Window would be collateralized by loans not already pledged as collateral to the FHLB. Cornerstone Bank also has access to a short term line of credit with an unrelated bank up to $4.0 million. The line of credit is available on a daily basis for general corporate purposes of Cornerstone Bank. The lender has reserved the right to withdraw the line at its option. Management believes that Cornerstone Bank’s overall liquidity sources are adequate to meet its operating needs in the ordinary course of its business.

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Off-Balance Sheet Risk

Cornerstone, through the operations of Cornerstone Bank, makes contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of Cornerstone Bank at predetermined interest rates for a specified period of time. At March 31, 2107 and December 31, 2016 and 2015, unfunded commitments to extend credit were $7.7 million, $6.4 million, and $7.5 million, respectively. At March 31, 2017, the unfunded commitments consisted of $3.3 million at variable rates and $4.4 million at fixed rates with $3.3 million expiring within one year. At December 31, 2016, the unfunded commitments consisted of $3.3 million at variable rates and $3.1 million at fixed rates with $1.6 million expiring within one year. Past experience indicates that many of these commitments to extend credit will expire unused and it is unlikely that a large portion would be used in a short period of time. However, through its various sources of liquidity discussed above, the Bank believes that it will have the necessary resources to meet these obligations should the need arise.

In addition to commitments to extend credit, Cornerstone Bank also issues standby letters of credit which are assurances to a third party that it will not suffer a loss if Cornerstone Bank’s customer fails to meet its contractual obligation to the third party. Standby letters of credit totaled approximately $283 thousand and $302 thousand at March 31, 2017 and December 31, 2016, respectively. Past experience indicates that many of these standby letters of credit will expire unused. However, through its various sources of liquidity discussed above, the Bank believes that it will have the necessary resources to meet these obligations should the need arise.

The Bank offers an automatic overdraft protection product. Approximately $978 thousand and $976 thousand of overdraft protection was available to customers under this product as of March 31, 2017 and December 31, 2016, respectively. Cornerstone Bank expects the majority of this capacity will not be utilized. During the first quarter of 2017 the average balance of demand deposit overdrafts for all participating banking clients was approximately $13 thousand. During 2016, the average balance of demand deposit overdrafts for all participating banking clients was approximately $15 thousand.

Neither Cornerstone nor Cornerstone Bank is involved in other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings. Cornerstone did not maintain any obligations under non-cancelable operating lease agreements at March 31, 2017 or December 31, 2016. Cornerstone Bank extended its contract with a company that provides data and item processing, and ATM network services in 2014. Monthly minimum costs for these services are currently approximately $25 thousand. Volume-related costs may increase as volume increases.

Refer to Notes 13 and 17 to Cornerstone’s consolidated financial statements for additional discussion on these and other commitments and contingencies and financial instruments with off-balance sheet risk.

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Impact of Inflation

Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

While the effect of inflation on banks is normally not as significant as is its influence on those businesses that have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Additionally, general increases in the prices of goods and services usually result in increased operating expenses.

SUPERVISION AND REGULATION

Cornerstone and Cornerstone Bank are extensively regulated under federal and state law. The following information describes certain aspects of that regulation applicable to Cornerstone and Cornerstone Bank and does not purport to be complete. Proposals to change the laws and regulations governing the industry are frequently raised in the U.S. Congress, in state legislatures, and before the various bank regulatory agencies. The likelihood and timing of any changes and the impact such changes might have on Cornerstone and Cornerstone Bank are impossible to determine with any certainty. A change in applicable laws or regulations, or a change in the way such laws or regulations are interpreted by regulatory agencies or courts, may have a material impact on the business, operations, and earnings of Cornerstone and Cornerstone Bank.

Cornerstone

Cornerstone is qualified as a bank holding company (“BHC”) within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is registered as such with the Federal Reserve. As a bank holding company, Cornerstone is subject to supervision, regulation and examination by the Federal Reserve and is required to file various reports and additional information with the Federal Reserve. Cornerstone is also subject to certain banking laws of South Carolina and is subject to possible reporting to and examination by the SCBFI.

Under the Gramm-Leach-Bliley Act, a BHC may elect to become a financial holding company and thereby engage in a broader range of financial and other activities than are permissible for traditional BHC’s. In order to qualify for the election, all of the depository institution subsidiaries of the BHC must be well capitalized, well managed, and have achieved a rating of “satisfactory” or better under the Community Reinvestment Act (the “CRA”). Financial holding companies are permitted to engage in activities that are “financial in nature” or incidental or complementary thereto as determined by the Federal Reserve. The Gramm-Leach-Bliley Act identifies several activities as “financial in nature,” including insurance underwriting and sales, investment advisory services, merchant banking and underwriting, and dealing or making a market in securities. Cornerstone has not elected to become a financial holding company, and has no plans to become a financial holding company.

Cornerstone Bank

Cornerstone Bank is a federally chartered national bank and is a member of the Federal Reserve System. It is subject to federal regulation by the OCC, the Federal Reserve, and the FDIC.

Depository institutions, including Cornerstone Bank, are subject to extensive federal and state regulations that significantly affect their business and activities. Regulatory bodies have broad authority to implement standards and initiate proceedings designed to prohibit depository institutions from engaging in unsafe and unsound banking practices. The standards relate generally to operations and management, asset quality, interest rate exposure, and capital. Bank regulatory agencies are authorized to take action against institutions that fail to meet such standards.

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As with other financial institutions, the earnings of Cornerstone Bank are affected by general economic conditions and by the monetary policies of the Federal Reserve. The Federal Reserve exerts substantial influence on interest rates and credit conditions, primarily through open market operations in U.S. Government securities, setting the reserve requirements of member banks, and establishing the discount rate on member bank borrowings. The policies of the Federal Reserve have a direct impact on loan and deposit growth and the interest rates charged and paid thereon. They also impact the source, cost of funds, and the rates of return on investments. Changes in the Federal Reserve’s monetary policies have had a significant impact on the operating results of Cornerstone Bank and other financial institutions and are expected to continue to do so in the future; however, the exact impact of such conditions and policies upon future business and earnings cannot accurately be predicted.

The Dodd-Frank Act

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act significantly restructured the financial regulatory regime in the United States and has had a broad impact on the financial services industry as a result of the significant regulatory and compliance changes required under the act. A summary of certain provisions of the Dodd-Frank Act, which are more fully discussed in the following sections, is set forth below:

Increased Capital Standards. The federal banking agencies are required to establish minimum leverage and risk-based capital requirements for banks and bank holding companies. See “Capital Requirements” below. Among other things, the Dodd-Frank Act provides for newer and stronger standards.

Deposit Insurance. The Dodd-Frank Act makes permanent the $250,000 deposit insurance limit for insured deposits. Amendments to the Federal Deposit Insurance Act also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to the Deposit Insurance Fund (the “DIF”) will be calculated. Under the amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity during the assessment period. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. The Dodd-Frank Act also provides that depository institutions may pay interest on demand deposits.

The Consumer Financial Protection Bureau (“CFPB”). The CFPB is charged with establishing and enforcing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services.

Compensation Practices. The Dodd-Frank Act provides that the appropriate federal regulators must establish standards prohibiting as an unsafe and unsound practice any compensation plan of a bank holding company or bank that provides an insider or other employee with “excessive compensation” or that could lead to a material financial loss to such firm. In June 2010, prior to the Dodd-Frank Act, the federal bank regulatory agencies promulgated the Interagency Guidance on Sound Incentive Compensation Policies, which requires that financial institutions establish metrics for measuring the impact of activities to achieve incentive compensation with the related risk to the financial institution of such behavior.

Although a significant number of the rules and regulations mandated by the Dodd-Frank Act have been finalized, certain of the act’s requirements have yet to be implemented. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the federal bank regulatory agencies in the future, the full extent of the impact such requirements on the operations of Cornerstone and Cornerstone Bank is unclear. The future changes resulting from the Dodd-Frank Act may affect the profitability of business activities, require changes to certain business practices, impose more stringent regulatory requirements or otherwise adversely affect the business and financial condition of Cornerstone and Cornerstone Bank. These changes may also require Cornerstone to invest significant management attention and resources to evaluate and make necessary changes to comply with new statutory and regulatory requirements.

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Deposit Insurance

The deposits of Cornerstone Bank are insured up to applicable limits by the Deposit Insurance Fund of the FDIC and are subject to deposit insurance assessments to maintain the DIF. On April 1, 2011, the deposit insurance assessment base changed from total deposits to average total assets minus average tangible equity, pursuant to a rule issued by the FDIC as required by the Dodd-Frank Act. Also on April 1, 2011, the FDIC began utilizing a risk-based assessment system that imposed insurance premiums based upon a risk category matrix that took into account a bank’s capital level and supervisory rating. Effective July 1, 2016, the FDIC again changed its deposit insurance pricing and eliminated all risk categories and now uses the “financial ratios method” based on CAMELS composite ratings to determine assessment rates for small established institutions with less than $10 billion in assets. The CAMELS rating system is a supervisory rating system designed to take into account and reflect all financial and operational risks that a bank may face, including capital adequacy, asset quality, management capability, earnings, liquidity and sensitivity to market risk (“CAMELS”). CAMELS composite ratings set a maximum assessment for CAMELS 1 and 2 rated banks, and set minimum assessments for lower rated institutions.

The FDIC’s “reserve ratio” of the DIF to total industry deposits reached its 1.15% target effective June 30, 2016. On March 15, 2016, the FDIC implemented by final rule certain Dodd-Frank Act provisions by raising the DIF’s minimum reserve ratio from 1.15% to 1.35%. The FDIC imposed a 4.5 basis point annual surcharge on insured depository institutions with total consolidated assets of $10 billion or more. The new rule grants credits to smaller banks for the portion of their regular assessments that contribute to increasing the reserve ratio from 1.15% to 1.35%.

In addition, all FDIC insured institutions are required to pay assessments to the FDIC at an annual rate of approximately one basis point of insured deposits to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2019.

Capital Requirements

The Federal Reserve, the OCC and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to all banks and bank holding companies. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth. Under the risk-based capital requirements of these federal bank regulatory agencies that were effective through December 31, 2016, Cornerstone and Cornerstone Bank were required to maintain a minimum ratio of total capital (which is defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments) to risk-weighted assets of at least 8.0%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, were multiplied by a risk-weight factor assigned by the capital regulation based on the risks believed inherent in the type of asset.

On June 7, 2012, the Federal Reserve issued a series of proposed rules intended to revise and strengthen its risk-based and leverage capital requirements and its method for calculating risk-weighted assets. The rules were proposed to implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. On July 2, 2013, the Federal Reserve approved certain revisions to the proposals and finalized new capital requirements for banking organizations.

Effective January 1, 2015, the final rules required Cornerstone and Cornerstone Bank to comply with the following new minimum capital ratios: (i) a new common equity Tier 1 capital ratio of 4.5% of risk-weighted assets; (ii) a Tier 1 capital ratio of 6% of risk-weighted assets (increased from the prior requirement of 4%); (iii) a total capital ratio of 8% of risk-weighted assets (unchanged from the prior requirement); and (iv) a Tier 1 leverage ratio of 4% of total assets (unchanged from the prior requirement). These are the initial capital requirements, which will be phased in over a four-year period. When fully phased in on January 1, 2019, the rules will require Cornerstone and Cornerstone Bank to maintain (i) a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% common equity Tier 1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 7% upon full implementation), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the 2.5% capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of total capital to risk-weighted assets of at least 8.0%, plus the 2.5% capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation), and (iv) a minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to average assets.

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The Tier 1 and total capital to risk-weighted asset ratios of Cornerstone Bank were 21.7% and 22.8%, respectively, as of December 31, 2016, thus exceeding the minimum requirements. The common equity Tier 1 capital ratio of Cornerstone Bank was 21.7% as of December 31, 2016. The Tier 1 leverage ratio of Cornerstone Bank was 13.3% as of December 31, 2016, exceeding the minimum requirements.

The phase in of the capital conservation buffer requirement began on January 1, 2016, at 0.625% of risk-weighted assets, increasing by the same amount each year until fully implemented at 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of common equity Tier 1 to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

With respect to Cornerstone Bank, the rules also revised the “prompt corrective action” regulations pursuant to Section 38 of the FDIA by (i) introducing a common equity Tier 1 capital ratio requirement at each level (other than critically undercapitalized), with the required ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum ratio for well-capitalized status being 8.0% (as compared to the prior ratio of 6.0%); and (iii) eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3.0% Tier 1 leverage ratio and still be well-capitalized. These new thresholds were effective for Cornerstone Bank as of January 1, 2015. The minimum total capital to risk-weighted assets ratio (10.0%) and minimum Tier 1 leverage ratio (5.0%) for well-capitalized status were unchanged by the final rules.

The new capital requirements also included changes in the risk weights of assets to better reflect credit risk and other risk exposures. These include a 150% risk weight (up from 100%) for certain high volatility commercial real estate acquisition, development and construction loans and nonresidential mortgage loans that are 90 days past due or otherwise on nonaccrual status, a 20% (up from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancelable, a 250% risk weight (up from 100%) for mortgage servicing rights and deferred tax assets that are not deducted from capital, and increased risk-weights (from 0% to up to 600%) for equity exposures.

Based on management’s understanding and interpretation of the new capital rules, it believes that, as of December 31, 2016, Cornerstone and Cornerstone Bank meet all capital adequacy requirements under such rules on a fully phased-in basis as if such requirements were in effect as of such date.

Dividends

Cornerstone’s principal source of cash flow, including cash flow to pay dividends to its shareholders, is dividends it receives from Cornerstone Bank. Statutory and regulatory limitations apply to Cornerstone Bank’s payment of dividends to Cornerstone. As a general rule, the amount of a dividend may not exceed, without prior regulatory approval, the sum of net income in the calendar year to date and the retained net earnings of the immediately preceding two calendar years. A depository institution may not pay any dividend if payment would cause the institution to become “undercapitalized” or if it already is “undercapitalized.” The OCC may prevent the payment of a dividend if it determines that the payment would be an unsafe and unsound banking practice. The OCC also has advised that a national bank should generally pay dividends only out of current operating earnings.

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Permitted Activities

As a bank holding company, Cornerstone is limited to managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the Federal Reserve determines by regulation or order to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits include greater convenience, increased competition, and gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest, and unsound banking practices. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate ownership or control of any subsidiary when the Federal Reserve has reasonable cause to believe that a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company may result from such an activity.

Banking Acquisitions; Changes in Control

The BHC Act requires, among other things, the prior approval of the Federal Reserve in any case where a bank holding company proposes to (i) acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank or bank holding company (unless it already owns a majority of such voting shares), (ii) acquire all or substantially all of the assets of another bank or bank holding company, or (iii) merge or consolidate with any other bank holding company. In determining whether to approve a proposed bank acquisition, the Federal Reserve will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution’s performance under the Community Reinvestment Act of 1977 (the “CRA”) and its compliance with fair housing and other consumer protection laws.

Subject to certain exceptions, the BHC Act and the Change in Bank Control Act, together with the applicable regulations, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring “control” of a bank or bank holding company. A conclusive presumption of control exists if an individual or company acquires the power, directly or indirectly, to direct the management or policies of an insured depository institution or to vote 25% or more of any class of voting securities of any insured depository institution. A rebuttable presumption of control exists if a person or company acquires 10% or more but less than 25% of any class of voting securities of an insured depository institution and either the institution has registered its securities with the Securities and Exchange Commission under Section 12 of the Exchange Act or no other person will own a greater percentage of that class of voting securities immediately after the acquisition. Cornerstone’s common stock is not registered under Section 12 of the Exchange Act.

In addition, South Carolina law requires the prior approval of the SCBFI for a company to acquire (as defined by South Carolina law) a South Carolina bank or any holding company that controls a South Carolina bank, subject to limited exceptions.

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Source of Strength

Federal Reserve policy has historically required bank holding companies to act as a source of financial and managerial strength to their subsidiary banks. The Dodd-Frank Act codified this policy as a statutory requirement. Under this requirement, Cornerstone is expected to commit resources to support Cornerstone Bank, including at times when Cornerstone may not be in a financial position to provide such resources. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to depositors and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company’s bankruptcy, any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the holding company bankruptcy trustee and entitled to priority of payment.

Safety and Soundness

There are a number of obligations and restrictions imposed on bank holding companies and their subsidiary banks by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance fund in the event of a depository institution default. For example, under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), to avoid receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any subsidiary bank that may become “undercapitalized” with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal bank regulatory agency up to the lesser of (i) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan.

Under FDICIA, the federal bank regulatory agencies have adopted guidelines prescribing safety and soundness standards. These guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risk and exposures specified in the guidelines. In addition, the agencies adopted regulations that authorize, but do not require, an institution which has been notified that it is not in compliance with safety and soundness standard to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt corrective action provisions described above.

The Federal Deposit Insurance Corporation Improvement Act

Under FDICIA, the federal bank regulatory agencies possess broad powers to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institution is “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized,” as defined by the law.

Reflecting changes under the new Basel III capital requirements, the relevant capital measures that became effective on January 1, 2015 for prompt corrective action are the total capital ratio, the common equity Tier 1 capital ratio, the Tier 1 capital ratio and the leverage ratio. A bank will be (i) “well capitalized” if the institution has a total risk-based capital ratio of 10.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, and a leverage ratio of 5.0% or greater, and is not subject to any capital directive order; (ii) “adequately capitalized” if the institution has a total risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 4.5% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and a leverage ratio of 4.0% or greater and is not “well capitalized”; (iii) “undercapitalized” if the institution has a total risk-based capital ratio that is less than 8.0%, a common equity Tier 1 capital ratio less than 4.5%, a Tier 1 risk-based capital ratio of less than 6.0% or a leverage ratio of less than 4.0%; (iv) “significantly undercapitalized” if the institution has a total risk-based capital ratio of less than 6.0%, a common equity Tier 1 capital ratio less than 3.0%, a Tier 1 risk-based capital ratio of less than 4.0% or a leverage ratio of less than 3.0%; and (v) “critically undercapitalized” if the institution’s tangible equity is equal to or less than 2.0% of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. A bank’s capital category is determined solely for the purpose of applying prompt corrective action regulations, and the capital category may not constitute an accurate representation of Cornerstone Bank’s overall financial condition or prospects for other purposes. Management believes, as of December 31, 2016 and 2015, Cornerstone met the requirements for being classified as “well capitalized.”

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Branching

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the “Interstate Banking Act”), generally permits well capitalized bank holding companies to acquire banks in any state, and preempts all state laws restricting the ownership by a bank holding company of banks in more than one state. The Interstate Banking Act also permits a bank to merge with an out-of-state bank and convert any offices into branches of the resulting bank if both states have not opted out of interstate branching; and permits a bank to acquire branches from an out-of-state bank if the law of the state where the branches are located permits the interstate branch acquisition. Under the Dodd-Frank Act, a bank holding company or bank must be well capitalized and well managed to engage in an interstate acquisition. Bank holding companies and banks are required to obtain prior Federal Reserve approval to acquire more than 5% of a class of voting securities, or substantially all of the assets, of a bank holding company, bank or savings association. The Interstate Banking Act and the Dodd-Frank Act permit banks to establish and operate de novo interstate branches to the same extent a bank chartered by the host state may establish branches.

Transactions with Affiliates

Pursuant to Sections 23A and 23B of the Federal Reserve Act and Regulation W, the authority of Cornerstone Bank to engage in transactions with related parties or “affiliates” or to make loans to insiders is limited. Loan transactions with an affiliate generally must be collateralized and certain transactions between Cornerstone Bank and its affiliates, including the sale of assets, the payment of money or the provision of services, must be on terms and conditions that are substantially the same, or at least as favorable to Cornerstone Bank, as those prevailing for comparable nonaffiliated transactions. In addition, Cornerstone Bank generally may not purchase securities issued or underwritten by affiliates.

Loans to executive officers, directors or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of a bank ( “10% Shareholders”), are subject to Sections 22(g) and 22(h) of the Federal Reserve Act and their corresponding regulations (Regulation O). Among other things, these loans must be made on terms substantially the same as those prevailing on transactions made to unaffiliated individuals and certain extensions of credit to those persons must first be approved in advance by a disinterested majority of the entire board of directors. Section 22(h) of the Federal Reserve Act prohibits loans to any of those individuals where the aggregate amount exceeds an amount equal to 15% of an institution’s unimpaired capital and surplus plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all of the extensions of credit outstanding to all of these persons would exceed the bank’s unimpaired capital and unimpaired surplus. Section 22(g) of the Federal Reserve Act identifies limited circumstances in which Cornerstone Bank is permitted to extend credit to executive officers.

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Consumer Financial Protection

Cornerstone is subject to a number of federal and state consumer protection laws that extensively govern its relationship with its customers. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Service Members Civil Relief Act, laws governing flood insurance, federal and state laws prohibiting unfair and deceptive business practices, foreclosure laws, and various regulations that implement some or all of the foregoing. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans, collecting loans and providing other services. If Cornerstone fails to comply with these laws and regulations, it may be subject to various penalties. Failure to comply with consumer protection requirements may also result in failure to obtain any required bank regulatory approval for merger or acquisition transactions Cornerstone may wish to pursue or being prohibited from engaging in such transactions even if approval is not required.

The Dodd-Frank Act centralized responsibility for consumer financial protection by creating a new agency, the CFPB, and giving it responsibility for implementing, examining, and enforcing compliance with federal consumer protection laws. The CFPB focuses on (i) risks to consumers and compliance with the federal consumer financial laws, (ii) the markets in which firms operate and risks to consumers posed by activities in those markets, (iii) depository institutions that offer a wide variety of consumer financial products and services, and (iv) non-depository companies that offer one or more consumer financial products or services. The CFPB has broad rule making authority for a wide range of consumer financial laws that apply to all banks, including, among other things, the authority to prohibit “unfair, deceptive or abusive” acts and practices. Abusive acts or practices are defined as those that materially interfere with a consumer’s ability to understand a term or condition of a consumer financial product or service or take unreasonable advantage of a consumer’s (i) lack of financial savvy, (ii) inability to protect himself in the selection or use of consumer financial products or services, or (iii) reasonable reliance on a covered entity to act in the consumer’s interests. The CFPB can issue cease-and-desist orders against banks and other entities that violate consumer financial laws. The CFPB may also institute a civil action against an entity in violation of federal consumer financial law in order to impose a civil penalty or injunction.

Community Reinvestment Act

The CRA requires the appropriate federal banking agency, in connection with its examination of a bank, to assess Cornerstone Bank’s record in meeting the credit needs of the communities served by Cornerstone Bank, including low and moderate income neighborhoods. Furthermore, such assessment is also required of banks that have applied, among other things, to merge or consolidate with or acquire the assets or assume the liabilities of an insured depository institution, or to open or relocate a branch. In the case of a BHC applying for approval to acquire a bank or BHC, the record of each subsidiary bank of the applicant BHC is subject to assessment in considering the application. Under the CRA, institutions are assigned a rating of “outstanding,” “satisfactory,” “needs to improve,” or “substantial non-compliance.” Cornerstone was rated “satisfactory” in its most recent CRA evaluation.

Anti-Money Laundering Legislation

Cornerstone is subject to the federal Bank Secrecy Act and other anti-money laundering laws and regulations, including the USA Patriot Act of 2001. Among other things, these laws and regulations require Cornerstone to take steps to prevent the use of Cornerstone for facilitating the flow of illegal or illicit money, to report large currency transactions, and to file suspicious activity reports. Cornerstone is also required to carry out a comprehensive anti-money laundering compliance program. Violations can result in substantial civil and criminal sanctions. In addition, provisions of the USA Patriot Act require the federal bank regulatory agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing bank mergers and BHC acquisitions.

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Privacy Legislation

Several recent laws, including the Right to Financial Privacy Act, and related regulations issued by the federal bank regulatory agencies, also provide protections against the transfer and use of customer information by financial institutions. A financial institution must provide to its customers information regarding its policies and procedures with respect to the handling of customers’ personal information. Each institution must conduct an internal risk assessment of its ability to protect customer information. These privacy provisions generally prohibit a financial institution from providing a customer’s personal financial information to unaffiliated parties without prior notice and approval from the customer.

Incentive Compensation

In June 2010, the federal bank regulatory agencies issued comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of financial institutions do not undermine the safety and soundness of such institutions by encouraging excessive risk-taking. The Interagency Guidance on Sound Incentive Compensation Policies, which covers all employees that have the ability to materially affect the risk profile of a financial institutions, either individually or as part of a group, is based upon the key principles that a financial institution’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the institution’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the financial institution’s board of directors.

Section 956 of the Dodd-Frank Act requires the federal banking agencies and the Securities and Exchange Commission to establish joint regulations or guidelines prohibiting incentive-based payment arrangements at specified regulated entities that encourage inappropriate risk-taking by providing an executive officer, employee, director or principal shareholder with excessive compensation, fees, or benefits or that could lead to material financial loss to the entity. The federal banking agencies issued such proposed rules in March 2011 and issued a revised proposed rule in June 2016 implementing the requirements and prohibitions set forth in Section 956. The revised proposed rule would apply to all banks, among other institutions, with at least $1 billion in average total consolidated assets, for which it would go beyond the existing Interagency Guidance on Sound Incentive Compensation Policies to (i) prohibit certain types and features of incentive-based compensation arrangements for senior executive officers, (ii) require incentive-based compensation arrangements to adhere to certain basic principles to avoid a presumption of encouraging inappropriate risk, (iii) require appropriate board or committee oversight and (iv) establish minimum recordkeeping and (v) mandate disclosures to the appropriate federal banking agency.

The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of financial institutions, such as Cornerstone, that are not “large, complex banking organizations.” These reviews will be tailored to each financial institution based on the scope and complexity of the institution’s activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the institution’s supervisory ratings, which can affect the institution’s ability to make acquisitions and take other actions. Enforcement actions may be taken against a financial institution if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the institution’s safety and soundness and the financial institution is not taking prompt and effective measures to correct the deficiencies. At December 31, 2016, Cornerstone had not been made aware of any instances of non-compliance with the final guidance.

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Volcker Rule

The Volcker Rule under the Dodd-Frank Act prohibits banks and their affiliates from engaging in proprietary trading and investing in and sponsoring hedge funds and private equity funds. The Volcker Rule, which became effective in July 2015, does not significantly impact the operations of Cornerstone or Cornerstone Bank, as they do not have any significant engagement in the businesses prohibited by the Volcker Rule.

Ability-to-Repay and Qualified Mortgage Rule

Pursuant to the Dodd-Frank Act, the CFPB issued a final rule on January 10, 2013 (effective on January 10, 2014), amending Regulation Z as implemented by the Truth in Lending Act, requiring mortgage lenders to make a reasonable and good faith determination based on verified and documented information that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms. Mortgage lenders are required to determine consumers’ ability to repay in one of two ways. The first alternative requires the mortgage lender to consider the following eight underwriting factors when making the credit decision: (i) current or reasonably expected income or assets; (ii) current employment status; (iii) the monthly payment on the covered transaction; (iv) the monthly payment on any simultaneous loan; (v) the monthly payment for mortgage-related obligations; (vi) current debt obligations, alimony, and child support; (vii) the monthly debt-to-income ratio or residual income; and (viii) credit history. Alternatively, the mortgage lender can originate “qualified mortgages,” which are entitled to a presumption that the creditor making the loan satisfied the ability-to-repay requirements. In general, a “qualified mortgage” is a mortgage loan without negative amortization, interest-only payments, balloon payments, or terms exceeding 30 years. In addition, to be a qualified mortgage the points and fees paid by a consumer cannot exceed 3% of the total loan amount. Qualified mortgages that are “higher-priced” (e.g. subprime loans) garner a rebuttable presumption of compliance with the ability-to-repay rules, while qualified mortgages that are not “higher-priced” (e.g. prime loans) are given a safe harbor of compliance.

Cybersecurity

In March 2015, federal regulators issued two related statements regarding cybersecurity. One statement indicates that financial institutions should design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing internet-based services of the financial institution. The other statement indicates that a financial institution’s management is expected to maintain sufficient business continuity planning processes to ensure the rapid recovery, resumption and maintenance of the institution’s operations after a cyber-attack involving destructive malware. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations and address rebuilding network capabilities and restoring data if the institution or its critical service providers fall victim to this type of cyber-attack. If Cornerstone fails to observe the regulatory guidance, it could be subject to various regulatory sanctions, including financial penalties.

Effect of Governmental Monetary Policies

Cornerstone’s operations are affected not only by general economic conditions, but also by the policies of various regulatory authorities. In particular, the Federal Reserve regulates money and credit conditions and interest rates to influence general economic conditions. These policies have a significant impact on overall growth and distribution of loans, investments and deposits; they affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks, including Cornerstone, in the past and are expected to do so in the future. As a result, it is difficult for Cornerstone to predict the potential effects of possible changes in monetary policies upon its future operating results.

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Future Legislation and Regulation

Congress may enact legislation from time to time that affects the regulation of the financial services industry, and state legislatures may enact legislation from time to time affecting the regulation of financial institutions chartered by or operating in those states. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. The substance or impact of pending or future legislation or regulation, or the application thereof, cannot be predicted, although enactment of the proposed legislation could impact the regulatory structure under which Cornerstone and Cornerstone Bank operate and may significantly increase costs, impede the efficiency of internal business processes, require an increase in regulatory capital, require modifications to business strategy, and limit the ability to pursue business opportunities in an efficient manner. A change in statutes, regulations or regulatory policies applicable to Cornerstone or Cornerstone Bank could have a material adverse effect on the business, financial condition and results of operations of Cornerstone and Cornerstone Bank.

Presently it is difficult to predict the legislative and regulatory changes that will result from the combination of a new President of the United States and the first year since 2010 in which both Houses of Congress and the White House have majority memberships from the same political party. In recent years, however, both the new President and senior members of the House of Representatives have advocated for significant reduction of financial services regulation, to include amendments to the Dodd-Frank Act and structural changes to the CFPB. The new administration and Congress also may cause broader economic changes due to changes in governing ideology and governing style. Future legislation, regulation, and government policy could affect the financial services industry as a whole, including the business and results of operations of Cornerstone and Cornerstone Bank, in ways that are difficult to predict.

LEGAL MATTERS

The validity of the shares of First Community common stock to be issued in connection with the merger will be passed upon for First Community by Nelson Mullins Riley & Scarborough, LLP, Greenville, South Carolina.

EXPERTS

The consolidated financial statements of First Community and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders equity and cash flows for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in these materials by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance upon the reports of Elliott Davis Decosimo, LLC, independent registered public accounting firm, given upon authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Cornerstone and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2016, have been included herein in reliance upon the reports of Elliott Davis Decosimo, LLC, independent public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows First Community to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about First Community and you should read this document together with any other documents incorporated by referenced in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by First Community:

•	First Community’s Form 10-K for the fiscal year ended December 31, 2016 (which incorporates by reference certain portions of First Community’s Proxy Statement for the 2017 Annual Meeting);

•	First Community’s Form 10-Q for the quarter ended March 31, 2017;

•	First Community’s Forms 8-K filed on January 3, 2017, January 18, 2017, April 12, 2017, April 19, 2017, and May 18, 2017 (other than those portions of the documents deemed to be furnished and not filed);

•	The description of our securities contained under the caption “Description of First Community Capital Stock” found on pages 107-113 of Pre-Effective Amendment No. 3 to our Registration Statement on Form S-4 (Registration No. 333-191652) filed with the SEC on December 26, 2013; and

•	All other reports filed by First Community pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2016 and prior to the date of the special meeting of the Cornerstone shareholders.

In addition, First Community is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the deadline for Cornerstone Shareholders to make an election as to the form of merger consideration preferred to be received in the merger, provided, however, that First Community is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

First Community files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials First Community or Cornerstone file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information.”

All information concerning First Community and its subsidiaries has been furnished by First Community. You should rely only on the information contained or incorporated by reference in these materials in making a decision about how to vote on the merger agreement. No person has been authorized to provide you with information that is different from that contained in these materials.

These materials are dated July 14, 2017. You should not assume that the information contained in these materials is accurate as of any date other than such date, and neither the mailing of these materials to shareholders nor the issuance of First Community common stock in the merger shall create any implication to the contrary.

These materials do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of these materials nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of First Community or Cornerstone since the date hereof, or that the information herein is correct as of any time subsequent to its date.

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Appendix A

AGREEMENT AND PLAN OF MERGER

By And Between

FIRST COMMUNITY CORPORATION

and

CORNERSTONE BANCORP

Dated as of

April 11, 2017

4.17	Privacy of Customer Information	23
4.18	Legal Proceedings	23
4.19	Reports	24
4.20	Books and Records	24
4.21	Loans to, and Transactions with, Executive Officers and Directors	24
4.22	Regulatory Matters	24
4.23	State Takeover Laws	25
4.24	Brokers and Finders; Opinion of Financial Advisor	25
4.25	Board Recommendation	25
4.26	Statements True and Correct	25
4.27	Anticipated Merger-Related Expenses	26
4.28	Delivery of Cornerstone Disclosure Memorandum	26

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ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF PARENT	26
5.1	Organization, Standing, and Power	26
5.2	Authority; No Breach By Agreement	26
5.3	Exchange Act Filings; Financial Statements	27
5.4	Reports	28
5.5	Brokers and Finders	28
5.6	Certain Actions	28
5.7	Available Consideration	28
5.8	Statements True and Correct	28

ARTICLE 6	CONDUCT OF BUSINESS PENDING CONSUMMATION	29
6.1	Affirmative Covenants of Cornerstone and Parent	29
6.2	Negative Covenants of Cornerstone	30
6.3	Adverse Changes in Condition	32
6.4	Reports	33

ARTICLE 7	ADDITIONAL AGREEMENTS	33
7.1	Shareholder Approval	33
7.2	Registration of Parent Common Stock	34
7.3	Other Offers, etc.	35
7.4	Consents of Regulatory Authorities	36
7.5	Agreement as to Efforts to Consummate	36
7.6	Investigation and Confidentiality	36
7.7	Press Releases	37
7.8	Charter Provisions	37
7.9	Employee Benefits and Contracts	37
7.10	[Reserved]	39
7.11	Indemnification	39
7.12	Redemption of Cornerstone Series A Preferred Stock	40

ARTICLE 8	CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	41
8.1	Conditions to Obligations of Each Party	41
8.2	Conditions to Obligations of Parent	42
8.3	Conditions to Obligations of Cornerstone	44

ARTICLE 9	TERMINATION	45
9.1	Termination.	45
9.2	Effect of Termination	46
9.3	Termination Fee	46
9.4	Non-Survival of Representations and Covenants	46

ARTICLE 10	MISCELLANEOUS	46
10.1	Definitions	46
10.2	Expenses	56
10.3	Brokers and Finders	56
10.4	Entire Agreement	56
10.5	Amendments	56
10.6	Waivers	56
10.7	Assignment	57
10.8	Notices	57
10.9	Governing Law	58
10.10	Counterparts	58
10.11	Captions; Articles and Sections	58
10.12	Interpretations	58
10.13	Enforcement of Agreement	58
10.14	Severability	58

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LIST OF EXHIBITS

Exhibit	Description

A	Form of Bank Agreement of Merger

B	Form of CEO Consulting Agreement

C	Form of CFO Non-Solicitation Agreement

D	Form of Senior Lender Director Non-Competition Agreement

E	Form of Other Director Non-Competition Agreement

F	Form of Shareholder Support Agreement

G	Form of Claims Letter

H	Form of Cornerstone’s Legal Opinion

I	Form of Parent’s Legal Opinion

J	Form of Acknowledgment and Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 11, 2017, is by and between First Community Corporation, a South Carolina corporation (“Parent”), and Cornerstone Bancorp, a South Carolina corporation (“Cornerstone”). Except as otherwise set forth herein, capitalized and certain other terms used herein shall have the meanings set forth in Section 10.1 of this Agreement.

RECITALS

WHEREAS, the Board of Directors of Cornerstone has determined that it is in the best interests of Cornerstone and its shareholders for Cornerstone to merge with and into Parent, with Parent being the surviving entity (the “Merger”) pursuant to the terms of this Agreement, and has unanimously adopted this Agreement and approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Cornerstone Common Stock will be converted into the right to receive the Merger Consideration from Parent;

WHEREAS, the Board of Directors of Cornerstone has determined to recommend that Cornerstone’s common shareholders approve this Agreement;

WHEREAS, the Merger is subject to the approvals of the common shareholders of Cornerstone, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement;

WHEREAS, Cornerstone desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, Parent and Cornerstone intend, (i) for federal income tax purposes, that the Merger qualify as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that Parent and Cornerstone will each be a “party to the reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
TRANSACTIONS AND TERMS OF MERGER

1.1  Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Cornerstone shall be merged with and into Parent pursuant to and with the effect provided in Section 33-11-106 of the SCBCA, and Parent shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of South Carolina. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Cornerstone and Parent.

1.2  Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

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1.3  Effective Time.

The Merger shall become effective on the date and time the Articles of Merger (the “Articles of Merger”) reflecting the Merger shall be filed and become effective with the Secretary of State of the State of South Carolina (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within ten business days of the last of the following dates to occur (or, if Parent elects, on the first day of the first month after the last of the following dates to occur): (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the common shareholders of Cornerstone approve this Agreement to the extent such approval is required by applicable Law.

1.4  Restructure of Transactions.

Parent shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Cornerstone with and into a wholly-owned subsidiary of Parent, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Cornerstone Common Stock or Cornerstone Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, (iii) imposes any less favorable terms or conditions on Cornerstone Bank or Cornerstone, or (iv) would cause the transaction not to qualify as a “reorganization” pursuant to Section 368(a) of the Code. Parent may request such revision by giving written notice to Cornerstone in the manner provided in Section 10.8, which notice shall be in the form of an amendment to this Agreement or in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other Exhibits hereto as are reasonably necessary or appropriate to effect such change. Cornerstone will take any reasonable actions necessary to implement such change.

1.5  Bank Merger.

Concurrently with or as soon as practicable after the execution and delivery of this Agreement, First Community Bank (“First Community”), a wholly owned subsidiary of Parent, and Cornerstone National Bank (“Cornerstone Bank”), a wholly owned subsidiary of Cornerstone, shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit A, with such changes thereto as the Parent or Cornerstone may reasonably request, pursuant to which Cornerstone Bank will merge with and into First Community (the “Bank Merger”). The Parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

Article 2
TERMS OF MERGER

2.1  Articles of Incorporation.

The Articles of Incorporation of Parent in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise duly amended or repealed.

2.2  Bylaws.

The Bylaws of Parent in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise duly amended or repealed.

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2.3  Directors and Officers.

The directors of Parent in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of Parent in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

Article 3
MANNER OF CONVERTING SHARES

3.1  Effect on Cornerstone Common Stock.

(a)       At the Effective Time, in each case subject to Sections 3.1(d) and 3.2, by virtue of the Merger and without any action on the part of the Parties, each share of Cornerstone Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Cornerstone Common Stock held by either Party or any Subsidiary of either Party (and in each case other than shares of Cornerstone Common Stock held on behalf of third parties or held by any Parent Entity or Cornerstone Entity as a result of debts previously contracted (such as a foreclosure on a loan) and shares of Cornerstone Common Stock that are owned by holders of Cornerstone Common Stock properly exercising their dissenters’ rights pursuant to Sections 33-13-101 through 33-13-310 of the SCBCA (the “Dissenter Shares”)) shall be converted into the right to receive one of the following: (i) cash in the amount of $11.00 less any applicable withholding Taxes (the “Cash Consideration”); (ii) a number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”); or (iii) a combination of the Cash Consideration and Stock Consideration (the “Mixed Consideration”), in such proportions as requested by a Cornerstone shareholder to the extent available after the proration of the total Merger Consideration to 70% Stock Consideration and 30% Cash Consideration in accordance with Section 3.2 of this Agreement (items (i), (ii), and (iii) are referred to herein individually as the “Per Share Merger Price” and collectively as the “Merger Consideration”). The “Exchange Ratio” shall be 0.54 shares of Parent Common Stock per one share of Cornerstone Common Stock.

(b)       At the Effective Time, all shares of Cornerstone Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and, with the exception of shares of Cornerstone Common Stock described in Section 3.1(d), each certificate previously representing any such shares of Cornerstone Common Stock shall thereafter represent only the right to receive the Per Share Merger Price; provided, that any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.8.

(c)       If, prior to the Effective Time, the outstanding shares of Cornerstone Common Stock or the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Merger Price. For the avoidance of doubt, no such adjustment shall be made as a result of Parent’s Dividend Reinvestment Plan.

(d)       Each share of Cornerstone Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Cornerstone Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration, and shall cease to exist (the “Excluded Shares”).

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(e)       Each share of 8% Cumulative Perpetual Preferred Stock, Series A, no par value, of Cornerstone (the “Cornerstone Series A Preferred Stock”) with a liquidation preference of $1,000 per share, that is issued and outstanding as of and not redeemed pursuant to Section 7.12 hereof or otherwise at or prior to the Effective Time shall be automatically converted into, at the Effective Time, and shall thereafter represent the right to receive one share of capital stock of the Surviving Corporation which shall be designated as 8% Cumulative Perpetual Preferred Stock, Series A, no par per share, with a liquidation preference of $1,000 per share, of the Surviving Corporation, and shall otherwise have such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Cornerstone Series A Preferred Stock immediately prior to the Effective Time.

3.2  Election and Proration Procedures.

(a)       As promptly as practicable after the Effective Time, but in any event no later than seven business days after the Effective Time, an election form (an “Election Form”), together with the transmittal materials described in Section 3.3 below, shall be mailed to each holder of Cornerstone Common Stock of record at the Effective Time by the exchange agent selected by Parent and reasonably acceptable to Cornerstone (the “Exchange Agent”). Cornerstone shall provide all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein.

(b)       Subject to the provisions of this Article 3 (including, without limitation, Sections 3.2(d) and (e)), each Election Form shall entitle the holder of Cornerstone Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) the Mixed Consideration for all of such holder’s shares (a “Mixed Election”), or (iv) make no election (a “Non-Election”).  Holders of record of Cornerstone Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of Cornerstone Common Stock held by that Holder Representative for a particular beneficial owner.  The shares of Cornerstone Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares” and the aggregate number thereof is referred to herein as the “Stock Election Number.”  The shares of Cornerstone Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number thereof is referred to as the “Cash Election Number”.  Shares of Cornerstone Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.” For the avoidance of doubt, any holder of Dissenter Shares shall not be deemed to have made a Stock Election, Cash Election, or Mixed Election with respect to such Dissenter Shares, and such Dissenter Shares shall not be deemed Stock Election Shares, Cash Election Shares, or Non-Election Shares.

(c)       To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 4:00 p.m., local time, on such date as the Parties may mutually agree (the “Election Deadline”), but in no event shall be later than 60 calendar days following the Effective Time. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more certificates representing all shares of Cornerstone Common Stock covered by such Election Form, or the guaranteed delivery of such certificates (or customary affidavits and, if required by Parent, indemnification regarding the loss or destruction of such certificates), together with duly completed transmittal materials.  For the holders of Cornerstone Common Stock who make a Non-Election, subject to Section 3.2(e), Parent shall have the authority (which Parent may delegate to the Exchange Agent) to determine the type of consideration constituting the Per Share Merger Price to be exchanged for the Non-Election Shares. Any Cornerstone shareholder may at any time prior to, but not after, the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form.  Any Cornerstone shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates.  If a Cornerstone shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Cornerstone Common Stock held by such Cornerstone shareholder shall be designated as Non-Election Shares.  Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

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(d)       The number of shares of Cornerstone Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 30% of the number of shares of Cornerstone Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”), and the number of shares of Cornerstone Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 70% of the number of shares of Cornerstone Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”). For the avoidance of doubt, the Dissenter Shares shall not be included in the calculation of the Aggregate Cash Limit.

(e)       Within ten business days after the Election Deadline, Parent shall cause the Exchange Agent to effect the allocation among holders of Cornerstone Common Stock of rights to receive the Per Share Merger Price and to distribute such as follows:

(i)       if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and the Stock Election Shares shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number, plus (B) the Cash Consideration in respect of the remaining number of such Stock Election Shares;

(ii)       if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit, and the denominator of which is the Cash Election Number, plus (B) the Stock Consideration in respect of the remaining number of such Cash Election Shares; and

(iii)       if the Stock Election Number and the Cash Election Number do not exceed the Aggregate Stock Limit and the Aggregate Cash Limit, respectively, then (i) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (ii) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (iii) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of Cornerstone Common Stock entitled to receive the Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of shares of Cornerstone Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Limit.

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3.3  Exchange Procedures.

(a)       On the Closing Date, Parent shall make available to the Exchange Agent, for exchange in accordance with this Section 3.3, the Merger Consideration (including cash in an aggregate amount sufficient for payment in lieu of fractional shares of Parent Common Stock to which holders of Cornerstone Common Stock may be entitled pursuant to Section 3.7). In addition, Parent shall make available to the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 3.3(f). All Merger Consideration (including cash in an aggregate amount sufficient for payment in lieu of fractional shares of Parent Common Stock to which holders of Cornerstone Common Stock may be entitled pursuant to Section 3.7) and dividends and distributions made available to the Exchange Agent pursuant to this Section 3.3(a) shall hereinafter be referred to as the “Exchange Fund.” In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.7), Parent shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Parent Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.3, the Exchange Fund will not be used for any other purpose.

(b)       Unless different timing is agreed to by Parent and Cornerstone, as soon as reasonably practicable after the Effective Time, but in any event no more than seven business days after the Effective Time, Parent shall cause the Exchange Agent to mail to the former shareholders of Cornerstone Common Stock appropriate transmittal materials. The letter of transmittal shall provide instructions for the submission of certificates representing, immediately prior to the Effective Time, shares of Cornerstone Common Stock (or an indemnity satisfactory to Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) to each holder of record of shares of Cornerstone Common Stock converted into the right to receive the applicable portion of the Merger Consideration at the Effective Time. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Per Share Merger Price as provided in Sections 3.1 and 3.2. Former holders of Cornerstone Common Stock will be responsible for all charges and expenses associated with replacing any lost, mutilated, stolen, or destroyed certificates, including any indemnity bond expenses, as described in Section 3.3(c). Parent or the Exchange Agent will maintain a book entry list of Parent Common Stock to which each former holder of Cornerstone Common Stock is entitled. Certificates representing Parent Common Stock into which Cornerstone Common Stock has been converted will not be issued.

(c)       After receipt of the transmittal materials from the Exchange Agent, each holder of shares of Cornerstone Common Stock (other than Excluded Shares and Dissenter Shares) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent, together with duly executed transmittal materials provided by the Exchange Agent, and shall promptly upon surrender thereof (or an indemnity satisfactory to Cornerstone, Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) the Exchange Agent shall deliver in exchange therefor the consideration provided in Sections 3.1 and 3.2 (and any unpaid dividends or distributions thereon), without interest, pursuant to this Section 3.3. The certificate or certificates of Cornerstone Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Parent shall not be obligated to deliver the consideration to which any former holder of Cornerstone Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s certificate or certificates for exchange (or an indemnity satisfactory to Cornerstone, Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) as provided in this Section 3.3.

In the event of a transfer of ownership of shares of Cornerstone Common Stock represented by one or more certificates that are not registered in the transfer records of Cornerstone, the Per Share Merger Price payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the certificate or certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid.

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In the event any certificate representing Cornerstone Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, mutilated, stolen, or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed certificate the Per Share Merger Price as provided for in Sections 3.1 and 3.2 (together with any unpaid dividends or distributions with respect thereto).

Any other provision of this Agreement notwithstanding, neither any Parent Entity, nor any Cornerstone Entity, nor the Exchange Agent shall be liable to any holder of Cornerstone Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d)       Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Cornerstone Common Stock and Cornerstone Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. Parent and/or the Exchange Agent shall timely remit such deducted and withheld amounts to the appropriate Taxing Authority or Governmental Authority. Parent shall be fully responsible for, and shall pay, any penalty or interest arising from failure timely to remit such amounts. To the extent that any amounts are so withheld by Parent, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Cornerstone Common Stock, as applicable in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, or the Exchange Agent, as the case may be.

(e)       Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Parent pursuant to Section 3.3(a) that remains unclaimed by the holder of shares of Cornerstone Common Stock for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any holder of shares of Cornerstone Common Stock who has not theretofore complied with Section 3.3(b) shall thereafter look only to Parent for the consideration and any unpaid dividends or distributions deliverable in respect of each share of Cornerstone Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of Cornerstone Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of Cornerstone to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate or certificates, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)       No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered certificate that immediately prior to the Effective Time represented shares of Cornerstone Common Stock with respect to the shares, if any, of Parent Common Stock represented thereby, in each case unless and until the surrender of such certificate (or an indemnity satisfactory to Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) in accordance with this Section 3.3. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such certificate in accordance with this Section 3.3, the holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable and that have not been paid with respect to the whole shares of Parent Common Stock into which the shares of Cornerstone Common Stock represented by such certificate are converted and/or (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock payable with respect to whole shares of Parent Common Stock into which the shares of Cornerstone Common Stock represented by such certificate are converted.

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(g) Adoption of this Agreement by the shareholders of Cornerstone shall constitute ratification of the appointment of the Exchange Agent.

3.4  Effect on Parent Common Stock.

At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Merger.

3.5  Cornerstone Options.

(a)       At the Effective Time, all Rights with respect to Cornerstone Common Stock pursuant to stock options granted by Cornerstone (the “Cornerstone Options”) which are outstanding immediately prior to the Effective Time, whether or not exercisable, shall be converted at the Effective Time into an obligation of Parent to pay (or cause to be paid) and a right of the holder to receive, in full satisfaction of any Rights in respect of the Cornerstone Option, a cash payment equal to the product obtained by multiplying (1) the number of shares of Cornerstone Common Stock underlying such Person’s Cornerstone Options by (2) the excess, if any, of the Fair Market Value Per Share (as defined below) minus the exercise price per share under such Cornerstone Option (provided, that if the Fair Market Value Per Share does not exceed the exercise price per share of a particular Cornerstone Option, then by $0.01) (the “Cornerstone Option Price”), subject to any income or employment tax withholding required under the Code or any provision of applicable Law. The “Fair Market Value Per Share” means the sum of: (x) $11.00 multiplied by 0.30, plus (y) the product of the Average Parent Stock Price, multiplied by the Exchange Ratio, multiplied by 0.70. Parent shall pay the Cornerstone Option Price to each holder of Cornerstone Options outstanding as of the Effective Time within ten business days of the Effective Time.

(b)       Cornerstone’s Board of Directors and its compensation committee shall not make any grants of Cornerstone Options following the execution of this Agreement.

(c)       Cornerstone’s Board of Directors or its compensation committee shall make any adjustments or amendments to or make such determinations with respect to the Cornerstone Options necessary to effect the foregoing provisions of this Section 3.5.

3.6  Rights of Former Cornerstone Shareholders.

At the Effective Time, the stock transfer books of Cornerstone shall be closed as to holders of Cornerstone Common Stock and no transfer of Cornerstone Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.3, each certificate theretofore representing shares of Cornerstone Common Stock (other than certificates representing Excluded Shares and Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Merger Price, without interest, as provided in Article 3.

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3.7  Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Cornerstone Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Average Parent Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

3.8  Dissenting Shareholders.

Any holder of shares of Cornerstone Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Sections 33-13-101 through 33 13 310 of the SCBCA shall be entitled to receive from the Surviving Corporation, in lieu of the Per Share Merger Price, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such Law, and surrendered to Cornerstone the certificate or certificates representing the shares for which payment is being made. In the event that, after the Effective Time, a dissenting shareholder of Cornerstone fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Parent or the Surviving Corporation shall deliver to such holder of shares of Cornerstone Common Stock the Cash Consideration (without interest) in respect of such shares upon surrender by such holder of the certificate or certificates representing such shares of Cornerstone Common Stock held by such holder.

Article 4
REPRESENTATIONS AND WARRANTIES OF CORNERSTONE

Cornerstone represents and warrants to Parent, except as set forth on the Cornerstone Disclosure Memorandum with respect to each such Section below, as follows:

4.1  Organization, Standing, and Power.

Cornerstone is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”), duly registered and in good standing with the Federal Reserve. Cornerstone Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Each of Cornerstone and Cornerstone Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Except as described on Section 4.1 of the Cornerstone Disclosure Memorandum, neither Cornerstone, Cornerstone Bank, any Cornerstone Subsidiary, nor any subsidiary of Cornerstone Bank exercises trust powers or acts as an investment advisor, broker-dealer, or insurance agency. Each of Cornerstone and Cornerstone Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Cornerstone Material Adverse Effect. The minute book and other organizational documents for each of Cornerstone and Cornerstone Bank have been made available to Parent for its review and, except as disclosed in Section 4.1 of the Cornerstone Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective Board of Directors (including any committees of the Board of Directors) and shareholders thereof. Cornerstone Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Cornerstone Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

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4.2  Authority of Cornerstone; No Breach by Agreement.

(a)               Cornerstone has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by Cornerstone’s shareholders in accordance with this Agreement and the SCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Cornerstone, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Cornerstone Common Stock, which is the only Cornerstone shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite Cornerstone Shareholder Vote”). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by such Requisite Cornerstone Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of Cornerstone, enforceable against Cornerstone in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)               Neither the execution and delivery of this Agreement by Cornerstone, nor the consummation by Cornerstone and Cornerstone Bank of the transactions contemplated hereby, nor compliance by Cornerstone and Cornerstone Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Cornerstone’s Articles of Incorporation or Bylaws or the articles of association or incorporation or bylaws of any Cornerstone Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any Cornerstone Entity, or (ii) except as disclosed in Section 4.2(b) of the Cornerstone Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Cornerstone Entity under, any Contract or Permit of any Cornerstone Entity or, (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and (c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Cornerstone Entity or any of their respective material Assets.

(c)               Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, the OCC, and the South Carolina Board of Financial Institutions, (b) the filing by Parent with the SEC of a registration statement on Form S-4 (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”) in which a proxy statement relating to Cornerstone’s Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus") will be included, and declaration of effectiveness of the Registration Statement, (c) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of The Nasdaq Stock Market, (e) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, and (f) filings, consents, permits, exemptions, qualifications or registrations under state securities or “blue sky” Laws, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Cornerstone of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Cornerstone of this Agreement.

4.3  Capital Stock.

(a)               The authorized capital stock of Cornerstone consists of 20,000,000 shares of Cornerstone Common Stock, of which 2,320,991 shares are issued and outstanding as of the date of this Agreement, and, assuming that all of the issued and outstanding Cornerstone Options (with respect to which each Cornerstone Option holder, the number of shares underlying each Cornerstone Option and the exercise price of each Cornerstone Option are disclosed in Section 4.3(a) of the Cornerstone Disclosure Memorandum) had been exercised, not more than an additional 30,525 shares would be issued and outstanding at the Effective Time, and 10,000,000 shares of preferred stock, no par value per share, of which 1,038 shares of Cornerstone Series A Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Cornerstone are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Cornerstone has been issued in violation of any preemptive rights of the current or past shareholders of Cornerstone.

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(b)               Except for the 30,525 shares of Cornerstone Common Stock reserved for issuance pursuant to outstanding Cornerstone Options, there are no shares of capital stock or other equity securities of Cornerstone reserved for issuance and no outstanding Rights relating to the capital stock of Cornerstone.

(c)               Except as specifically set forth in this Section 4.3, there are no shares of Cornerstone capital stock or other equity securities of Cornerstone outstanding and there are no outstanding Rights with respect to any Cornerstone securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of Cornerstone.

4.4  Cornerstone Subsidiaries.

Cornerstone has no Subsidiaries except Cornerstone Bank and Crescent Financial Services, Inc., and Cornerstone owns all of the equity interests in Cornerstone Bank and Cornerstone Bank owns all of the equity interests in Crescent Financial Services, Inc. No capital stock (or other equity interest) of Cornerstone Bank is or may become required to be issued by reason of any Rights, and there are no Contracts by which Cornerstone Bank is bound to issue (other than to another Cornerstone Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Cornerstone Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of Cornerstone Bank (other than to another Cornerstone Entity). There are no Contracts relating to the rights of any Cornerstone Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of Cornerstone Bank. All of the shares of capital stock (or other equity interests) of Cornerstone Bank are fully paid and nonassessable and are owned directly or indirectly by Cornerstone free and clear of any Lien. The business of Crescent Financial Services, Inc. is limited to acting as an insurance agency, and it is not required to have any regulatory license except as an insurance agency licensed with the South Carolina Department of Insurance.

4.5  Securities Offerings; Financial Statements.

(a)               Each offering or sale of securities by Cornerstone (i) was duly registered and made pursuant to an effective registration statement under the Securities Act or was made pursuant to a valid exemption from registration under the Securities Act, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker-dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.

(b)               Each of the Cornerstone Financial Statements (including, in each case, any related notes) was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), fairly presented the consolidated financial position of Cornerstone and Cornerstone Bank as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

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(c)               Cornerstone’s independent public accountants, which have expressed their opinion with respect to the Cornerstone Financial Statements of Cornerstone and its Subsidiaries (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), and (y) “independent” with respect to Cornerstone within the meaning of Regulation S-X. Cornerstone’s independent public accountants have audited Cornerstone’s year-end financial statements that are included in the Cornerstone Financial Statements. Section 4.5(c) of the Cornerstone Disclosure Memorandum lists all non-audit services performed by Cornerstone’s independent public accountants for Cornerstone or Cornerstone Bank.

4.6  Absence of Undisclosed Liabilities.

No Cornerstone Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Cornerstone Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Cornerstone as of December 31, 2016, included in the Cornerstone Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Section 4.6 of the Cornerstone Disclosure Memorandum lists, and Cornerstone has attached and delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the Exchange Act) effected by Cornerstone or its Subsidiaries other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in Section 4.6 of the Cornerstone Disclosure Memorandum or as reflected on Cornerstone’s balance sheet at December 31, 2016, no Cornerstone Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000 and any amounts, whether or not in excess of $50,000 that, in the aggregate, exceed $100,000. Except (x) as reflected in Cornerstone’s balance sheet at December 31, 2016 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since December 31, 2016 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby or (z) as disclosed in Section 4.6 of the Cornerstone Disclosure Memorandum, neither Cornerstone nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

4.7  Absence of Certain Changes or Events.

Except as disclosed in the Cornerstone Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the Cornerstone Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Cornerstone Material Adverse Effect, (ii)  none of the Cornerstone Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Cornerstone provided in this Agreement, and (iii) since December 31, 2016, the Cornerstone Entities have conducted their respective businesses in the ordinary course of business consistent with past practice. Section 4.7 of the Cornerstone Disclosure Memorandum sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Cornerstone and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Time in connection with the merger transaction contemplated by this Agreement.

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4.8  Tax Matters.

(a)               All Cornerstone Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. Except as disclosed in Section 4.8(a) of the Cornerstone Disclosure Memorandum, none of the Cornerstone Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Cornerstone Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Cornerstone Entities. No claim has ever been made by an authority in a jurisdiction where any Cornerstone Entity does not file a Tax Return that such Cornerstone Entity may be subject to Taxes by that jurisdiction.

(b)               None of the Cornerstone Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of any Cornerstone Entity or the assets of any Cornerstone Entity. No officer or employee responsible for Tax matters of any Cornerstone Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of Cornerstone which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the Cornerstone Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)               Each Cornerstone Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)               The unpaid Taxes of each Cornerstone Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Cornerstone Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Cornerstone Entities in filing their Tax Returns.

(e)               Except as described in Section 4.8(e) of the Cornerstone Disclosure Memorandum, none of the Cornerstone Entities is a party to any Tax allocation or sharing agreement and none of the Cornerstone Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)                During the five-year period ending on the date hereof, none of the Cornerstone Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)               Except as disclosed in Section 4.8(g) of the Cornerstone Disclosure Memorandum, none of the Cornerstone Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. None of the Cornerstone Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of Cornerstone that will be required under applicable tax law to be reported by Parent, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the Cornerstone Entities disclosed in Section 4.8(g) of the Cornerstone Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

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(h)               Each of the Cornerstone Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)                 No Cornerstone Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j)                 No property owned by any Cornerstone Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k)               No Cornerstone Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)                 Cornerstone has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)             No Cornerstone Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(n)               Cornerstone has made available to Parent complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Cornerstone Entities relating to the taxable periods since December 31, 2013 and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Cornerstone Entities.

(o)               No Cornerstone Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003)) owned by any Cornerstone Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Cornerstone Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. No Cornerstone Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 4.8, any reference to Cornerstone or any Cornerstone Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with Cornerstone or a Cornerstone Entity.

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4.9  Allowance for Possible Loan Losses; Loan and Investment Portfolios, etc.

(a)               Cornerstone’s allowance for possible loan, lease, securities, or credit losses (the “Allowance”) shown on the balance sheets of Cornerstone included in the most recent Cornerstone Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Cornerstone included in the Cornerstone Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Cornerstone Entities as of the dates thereof. The Cornerstone Financial Statements fairly present the values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.

(b)               As of the date hereof, all loans, discounts and leases (in which any Cornerstone Entity is lessor) reflected on Cornerstone’s Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (c) to the extent secured, have been secured, to the Knowledge of Cornerstone, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of December 31, 2016 and on a monthly basis thereafter, and of the investment portfolios of each Cornerstone Entity as of such date, have been and will be made available to Parent concurrently with the Cornerstone Disclosure Memorandum. Except as specifically set forth in Section 4.9(b) of the Cornerstone Disclosure Memorandum, neither Cornerstone nor Cornerstone Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to Cornerstone’s Knowledge, otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Cornerstone or by any applicable Regulatory Authority or Reserve, (iv) an obligation of any director, executive officer or 10% shareholder of any Cornerstone Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

(c)       All securities held by Cornerstone or Cornerstone Bank, as reflected in the consolidated balance sheets of Cornerstone included in the Cornerstone Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments – Debt and Equity Securities. Except as disclosed in Section 4.9(c) of the Cornerstone Disclosure Memorandum and except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, to Cornerstone’s Knowledge, none of the securities reflected in the Cornerstone Financial Statements as of December 31, 2016, and none of the securities since acquired by Cornerstone or Cornerstone Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of Cornerstone or Cornerstone Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

(d)       All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Cornerstone’s own account, or for the account of Cornerstone Bank or its customers (all of which were disclosed in Section 4.9(d) of the Cornerstone Disclosure Memorandum), were entered into (a) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Cornerstone or Cornerstone Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Cornerstone nor Cornerstone Bank, nor to Cornerstone’s Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

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4.10     Assets.

(a)               To Cornerstone’s Knowledge, except as disclosed in Section 4.10 of the Cornerstone Disclosure Memorandum or as disclosed or reserved against in the Cornerstone Financial Statements delivered prior to the date of this Agreement, the Cornerstone Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own. In addition, to Cornerstone’s Knowledge, all tangible properties used in the businesses of the Cornerstone Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Cornerstone’s past practices.

(b)               All Assets which are material to Cornerstone’s business, held under leases or subleases by any of the Cornerstone Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c)               The Cornerstone Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Cornerstone Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Cornerstone Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Cornerstone Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any Cornerstone Entity under such policies. Except as disclosed in Section 4.10(c) of the Cornerstone Disclosure Memorandum, Cornerstone has made no claims, and no claims are contemplated to be made, under its current policies of directors’ and officers’ errors and omissions or other insurance or its current bankers’ blanket bond; and no claims are pending, or have been made during the past three years, under any prior Cornerstone directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d)               The Assets of the Cornerstone Entities include all Assets required by Cornerstone Entities to operate the business of the Cornerstone Entities as presently conducted. All real and personal property which is material to the business of Cornerstone or Cornerstone Bank that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated by this Agreement. All improved real property owned or leased by Cornerstone or Cornerstone Bank is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

4.11     Intellectual Property; Information Systems; and Privacy Policies.

(a)       Except as disclosed in Section 4.11(a) of the Cornerstone Disclosure Memorandum, each Cornerstone Entity owns or has a license to use all of the Intellectual Property used by such Cornerstone Entity in the course of its business, including sufficient rights in each copy possessed by each Cornerstone Entity. Each Cornerstone Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Cornerstone Entity in connection with such Cornerstone Entity’s business operations, and such Cornerstone Entity has the right to convey by sale or license any Intellectual Property so conveyed. To Cornerstone’s Knowledge, no Cornerstone Entity is in Default under any of its Intellectual Property licenses. To Cornerstone’s Knowledge, no proceedings have been instituted, or are pending or to the Knowledge of Cornerstone threatened, which challenge the rights of any Cornerstone Entity with respect to Intellectual Property used, sold, or licensed by such Cornerstone Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To Cornerstone’s Knowledge, the conduct of the business of the Cornerstone Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11 of the Cornerstone Disclosure Memorandum, no Cornerstone Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Cornerstone does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a Cornerstone Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Cornerstone Entity, and to Cornerstone’s Knowledge, no such officer, director, or employee is party to any Contract with any Person other than a Cornerstone Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Cornerstone Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Cornerstone Entity. To Cornerstone’s Knowledge, no officer, director, or employee of any Cornerstone Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, other than a Cornerstone Entity.

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(b)       Cornerstone owns or has a valid right to access and use all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by Cornerstone (the “Cornerstone Information Systems”). Cornerstone has taken all steps in accordance with prevailing standards in the banking industry in the United States and the applicable regulations of the Regulatory Authorities to secure the Cornerstone Information Systems from unauthorized access and use by any Person, and to ensure to the maximum extent reasonably and commercially practicable, the continued, uninterrupted and error-free operation of Cornerstone Information Systems. Except as set forth in Section 4.11(b) of the Cornerstone Disclosure Memorandum, (i) there have been no unauthorized intrusions or breaches of security with respect to Cornerstone Information Systems; (ii) there has not been any material malfunction of Cornerstone Information Systems that has not been promptly remedied in all respects.

(c)       Cornerstone’s use or handling of the confidential information of its customers and consumers (“Confidential Customer Information”) does not currently, and did not at any time during the five years immediately preceding the date hereof (the “past five years”), violate any Applicable Law or regulations of any Regulatory Authority. Cornerstone has not received any notice that it is or may be in violation of any data privacy or data security Laws or any such regulations. Cornerstone has not distributed or displayed any Confidential Customer Information in violation of any of the rules or regulations of any Regulatory Authority or in breach of any Contract to which it is a party or is bound. Currently, Cornerstone does, and at all times during the past five years Cornerstone has, (i) posted on its website and mailed to its customers, as and to the extent required by such Laws, rules or regulations, true and correct copies of the privacy policies governing Cornerstone’s use and collection of Confidential Customer Information, and (ii) all of Cornerstone’s privacy policies describe in all material respects Cornerstone’s use, collection, display and distribution of any such Confidential Customer Information. Accurate and complete copies of the current versions of all such privacy policies, and any other privacy policies publicly disclosed by or on behalf of Cornerstone at any time during past five years, have been provided to Parent. Cornerstone’s operation of its business is consistent and compliant with the current version of Cornerstone’s privacy policies and, during the past five years was consistent and compliant with all such policies as in effect at any time or from time to time during those five years. Cornerstone has taken all steps, in accordance with prevailing banking industry practices and the applicable requirements of the Regulatory Authorities, to secure its websites, services and Confidential Customer Information from unauthorized access or use by any Person and, except as otherwise disclosed in Section 4.11(c) of the Cornerstone Disclosure Memorandum, Cornerstone has not granted to any third party any rights to access or use any of such Information, including for purposes of soliciting Cornerstone’s customers or consumers. A copy of all internally or externally prepared reports or audits prepared since December 31, 2013 that describe or evaluate Cornerstone’s information security procedures have been provided to Parent. Except as otherwise set forth in Section 4.11(c) of the Cornerstone Disclosure Memorandum, none of the Customer Confidential Information or Cornerstone’s websites or services have been the target of any successful or attempted unauthorized access, denial-of-service assault or other similar attack. Except as disclosed in Section 4.11(c) of the Cornerstone Disclosure Memorandum, Cornerstone has not granted to any third party any rights to use any of such information including for purposes of soliciting Cornerstone’s customers or consumers.

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(d)       Without limiting the generality of the foregoing provisions of this Section 4.11, Cornerstone maintains safeguards designed, in accordance with the requirements of the Gramm-Leach-Bliley Act, to protect and maintain the confidentiality of the non-public personally identifiable information of its customers and consumers.

4.12     Environmental Matters.

(a)               Cornerstone has delivered, or caused to be delivered or made available to Parent, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any Cornerstone Entity relating to its Participation Facilities and Operating Properties. Except as disclosed in Section 4.12(a) of the Cornerstone Disclosure Memorandum, the officers of Cornerstone do not have actual knowledge of any material violations of Environmental Laws on properties that secure loans made by Cornerstone or Cornerstone Bank.

(b)               Except as disclosed in Section 4.12(b) of the Cornerstone Disclosure Memorandum, the officers of Cornerstone do not have actual knowledge that any Cornerstone Entity, its Participation Facilities, and its Operating Properties are not, and have not been, in compliance with Environmental Laws in all material respects.

(c)               Except as disclosed in Section 4.12(c) of the Cornerstone Disclosure Memorandum, there is no Litigation pending or environmental enforcement action, investigation, or Litigation threatened before any Governmental Authority or other forum in which any Cornerstone Entity or any of its Operating Properties or Participation Facilities (or Cornerstone in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Cornerstone Entity or any of its Operating Properties or Participation Facilities.

(d)               During the period of (i) any Cornerstone Entity’s ownership or operation of any of their respective current properties, (ii) any Cornerstone Entity’s participation in the management of any Participation Facility, or (iii) any Cornerstone Entity’s holding of a security interest in any Operating Property, except as disclosed in Section 4.12(d) of the Cornerstone Disclosure Memorandum, the officers of Cornerstone do not have actual knowledge of any releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any Cornerstone Entity’s ownership or operation of any of their respective current properties, (ii) any Cornerstone Entity’s participation in the management of any Participation Facility, or (iii) any Cornerstone Entity’s holding of a security interest in any Operating Property, except as disclosed in Section 4.12(d) of the Cornerstone Disclosure Memorandum, the officers of Cornerstone do not have actual knowledge that there were any releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property. During and prior to the period of (i) Cornerstone Entity’s ownership or operation of any of their respective current properties, (ii) any Cornerstone Entity’s participation in the management of any Participation Facility, or (iii) any Cornerstone Entity’s holding of a security interest in any Operating Property, except as disclosed in Section 4.12(d) of the Cornerstone Disclosure Memorandum, the officers of Cornerstone do not have actual knowledge of any violations of any Environmental Laws, including but not limited to unauthorized alterations of wetlands.

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4.13     Compliance with Laws.

(a)               The Parties understand and agree that nothing in this Agreement shall require or permit any Cornerstone Entity to disclose confidential, supervisory information to any Parent Entity.

(b)               Each of the Cornerstone Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(c)               None of the Cornerstone Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business.

(d)               Since April 30, 2014, none of the Cornerstone Entities has received any notification or communication from any Governmental Authority (A) asserting that Cornerstone or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring Cornerstone or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking.

(e)               There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Cornerstone or any of its Subsidiaries, (B) are no notices or correspondence received by Cornerstone with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Cornerstone’s or any of Cornerstone’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Cornerstone’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

(f)                None of the Cornerstone Entities nor any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(g)               Each Cornerstone Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Cornerstone Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

4.14     Labor Relations.

(a)               No Cornerstone Entity is the subject of any Litigation asserting that it or any other Cornerstone Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Cornerstone Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Cornerstone Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to Cornerstone’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving any Cornerstone Entity pending or threatened and there have been no such actions or disputes in the past five years. To Cornerstone’s Knowledge, there has not been any attempt by any Cornerstone Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Cornerstone Entity. Except as disclosed in Section 4.14 of the Cornerstone Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Cornerstone Entity is terminable at will by the relevant Cornerstone Entity without (i) any penalty, Liability, or severance obligation incurred by any Cornerstone Entity, (ii) and in all cases without prior consent by any Governmental Authority. No Cornerstone Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments, or severance obligations except as disclosed in Section 4.14 of the Cornerstone Disclosure Memorandum.

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(b)               To Cornerstone’s Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(c)               No Cornerstone Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Cornerstone Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Cornerstone Entity; and no Cornerstone Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any Cornerstone Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(d)               Section 4.14 of the Cornerstone Disclosure Memorandum contains a list of all independent contractors of each Cornerstone Entity (separately listed by Cornerstone Entity) and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any Cornerstone Entity under any applicable Law.

4.15     Employee Benefit Plans.

(a)               Cornerstone has disclosed in Section 4.15(a) of the Cornerstone Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Cornerstone Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “Cornerstone Benefit Plan,” and collectively, the “Cornerstone Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above and in connection with which any Cornerstone Entity or any ERISA Affiliate thereof has or reasonably could have any obligation or Liability. Any of the Cornerstone Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Cornerstone ERISA Plan.” Each Cornerstone ERISA Plan which is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Cornerstone Pension Plan,” and is identified as such in Section 4.15 of the Cornerstone Disclosure Memorandum.

(b)               Cornerstone has delivered or made available to Parent prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS” ), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

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(c)               Each Cornerstone Benefit Plan is in material compliance with the terms of such Cornerstone Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Each Cornerstone ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the Cornerstone ERISA Plan has been adopted and Cornerstone is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Cornerstone has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Cornerstone Benefit Plan with applicable Laws. No Cornerstone Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d)               To Cornerstone’s Knowledge, there has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of Cornerstone which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To Cornerstone’s Knowledge, neither Cornerstone nor any administrator or fiduciary of any Cornerstone Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Cornerstone or Parent to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. To Cornerstone’s Knowledge, there are no unresolved claims or disputes under the terms of, or in connection with, the Cornerstone Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Cornerstone Benefit Plan.

(e)               All Cornerstone Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Cornerstone Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL, and distributed to participants of the Cornerstone Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f)                To Cornerstone’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Cornerstone Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g)               No Cornerstone Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a Cornerstone Pension Plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA.

(h)               No Liability under Title IV of ERISA has been or is expected to be incurred by any Cornerstone Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Cornerstone Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other plan.

(i)                 Except as disclosed in Section 4.15 of the Cornerstone Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B, no Cornerstone Entity has any Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Cornerstone Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such Cornerstone Entity to amend or terminate any and all such retiree or post-termination of employment or services health or benefit plans or arrangements without incurring any Liability. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Cornerstone Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

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(j)                 Except as disclosed in Section 4.15 of the Cornerstone Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due from any Cornerstone Entity under any Cornerstone Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Cornerstone Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Cornerstone Entity or the rights of any Cornerstone Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Cornerstone Entity, or change any rights or obligations of any Cornerstone Entity with respect to such insurance.

(k)               The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Cornerstone Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Cornerstone Financial Statements to the extent required by and in accordance with GAAP.

(l)                 All individuals who render services to any Cornerstone Entity and who are authorized to participate in a Cornerstone Benefit Plan pursuant to the terms of such Cornerstone Benefit Plan are in fact eligible to and authorized to participate in such Cornerstone Benefit Plan.

(m)             Neither Cornerstone nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).

(n)               Except as disclosed in Section 4.15 of the Cornerstone Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Cornerstone presently holds. Each Cornerstone Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(o)       Except as disclosed in Section 4.15(o) of the Cornerstone Disclosure Memorandum, no Cornerstone Benefit Plan, or other plan or arrangement, is subject to any requirement of Section 409A(a)(2), (3), or (4) of the Code.

4.16     Material Contracts.

(a)               Except as disclosed in Section 4.16 of the Cornerstone Disclosure Memorandum or otherwise reflected in the Cornerstone Financial Statements, none of the Cornerstone Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, change in control, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any Cornerstone Entity or the guarantee by any Cornerstone Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Cornerstone’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Cornerstone’s business), (iii) any Contract which prohibits or restricts any Cornerstone Entity or any personnel of a Cornerstone Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Cornerstone Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $25,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by Cornerstone as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act if Cornerstone were subject to such reporting requirements (together with all Contracts referred to in Sections 4.11 and 4.15(a), the “Cornerstone Contracts”).

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(b)               With respect to each Cornerstone Contract and except as disclosed in Section 4.16(b) of the Cornerstone Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no Cornerstone Entity is in Default thereunder; (iii) no Cornerstone Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to Cornerstone’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the Cornerstone Disclosure Memorandum lists every Consent required by any Contract involving an amount in excess of $100,000. All of the indebtedness of any Cornerstone Entity for money borrowed is prepayable at any time by such Cornerstone Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the Cornerstone Disclosure Memorandum.

4.17     Privacy of Customer Information.

(a)               Each Cornerstone Entity is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person (“IIPI”) relating to customers, former customers, and prospective customers that will be transferred to Parent and the Parent Entities pursuant to this Agreement.

(b)               Each Cornerstone Entity’s collection and use of such IIPI, the transfer of such IIPI to Parent and the Parent Entities, and the use of such IIPI by the Parent Entities as contemplated by this Agreement, complies with Cornerstone’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Cornerstone Entity Contract and industry standards relating to privacy.

4.18     Legal Proceedings.

Except as disclosed in Section 4.18 of the Cornerstone Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Cornerstone, threatened (or unasserted but considered probable of assertion) against any Cornerstone Entity, or to Cornerstone’s Knowledge, against any director, officer, employee, or agent of any Cornerstone Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Cornerstone Entity or Employee Benefit Plan of any Cornerstone Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Cornerstone Entity. No claim for indemnity has been made or, to Cornerstone’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any Cornerstone Entity and to Cornerstone’s Knowledge, no basis for any such claim exists.

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4.19     Reports.

Except as disclosed in Section 4.19 of the Cornerstone Disclosure Memorandum, since December 31, 2013, each Cornerstone Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 4.19, Cornerstone Entities may have made immaterial late filings.

4.20     Books and Records.

Cornerstone and each Cornerstone Entity maintain accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Cornerstone and to maintain accountability for Cornerstone’s consolidated Assets; (c) access to Cornerstone’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of Cornerstone’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.21     Loans to, and Transactions with, Executive Officers and Directors.

Cornerstone has not, since December 31, 2013, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Cornerstone, except as permitted by Federal Reserve Regulation O. Section 4.21 of the Cornerstone Disclosure Memorandum identifies any Regulation O loan or extension of credit maintained by Cornerstone as of the date of this Agreement. Except as disclosed in 4.21 of the Cornerstone Disclosure Memorandum, no director or executive officer of Cornerstone or Cornerstone Bank, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any Contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Cornerstone or Cornerstone Bank.

4.22     Regulatory Matters.

No Cornerstone Entity or, to Cornerstone’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). To the Knowledge of Cornerstone, no Person intends to, or is likely to, oppose, challenge or intervene with respect to any application required or planned to be made to any Governmental Agency in connection with the Merger. No Cornerstone Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, Order, directive or resolutions, whether or not set forth in the Cornerstone Disclosure Memorandum, a “Cornerstone Regulatory Agreement”), nor to Cornerstone’s Knowledge, are there any pending or threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Cornerstone Regulatory Agreement; provided, that Cornerstone is not required and is not permitted to disclose any confidential, supervisory information to any Parent Entity and makes no representation or warranty hereby with respect to confidential, supervisory information that cannot be disclosed to a Parent Entity.

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4.23     State Takeover Laws.

Each Cornerstone Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”).

4.24     Brokers and Finders; Opinion of Financial Advisor.

Except for the Cornerstone Financial Advisor, neither Cornerstone nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Cornerstone has received the written opinion of the Cornerstone Financial Advisor, dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Cornerstone Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Parent.

4.25     Board Recommendation.

Cornerstone’s Board of Directors, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of Cornerstone’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Cornerstone Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of Cornerstone’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of Cornerstone Common Stock for approval.

4.26     Statements True and Correct.

(a)               No statement, certificate, instrument, or other writing furnished or to be furnished by any Cornerstone Entity or any Affiliate thereof to Parent pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               None of the information supplied or to be supplied by any Cornerstone Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Parent with the SEC will (after taking into account any supplemental or amended information provided prior to approval), when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by a Cornerstone Entity or any Affiliate thereof for inclusion in any Proxy Statement/Prospectus to be mailed to Cornerstone’s shareholders in connection with Cornerstone’s Shareholders’ Meeting, and any other documents to be filed by any Cornerstone Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will (after taking into account any supplemental or amended information provided prior to filing, mailing, or the date of Cornerstone’s Shareholders’ Meeting, as applicable) at the respective time such documents are filed, and with respect to any Proxy Statement/Prospectus, when first mailed to the shareholders of Cornerstone be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of Cornerstone’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Cornerstone’s Shareholders’ Meeting.

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(c)               All documents that any Cornerstone Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.27     Anticipated Merger-Related Expenses.

Section 4.27 of the Cornerstone Disclosure Memorandum sets forth Cornerstone’s good faith estimate of its anticipated investment banking, legal, accounting, and other expenses associated with this Agreement and the consummation of the transactions contemplated hereby.

4.28     Delivery of Cornerstone Disclosure Memorandum.

Cornerstone has delivered to Parent a complete Cornerstone Disclosure Memorandum.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Cornerstone as follows:

5.1  Organization, Standing, and Power.

Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.2  Authority; No Breach by Agreement.

(a)               Parent has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent. Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), this Agreement represents a legal, valid, and binding obligation of Parent enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)               Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent’s Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, or, (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and (c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets.

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(c)               Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, the OCC, and the South Carolina Board of Financial Institutions, (b) the filing by Parent with the SEC of the Registration Statement in which the Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (c) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of The Nasdaq Stock Market, and (e) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Parent of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Parent of this Agreement.

5.3  Exchange Act Filings; Financial Statements.

(a)               Parent has timely filed and made available to Cornerstone all Exchange Act Documents required to be filed by Parent since December 31, 2013 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Parent Exchange Act Reports”). The Parent Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent Exchange Act Reports or necessary in order to make the statements in such Parent Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any Exchange Act Documents.

(b)               Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent Exchange Act Reports, including any Parent Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. The Parent Financial Statements are certified to the extent required by the Sarbanes-Oxley Act.

(c)               Parent’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Parent included in Parent’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Cornerstone within the meaning of Regulation S-X and, (z) with respect to Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

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(d)               Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s Exchange Act Documents. Parent maintains internal control over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

5.4  Reports.

Since January 1, 2014, each Parent Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report, statement and document did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.5  Brokers and Finders.

Except for Parent Financial Advisor, neither Parent nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

5.6  Certain Actions.

No Parent Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). To the Knowledge of Parent, no Person intends to, or is likely to, oppose, challenge or intervene with respect to any application required or planned to be made to any Governmental Agency in connection with the Merger.

5.7  Available Consideration.

Parent has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Parent Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

5.8  Statements True and Correct.

(a)               No statement, certificate, instrument, or other writing furnished or to be furnished by any Parent Entity or any Affiliate thereof to Cornerstone pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               None of the information supplied or to be supplied by any Parent Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the application is approved, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by the Parent Entity or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to Cornerstone’s shareholders in connection with Cornerstone’s Shareholders’ Meeting, and any other documents to be filed by any Parent Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, including pursuant to Section 7.2 hereof, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Cornerstone be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of Cornerstone’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Cornerstone’s Shareholders’ Meeting.

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(c)               All documents that any Parent Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1  Affirmative Covenants of Cornerstone and Parent.

(a)               From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent, which shall not be unreasonably withheld, shall have been obtained, and except as otherwise expressly contemplated herein, Cornerstone shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use best efforts to provide all information requested by Parent related to loans or other transactions made by Cornerstone to a Person with a total relationship credit commitment exceeding $500,000, (v) provide written notice to Parent after entering into or making any loans or other transactions with a Person with a total relationship credit commitment exceeding $250,000 other than residential mortgage loans for which Cornerstone has a commitment to buy from a reputable investor, (vi) consult with Parent prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (vii) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b)               From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Cornerstone shall have been obtained, and except as otherwise expressly contemplated herein, Parent shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c)               Cornerstone and Parent each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of Cornerstone and its Subsidiaries requested by Parent, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

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(d)       Parent and Cornerstone shall cooperate and use their commercially reasonable efforts to deliver Parent’s and Cornerstone’s Tax counsel and Tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of the Tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as required under Section 8.2(e) and Section 8.3(e). Parent’s and Cornerstone’s Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

(e)       Cornerstone shall dissolve Crescent Financial Services, Inc. prior to the Effective Time of the Merger.

6.2  Negative Covenants of Cornerstone.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent, which shall not be unreasonably withheld, shall have been obtained, and except as otherwise expressly contemplated herein, Cornerstone covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)               amend the Articles of Incorporation, Bylaws, or other governing instruments of any Cornerstone Entity;

(b)               incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $200,000 except in the ordinary course of the business of any Cornerstone Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for Cornerstone Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities; provided, however, this exception does not include advances from the Federal Home Loan Bank), or impose, or suffer the imposition, on any Asset of any Cornerstone Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Cornerstone Disclosure Memorandum);

(c)               repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans and the redemption of the outstanding Cornerstone Series A Preferred Stock), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Cornerstone Entity, or declare or pay any dividend or make any other distribution in respect of Cornerstone’s capital stock (other than accrued dividends on the Cornerstone Series A Preferred Stock);

(d)               except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Cornerstone Common Stock, any other capital stock of any Cornerstone Entity, or any Right;

(e)               adjust, split, combine, or reclassify any capital stock of any Cornerstone Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Cornerstone Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise (i) any shares of capital stock of any Cornerstone Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

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(f)                except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Cornerstone Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)               (i) except as contemplated by this Agreement, grant any bonuses or increase in compensation or benefits to the employees, officers or directors of any Cornerstone Entity (except, with respect to employees who are not directors or officers, in the ordinary course of business in accordance with past practice and, with respect to officers and directors, as described in Section 6.2(g)(i) of the Cornerstone Disclosure Memorandum), (ii) commit or agree to pay any severance or termination pay, change in control, or any stay or other bonus to any Cornerstone director, officer or employee (except for payments according to Section 6.2(g)(ii) of the Cornerstone Disclosure Memorandum), (iii) enter into, terminate, or amend any retention, severance, change in control, or employment agreements with officers, employees, directors, independent contractors, or agents of any Cornerstone Entity, (iv) change any fees or other compensation or other benefits to directors of any Cornerstone Entity, or (v) except in order to cancel Cornerstone Options as contemplated by this Agreement, waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under Cornerstone’s 2003 Stock Option Plan or authorize cash payments in exchange for any Rights; or accelerate or vest or commit or agree to accelerate or vest any amounts, benefits or Rights payable by any Cornerstone Entity;

(h)               enter into or amend any employment Contract between any Cornerstone Entity and any Person (unless such amendment is required by Law) that the Cornerstone Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)                 adopt any new Employee Benefit Plan of any Cornerstone Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of any Cornerstone Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;

(j)                 make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

(k)               commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Cornerstone Entity for money damages in excess of any amount covered by insurance plus the amount of any deductible or retainage or restrictions upon the operations of any Cornerstone Entity;

(l)                 enter into, modify, amend, or terminate any material Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum and other than Contracts covered by Section 6.2(m) of the Cornerstone Disclosure Memorandum;

(m)             except to satisfy a commitment made before the date hereof, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit to a Person with a total relationship commitment amount equal to or less than $1,000,000 (provided, that extensions of credit equal to or less than $25,000 to a Person with a total relationship commitment amount exceeding $1,000,000 shall not be subject to the prior written consent of Parent), in conformity with existing lending policies and practices, or waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of Cornerstone’s deposits and other Liabilities;

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(n)               except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Cornerstone or Cornerstone Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(o)               restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(p)               make any capital expenditures in excess of $10,000 (individually or in the aggregate) over the amount set forth in a budget provided to Parent prior to the date hereof or thereafter approved by Parent, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(q)               establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(r)                take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

(s)                implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(t)                 knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(u)               agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 6.2;

(v)               maintain Cornerstone Bank’s allowance for loan losses in a manner that is not consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Cornerstone Bank; or

(w)             take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

6.3  Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Cornerstone Material Adverse Effect or a Parent Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

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6.4  Reports.

Each of Parent and its Subsidiaries and Cornerstone and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. Cornerstone and its Subsidiaries shall also make available to Parent monthly financial statements and quarterly call reports. The financial statements of Parent and Cornerstone, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of Parent filed under the Exchange Act will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any Parent financial statements contained in any reports to any Regulatory Authority other than the SEC shall be prepared in accordance with the Laws applicable to such reports. As of their respective dates, such reports of Cornerstone filed with any Regulatory Authority shall be prepared in accordance with the laws applicable to such reports and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 7

ADDITIONAL AGREEMENTS

7.1  Shareholder Approval.

(a)               Cornerstone shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Cornerstone shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold the Cornerstone Shareholders’ Meeting as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Cornerstone’s Board of Directors shall recommend that its shareholders approve this Agreement in accordance with the SCBCA (the “Cornerstone Recommendation”) and shall include such recommendation in the Proxy Statement/Prospectus mailed to shareholders of Cornerstone, except to the extent Cornerstone’s Board of Directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. Subject to Sections 7.1(b) and 7.3, Cornerstone shall solicit and use its reasonable efforts to obtain the Requisite Cornerstone Shareholder Vote.

(b)               Neither Cornerstone’s Board of Directors nor any committee thereof shall, except as expressly permitted by this Section, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Cornerstone Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to prior to the Requisite Cornerstone Shareholder Vote, Cornerstone’s Board of Directors may make an Adverse Recommendation Change if and only if:

(i)                 Cornerstone’s Board of Directors determines in good faith, after consultation with the Cornerstone Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that constitutes or is likely to result in a Superior Proposal;

(ii)              Cornerstone’s Board of Directors determines in good faith, after consultation with Cornerstone’s outside counsel, that a failure to accept such Superior Proposal would be inconsistent with its fiduciary duties to Cornerstone and its shareholders under applicable Law;

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(iii)            Cornerstone’s Board of Directors provides written notice (a “Notice of Recommendation Change”) to Parent of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the fifth business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identifying the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five business day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three business days following the giving of such new Notice of Recommendation Change);

(iv)             after providing such Notice of Recommendation Change, Cornerstone shall negotiate in good faith with Parent (if requested by Parent) and provide Parent reasonable opportunity during the subsequent five business day period to make such adjustments in the terms and conditions of this Agreement as would enable the Board of Directors of Cornerstone to proceed without an Adverse Recommendation Change (provided, however, that Parent shall not be required to propose any such adjustments); and

(v)               Cornerstone’s Board of Directors, following such five business day period, again determines in good faith, after consultation with the Cornerstone Financial Advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to Cornerstone and its shareholders under applicable Law.

Notwithstanding any other provision of this Agreement, except to the extent prohibited by the SCBCA as determined by Cornerstone after consultation with Cornerstone’s outside counsel, Cornerstone shall submit this Agreement to its shareholders at Cornerstone’s Shareholders’ Meeting even if Cornerstone’s Board of Directors has made an Adverse Recommendation Change, in which case Cornerstone’s Board of Directors may communicate the Adverse Recommendation Change and the basis for it to the shareholders of Cornerstone in the Proxy Statement/Prospectus or any appropriate amendment or supplement thereto.

7.2  Registration of Parent Common Stock.

(a)       As promptly as reasonably practicable following the date hereof, Parent shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Registration Statement shall contain proxy materials relating to the matters to be submitted to Cornerstone’s shareholders at Cornerstone’s Shareholders’ Meeting. Such proxy materials shall also constitute the prospectus relating to the shares of Parent Common Stock to be issued in the Merger (such proxy statement-prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”). Cornerstone will furnish to Parent the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Parent on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Parent shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Cornerstone will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent will advise Cornerstone, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Parent or Cornerstone, or any of their respective affiliates, officers or directors, should be discovered by Parent or Cornerstone which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and disseminated by the Parties to their respective shareholders.

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(b)       Parent and Cornerstone shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Parent and Cornerstone shall furnish all information concerning it and the holders of Cornerstone Common Stock as may be reasonably requested in connection with any such action.

(c)       Prior to the Effective Time, Parent shall notify The Nasdaq Stock Market of the additional shares of Parent Common Stock to be issued by Parent in exchange for the shares of Cornerstone Common Stock.

7.3  Other Offers, etc.

(a)               From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each Cornerstone Entity shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, encourage, induce or knowingly facilitate the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite Cornerstone Shareholder Vote, this Section 7.3 shall not prohibit a Cornerstone Entity from furnishing nonpublic information regarding any Cornerstone Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no Cornerstone Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than any breach of such obligation that is unintentional and immaterial and did not result in the submission of such Acquisition Proposal), (B) Cornerstone’s Board of Directors shall have determined in good faith, after consultation with the Cornerstone Financial Advisor and Cornerstone’s outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) Cornerstone’s Board of Directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to Cornerstone and its shareholders, (D) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Cornerstone gives Parent written notice of the identity of such Person or Group and of Cornerstone’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Cornerstone receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Cornerstone furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Cornerstone to Parent). In addition to the foregoing, Cornerstone shall provide Parent with at least five business days’ prior written notice of a meeting of Cornerstone’s Board of Directors at which meeting Cornerstone’s Board of Directors is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and Cornerstone shall keep Parent reasonably informed on a prompt basis, of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

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(b)               In addition to the obligations of Cornerstone set forth in this Section 7.3, as promptly as practicable, after any of the directors or executive officers of Cornerstone become aware thereof, Cornerstone shall advise Parent of any request received by Cornerstone for nonpublic information which Cornerstone reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Cornerstone shall keep Parent informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)               As of the date hereof, Cornerstone shall, and shall cause its and its Subsidiary’s directors, officers, employees, and Representatives to, immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)               Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

7.4  Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.5  Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6  Investigation and Confidentiality.

(a)               Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, Cornerstone shall permit Parent’s senior officers and independent auditors to meet with the senior officers of Cornerstone, including officers responsible for the Cornerstone Financial Statements and the internal controls of Cornerstone and Cornerstone’s independent public accountants, to discuss such matters as Parent may deem reasonably necessary or appropriate for Parent to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

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(b)               In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)               Cornerstone shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Cornerstone to preserve the confidentiality of the information relating to the Cornerstone Entities provided to such Persons and their Affiliates and Representatives.

(d)               Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Cornerstone Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

7.7  Press Releases.

Prior to the Effective Time, Cornerstone and Parent shall consult with each other as to the form and substance of any press release, communication with Cornerstone’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8  Charter Provisions.

Each Cornerstone Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Cornerstone Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Cornerstone Entity that may be directly or indirectly acquired or controlled by them.

7.9  Employee Benefits and Contracts.

(a)       All persons who are employees of the Cornerstone Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of First Community; provided, however, that in no event shall any of the employees of the Cornerstone Entities be officers of Parent or First Community, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the Board of Directors of Parent or First Community and in accordance with the bylaws of Parent or First Community. All of the Continuing Employees shall be employed at the will of First Community, and no contractual right to employment shall inure to such employees because of this Agreement except as may be otherwise expressly set forth in this Agreement.

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(b)       As of the Effective Time, each Continuing Employee shall be eligible to participate in each of Parent’s Employee Benefit Plans with full credit for prior service with Cornerstone solely for purposes of eligibility and vesting.

(c)       As of the Effective Time, Parent shall make available employer-provided benefits under Parent Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Parent or First Community employees. With respect to Parent Employee Benefit Plans providing health coverage, Parent shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar Cornerstone plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Parent shall use commercially reasonable efforts to cause any such Parent Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding Cornerstone Employee Benefit Plan during that plan year prior to the transition effective date.

(d)       Simultaneously herewith, the Chief Executive Officer of Cornerstone shall enter into and deliver to Parent a Consulting Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit B.

(e)       Simultaneously herewith, the Chief Financial Officer of Cornerstone shall enter into and deliver to Parent a Non-Solicitation Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit C.

(f)       Simultaneously herewith, the Senior Lender of Cornerstone Bank shall enter into and deliver to Parent a Director Non-Competition Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit D.

(g)       Simultaneously herewith, each of Cornerstone’s directors, other than the Chief Financial Officer and the Senior Lender, shall enter into and deliver to Parent a Non-Competition Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit E.

(h)       Simultaneously herewith, each of Cornerstone’s executive officers and directors shall enter into and deliver to Parent a Shareholder Support Agreement dated as of the date hereof in the form of Exhibit F pursuant to which he or she will vote his or her shares of Cornerstone Common Stock in favor of this Agreement and the transactions contemplated hereby.

(i)       No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as may be expressly set forth in Section 7.11. No provision of this Agreement constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement.

(j)       Other than Section 3.5 (Cornerstone Options), no provision of this Agreement (i) constitutes or shall be deemed to constitute, an employee benefit plan or other arrangement, an amendment of any employee benefit plan or other arrangement, or any provision of any employee benefit plan or other arrangement or (ii) provide any right or entitlements to any employee or other third party.

(k)       Upon not less than ten days’ notice prior to the Closing Date from Parent to Cornerstone, Cornerstone shall cause the termination, amendment or other appropriate modification of each Cornerstone Benefit Plan as specified by Parent in such notice such that no Cornerstone Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable Cornerstone Benefit Plans, effective as of the date which immediately precedes the Closing Date. Upon such action, participants in such applicable Cornerstone Benefit Plans that are Cornerstone ERISA Plans shall be 100% vested in their account balances. With respect to each such Cornerstone Benefit Plan as to which Parent issues such notice and which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”), prior to the Closing Date, the appropriate Board of Directors among the Cornerstone Entities shall adopt resolutions terminating each 401(k) Plan effective as of the date which immediately precedes the date which includes the Effective Time (the “Termination Date”), (ii) prior to each 401(k) Plan’s termination under “(i),” immediately above, Cornerstone shall cause each 401(k) Plan to adopt all amendments, including amendments and restatements, of each document evidencing each 401(k) Plan, as may be necessary to maintain each 401(k) Plan’s compliance with Code Section 401(a) and other applicable provisions of the Code pursuant to such termination, and (iii) as of the Termination Date, Cornerstone shall cause each 401(k) Plan to proceed with implementing the process of distributing each 401(k) Plan’s account balances to participants. Parent or Parent Bank shall cause its Employee Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) to accept direct rollovers from any 401(k) Plan described in the preceding sentence, and will use commercially reasonable efforts to permit direct rollover of a participant plan loan. Prior to the Closing, (1) Cornerstone shall amend or shall cause the amendment of any and all SIMPLE IRA arrangements sponsored by one or more of Parent, Cornerstone Bank and any and all Parent Subsidiaries, effective as of immediately prior to the Effective Time, such that each such SIMPLE IRA shall not permit any additional individuals to be eligible to become participants in each such applicable SIMPLE IRA, and (2) Cornerstone shall amend and restate or shall cause the amendment and restatement of each such SIMPLE IRA on the current IRS Form 5305-SIMPLE, and shall thereafter submit each such SIMPLE IRA to the IRS pursuant to the IRS’ Voluntary Correction Program for an appropriate IRS “compliance statement” from the IRS.

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(k)       The directors of Cornerstone Bank in office immediately prior to the Effective Time will be invited to serve on First Community’s Upstate Advisory Board for at least two years and shall be entitled to receive a fee of $200 for each advisory board meeting attended.

(l)       Parent and the Surviving Corporation, as a consequence of the Merger at the Effective Time, shall automatically and without further action assent to and assume the Amended Change of Control Agreements between Cornerstone and each of J. Rodger Anthony, Jennifer M. Champagne and Susan S. Jolly dated as of December 5, 2007.

7.10     [Reserved].

7.11     Indemnification.

(a)               For a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and executive officers of the Cornerstone Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Cornerstone or, at Cornerstone’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the SCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by Cornerstone’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Parent Entity is insured against any such matter.

(b)               Prior to the Effective Time, Parent shall purchase, or shall direct Cornerstone to purchase, an extended reporting period endorsement under Cornerstone’s existing directors’ and officers’ liability insurance coverage (“Cornerstone D&O Policy”) (or, if such extended endorsement coverage is not available, or is not available on reasonable terms, for the requisite period of time, such additional policy or policies as shall be necessary to provide coverage for such period of time) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by Cornerstone’s D&O Policy. The directors and officers of Cornerstone shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement (or additional policy or policies). Such endorsement (or additional policy or policies) shall provide such directors and officers with coverage following the Effective Time for six years or such lesser period of time as can be purchased for an aggregate amount equal to two and one-half times the current annual premium for Cornerstone’s D&O Policy (the “Premium Multiple”). If Parent is unable to obtain or maintain the insurance coverage called for in this Section 7.11(b), then Parent shall obtain the most advantageous coverage that can be purchased for the Premium Multiple.

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(c)               Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such Liability or Litigation, shall promptly notify Parent and the Surviving Corporation thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless, in the reasonable judgment of counsel for the Indemnified Parties, there is a conflict of interest among the Indemnified Parties that cannot be waived, in which case Parent and the Surviving Corporation shall be obligated to pay for one firm of counsel for each group of Indemnified Parties as shall not have an internal conflict of interest among members of the group; provided, that Parent shall not be obligated to pay for more than two firms of counsel in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Parent’s Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)               If any Indemnified Party shall find it necessary to engage in litigation to enforce the indemnification provisions of this section, Parent or the Surviving Corporation shall pay all reasonable attorneys’ fees and expenses, and all other reasonable costs and expenses related to such litigation, to the extent that such Indemnified Party is successful in such litigation in enforcing the indemnification provisions of this section.

(e)               If Parent or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 7.11.

(f)                The provisions of this Section 7.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

7.12     Redemption of Cornerstone Series A Preferred Stock.

Cornerstone shall use its reasonable best efforts to redeem all of the outstanding shares of Cornerstone Series A Preferred Stock prior to the Effective Time, subject, however, to the receipt of all required consents, approvals, and authorization of, and there being no objection to such redemption by, the Federal Reserve. In connection therewith, Cornerstone shall timely send redemption notices to the holders of the Cornerstone Series A Preferred Stock and take all other necessary or appropriate action to cause such redemption to occur no later than the day next preceding the Closing Date, subject, however, to the receipt of all required consents, approvals, and authorization of, and there being no objection to such redemption by, the Federal Reserve. Nothing herein is intended to obligate Cornerstone to effectuate the redemption of such preferred securities prior to the satisfaction or waiver of all of the conditions under Article 8. Parent Entities shall provide all reasonably requested assistance to Cornerstone to enable it to timely complete its obligations with respect to redemption of the Cornerstone Series A Preferred Stock (provided that assistance shall not be deemed to be reasonably requested if, among other things, such assistance would be reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b)).

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Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1  Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)               Shareholder Approval. The shareholders of Cornerstone shall have approved this Agreement by the Requisite Cornerstone Shareholder Vote, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Cornerstone’s Articles of Incorporation and Bylaws.

(b)               Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Parent would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Parent would not, in its reasonable judgment, have entered into this Agreement.

(c)               Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Cornerstone Material Adverse Effect or a Parent Material Adverse Effect, as applicable. Cornerstone shall have obtained the Consents listed in Section 8.1(c) of the Cornerstone Disclosure Memorandum, including Consents from the lessors of each office leased by Cornerstone, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Parent would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement.

(d)               Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

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(e)               Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(f)                Exchange Listing. Parent shall have filed with The Nasdaq Stock Market a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration, and The Nasdaq Stock Market shall not be objecting to the listing of such shares of Parent Common Stock.

8.2  Conditions to Obligations of Parent.

The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 10.6(a):

(a)               Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Cornerstone set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Cornerstone set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Cornerstone Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)               Performance of Agreements and Covenants. Each and all of the agreements and covenants of Cornerstone to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)               Officers’ Certificate. Cornerstone shall have delivered to Parent (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Cornerstone and in Sections 8.2(a), 8.2(b), 8.2(g), 8.2(h), and 8.2(i) have been satisfied.

(d)               Certificates of Secretary and Public Officials. The Cornerstone Entities shall have delivered the following additional certificates: (i) a certificate of the secretary of the Cornerstone Entities, dated as of the Closing Date, certifying and attesting as to: (1) the incumbency of officers of the Cornerstone Entities executing documents executed and delivered in connection herewith, (2) the Articles of Incorporation of Cornerstone as in effect from the date of this Agreement until the Closing Date, (3) the bylaws of Cornerstone as in effect from the date of this Agreement until the Closing Date, (4) resolutions of Cornerstone’s Board of Directors authorizing and approving the applicable matters contemplated hereunder, (5) the articles of association of Cornerstone Bank as in effect from the date of this Agreement until the Closing Date, (6) the bylaws of Cornerstone Bank as in effect from the date of this Agreement until the Closing Date; (ii) a certificate (dated not less than ten days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the corporate existence of Cornerstone; (iii) a certificate of the Federal Reserve Bank (dated not less than ten days prior to the Closing Date) certifying that Cornerstone is a registered bank holding company; (iv) a certificate of the OCC (dated not less than ten days prior to the Closing Date) as to the good standing of Cornerstone Bank; and (v) a certificate of the Federal Deposit Insurance Corporation (dated not less than ten days prior to the Closing Date) certifying that Cornerstone Bank is an insured depository institution.

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(e)               Tax Opinion. Parent shall have received the opinion of Parent’s legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Parent and Cornerstone will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion giver considers appropriate, representations contained in certificates of officers of Parent, Cornerstone, and others.

(f)               Consulting Agreement; Non-Solicitation Agreement; Non-Competition Agreements; Shareholder Support Agreements; Change in Control Agreement; Claims Letters; Acknowledgements and Agreements. The Consulting Agreement in the form attached hereto as Exhibit B shall have been executed by the Chief Executive Officer of Cornerstone and delivered to Parent. The Non-Solicitation Agreement in the form attached hereto as Exhibit C shall have been executed by the Chief Financial Officer of Cornerstone and delivered to Parent. The Senior Lender Director Non-Competition Agreement in the form attached hereto as Exhibit D shall have been executed by the Senior Lender of Cornerstone Bank and delivered to Parent. The Other Director Non-Competition Agreements in the form attached hereto as Exhibit E shall have been executed by each of Cornerstone’s directors, other than the Chief Financial Officer and the Senior Lender, and delivered to Parent. The Shareholder Support Agreements in the form attached hereto as Exhibit F shall have been executed by each of the directors and executive officers of Cornerstone and delivered to Parent. Each of the directors and executive officers of Cornerstone shall have executed claims letters in the form attached hereto as Exhibit G and delivered the same to Parent. The Acknowledgment and Agreement substantially in the form attached hereto as Exhibit J shall have been executed by Cornerstone and each of the Chief Executive Officer of Cornerstone, the Chief Financial Officer of Cornerstone and the Senior Lender of Cornerstone Bank and delivered to Parent.

(g)               Notices of Dissent. Cornerstone shall not have received timely notice from holders of Cornerstone Common Stock of their intent to exercise their statutory right to dissent with respect to shares that represent more than an aggregate of 10% of the outstanding shares of Cornerstone Common Stock.

(h)          Shareholders Equity; Allowance for Loan Losses. At the Effective Time, Cornerstone’s shareholders’ equity shall not be less than the Equity Floor. The “Equity Floor” is $18,241,688, without giving effect to (i) reasonable expenses incurred by Cornerstone in connection with the Merger, (ii) accumulated other comprehensive income, or (iii) the redemption of the Series A Preferred Stock. Cornerstone and Cornerstone Bank shall maintain Cornerstone Bank’s allowance for loan losses in a manner consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Cornerstone Bank and used in the preparation of the Cornerstone Financial Statements.

(i)             Exercise of Options. The directors and executive officers of Cornerstone or Cornerstone Bank shall not have exercised any Cornerstone Options held by such persons following the execution of this Agreement.

(j)             No Material Adverse Effect. There shall not have occurred any Cornerstone Material Adverse Effect from the December 31, 2016 balance sheet to the Effective Time with respect to Cornerstone or Cornerstone Bank.

(k)            Bank Merger. The Parties shall stand ready to consummate the Bank Merger promptly after the Merger.

(l)             Legal Opinion. Parent shall have received a legal opinion in form and substance satisfactory to Parent from Cornerstone’s counsel as to the matters specified in Exhibit H.

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8.3  Conditions to Obligations of Cornerstone.

The obligations of Cornerstone to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Cornerstone pursuant to Section 10.6(b):

(a)               Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), and 5.5 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), and 5.5) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Parent Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)               Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)               Officers’ Certificate. Parent shall have delivered to Cornerstone a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as they relate to Parent and in Sections 8.3(a), 8.3(b), and 8.3(g) have been satisfied.

(d)              Certificates of Secretary and Public Officials. The Parent Entities shall have delivered the following additional certificates: (i) a certificate of the secretary of the Parent Entities, dated as of the Closing Date, certifying and attesting as to: (1) the incumbency of officers of the Parent Entities executing documents executed and delivered in connection herewith, (2) the Articles of Incorporation of Parent as in effect from the date of this Agreement until the Closing Date, (3) the bylaws of Parent as in effect from the date of this Agreement until the Closing Date, (4) resolutions of Parent’s Board of Directors authorizing and approving the applicable matters contemplated hereunder, (5) the Articles of Incorporation of First Community as in effect from the date of this Agreement until the Closing Date, (6) the bylaws of First Community as in effect from the date of this Agreement until the Closing Date; (ii) a certificate (dated not less than ten days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the corporate existence of Parent; (iii) a certificate of the Federal Reserve Bank (dated not less than ten days prior to the Closing Date) certifying that Parent is a registered bank holding company; (iv) a certificate of the South Carolina State Board of Financial Institutions (dated not less than ten days prior to the Closing Date) as to the good standing of First Community; and (v) a certificate of the Federal Deposit Insurance Corporation (dated not less than ten days prior to the Closing Date) certifying that First Community is an insured depository institution.

(e)               Tax Opinion. Cornerstone shall have received the opinion of Cornerstone’s legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Parent and Cornerstone will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion giver considers appropriate, representations contained in certificates of officers of Parent, Cornerstone, and others.

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(f)                Payment of Merger Consideration. Parent shall be prepared to deliver the Merger Consideration as provided by this Agreement.

(g)               No Material Adverse Effect. There shall not have occurred any Parent Material Adverse Effect from the December 31, 2016 balance sheet to the Effective Time with respect to Parent.

(h)               Legal Opinion. Cornerstone shall have received a legal opinion in form and substance satisfactory to Cornerstone from Parent’s counsel as to the matters specified in Exhibit I.

Article 9
TERMINATION

9.1              Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Cornerstone, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)               By mutual written agreement of Parent and Cornerstone; or

(b)              By Parent or Cornerstone (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or

(c)            By Parent or Cornerstone in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the Requisite Cornerstone Shareholder Vote is not obtained at Cornerstone’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)               By Parent or Cornerstone in the event that the Merger shall not have been consummated by February 28, 2018, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

(e)               By Parent (provided, that Parent is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) Cornerstone’s Board of Directors shall have made an Adverse Recommendation Change; (ii) Cornerstone’s Board of Directors shall have failed to reaffirm the Cornerstone Recommendation within ten business days after Parent requests such at any time following the public announcement of an Acquisition Proposal, (iii) Cornerstone shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3, or (iv) the condition of Section 8.2(g) is not met; or

(f)                By Cornerstone, prior to the Requisite Cornerstone Shareholder Vote (and provided that Cornerstone has complied in all material respects with Section 7.1 (including the provisions of 7.1(b) regarding the requirements for making an Adverse Recommendation Change) and Section 7.3), in order to accept a Superior Proposal.

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9.2  Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Parent or Cornerstone pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6(b), 9.2, 9.3, 10.2, and 10.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve a breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3  Termination Fee.

(a)               If Parent terminates this Agreement pursuant to Section 9.1(e) of this Agreement or Cornerstone terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then Cornerstone shall, on the date of termination, pay to Parent the sum of $950,000 prior to such termination or abandonment of this Agreement pursuant to Section 9.1 (the “Termination Fee”). The Termination Fee shall be paid to Parent in same day funds. Cornerstone hereby waives any right to set-off or counterclaim against such amount.

(b)               In the event that (i) an Acquisition Proposal with respect to Cornerstone shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of Cornerstone, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Cornerstone after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Cornerstone or Parent pursuant to Section 9.1(d) (if the Requisite Cornerstone Shareholder Vote has not theretofore been obtained), (B) by Parent pursuant to Section 9.1(b), or (C) by Cornerstone or Parent pursuant to Section 9.1(c)(iii), and (iii) prior to the date that is twelve (12) months after the date of such termination, Cornerstone consummates an Acquisition Transaction or enters into an Acquisition Agreement that is ultimately consummated, then Cornerstone shall on the date an Acquisition Transaction is consummated, pay Parent a fee equal to the Termination Fee in same day funds. Cornerstone hereby waives any right to set-off or counterclaim against such amount.

(c)              The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent would not enter into this Agreement; accordingly, if Cornerstone fails to pay promptly any fee payable by it pursuant to this Section 9.3, then Cornerstone shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4  Non-Survival of Representations and Covenants.

Except for Articles 2 and 3, Sections 7.6(b), 7.8, 7.9, and 7.11, and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

Article 10
MISCELLANEOUS

10.1     Definitions.

(a)               Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“401(k) Plan” shall have the meaning as set forth in Section 7.9(k) of the Agreement.

“Acquisition Agreement” shall have the meaning as set forth in Section 7.3(a) of the Agreement.

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“Acquisition Proposal” means any proposal (whether communicated to Cornerstone or publicly announced to Cornerstone’s shareholders) by any Person (other than Parent or any of its Affiliates) for an Acquisition Transaction involving Cornerstone or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of Cornerstone as reflected on Cornerstone’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Cornerstone by any Person or Group (other than Parent or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Cornerstone or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Parent or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Cornerstone or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Cornerstone pursuant to which the shareholders of Cornerstone immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Cornerstone; or (iii) any liquidation or dissolution of Cornerstone.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Aggregate Cash Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Aggregate Stock Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Allowance” shall have the meaning as set forth in the Section 4.9(a) of the Agreement.

“Articles of Merger” shall have the meaning as set forth in the Section 1.3 of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Parent Stock Price” shall mean the volume weighted average price (rounded up to the nearest cent) of Parent Common Stock on The Nasdaq Stock Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Parent) during the Measurement Period.

“Bank Agreement of Merger” shall have the meaning as set forth in Section 1.5(a) of the Agreement, and the form attached hereto as Exhibit A.

“Bank Merger” shall have the meaning as set forth in Section 1.5(a) of the Agreement.

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“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.

“Cash Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Cash Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“CERCLA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Cornerstone” shall have the meaning as set forth in the introduction of the Agreement.

“Cornerstone Bank” shall have the meaning as set forth in Section 1.5 of the Agreement.

“Cornerstone Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Cornerstone Common Stock” means the no par value common stock of Cornerstone.

“Cornerstone Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“Cornerstone D&O Policy” shall have the meaning as set forth in Section 7.11(b) of the Agreement.

“Cornerstone Disclosure Memorandum” means the written information entitled “Cornerstone Bancorp Disclosure Memorandum” delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“Cornerstone Entities” means, collectively, Cornerstone and all Cornerstone Subsidiaries.

“Cornerstone ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Cornerstone Financial Advisor” means Raymond James & Associates, Inc.

“Cornerstone Financial Statements” means (i) the consolidated balance sheets of Cornerstone as of December 31, 2016, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended December 31, 2016 and December 31, 2015, and for each of the three fiscal years ended December 31, 2016, as filed by Cornerstone with the Federal Reserve, and (ii) the consolidated balance sheets of Cornerstone (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as filed by Cornerstone with the Federal Reserve with respect to periods ended subsequent to December 31, 2016.

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“Cornerstone Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Cornerstone and its Subsidiaries, taken as a whole, or (ii) the ability of Cornerstone to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Cornerstone Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, or (C) actions and omissions of Cornerstone (or any of its Subsidiaries) taken with the prior written Consent of Parent in contemplation of the transactions contemplated hereby, or (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Cornerstone, including specifically Cornerstone’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees. Notwithstanding the foregoing, any change in the per share price of Cornerstone Common Stock on or after the date of execution of this Agreement by Parent shall not by itself be deemed to be a “Cornerstone Material Adverse Effect.”

“Cornerstone Option Price” shall have the meaning as set forth in Section 3.5 of the Agreement.

“Cornerstone Options” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“Cornerstone Pension Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Cornerstone Regulatory Agreement” shall have the meaning as set forth in Section 4.22 of the Agreement.

“Cornerstone Series A Preferred Stock” shall have the meaning as set forth in Section 3.1(e) of the Agreement.

“Cornerstone Shareholders’ Meeting” means the meeting of Cornerstone’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Cornerstone Subsidiaries” means the Subsidiaries, if any, of Cornerstone. As of the date of this Agreement, Cornerstone has only two Subsidiaries, Cornerstone Bank and its wholly-owned Subsidiary, Crescent Financial Services, Inc.

“Default” means (i) any material breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a material breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any material remedy or obtain any material relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any material Contract, Law, Order, or Permit.

“Disqualified Person” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Dissenter Shares” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

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“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Election Deadline” shall have the meaning as set forth in Section 3.2(c) of the Agreement.

“Election Form” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, synthetic equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Floor” shall have the meaning as set forth in Section 8.2(h) of the Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Cornerstone Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

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“Exchange Fund” shall have the meaning as set forth in Section 3.3(a) of the Agreement.

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Excluded Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Fair Market Value Per Share” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

“First Community” shall have the meaning as set forth in Section 1.5(a) of the Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, and CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Holder Representative” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Indemnified Party” shall have the meaning as set forth in Section 7.11(a) of the Agreement.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

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“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the chairman, president, or chief financial officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, expert witness fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or formal or informal investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Measurement Period” shall mean the 10 consecutive Trading Days ending on the fifth Trading Day immediately prior to the date on which the Effective Time occurs.

“Merger” shall have the meaning as set forth in the Preamble of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“OCC” shall mean the Office of the Comptroller of the Currency.

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“Off Balance Sheet Arrangements” shall have the meaning as set forth in Section 4.6 of the Agreement.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Parent” shall have the meaning as set forth in the introduction of the Agreement.

“Parent Common Stock” means the common stock, par value $1.00 per share, of Parent.

“Parent Entities” means, collectively, Parent and all Parent Subsidiaries.

“Parent Exchange Act Reports” shall have the meaning as set forth in the Section 5.3(a) of the Agreement.

“Parent Financial Advisor” means Hovde Group, LLC.

“Parent Financial Statements” means (i) the consolidated balance sheets of Parent as of December 31, 2016, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended December 31, 2016, and for each of the three fiscal years ended December 31, 2016, as filed in amended form by Parent in Exchange Act Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to December 31, 2016.

“Parent Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Parent Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Parent (or any of its Subsidiaries) taken with the prior written Consent of Cornerstone in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of Parent. Notwithstanding the foregoing, any change in the per share price of Parent’s Common Stock on or after the date of execution of this Agreement by Cornerstone shall not by itself be deemed to be a “Parent Material Adverse Effect.”

“Parent Subsidiaries” means the Subsidiaries of Parent, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

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“Party” means Cornerstone, Parent or Cornerstone Bank and “Parties” means two or more of such Persons.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Per Share Merger Price” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Permit” means any federal, state, local, or foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a Parent or Cornerstone Adverse Effect, as the case may be.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Premium Multiple” shall have the meaning as set forth in Section 7.11(b) of the Agreement.

“Prohibited Transaction” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“RCRA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Registration Statement” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Regulatory Authorities” means, collectively, the SEC, The Nasdaq Stock Market, the Financial Industry Regulatory Authority, Inc., the South Carolina State Board of Financial Institutions, the FDIC, the Department of Justice, the OCC, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite Cornerstone Shareholder Vote” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SCBCA” means the South Carolina Business Corporation Act of 1988, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

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“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, the South Carolina Uniform Securities Act of 2005 and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stock Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Stock Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Cornerstone Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of Cornerstone which Cornerstone’s Board of Directors (after consultation with the Cornerstone Financial Advisor and Cornerstone’s outside counsel) determines (taking into account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be (i) more favorable to Cornerstone’s shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)), and (ii) reasonably capable of being completed.

“Surviving Corporation” means Parent as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Date” shall have the meaning as set forth in Section 7.9(k) of the Agreement.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

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“Trading Day” means any day on which shares of Parent Common Stock are traded, as reported on the Nasdaq Capital Market.

“WARN Act” shall have the meaning as set forth in Section 4.14(c) of the Agreement.

(b)               Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

10.2     Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Cornerstone, shall be paid at Closing and prior to the Effective Time.

10.3     Brokers and Finders.

Except for Cornerstone Financial Advisor as to Cornerstone and Parent Financial Advisor as to Parent, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Cornerstone or Parent, each of Cornerstone and Parent, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. Cornerstone has provided a copy of Cornerstone Financial Advisor’s engagement letter and expected fee for its services as Section 10.3 of the Cornerstone Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

10.4     Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.9 and 7.11.

10.5     Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Requisite Cornerstone Shareholder Vote of this Agreement has been obtained; provided, that after any such approval by the holders of Cornerstone Common Stock, there shall be made no amendment that reduces or modifies the consideration to be received by holders of Cornerstone Common Stock.

10.6     Waivers.

(a)               Prior to or at the Effective Time, Parent, acting through its Boards of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Cornerstone, to waive or extend the time for the compliance or fulfillment by Cornerstone of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

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(b)               Prior to or at the Effective Time, Cornerstone, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Cornerstone under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Cornerstone.

(c)               The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7     Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8     Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Parent:	First Community Corporation
5455 Sunset Blvd.
Lexington, SC 29072
Attention: Michael C. Crapps
Email: MCrapps@firstcommunitysc.com

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, SC 29601
Attention: John M. Jennings
Email: John.Jennings@nelsonmullins.com

Cornerstone:	Cornerstone Bancorp
1670 E. Main Street
Easley, SC 29640
Attention: J. Rodger Anthony
Email: RAnthony@cornerstonenatlbank.com

Copy to Counsel:	Haynsworth Sinkler Boyd, PA
1201 Main Street, 22nd Floor
Columbia, SC 29201
Attention: George S. King, Jr.
Email: cking@hsblawfirm.com

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10.9     Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of South Carolina.

10.10 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12 Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13 Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIRST COMMUNITY CORPORATION
(PARENT)

By:	/s/ Michael C. Crapps
Michael C. Crapps
President and Chief Executive Officer

CORNERSTONE BANCORP
(Cornerstone)

By:	/s/ J. Rodger Anthony
J. Rodger Anthony
President and Chief Executive Officer

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Appendix B

South Carolina Statutes for Dissenters’ Rights

SOUTH CAROLINA BUSINESS CORPORATION ACT

CHAPTER 13

Dissenters’ Rights

ARTICLE 1

Right to Dissent and Obtain Payment for Shares

SECTION 33-13-101. Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

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(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6) the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;

(7) the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.

(B) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

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ARTICLE 2

Procedure for Exercise of Dissenters’ Rights

SECTION 33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

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SECTION 33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

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SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3

Judicial Appraisal of Shares

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

B-5

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

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Appendix C

Fairness Opinion of Raymond James & Associates, Inc.

April 11, 2017

Board of Directors

Cornerstone Bancorp

1670 East Main Street

Easley, SC 29640

Members of the Board of Directors:

We understand that First Community Corporation (“Buyer”) and Cornerstone Bancorp (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company shall be merged with and into Buyer (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, no par value per share, of the Company (the “Common Shares”) held by Shareholders (defined below) will be converted into the right to receive one of the following: (i) cash in the amount of $11.00 less any applicable withholding Taxes (the “Cash Consideration”); (ii) 0.54 shares of duly authorized, validly issued, fully paid and non-assessable shares of Buyer Common Stock (the “Stock Consideration”); or (iii) a combination of the Cash Consideration and Stock Consideration, in such proportions as requested by a Shareholder to the extent available after the proration of the total Merger Consideration (as defined below) to 70% Stock Consideration and 30% Cash Consideration in accordance with the Agreement (items (i), (ii) and (iii) are collectively referred to as the “Merger Consideration”). The “Shareholders” are those holders of the Common Shares excluding (a) the Buyer and its affiliates, (b) the Company and its affiliates and (c) holders who properly exercise their dissenters’ rights. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of the Common Shares in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed that the per-share Merger Consideration is $11.49.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger by and between First Community Corporation and Cornerstone Bancorp dated as of April 11, 2017 (the “Agreement”);

2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to the Company for the periods ending December 31, 2022, as approved for our use by the Company (the “Projections”);

3.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

4.	reviewed financial, operating and other information regarding the Company and the industry in which it operates;

5.	reviewed the financial and operating performance of the Company and those of selected public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions we deemed to be relevant;

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Board of Directors

Cornerstone Bancorp

April 11, 2017

7.	reviewed the current and historical market prices and trading volume for the Common Shares, and the current market prices of the publicly traded securities of certain companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

9.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses; accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

We have relied upon, without independent verification, the assessment of the Company’s management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of April 10, 2017 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

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Board of Directors

Cornerstone Bancorp

April 11, 2017

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. This letter does not express any opinion as to the value of Buyer’s common stock or its likely trading range following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Buyer at that time. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Common Shares.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction.

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Common Shares as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Buyer or the ability of the Company or Buyer to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and the Buyer for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Buyer or other participants in the Transaction in the future, for which Raymond James may receive compensation.

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Board of Directors

Cornerstone Bancorp

April 11, 2017

It is understood that this letter is for the information of the Board of Directors of the Company (solely in each directors capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction, provided that this Opinion is quoted in full in such proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Common Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

C-4

Appendix D

UNAUDITED CONSOLIDATED FINANCIAL INFORMATION

OF FIRST COMMUNITY CORPORATION

(Pursuant to S.C. Code Section 33-11-103)

Section 33-11-103 of the Code of Laws of South Carolina, 1976, as amended, requires that the notice of the meeting of shareholders at which a plan of merger will be voted upon be accompanied by balance sheets for each corporation participating in the merger as of the close of the preceding two fiscal years as well as income statements for each participating corporation for each of the preceding three fiscal years. The attached unaudited consolidated balance sheets at December 31, 2016 and 2015 and unaudited consolidated income statements for the years ended December 31, 2016, 2015 and 2014 for First Community Corporation are presented solely to satisfy the requirements of Section 33-11-103, and not for any other purpose. The audited balance sheets as of December 31, 2016 and 2015 and audited consolidated statements of income for the three years in the period ended December 31, 2016 of Cornerstone Bancorp appear in Appendix E to this proxy statement/prospectus. Readers are cautioned that this Appendix D should be read in conjunction with the audited consolidated financial statements of First Community Corporation and the notes to such audited consolidated financial statements contained in reports that First Community Corporation has previously filed with the Securities and Exchange Commission as set forth in this document under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” and that are incorporated by reference into this document.

D-1

FIRST COMMUNITY CORPORATION
Consolidated Balance Sheets

	December 31,
(Dollars in thousands, except par values)	2016	2015
ASSETS
Cash and due from banks	$11,925	$10,973
Interest-bearing bank balances	9,475	11,375
Federal funds sold and securities purchased under agreements to resell	599	593
Investments held-to-maturity	17,193	17,371
Investment securities available-for-sale	253,394	264,687
Other investments, at cost	1,809	1,783
Loans held for sale	5,707	2,962
Loans	546,709	489,191
Less, allowance for loan losses	5,214	4,596
Net loans	541,495	484,595
Property, furniture and equipment - net	29,833	29,929
Land held for sale	1,055	1,080
Bank owned life insurance	20,905	20,301
Other real estate owned	1,146	2,458
Intangible assets	1,102	1,419
Goodwill	5,078	5,078
Other assets	14,077	8,130
Total assets	$914,793	$862,734
LIABILITIES
Deposits:
Non-interest bearing demand	$182,915	$156,247
Interest bearing	583,707	559,904
Total deposits	766,622	716,151
Securities sold under agreements to repurchase	19,527	21,033
Federal Home Loan Bank Advances	24,035	24,788
Junior subordinated debt	14,964	14,964
Other liabilities	7,784	6,760
Total liabilities	832,932	783,696
Commitments and Contingencies (Note 15)
SHAREHOLDERS’ EQUITY
Preferred stock, par value $1.00 per share; 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $1.00 per share; 10,000,000 shares authorized; issued and outstanding 6,708,393 at December 31, 2016 and 6,690,551 at December 31, 2015	6,708	6,690
Common stock warrants issued	46	46
Nonvested restricted stock	(220)	(297)
Additional paid in capital	75,991	75,761
Retained earnings (deficit)	573	(3,992)
Accumulated other comprehensive income (loss)	(1,237)	830
Total shareholders’ equity	81,861	79,038
Total liabilities and shareholders’ equity	$914,793	$862,734

D-2

FIRST COMMUNITY CORPORATION
Consolidated Statements of Income

	Year Ended December 31,
(Dollars in thousands except per share amounts)	2016	2015	2014

Interest income:
Loans, including fees	$23,677	$23,219	$21,915
Investment securities - taxable	3,819	3,630	3,986
Investment securities - non taxable	1,905	1,681	1,291
Other short term investments	105	119	106
Total interest income	29,506	28,649	27,298
Interest expense:
Deposits	1,818	1,750	1,710
Securities sold under agreement to repurchase	42	37	37
Other borrowed money	1,187	1,609	1,821
Total interest expense	3,047	3,396	3,568
Net interest income	26,459	25,253	23,730
Provision for loan losses	774	1,138	880
Net interest income after provision for loan losses	25,685	24,115	22,850
Non-interest income:
Deposit service charges	1,405	1,469	1,517
Mortgage banking income	3,382	3,432	3,186
Investment advisory fees and non-deposit commissions	1,135	1,287	1,268
Gain on sale of securities	601	355	182
Gain ( loss) on sale of other assets	(33)	8	(11)
Loss on early extinguishment of debt	(459)	(199)	(351)
Other	2,909	2,614	2,422
Total non-interest income	8,940	8,966	8,213
Non-interest expense:
Salaries and employee benefits	15,323	14,428	13,743
Occupancy	2,167	2,076	1,882
Equipment	1,728	1,649	1,505
Marketing and public relations	865	848	738
FDIC Insurance assessments	412	527	521
Other real estate expense	201	524	553
Amortization of intangibles	318	387	280
Merger expenses	—	—	503
Other	4,762	4,239	4,235
Total non-interest expense	25,776	24,678	23,960
Net income before tax	8,849	8,403	7,103
Income tax expense	2,167	2,276	1,982
Net income	$6,682	$6,127	$5,121

Basic earnings per common share	$1.01	$0.93	$0.78
Diluted earnings per common share	$0.98	$0.91	$0.78

D-3

APPENDIX E

CORNERSTONE BANCORP AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report

To the Shareholders and Board of Directors

Cornerstone Bancorp and Subsidiary

Easley, South Carolina

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Cornerstone Bancorp and its Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cornerstone Bancorp and its Subsidiary as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis Decosimo, LLC

Greenville, South Carolina

March 14, 2017

www.elliottdavis.com

E-1

CORNERSTONE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
Assets

Cash and due from banks	$14,643,267	$5,929,844
Federal funds sold	1,490,000	165,000
Cash and cash equivalents	16,133,267	6,094,844

Certificates of deposit	3,100,000	2,850,539
Investment securities
Available-for-sale	43,747,253	46,530,006
Other investments	653,350	703,650

Loans, net	71,478,072	75,369,348
Property and equipment, net	4,268,870	4,395,440
Cash surrender value of life insurance policies	2,319,407	2,248,307
Property acquired in foreclosure	2,537,117	3,885,076
Other assets	1,716,353	1,613,253
Total assets	$145,953,689	$143,690,463

Liabilities and Shareholders’ Equity

Liabilities
Deposits
Noninterest bearing	$22,747,887	$20,522,356
Interest bearing	103,132,854	101,201,143
Total deposits	125,880,741	121,723,499
Customer repurchase agreements	258,352	402,326
Borrowings from Federal Home Loan Bank of Atlanta	—	2,000,000
Other liabilities	274,370	337,719

Total liabilities	126,413,463	124,463,544

Commitments and contingencies – Notes 13 and 17

Shareholders’ Equity
Preferred stock, 10,000,000 shares authorized, of which 2,500 shares of 8% Cumulative Perpetual Preferred Stock, Series A are authorized and 1,038 shares of Series A are issued	998,538	998,538
Common stock, no par value, 20,000,000 shares authorized, 2,320,991 shares issued in 2016 and 2015	18,952,641	18,954,239
Retained deficit	(116,721)	(764,729)
Accumulated other comprehensive income (loss)	(294,232)	38,871

Total shareholders’ equity	19,540,226	19,226,919

Total liabilities and shareholders’ equity	$145,953,689	$143,690,463

The accompanying notes are an integral part of these consolidated financial statements.

E-2

CORNERSTONE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
	2016	2015	2014
Interest Income
Loans and fees on loans	$3,757,705	$4,034,084	$4,216,962
Investment securities	1,064,477	1,089,035	1,137,070
Federal funds sold and other	109,613	31,281	22,867

Total interest income	4,931,795	5,154,400	5,376,899
Interest Expense
Deposits	399,602	382,607	450,101
Borrowings	8,009	77,087	185,606

Total interest expense	407,611	459,694	635,707
Net interest income	4,524,184	4,694,706	4,741,192
(Reduction of) provision for loan losses	(200,000)	(300,000)	—

Net interest income after provision for loan losses	4,724,184	4,994,706	4,741,192
Noninterest Income
Service fees on deposit accounts	584,516	511,479	502,181
Gain on sale of available-for-sale investments	113,258	180,891	177,980
Other	189,173	206,309	351,422
Total noninterest income	886,947	898,679	1,031,583

Noninterest Expenses
Salaries and benefits	2,168,483	2,169,803	2,058,339
Occupancy and equipment	509,919	518,124	528,897
Data processing	325,997	319,528	306,019
Advertising	33,772	72,018	34,972
Supplies	65,793	51,047	58,327
Professional and regulatory fees	376,548	431,107	504,633
Directors’ fees	120,675	121,775	131,125
Electronic transaction processing	154,545	125,227	132,933
Holding costs of foreclosed property	135,126	397,479	245,080
Prepayment penalty on advance repayment	109,934	—	—
(Gain) loss on sale of foreclosed property	(22,176)	39,238	(37,207)
Impairment of foreclosed property	240,564	637,528	429,413
Other operating expenses	298,416	340,850	349,587

Total noninterest expenses	4,517,596	5,223,724	4,742,118

Income before income taxes	1,093,535	669,661	1,030,657
Income tax expense (benefit)	362,487	(755,678)	—

Net income	731,048	1,425,339	1,030,657

Dividend on preferred stock	(83,040)	(83,040)	(111,697)
Income available to common shareholders	$648,008	$1,342,299	$918,960
Income Per Common Share
Basic	$.28	$.58	$.40
Diluted	$.28	$.58	$.40
Weighted Average Common Shares Outstanding
Basic	2,320,911	2,320,911	2,320,911
Diluted	2,320,911	2,320,911	2,320,911

The accompanying notes are an integral part of these consolidated financial statements. Earnings per share and common shares have been adjusted to reflect the 5% stock dividend in 2016.

E-3

CORNERSTONE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF

COMPREHENSIVE INCOME

	Year ended December 31,
	2016	2015	2014
Net income	$731,048	$1,425,339	$1,030,657
Other Comprehensive Income (Loss):
Unrealized gain (loss) on securities available-for- sale:
Unrealized holding gain (loss) arising during the period	(391,444)	(18,653)	1,594,618
Tax (expense) benefit	133,091	6,342	(542,170)
Reclassification of realized gain	(113,258)	(180,891)	(177,980)
Tax expense	38,508	61,503	60,513
Other comprehensive income (loss)	(333,103)	(131,699)	934,981

Comprehensive income	$397,945	$1,293,640	$1,965,638

The accompanying notes are an integral part of these consolidated financial statements.

E-4

CORNERSTONE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Years ended December 31, 2016, 2015, and 2014

						Accumulated other	Total
	Preferred stock		Common stock		Retained	comprehensive	shareholders’
	Shares	Amount	Shares	Amount	(deficit)	income (loss)	equity

Balance, December 31, 2013	1,038	$998,538	2,210,769	$18,954,239	$(2,729,880)	$(764,411)	$16,458,486
Net income	—	—	—	—	1,030,657	—	1,030,657
Other comprehensive income, net of income taxes	—	—	—	—	—	934,981	934,981
Balance, December 31, 2014	1,038	998,538	2,210,769	18,954,239	(1,699,223)	170,570	18,424,124
Net income	—	—	—	—	1,425,339	—	1,425,339
Other comprehensive loss, net of income taxes	—	—	—	—	—	(131,699)	(131,699)
Dividends on preferred stock	—	—	—	—	(490,845)	—	(490,845)
Balance, December 31, 2015	1,038	998,538	2,210,769	18,954,239	(764,729)	38,871	19,226,919
Net income	—	—	—	—	731,048	—	731,048
Other comprehensive loss, net of income taxes	—	—	—	—	—	(333,103)	(333,103)
Stock dividend (5%), net of cash in lieu of fractional shares	—	—	110,222	(1,598)	—	—	(1,598)
Dividends on preferred stock	—	—	—	—	(83,040)	—	(83,040)
Balance, December 31, 2016	1,038	$998,538	2,320,991	$18,952,641	$(116,721)	$(294,232)	$19,540,226

The accompanying notes are an integral part of these consolidated financial statements

E-5

CORNERSTONE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2016	2015	2014
Operating Activities
Net income	$731,048	$1,425,339	$1,030,657
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and net amortization	623,663	520,226	415,176
Deferred income tax benefit (expense)	248,070	(875,446)	—
Reduction of allowance for loan losses	(200,000)	(300,000)	—
Impairment of foreclosed property	240,564	637,528	429,413
Gain on sale of available-for-sale investments	(113,258)	(180,891)	(177,980)
Loss on prepayment of advance	109,934	—	—
(Gain) Loss on sale of repossessed collateral	(22,176)	39,238	(37,207)
Decrease (increase) in other assets	(422,270)	(143,739)	221,821
Increase (decrease) in other liabilities	108,250	(146,964)	(444,646)

Net cash provided by operating activities	1,303,825	975,291	1,437,234

Investing Activities
Proceeds from maturities and principal paydowns of investment securities	6,866,762	5,024,951	4,846,251
Proceeds from sale of investment securities	2,354,499	3,422,813	14,346,925
Proceeds from sale of foreclosed property	1,129,571	2,716,707	3,830,904
Purchase of investment securities	(7,287,839)	(15,468,014)	(20,167,216)
Purchase of certificates of deposit	(249,461)	(2,750,567)	—
Proceeds from sale (purchase) of FHLB and Federal Reserve stock, net	50,300	(41,900)	49,650
(Increase) decrease in loans, net	4,091,276	1,033,085	(1,813,026)
Purchase of property and equipment	(39,206)	(35,054)	(20,841)

Net cash provided by (used for) investing activities	6,915,902	(6,097,979)	1,072,647
Financing Activities
Net increase (decrease) in deposits	4,157,242	2,794,717	(5,260,251)
Net increase (decrease) in customer repurchase agreements	(143,974)	388,772	(14,148)
Repayments of broker repurchase agreements	—	(3,000,000)	—
Repayments to Federal Home Loan Bank of Atlanta	(2,109,934)	(1,559,375)	(179,463)
Proceeds of FHLB Advances	—	1,500,000	99,000
Cash paid in lieu of fractional shares	(1,598)	—	—
Dividends paid on preferred stock	(83,040)	(490,845)	—

Net cash provided by (used for) financing activities	1,818,696	(366,731)	(5,354,862)

Net increase (decrease) in cash and cash equivalents	10,038,423	(5,489,419)	(2,844,981)
Cash and cash equivalents, beginning of year	6,094,844	11,584,263	14,429,244
Cash and cash equivalents, end of year	$16,133,267	$6,094,844	$11,584,263
Cash paid for:
Interest	$422,650	$483,312	$644,875
Income taxes	$145,000	$124,500	$7,000
Non-cash Supplemental information:
Loans transferred to foreclosed property	$—	$801,288	$405,595
Loans charged-off (recovered), net	$(1,840)	$(6,680)	$25,199
Other comprehensive income (loss)	$(333,103)	$(131,699)	$934,981

The accompanying notes are an integral part of these consolidated financial statements

E-6

CORNERSTONE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

Cornerstone Bancorp, (the “Company”) was incorporated under the laws of the State of South Carolina for the purpose of operating as a bank holding company for Cornerstone National Bank (the “Bank”). The Company obtained regulatory approval to acquire the Bank and opened the Bank for business in 1999 with a total capitalization of $6.0 million. To increase capital available for growth, the Company offered 445,000 shares of its common stock pursuant to a prospectus dated October 4, 2005. Upon completion in January 2006, the offering added approximately $6.0 million to the Company’s total capitalization. In 2010 the Company offered 8% cumulative perpetual preferred stock (“the Preferred”) to accredited investors. The Company sold 1,038 shares of the Preferred, raising $998,538, net of offering expenses. The Company increased its investment in the Bank by approximately $500,000 and held the remaining cash in order to pay future expenses and dividends on the Preferred.

The Bank provides full commercial banking services to customers and is subject to regulation by the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation. The Company is subject to regulation by the Federal Reserve and to limited regulation by the South Carolina State Board of Financial Institutions. The Bank maintains branch locations in Greenville and Powdersville, South Carolina in addition to its headquarters in Easley, South Carolina. In 2004, the Bank established a wholly owned subsidiary, Crescent Financial Services, Inc. (“Crescent”), which is an insurance agency. In 2016, 2015 and 2014, Crescent’s transactions were immaterial to the consolidated financial statements.

Basis of presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. The Company operates as one business segment. All significant intercompany balances and transactions have been eliminated. The accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices in the banking industry. The Company uses the accrual basis of accounting.

Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amount of income and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties and takes into account other current market information. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance for loan losses and changes to valuation of foreclosed real estate may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and valuation of foreclosed real estate. Such agencies may require the Company to recognize additions to the allowance for loan losses or additional write-downs on foreclosed real estate based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that estimates related to the allowance for loan losses and valuation of foreclosed real estate may change materially in the near term.

Investment securities

The Company accounts for investment securities in accordance with financial accounting standards which require investments in equity and debt securities to be classified into three categories:

(Continued)

E-7

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

1.	Available-for-sale securities: These are securities that are not classified as either held to maturity or as trading securities. These securities are reported at fair market value. Unrealized gains and losses are reported, net of income taxes, as separate components of shareholders’ equity (accumulated other comprehensive income).

2.	Held-to-maturity securities: These are investment securities that the Company has the ability and intent to hold until maturity. These securities are stated at cost, adjusted for amortization of premiums and the accretion of discounts. The Company has no held-to-maturity securities.

3.	Trading securities: These are securities that are bought and held principally for the purpose of selling in the near future. Trading securities are reported at fair market value, and related unrealized gains and losses are recognized in the income statement. The Company has no trading securities.

The Company reviews all investments with unrealized losses as of the balance sheet date for possible impairment. Our review consists of an examination of each security with regard to its issuer, credit rating, time to maturity and likelihood of sale prior to maturity. Any losses determined to be other than temporary are recognized through the income statement. Unrealized gains and losses are determined using fair values estimated by the Company’s bond accounting vendor. The vendor uses several pricing services for valuing securities, depending on the issuer of the security. Management reviews the fair values for appropriateness and consults an additional vendor to ensure that fair value estimates are reasonable. The portfolio contained bonds issued by government-sponsored enterprises, agency mortgage-backed securities, collateralized mortgage obligations and municipal bonds as of December 31, 2016 and 2015. The fair values of the Company’s available-for-sale investments, other than municipal bonds, are measured on a recurring basis using quoted market prices in active markets for identical assets and liabilities (“Level 1 inputs” under the standard). Due to the lower level of trading activity in municipal bonds, the fair market values of these investments are measured based on other inputs such as inputs that are observable or can be corroborated by observable market data for similar assets with substantially the same terms (“Level 2 inputs” under the standard.)

Other investments include the Bank’s stock investments in the Federal Reserve and the Federal Home Loan Bank of Atlanta (“FHLB”). The Bank, as a member institution, is required to own certain stock investments in the Federal Reserve and FHLB. The stock is generally pledged against any borrowings from the Federal Reserve and FHLB. No ready market exists for the stock and it has no quoted market value. Redemption of these stock investments has historically been at par value. However, there can be no assurance that future redemptions will be at par value. Other investments are carried at cost.

Gains or losses on dispositions of investment securities are based on the differences between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

Loans, interest and fee income on loans

Loans are stated at the principal balance outstanding. Unearned discount and the allowance for possible loan losses are deducted from total loans in the balance sheet. Interest income is recognized over the term of the loan based on the principal amount outstanding.

(Continued)

E-8

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

Generally, the accrual of interest will be discontinued on impaired loans when principal or interest becomes 90 days past due, or when payment in full is not anticipated, and any previously accrued interest on such loans will be reversed against current income. Any subsequent interest income will be recognized on a cash basis when received unless collectability of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan will not be returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The ability to continue making payments as agreed is determined on a case-by-case basis due to the mainly commercial nature of the Bank’s portfolio. Non-performing assets include real estate acquired through foreclosure or deed taken in lieu of foreclosure, and loans on non-accrual status. Fee income on loans is recognized as income at the time loans are originated. Due to the short-term nature of the majority of the Bank’s loans and the immateriality of the net deferred amount, this method approximates the income that would be earned if the Company deferred loan fees and costs.

Allowance for loan losses

The Company provides for loan losses using the allowance method. Loans that are determined to be uncollectible are charged against the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. The provision for loan losses charged to operating expenses reflects the amount deemed appropriate by management to establish an adequate reserve to meet the probable loan losses incurred in the current loan portfolio. Management’s judgment is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, delinquency trends, and prevailing economic conditions. To estimate the amount of allowance necessary the Company separates the portfolio into segments. The portfolio is first separated into groups according to the internal loan rating assigned by management. Loans rated “Other Assets Especially Mentioned” (“OAEM”) or “Special Mention”, “Substandard”, “Doubtful”, or “Loss” as defined in the Bank’s loan policy, are evaluated individually for impairment. See Note 6 for more information. The Bank’s own charge-off ratios by regulatory report Call Code are used to project potential loan losses in the future on loans that are rated “Satisfactory” or better. Charge-off ratios may be increased or decreased based on other environmental factors which may need to be considered, such as unemployment rates and volatility of real estate values. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. The allowance for loan losses is also subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination. Refer to Note 6 for additional information.

The Bank accounts for impaired loans in accordance with a financial accounting standard that requires all lenders to value a loan at the loan’s fair value if it is probable that the lender will be unable to collect all amounts due according to the terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis taking into consideration all the circumstances of the loan and the borrower, including the length of the delay, reasons for the delay, the borrower’s payment record and the amount of the shortfall in relation to the principal and interest owed. The fair value of an impaired loan may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan’s effective interest rate. The Bank’s loan portfolio is largely dependent on collateral for repayment if the borrower’s financial position deteriorates. Therefore, the most common type of valuation is to determine collateral value less estimated disposal costs in order to determine carrying values for loans deemed impaired. If an impaired loan is collateral dependent and the fair value is less than the outstanding principal balance, the short-fall is charged-off to the allowance for loan losses. Estimated costs to sell the collateral may be specifically reserved in the allowance for loan losses until the foreclosure of the collateral is complete and the balance is moved to foreclosed property.

(Continued)

E-9

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

When the ultimate collectability of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the reported principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off. A loan is also considered impaired if its terms are modified in a troubled debt restructuring. For these impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting.

Property acquired in foreclosure

Property acquired in foreclosure is recorded initially at the lower of cost or estimated fair value less estimated costs to sell. Subsequent to the date of acquisition, it is carried at the lower of cost or estimated fair value less estimated costs to sell. Fair values of property acquired in foreclosure are reviewed regularly and write downs are recorded when it is determined that the carrying value of real estate exceeds the estimated fair value less estimated costs to sell. Costs relating to the development and improvement of such property are capitalized, whereas those costs relating to holding the property are charged to expense.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

Income taxes

The Company accounts for income taxes in accordance with a financial accounting standard that requires that deferred tax assets and liabilities be recognized for the expected future tax consequences of events that have been recognized in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. During 2011 the Company recorded a valuation allowance against its net deferred tax assets. The valuation allowance was reversed in 2015. Refer to Note 16 for additional information.

The Company has analyzed its filing positions in the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company believes that income tax filing positions taken or expected to be taken in its tax returns will more likely than not be sustained upon audit by the taxing authorities and does not anticipate any adjustments that will result in a material adverse impact on the Company’s financial condition, results of operations, or cash flows. Therefore, no reserves for uncertain income tax positions have been recorded. The Company’s federal and state income tax returns are open and subject to examination from the 2013 tax return forward.

Advertising and public relations expense

Advertising, promotional and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.

(Continued)

E-10

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

Income per common share

Basic income per common share is computed on the basis of the weighted average number of common shares outstanding. The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for diluted income per common share. As of December 31, 2016, 2015, and 2014 there were no common stock equivalents included in the Company’s income per share calculation. On January 12, 2016 the Board of Directors of the Company declared a 5% stock dividend payable on May 20, 2016 to shareholders of record as of April 20, 2016. Common shares and options outstanding as of December 31, 2015 have been updated to reflect the declared stock dividend as if it occurred on January 1, 2014. Options to purchase 47,325 shares of common stock were considered, but were antidilutive as of December 31, 2016. Options to purchase 62,491 shares of common stock were antidilutive as of December 31, 2015. Options to purchase 79,124 shares of common stock were antidilutive as of December 31, 2014. All options were excluded from the diluted share calculation for the years ended December 31, 2016, 2015, and 2014.

Cash surrender value of life insurance policies

Cash surrender value of life insurance policies represents the cash value of policies on certain officers of the Bank.

Statement of cash flows

For purposes of reporting cash flows, cash and cash equivalents are those amounts which have an original maturity of three months or less.

Stock Based Compensation

The Company had a stock-based director and employee compensation plan (the “2003 Plan”) as further described in Note 19. Stock dividends were declared subsequent to the grant dates of the options. Pursuant to the terms of the 2003 Plan, the number of options outstanding was increased and the exercise price was decreased to give effect to these stock dividends. The 2003 Plan expired in 2013 and no further options to purchase common stock may be granted under the 2003 Plan. However, options outstanding under the 2003 Plan continue to be exercisable until the earlier of their expiration dates or May 2023.

The Company accounts for stock based compensation in accordance with GAAP. Fair value of an option grant is estimated on the date of grant using the Black-Scholes option pricing model.

Cumulative Perpetual Preferred Stock (8%)

During 2010, the Company offered up to $2.5 million of 8% Series A Cumulative Perpetual Preferred Stock (“the Preferred”) to accredited investors and a limited number of non-accredited investors. The Preferred was offered by the Company’s directors and executive officers, and no selling agents or underwriters were used. 1,038 shares of the Preferred were sold. Proceeds of the offering, net of offering expenses, totaled $998,538. The terms of the Preferred provide for it to pay a dividend quarterly. However, pursuant to the Company’s now terminated Memorandum of Understanding with the Federal Reserve (the “MOU”), the Company was not permitted to pay dividends scheduled for payment prior to December 31, 2014. On March 2, 2015, the Company received approval from the Federal Reserve to pay dividends on the Preferred. The Company’s Board of Directors declared a dividend payable on March 30, 2015 to Preferred shareholders of record on March 8, 2015, in the amount of $428,565, covering the quarterly dividends provided for under the terms of the Preferred for the period from issuance in 2010 through December 31, 2014 during which the Company was not permitted to pay dividends under the terms of the MOU. The MOU terminated on May 22, 2015. The quarterly dividend schedule was followed during the remainder of 2015 and in 2016.

(Continued)

E-11

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

Recently issued accounting standards

The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In January 2014, the FASB amended the “Receivables—Troubled Debt Restructurings by Creditors” subtopic of the Accounting Standards Codification (“ASC”) to address the reclassification of consumer mortgage loans collateralized by residential real estate upon foreclosure. The amendments clarify the criteria for concluding that an in substance repossession or foreclosure has occurred, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. The amendments also outline interim and annual disclosure requirements. The amendments were effective for fiscal years beginning after January 1, 2015. The amendments did not have a material effect on the Company’s financial statements.

In May 2014, the FASB issued guidance to change the recognition of revenue from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. In August 2015, the FASB deferred the effective date of the guidance. As a result of the deferral, the guidance will be effective for the Company for annual periods beginning after December 15, 2018, and interim periods within annual reporting periods beginning after December 15, 2019. The Company does not expect these amendments to have a material effect on its financial statements.

In February 2016, the FASB issued new guidance to change accounting for leases and that will generally require most leases to be recognized on the balance sheet.  The new lease standard only contains targeted changes to accounting by lessors; however, lessees will be required to recognize most leases in their balance sheets as lease liabilities for lease payments and right-of-use assets representing the lessee’s rights to use the underlying assets for the lease terms for lease arrangements longer than 12 months.  Under this approach, a lessee will account for most existing capital/finance leases as Type A leases and most existing operating leases as Type B leases.  Type A and Type B leases have unique accounting and disclosure requirements. Existing sale-leaseback guidance, including guidance for real estate, will be replaced with a new model applicable to both lessees and lessors.  The new guidance will be effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for all companies and organizations.  Management is currently analyzing the impact of the adoption of this guidance on the Company’s consolidated financial statements.

In January 2016, the FASB amended the Financial Instruments topic of the ASC to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company will apply the guidance by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values will be applied prospectively to equity investments that exist as of the date of adoption of the amendments. The Company does not expect these amendments to have a material effect on its financial statements.

(Continued)

E-12

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

In March 2016, the FASB issued guidance to simplify several aspects of the accounting for share-based payment award transactions including the income tax consequences, the classification of awards as either equity or liabilities, and the classification on the statement of cash flows. Additionally, the guidance simplifies two areas specific to entities other than public business entities allowing them to apply a practical expedient to estimate the expected term for all awards with performance or service conditions that have certain characteristics and also allowing them to make a one-time election to switch from measuring all liability-classified awards at fair value to measuring them at intrinsic value. The amendments will be effective for the Company for annual periods beginning after December 15, 2017, and interim periods within annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

In June 2016, the FASB issued guidance to change the accounting for credit losses and modify the impairment model for certain debt securities. The amendments will be effective for the Company for annual periods beginning after December 15, 2020, and interim periods within annual reporting periods beginning after December 15, 2021. Early adoption is permitted for all organizations for periods beginning after December 15, 2018. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows.

In August 2016, the FASB amended the Statement of Cash Flows topic of the Accounting Standards Codification to clarify how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments will be effective for the Company for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

In November 2016, the FASB amended the Statement of Cash Flows topic of the ASC to clarify how restricted cash is presented and classified in the statement of cash flows. The amendments will be effective for the Company for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

Other accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Subsequent events

Subsequent events are events or transactions that occur after the balance sheet date, but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the date. Management has reviewed events occurring through March 14, 2017, the date the financial statements were available to be issued. In February 2017, the Company signed a contract to sell real estate acquired in foreclosure below the carrying value. As a result, the carrying value of real estate acquired in foreclosure was reduced by $186,500 and impairment of foreclosed property was increased by $186,500. The resulting loss, net of income tax, of $119,540 has been included in the accompanying consolidated financial statements as if it occurred as of December 31, 2016.

(Continued)

E-13

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

Agreements with Regulatory Authorities

On May 12, 2010, the Bank entered into a formal agreement with the OCC for the Bank to take various actions with respect to the operation of the Bank. On April 30, 2015, the Company was notified that OCC considered the Bank in compliance with all articles of the formal agreement and the agreement was terminated.

The Company entered into a memorandum of understanding with the Federal Reserve in 2010. As a result of improvements in the Bank’s and the Company’s condition, the Federal Reserve terminated the memorandum of understanding with the Company as of May 22, 2015.

Reclassifications

Certain amounts previously presented in our Consolidated Financial Statements for prior periods have been reclassified to conform to current classifications. No such reclassifications had any impact on the prior periods’ net income or shareholders’ equity as previously reported.

Risks and Uncertainties

In the normal course of its business the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company’s loan and investment portfolios that results from borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The Company is subject to the regulations of various governmental agencies (regulatory risk). These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions as a result of the regulators’ judgments based on information available to them at the time of their examination.

NOTE 2 – RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the Bank or on deposit with the Federal Reserve. At December 31, 2016 and 2015 these required reserves were met by vault cash.

NOTE 3 - FEDERAL FUNDS SOLD

When the Bank’s cash reserves (Note 2) are in excess of the required amount, it may lend any excess to other banks on a daily basis or invest the excess in longer term instruments. As of December 31, 2016 and 2015 federal funds sold amounted to $1,490,000 and $165,000, respectively.

NOTE 4 – CERTIFICATES OF DEPOSIT

As of December 31, 2016 the Bank held thirteen certificates of deposit at other banks totaling approximately $3.1 million. The certificates have an average yield of 1.98% and mature at various dates through 2021. In 2016 and 2015, one certificate in the amount of $100,000 was held in conjunction with an agreement to provide the Bank’s customers with a credit card product. The certificate matured in February 2017, but was renewed in conjunction with the agreement. The certificate pays interest at the target Federal Funds rate plus 10 basis points, averaging .48% and .225% during 2016 and 2015, respectively.

E-14

NOTE 5 – INVESTMENT SECURITIES

The amortized cost and fair value of investment securities available-for-sale are as follows:

	December 31, 2016
	Amortized	Gross unrealized		Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities	$10,259,658	$3,288	$201,165	$10,061,781
Collateralized mortgage obligations	3,032,293	—	75,044	2,957,249
Government sponsored enterprises	3,250,000	—	61,076	3,188,924
Municipal bonds	11,541,720	141,568	107,330	11,575,958
SBA pooled securities	16,109,510	26,905	173,074	15,963,341
Total investment securities available- for-sale	$44,193,181	$171,761	$617,689	$43,747,253

	December 31, 2015
	Amortized	Gross unrealized		Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities	$13,778,919	$44,542	$101,248	$13,722,213
Collateralized mortgage obligations	1,744,968	—	10,783	1,734,185
Government sponsored enterprises	4,500,000	—	102,858	4,397,142
Municipal bonds	11,632,482	303,383	29,610	11,906,255
SBA pooled securities	14,814,863	39,083	83,735	14,770,211
Total investment securities available- for-sale	$46,471,232	$387,008	$328,234	$46,530,006

While the majority of the Company’s securities available-for-sale were in an unrealized loss position as of December 31, 2016, only three have been in an unrealized loss position for twelve months or more. All three were issued by government-sponsored enterprises, and carry little credit risk. None of these securities are expected to have a loss of principal at final maturity. The unrealized losses were primarily attributable to changes in interest rates, rather than deterioration in credit quality. The Company believes it is more likely than not it will hold these securities until such time as the value recovers or the securities mature.

The table below summarizes, by investment category, the length of time that individual securities have been in a continuous loss position as of December 31, 2016 and 2015.

	December 31, 2016
	Less than Twelve Months		Over Twelve Months
	Gross		Gross		Total
	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses
Mortgage-backed securities	$201,165	$9,130,332	$—	$—	$201,165
Collateralized mortgage obligations	75,044	2,957,249	—	—	75,044
Government sponsored enterprises	61,076	3,188,924	—	—	61,076
Municipal bonds	107,330	4,961,082	—	—	107,330
SBA pooled securities	116,336	10,441,796	56,738	2,991,655	173,074
Total	$560,951	$30,679,383	$56,738	$2,991,655	$617,689

(Continued)

E-15

NOTE 5 – INVESTMENT SECURITIES, Continued

	December 31, 2015
	Less than Twelve Months		Over Twelve Months
	Gross		Gross		Total
	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses
Mortgage-backed securities	$86,020	$9,422,514	$15,228	$831,435	$101,248
Collateralized mortgage obligations	10,783	1,734,185	—	—	10,783
Government sponsored enterprises	—	—	102,858	4,397,142	102,858
Municipal bonds	29,610	3,753,644	—	—	29,610
SBA pooled securities	41,990	6,690,440	41,745	2,567,063	83,735
Total	$168,403	$21,600,783	$159,831	$7,795,640	$328,234

At December 31, 2016 and 2015, securities with a fair value of $6,386,719 and $4,485,758, respectively, were pledged to collateralize public deposits, sweep accounts, advances from the FHLB, and repurchase agreements. During 2016 the Company sold securities with a book value of $2,241,241 and a fair value of $2,354,499 and recognized a net gain of $113,258. During 2015 the Company sold securities with a book value of $3,300,689 and fair value of $3,422,813 and recognized a net gain on the sale of those securities of $122,124. In addition, the Company recognized a gain of $58,767 on a called security for total gains of $180,891 in 2015. During 2014 the Company sold securities with a book value of $14,175,408 and fair value of $14,346,925 and recognized a net gain on the sale of those securities of $171,517. The company recognized an additional gain on a called security of $6,463 for a total gain of $177,980.

The amortized cost and fair value of securities at December 31, 2016, by contractual maturity, are shown in the following table. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2016
	Amortized Cost	Fair Value

Due within one year	$—	$—
Due after one through five years	2,449,656	2,472,450
Due after five through ten years	16,212,711	15,997,567
After ten years or no maturity	25,530,814	25,277,236
Total investment securities	$44,193,181	$43,747,253

The Bank, as a member institution, is required to own stock in the Federal Reserve and the FHLB. These stocks are included at cost in the accompanying Consolidated Balance Sheets under the caption “Other investments.” No ready market exists for these stock investments and they have no quoted market value. Redemption of these stocks has historically been at par value. The FHLB has redeemed stock at par from the Bank and other members in recent years.

Redemption of the FHLB stock may be subject to limitations regarding timing and amounts may be subject to impairment risk in the future. The Company evaluates the FHLB stock for impairment based on the probability of ultimate recoverability or the recorded amount of the investment. No impairment has been recognized based on this evaluation. Stock held in the FHLB is pledged as collateral against advances from the FHLB.

E-16

NOTE 6 – LOANS

The composition of net loans by category as used by management to evaluate the quality of the portfolio is presented below.

	December 31,
	2016	2015
Loans secured by real estate-construction/development	$11,459,760	$15,024,331
Loans secured by real estate- single family (1)	9,796,485	10,091,683
Loans secured by real estate-nonfarm, non-residential	41,820,979	42,854,817
Loans secured by real estate-multifamily	2,303,801	3,606,234
Loans secured by real estate-farmland	259,283	273,675
Commercial and industrial	5,777,381	3,813,484
Consumer	1,090,111	933,012

Loans, gross	72,507,800	76,597,236
Less allowance for loan losses	(1,029,728)	(1,227,888)
Loans, net	$71,478,072	$75,369,348

(1)	This category also includes home equity lines of credit (“HELOCs”) and junior liens. HELOCs totaled $2.8 million and $3.0 million as of December 31, 2016 and 2015, respectively. There were no closed-end junior liens outstanding as of December 31, 2016 or 2015.

Loan Portfolio Composition

One of the primary components of the Bank’s loan portfolio is loans secured by first or second mortgages on residential and commercial real estate. These loans generally consist of short to mid-term commercial real estate loans, construction and development loans, and residential real estate loans (including home equity and second mortgage loans). Interest rates may be fixed or adjustable and the Bank frequently charges an origination fee. The Bank generally does not purchase loans. The Bank seeks to manage market and credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio at origination, established by independent appraisals, does not exceed 80%. In addition, the Bank generally requires personal guarantees of the principal owners of the property. The loan-to-value ratio at origination for first and second residential mortgage loans generally does not exceed 80%, and for construction loans, generally does not exceed 75-80% of cost. The Bank employs a reappraisal policy to routinely monitor real estate collateral values on real estate loans where the repayment is dependent on sale of the collateral. The Bank generally does not offer development loans with interest reserve features. In addition, in an effort to control interest rate risk, long-term residential mortgages are not originated for the Bank’s portfolio.

The Bank does not make long-term (more than 15 years) mortgage loans to be held in its portfolio, and does not offer loans with negative amortization features or long-term interest only features, or loans with loan to collateral value ratios in excess of 100% at the time the loan is made. The Bank does offer loan products with features that can increase credit risk during periods of declining economic conditions, such as adjustable rate loans, short-term interest-only loans, and loans with amortization periods that differ from the maturity date (i.e., balloon payment loans). However, the Bank evaluates each customer’s creditworthiness based on the customer’s individual circumstances, and current and expected economic conditions, and underwrites and monitors each loan for associated risks. Loans made with exceptions to internal loan guidelines and those with loan-to-value ratios in excess of regulatory loan-to-value guidelines are monitored and reported to the Board of Directors on a monthly basis. The regulatory loan-to-value guidelines permit exceptions to the guidelines up to a maximum of 30% of total capital for commercial loans and exceptions for all types of real estate loans up to a maximum of 100% of total capital. As of December 31, 2016, the Bank had $1.2 million of loans which exceeded the regulatory loan to value guidelines. This amount is within the maximum allowable exceptions to the guidelines. Management routinely reappraises real estate collateral based on specific criteria and circumstances. If additional collateral is available, the Bank may require the borrower to commit additional collateral to the loan or take other actions to mitigate the Bank’s risk.

(Continued)

E-17

NOTE 6 – LOANS, Continued

The Bank makes loans for commercial purposes in various lines of business. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), loans for business expansion (including acquisition of real estate and improvements), and loans for purchases of equipment and machinery. Equipment loans are typically made for a term of five years or less at either fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment. Working capital loans typically have terms not exceeding one year and are usually secured by accounts receivable, inventory or personal guarantees of the principals of the business. Commercial loans vary greatly depending upon the circumstances, and loan terms are structured on a case-by-case basis to better serve customer needs.

The risks associated with commercial loans vary with many economic factors, including the economy in the Bank’s market areas. The well-established banks in the Bank’s market areas make proportionately more loans to medium- to large-sized businesses than the Bank makes. Many of the Bank’s commercial loans are made to small- to medium-sized businesses, which typically are not only smaller, but also have shorter operating histories and less sophisticated record keeping systems than larger entities. As a result, these smaller entities may be less able to withstand adverse competitive, economic and financial conditions than larger borrowers. In addition, because payments on loans secured by commercial property generally depend to a large degree on the results of operations and management of the properties, repayment of such loans may be subject, to a greater extent than other loans, to adverse conditions in the real estate market or the economy.

The Bank makes a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, and unsecured revolving lines of credit. The secured installment and term loans to consumers generally consist of loans to purchase automobiles, boats, recreational vehicles, mobile homes and household furnishings, with the collateral for each loan being the purchased property. The category “Loans secured by real estate- single family” contains home equity lines of credit in the amount of $2.8 million and $3.0 million as of December 31, 2016 and 2015, respectively. This portion of the single family real estate secured portfolio includes some loans with first liens on the underlying collateral and some with second liens. All home equity line loans are variable rate loans with interest rate floors. As of December 31, 2016, approximately $5.1 million or 7.0% of total gross loans, including home equity line loans, were variable rate loans.

Consumer loans generally involve more credit risks than other loans because of the type and nature of the underlying collateral or because of the absence of any collateral. Consumer loan repayments are dependent on the borrower’s continuing financial stability and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the case of default. In many cases, any repossessed personal property will not provide an adequate source of repayment of the outstanding loan balance.

The FHLB has a blanket lien on certain types of the Company’s loans as collateral for potential FHLB advance borrowings. See Note 11. The Federal Reserve has a lien on certain other loan types should the Bank borrow from the Discount Window. As of December 31, 2016 there were no borrowings from the FHLB or Discount Window of the Federal Reserve.

(Continued)

E-18

NOTE 6 – LOANS, Continued

Concentrations of Credit

The Company makes loans to individuals and businesses in and around Upstate South Carolina for various personal and commercial purposes. The Bank has a diversified loan portfolio and the borrowers’ ability to repay their loans is not dependent upon any specific economic sector. The Bank monitors concentrations in its customer base using the North American Industry Codes (“NAIC”) and using certain regulatory definitions. As of December 31, 2016, the Bank has concentrations of credit in real estate rental and leasing, accommodation and food services, construction, and retail trade, which by NAIC category comprise over 25% of Tier 1 Capital adjusted for the allowance for loan losses. The Bank also has a concentration in loans collateralized by real estate according to the regulatory definition. Included in this segment of the portfolio is the category for construction and development loans. While the Bank does have a concentration of loans in this category, the Bank’s business is managed in a manner intended to help reduce the risks normally associated with construction lending. Management requires lending personnel to visit job sites, maintain frequent contact with borrowers and perform or commission inspections of completed work prior to issuing additional construction loan draws. Under current policy, loans are limited to 75-80% of cost of construction projects, and borrowers are required to meet minimum net worth requirements and debt service coverage ratios. The Company does not currently have any acquisition and development loans with interest reserves.

Construction loans in the Company’s portfolio can be further divided into the following sub categories as of December 31, 2016 and 2015:

	December 31,
	2016	2015
Single family residential construction loans	$1,154,104	$1,809,666
Acquisition and development loans	3,254,228	3,570,903
Other construction and land loans (1)	7,051,428	9,643,762
	$11,459,760	$15,024,331

(1)	Includes loans collateralized by vacant land and loans not development-related.

Portfolio Segment Methodology

The Bank segments its loan portfolio into groups of loans that mirror the regulatory reporting segments for loans, which are based on specific definitions in the Code of Federal Regulations and used in the regulatory call report (“Call Codes”). Those categories are presented in the portfolio composition table above and are the same categories used by management to analyze credit quality and the adequacy of the allowance for loan losses. The Bank has been, and will continue to be, reliant on loans with real estate collateral. Under the regulatory guidelines, loans with real estate collateral are reported based on various additional sub-categories, such as construction loans, loans collateralized by single family homes, including home equity lines of credit, and non-residential properties.

Allowance for loan losses

The provision for loan losses charged to operating expenses reflects the amount deemed appropriate by management to establish an adequate reserve to meet the probable loan losses incurred in the current loan portfolio. Management’s judgment is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, delinquency trends, and prevailing economic conditions.

(Continued)

E-19

NOTE 6 – LOANS, Continued

Aggregate activity in the allowance for loan losses for the years ended December 31, 2016, 2015, and 2014 is summarized in the table below.

	Year ended December 31,
	2016	2015	2014

Allowance for loan losses, beginning of year	$1,227,888	$1,521,208	$1,546,407
Reduction of provision for loan losses	(200,000)	(300,000)	—
Charge-offs	(660)	(3,320)	(74,883)
Recoveries	2,500	10,000	49,684
Allowance for loan losses, end of year	$1,029,728	$1,227,888	$1,521,208

Charge-offs, net of recoveries, for the years ended 2016, 2015 and 2014 were categorized by Call report Codes as follows:

	Year ended December 31,
	2016	2015	2014

Loans secured by real estate –construction/development	$—	$—	$60,000
Loans secured by real estate –single family	—	3,296	14,883
Loans to consumers	660	24	—
Total charge-offs	660	3,320	74,883
Recoveries	(2,500)	(10,000)	(49,684)
Total net charge-offs (recoveries)	$(1,840)	$(6,680)	$25,199

Activity for the year ended December 31, 2016 and 2015 in the allowance, by portfolio segment, is presented in the table below.

Year ended December 31, 2016
	Loans Secured by Real Estate
		Single	Nonfarm,		Commercial
	Construction	family (1)	nonresidential	Multifamily	and industrial	Consumer	Unallocated	Total
	(Dollars in thousands)
Beginning Balance	$165	$161	$329	$5	$34	$7	$527	$1,228
Provision	(45)	(35)	(7)	(2)	22	20	(153)	(200)
Charge-offs	—	—	—	—	—	(1)	—	(1)
Recoveries	—	—	—	—	3	—	—	3
Ending Balance	$120	$126	$322	$3	$59	$26	$374	$1,030

Year ended December 31, 2015
	Loans Secured by Real Estate
		Single	Nonfarm,		Commercial
	Construction	family (1)	nonresidential	Multifamily	and industrial	Consumer	Unallocated	Total
	(Dollars in thousands)
Beginning Balance	$253	$243	$433	$7	$62	$12	$511	$1,521
Provision	(88)	(89)	(104)	(2)	(28)	(5)	16	(300)
Charge-offs	—	(3)	—	—	—	—	—	(3)
Recoveries	—	10	—	—	—	—	—	10
Ending Balance	$165	$161	$329	$5	$34	$7	$527	$1,228
(1)	Includes HELOC loans.

(Continued)

E-20

NOTE 6 – LOANS, Continued

To estimate the amount of allowance necessary the Company separates the portfolio into segments. The portfolio is first separated into groups according to the internal loan rating assigned by management. Loans rated Special Mention, Substandard, Doubtful or Loss, as defined in the Bank’s loan policy (and below), are evaluated individually for impairment. (See “Credit Quality Indicators” and “Impaired Loans” below.)

The Company uses Call Codes to stratify the remaining portfolio and tracks the Bank’s own charge-offs and those of peer banks using FDIC Call Report data. The Call Codes are well-defined categories for loans and are generally based on various types of collateral. Since the Bank generally lends on various types of real-estate collateral, the regulatory Call Codes provide a defined, consistent system for tracking loan balances and charge-offs. These codes are also useful in comparing the Bank to its regional community bank peers. The Bank’s own charge-off ratios by Call Code are used to project potential loan losses in the future on loans that are rated Satisfactory or better. The Bank’s historical charge-off rates, by Call Code, are calculated, reviewed for additional subjective factors that should be considered for the current outlook, and then applied to ending balances of loans not specifically reviewed for impairment. Charge-off ratios may be increased or decreased based on other environmental factors which may need to be considered, such as unemployment rates and volatility of real estate values.

These estimates, along with the loans specifically reviewed for impairment, are used in the analysis of the adequacy of the allowance for loan losses completed on a quarterly basis. While management uses the best information available to it to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. The allowance for loan losses is also subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

The allowance for loan losses is not restricted to specific categories of loans and is available to absorb losses in all categories. However, the Company has allocated the allowance for loan losses among the various segments of the portfolio. The allowance allocations as of December 31, 2016 and December 31, 2015 are presented in the table below.

	December 31,
	2016	2015

Loans secured by real estate– construction/development	$119,513	$165,281
Loans secured by real estate– single family (1)	126,383	159,822
Loans secured by real estate– nonfarm, nonresidential	321,953	328,992
Loans secured by real estate– multifamily	3,456	5,409
Loans secured by real estate– farmland	259	274
Commercial and industrial	59,049	33,354
Consumer loans	25,610	7,609
Unallocated	373,505	527,147
Total allowance for loan losses	$1,029,728	$1,227,888
(1)	Includes HELOC loans.

(Continued)

E-21

NOTE 6 – LOANS, Continued

Credit Quality Indicators

Loans on the Bank’s watch list (including loans rated Special Mention, Substandard, Doubtful or Loss as defined below and in the Bank’s loan policy) are evaluated individually for impairment and are shown in the table below. Loans rated Doubtful or Loss are generally charged-off, unless specific circumstances warrant the loan’s remaining in the portfolio, even with a grade of Doubtful or Loss. There were no loans rated Doubtful or Loss as of December 31, 2016 or 2015. Loans rated Satisfactory are also summarized in the table below.

	December 31, 2016
	Special Mention	Substandard	Satisfactory	Total

Loans secured by real estate–construction/development	$39,195	$—	$11,420,565	$11,459,760
Loans secured by real estate– single family (1)	408,563	404,307	8,983,615	9,796,485
Loans secured by real estate– multi-family	—	—	2,303,801	2,303,801
Loans secured by real estate– nonfarm, nonresidential	170,452	518,275	41,132,252	41,820,979
Loans secured by real estate–farmland	—	—	259,283	259,283
Commercial and industrial loans	—	210,000	5,567,381	5,777,381
Consumer loans	54,228	—	1,035,883	1,090,111
Total	$672,438	$1,132,582	$70,702,780	$72,507,800

	December 31, 2015
	Special Mention	Substandard	Satisfactory	Total

Loans secured by real estate–construction/development	$308,293	$84,827	$14,631,211	$15,024,331
Loans secured by real estate– single family (1)	442,498	446,593	9,202,592	10,091,683
Loans secured by real estate– multi-family	—	—	3,606,234	3,606,234
Loans secured by real estate– nonfarm, nonresidential	1,843,440	528,920	40,482,457	42,854,817
Loans secured by real estate–farmland	—	—	273,675	273,675
Commercial and industrial loans	—	116,847	3,696,637	3,813,484
Consumer loans	5,359	—	927,653	933,012
Total	$2,599,590	$1,177,187	$72,820,459	$76,597,236
(1)	Includes HELOC loans.

(Continued)

E-22

NOTE 6 – LOANS, Continued

A loan classified as Special Mention has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may affect the likelihood of repayment for the loan or result in deterioration of the bank’s credit position at some future date. The Substandard rating is applicable to loans having a well-defined weakness in the liquidity or net worth of the borrower or the collateral that could jeopardize the liquidation of the debt. Well-defined weaknesses could include deterioration in the borrower’s financial condition or cash flows, significant changes in the value of underlying collateral, or other indicators of weakness. A loan classified as Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Loans classified Loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this asset even though partial recovery may be effected in the future.

Loans in all of the above categories (Special Mention, Substandard, Doubtful, and Loss) are reviewed individually for impairment (see table below) and to determine which category they will be placed in for purposes of the calculation of the allowance for loan losses. Additional assets may also be individually evaluated for impairment. Credit quality indicators are updated semi-annually unless circumstances warrant a change in the rating, in which case the indicator is updated as soon as practicable.

Delinquency is one type of credit quality indicator that is included in the evaluation process, and management closely monitors delinquent loans. As of December 31, 2016 delinquent loans past due 30-89 days totaled $12,608, and represented one single family real estate loan. The loan is not expected to have significant exposure to loss. There were two loans in the aggregate amount of $78,986 on nonaccrual, neither of which is expected to have significant exposure to loss. As of December 31, 2015 there were two loans in the aggregate amount of $17,268 past due 30-89 days and no loans on nonaccrual. As of December 31, 2014 delinquent loans past due 30-89 days totaled $88,368, and included one single family real estate loan. One commercial real estate loan in the amount of $795,333 was on nonaccrual and in the process of foreclosure.

The table below details amounts of loans collectively or individually evaluated for impairment by portfolio segment. Loans reviewed individually and deemed to be unimpaired are included in the calculation of the allowance for loan losses in a segment commensurate with their higher risk status.

	December 31, 2016		December 31, 2015
	Collectively reviewed for impairment	Individually reviewed for impairment	Collectively reviewed for impairment	Individually reviewed for impairment

Loans secured by real estate– construction/development	$11,420,565	$39,195	$14,631,211	$393,120
Loans secured by real estate– single family (1)	8,809,887	986,598	9,006,533	1,085,150
Loans secured by real estate– nonfarm, nonresidential	41,132,252	688,727	40,482,457	2,372,360
Loans secured by real estate– multifamily	2,303,801	—	3,606,234	—
Loans secured by real estate– farmland	259,283	—	273,675	—
Commercial and industrial loans	5,567,381	210,000	3,696,637	116,847
Consumer loans	1,035,883	54,228	927,156	5,856
Total	$70,529,052	$1,978,748	$72,623,903	$3,973,333
(1)	Includes HELOC loans.

(Continued)

E-23

NOTE 6 – LOANS, Continued

Impaired Loans

Note 1 describes the definition of an impaired loan and how the Company evaluates loans for impairment and uses impairment calculations in the calculation of the allowance for loan losses. The Company has no interest income recognized on impaired loans that represents the change in present value attributable to passage of time.

Impaired loans by portfolio segment, the majority of which are included in the table above, as of the dates indicated, were as follows:

	December 31, 2016
	Unpaid		Related	Average
	Principal	Recorded	Specific	Impaired	Interest
	Balance	Investment	Reserves	Investment	Income
Loans secured by real estate – construction/development	$—	$—	$—	$—	$—
Loans secured by real estate – single family	477,878	477,878	—	497,301	27,714
Loans secured by real estate – nonfarm, nonresidential	228,035	228,035	23,155	723,603	68,121
Loans secured by real estate – multifamily	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Consumer loans	—	—	—	—	—

Total impaired loans (1)	$705,913	705,913	$23,155	$1,220,904	$95,835
Less related allowance for loan losses		(23,155)
Net impaired loans		$682,758

(1) Includes loans on nonaccrual.

	December 31, 2015
	Unpaid		Related	Average
	Principal	Recorded	Specific	Impaired	Interest
	Balance	Investment	Reserves	Investment	Income
Loans secured by real estate – construction/development	$—	$—	$—	$182,151	$15,630
Loans secured by real estate – single family	530,396	530,396	918	539,353	28,705
Loans secured by real estate – nonfarm, nonresidential	2,126,795	2,126,795	33,566	2,638,689	119,819
Loans secured by real estate – multifamily	—	—	—	—	—
Commercial and industrial	—	—	—	39,875	6,203
Consumer loans	497	497	497	124	80

Total impaired loans (1)	$2,657,688	2,657,688	$34,981	$3,400,192	$170,437
Less related allowance for loan losses		(34,981)
Net impaired loans		$2,622,707

(1)	Includes loans on nonaccrual.

(Continued)

E-24

NOTE 6 – LOANS, Continued

Impairment calculations are generally dependent on appraised values in the Company’s loan portfolio because of the Company’s concentration in loans collateralized by real estate. Appraised values may need to be revisited throughout the life of a loan. Reappraisals are routinely ordered when a loan is collateral dependent and showing signs of weakness. Specifically, the Company’s reappraisal policy states that collateral for single family construction loans will be reappraised if the home is complete and remains unsold for twelve months, or if the original loan has been outstanding for eighteen months. For development loans, if the lot absorption rate is slower than the original appraiser’s estimates by 25% or more, the collateral will be reappraised. Loans with weaknesses that are collateralized with partially constructed projects are generally reappraised both “as is” and “as completed.” Additionally, the Company’s guidelines require that real property be reappraised prior to renewal, modification, or extension of the loan. Collateral will also be reappraised if there is any indication that the collateral may have decreased significantly in value. An evaluation, rather than a full, certified appraisal, may or may not be used after consideration of the risk involved with the transaction, and the need to remain within safe and sound banking practices. If the value of collateral decreases significantly upon reappraisal, the Company may take any one or a combination of steps to protect its position. Possible actions include requesting additional collateral from the borrower, requiring the borrower to make principal reductions on the loan, or charge-off of a portion of the loan balance. Upon completion of reappraisal, a determination is also made as to the likely disposition of the loan, whether the borrower retains the collateral and completes the project or whether the Company will ultimately foreclose and complete the construction following foreclosure.

If foreclosure and completion by the Company are deemed the most likely scenario, and the estimated cost to complete exceeds the collateral value, then the estimated amount of cost to complete in excess of the as completed value of the collateral will generally be charged to the allowance for loan losses. To date very few impaired loans have been returned to accrual status as the result of updated appraisals. However, depending on specific circumstances, loans could potentially return to accrual status if the repayment prospects for the loan have changed significantly. Loans will generally need to perform for a period of six months prior to being returned to accrual status, unless the underlying characteristics have been altered significantly in a positive manner.

Management’s estimates of net realizable value or fair value of real estate collateral are obtained (on a nonrecurring basis) using independent appraisals, less estimated selling costs. Estimates of net realizable value for equipment and other types of personal property collateral are estimated based on input from equipment dealers and other professionals. If an appraisal is not available or management determines that fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as determined by Level 3 inputs as defined by FASB ASC 820, “Fair Value Measurements and Disclosures.”

Nonperforming Loans

Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. As of December 31, 2016, the Bank had nonaccruing loans of $78,986. As of December 31, 2016, management considers $705,913 of loans impaired, the majority of which are performing troubled debt restructurings. Management routinely assesses the collateral and other circumstances associated with impaired loans in an effort to determine the amount of potential impairment. These loans are currently being carried at management’s best estimate of net realizable value, although no assurance can be given that no further losses will be incurred on these loans.

The foreclosure process is lengthy (generally a minimum of six months and often much longer), so loans may be on nonaccrual status for a significant time period prior to moving to other real estate owned. As soon as the amount of impairment is estimable, the amount of principal impairment is generally charged-off against the allowance for loan losses. However, until losses and selling costs can be estimated via appraisal or other means, a portion of the allowance may be allocated to specific impaired loans. The timing of the appraisal varies from loan to loan depending on the Bank’s ability to access the property. As of December 31, 2016 the allowance for loan losses included $23,155 of reserves specifically related to impaired loans.

(Continued)

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NOTE 6 – LOANS, Continued

Troubled Debt Restructurings

Loans which management identifies as impaired generally will be nonperforming loans or restructured loans (also known as “troubled debt restructurings” or “TDRs”). Restructuring for credit reasons is also considered a credit quality indicator.

The following table summarizes the carrying balance of troubled debt restructurings at the dates indicated.

	December 31, 2016			December 31, 2015
	Performing	Nonperforming	Total	Performing	Nonperforming	Total
Loans, gross	$626,927	$48,905	$675,832	$2,656,273	$—	$2,656,273

One loan, in the amount of $48,905 designated as TDR in previous years defaulted during 2016. loan, in the amount of $48,905 designated as TDR in previous years defaulted during 2016.

Loans classified as troubled debt restructurings may be removed from this status for disclosure purposes after a specified period of time if the restructured agreement specifies an interest rate equal to or greater than the rate the lender was willing to accept at the time of the restructuring for a new loan with comparable risk, the loan is performing in accordance with the terms specified by the restructured agreement, and certain other terms are met.

The table below summarizes loans designated as TDRs during the year ended December 31, 2015. There were no loans designated as TDRs in 2016.

	For the year ended December 31, 2015
Troubled Debt Restructurings	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Real estate- single family	1	$45,884	$51,091

Total	1	$45,884	$51,091

During the year ended December 31, 2015, the Bank modified one loan that was considered to be a TDR. We modified the loan by advancing funds to pay off another loan to the same borrower, and effectively extended the terms for the surviving loan. No loans designed as TDR in previous years defaulted during 2015. loans designated as TDR in previous years defaulted during 2015.

Potential Problem Loans

Management identifies and maintains a list of potential problem loans. These are loans that are not included in nonaccrual status or impaired loans. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. These loans are designated as such in order to be monitored more closely than other credits in the Bank’s portfolio. There were no loans that had been determined by management to be potential problem loans at December 31, 2016.

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NOTE 7 – PROPERTY AND EQUIPMENT

Components of property and equipment included in the balance sheet are as follows:

	December 31,
	2016	2015

Land and improvements	$1,468,480	$1,468,480
Bank premises	4,271,773	4,271,773
Furniture, equipment and software	1,419,898	1,455,784
Vehicles	29,000	29,000
Property and equipment	7,189,151	7,225,037
Accumulated depreciation	(2,920,281)	(2,829,597)
Property and equipment, net	$4,268,870	$4,395,440

Depreciation expense for the years ended December 31, 2016, 2015, and 2014 amounted to $165,776, $166,522, and $175,014, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

Type of Asset	Life in Years	Depreciation Method
Furniture, equipment and software	3 to 7	Straight-line
Improvements	5 to 40	Straight-line
Vehicles	5	Straight-line

NOTE 8– PROPERTY ACQUIRED IN FORECLOSURE

The Company has acquired a number of real estate properties in settlement of loans. A summary of the activity in property acquired in foreclosure follows:

	December 31,
	2016	2015

Beginning balance	$3,885,076	$6,477,261
Additions from foreclosures and capitalized improvements	—	801,288
Write downs of value	(240,564)	(637,528)
Sales	(1,107,395)	(2,755,945)
Ending other real estate owned	$2,537,117	$3,885,076

The Company recognized a net gain on the sale of repossessed assets of $22,176 for the year ended December 31, 2016, a loss on the sale of repossessed collateral of $39,238 for the year ended December 31, 2015, and a net gain on the sale of repossessed collateral of $37,207 for the year ended December 31, 2014. As of December 31, 2016, the Company held parcels of real property acquired in the settlement of six loans. In February 2017, The Company signed a contract to sell real estate acquired in foreclosure below the carrying value. As a result, the carrying value of real estate acquired in foreclosure was reduced by $186,500 and included as a write down of value in the table above. Refer to Note 1 “Subsequent events” for additional information.

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NOTE 9 – DEPOSITS

The following is a detail of the deposit accounts as of:

	December 31,
	2016	2015
Noninterest bearing	$22,747,887	$20,522,356
Interest bearing:
NOW accounts	22,108,166	19,430,061
Money market accounts	13,431,444	11,833,432
Savings	31,056,655	30,980,539
Time, less than $250,000	32,911,892	34,967,150
Time, $250,000 and over	3,624,697	3,989,961
Total deposits	$125,880,741	$121,723,499

The Company had no brokered deposits as of December 31, 2016 or 2015. Interest expense on time deposits greater than $100,000 was approximately $125,800 in 2016 and $115,610 in 2015, and $146,000 in 2014. Securities issued by government sponsored enterprises with an amortized cost of $2.6 million and fair value of $2.5 million in 2016 and amortized cost and fair value of $2.4 million in 2015, were pledged as collateral for public funds.

At December 31, 2016 the scheduled maturities of time deposits are as follows:

Year	Total Maturing
2017	$18,663,808
2018	10,736,707
2019	4,203,052
2020	1,291,128
2021 and thereafter	1,641,894
$36,536,589

NOTE 10 – CUSTOMER REPURCHASE AGREEMENTS

The Bank enters into sweep and retail repurchase agreements from time to time with its customers. The sweep agreements generally mature overnight. Customer sweep agreements totaled $258,352 and $402,326 as of December 31, 2016 and 2015, respectively. At December 31, 2016 and 2015 there were no term retail repurchase agreements outstanding. The outstanding overnight sweep accounts were collateralized with securities issued by government sponsored enterprises with an amortized cost of $1.0 million and fair value of $995,573 as of December 31, 2016 and an amortized cost of $858,713 and fair value of $848,767 as of December 31, 2015. During 2016 sweeps and repurchase agreements averaged $436,188. During 2015 sweeps and repurchase agreements averaged $1.0 million. The average rate paid was 0% in 2016 and 2015. The highest balance as of any month end was $1.0 million in 2016 and $1.8 million in 2015.

NOTE 11 – BORROWINGS FROM FEDERAL HOME LOAN BANK OF ATLANTA

The Bank had a line of credit to borrow funds from the FHLB in the amount of 25% of the Bank’s assets as of December 31, 2016, or up 10% of the Bank’s assets as of December 31, 2015. Funds borrowed from the FHLB are collateralized by a lien on certain of the Bank’s available for sale securities and loans.

There were no amounts borrowed from FHLB as of December 31, 2016. As of December 31, 2015, the Bank had $2.0 million borrowed from the FHLB at a rate of 3.52%. The borrowing was scheduled to mature on January 16, 2018. In February 2016, the Company prepaid its outstanding FHLB advance incurring a prepayment penalty of $109,934. During 2016 the highest balance as of any month end for borrowings from FHLB was $2.0 million. The average rate paid on advances in 2016 was 3.48%. The average balance for the year 2016 was $230,328. During 2015 the highest balance as of any month end for borrowings from FHLB was $2.1 million. The average rate paid on advances in 2015 was 3.52%. The average balance for the year 2015 was $2.1 million.

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NOTE 12 – UNUSED LINE OF CREDIT

At December 31, 2016, the Bank had an unused line of credit to purchase federal funds totaling $4.0 million from an unrelated bank. This line of credit is available on an overnight basis for general corporate purposes of the Bank. The lender has reserved the right to withdraw the line at its option.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

The Bank may become party to litigation and claims arising in the normal course of business. As of December 31, 2016, no litigation was pending.

The Bank extended its contract with a company that provides data and item processing, and ATM network services in 2014. Monthly minimum costs for these services are approximately $25,000. Volume-related costs may increase as volume increases.

The Company has signed change of control agreements with three of its executive officers. These agreements provide for various payments to the executives in the event of a change in control of the Company.

From time to time the Bank may guarantee merchant credit card accounts on behalf of certain customers. At December 31, 2016 the total amount guaranteed by the Bank related to credit card accounts was immaterial.

Refer to Note 17 concerning financial instruments with off balance sheet risk.

NOTE 14 – CUMULATIVE PERPETUAL PREFERRED STOCK (8%)

During the third quarter of 2010, the Company offered up to $2,500,000 of 8% Series A Cumulative Perpetual Preferred Stock (“the Preferred”) to accredited investors and a limited number of non-accredited investors. The Preferred was offered by the Company’s directors and executive officers, and no selling agents or underwriters were used. 1,038 shares of the Preferred were sold. Proceeds of the offering, net of offering expenses, totaled $998,538. The terms of the Preferred provide for it to pay quarterly dividends. However, as further discussed under Note 1 “Cumulative Perpetual Preferred Stock” and Note 20 “Dividends,” these payments were not paid prior to December 31, 2014.

NOTE 15 – INCOME TAXES

The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate on income (loss) before income taxes as follows:

	Year ended December 31,
	2016		2015		2014
Tax expense at statutory rate	$371,802	34%	$224,626	34%	$350,423	34%
Increase (decrease) in taxes resulting from:
State income taxes, net of federal benefit	22,115	2	42,883	6	31,273	3
Tax-exempt investments	(2,257)	—	(17,706)	(3)	(51,901)	(5)
Increase in cash value of life insurance	(24,174)	(2)	(23,460)	(4)	(23,358)	(2)
Change in valuation allowance	1,199	—	(1,049,742)	(157)	(253,551)	(25)
Other	(6,198)	(1)	67,721	10	(52,886)	(5)
Income tax expense (benefit)	$362,487	33%	$(755,678)	(114)%	$—	—%

(Continued)

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NOTE 15 – INCOME TAXES, Continued

The income tax effects of cumulative temporary differences are reported in other assets or other liabilities and are as follows:

	December 31,
	2016	2015
Deferred tax assets:
Allowance for loan losses	$107,829	$175,829
Stock based compensation	63,249	63,249
Property acquired in foreclosure	300,092	425,439
Net operating loss carry-forward	162,959	306,924
Unrealized net loss on securities available for sale	151,695	—
AMT credit carryover	73,199	—
Other	15,833	2,420
Deferred tax asset	874,856	973,861
Valuation allowance	(29,498)	(28,299)
Deferred tax asset, net of valuation allowance	$845,358	$945,562

Deferred tax liabilities:
Unrealized net gain on securities available for sale	$—	$19,983
Depreciation	38,192	44,294
Prepaid expenses	28,096	25,822
	66,288	90,099
Net deferred tax asset	$779,070	$855,463

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more-likely-than-not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. During the year 2015, the Company reversed most of the valuation allowance as management believes the net deferred tax asset will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As of December 31, 2016 and 2015, management has recorded a valuation allowance of $29,498 and 28,299, respectively. The valuation allowance is associated with South Carolina net operating losses at the Holding Company for which realization is uncertain. Based on management’s projections, the deferred tax assets are more-likely-than-not to be fully recovered with projected taxable income.

The following summary of the provision for income taxes includes tax deferrals that arise from temporary differences in the recognition of certain items of revenue and expense for tax and financial reporting purposes:

	Year ended December 31,
	2016	2015	2014

Income taxes currently payable	$114,417	$119,768	$—

Deferred income tax	246,871	174,296	253,550
Change in valuation allowance	1,199	(1,049,742)	(253,550)
Income tax provision (benefit)	$362,487	$(755,678)	$—

(Continued)

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NOTE 15 – INCOME TAXES, Continued

The Company and its subsidiaries file a consolidated federal income tax return and consolidated or separate state income tax returns. With few exceptions the Company is no longer subject to federal or state income tax examinations by tax authorities for years before 2013. The Company has federal net operating loss carryforwards for tax purposes of $392,532 with an expiration date in 2031. The Company has state net operating loss carryforwards for tax purposes of $589,969 with an expiration date beginning in 2019. The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded returns will more likely than not be sustained upon audit.

NOTE 16 – RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated, are customers of and have loan transactions with the Bank in the ordinary course of business. These loans were made on substantially the same terms, including interest rates, collateral, and repayment requirements, and are subject to the same actions in the event of any default or deterioration, as those prevailing at the time for comparable arms-length transactions.

A summary of loan transactions with directors, including their affiliates, and executive officers is as follows:

	Year ended December 31,
	2016	2015	2014
Balance, beginning of year	$1,757,724	$2,183,778	$2,056,176
New loans or lines of credit	1,334,600	155,306	914,467
Payments on loans or lines of credit	(1,133,852)	(581,360)	(786,865)
Balance, end of year	$1,958,472	$1,757,724	$2,183,778

Deposits by directors, executive officers, and their related interests, at December 31, 2016 and 2015 were $1,944,701 and $1,791,121, respectively.

NOTE 17 – FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

In the ordinary course of business, and to meet the financing needs of its customers, the Bank is a party to various financial instruments with off balance sheet risk. These financial instruments, which include commitments to extend credit and standby letters of credit, involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2016 and 2015, unfunded commitments to extend credit were $6.4 million and $7.5 million, respectively, and outstanding letters of credit were approximately $302,500 and $381,400, respectively.

At December 31, 2016, the unfunded commitments consisted of $3.3 million at variable rates and $3.1 million at fixed rates with $1.6 million expiring within one year. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

(Continued)

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NOTE 17 – FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK, Continued

Fair values of off balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing, and were immaterial in 2016 and 2015.

The Bank offers an automatic overdraft protection product. Approximately $976,000 of overdraft protection is available to customers under this product as of December 31, 2016. The Bank expects that much of this capacity will not be utilized. During 2016 the average balance of total demand deposit overdrafts for all participating banking clients was approximately $15,000.

NOTE 18 – EMPLOYEE BENEFIT PLAN

The Company sponsors a Simple IRA Plan for the benefit of all eligible employees. The Bank contributes up to three percent of the employee’s compensation. Employer contributions made to the Plan in 2016, 2015, and 2014 amounted to $48,160, $48,859, and $51,536, respectively.

NOTE 19 – STOCK OPTION PLANS

In 2003, the Company’s shareholders approved the Cornerstone Bancorp 2003 Stock Option Plan (the “2003 Plan”), which originally reserved 125,000 shares of the Company’s common stock for issuance upon exercise of options. Pursuant to the 2003 Plan, the number of shares reserved for issuance has been increased to 211,858 shares as a result of 10% stock dividends declared annually from 2004 to 2007 and 5% stock dividends in each of 2016, 2010, and 2009, and the number of options outstanding has been adjusted to account for such dividends. The 2003 Plan had a term of ten years, and expired in 2013. No further options may be issued under the Plan, but unexercised options may continue to be exercised until they expire. Employees and Directors were eligible to participate in the 2003 Plan. Awards under the 2003 Plan were made by the Board of Directors, or by a Committee of Directors designated by the Board, at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. No options to purchase common shares were granted and none were exercised during 2016, 2015 or 2014. On January 12, 2016 the Board of Directors of the Company declared a 5% stock dividend payable on May 20, 2016 to shareholders of record as of April 20, 2016. The outstanding options have been adjusted to reflect this dividend. Options to purchase 15,166 and 16,633 (as adjusted to give effect to the 2016 stock dividend) expired during 2016 and 2015, respectively. After giving effect to the 2016 stock dividend, options to purchase 47,325 common shares remain outstanding under the 2003 plan.

Under the 2003 Plan, options to purchase 18,000 shares were granted during each of the years 2004 through 2007. Options to purchase 19,200 shares were granted in 2008. Options to purchase 15,600 shares of common stock were granted in 2009. The risk free interest rates used for the 2009, 2008, and 2007 grants were 2.34%, 3.91%, and 4.68%, respectively, which was the 10 Year Constant Maturity Rate on U.S. Treasury Securities during the months in which the options were granted. The assumed dividend rate was zero and the expected option life was 10 years for options granted in 2009, 2008, and 2007. Volatility is difficult to measure accurately due to the low volume of trading of the Company’s stock. The common stock is not listed on any exchange and has no active trading market. From time to time, the stock has been quoted on the OTC Bulletin Board. Based on information available at the date of the grant, the volatility assumption used for 2009 option grants was 39%, for 2008 option grants was 28%, and for 2007 option grants was 12%.

(Continued)

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NOTE 19 – STOCK OPTION PLANS, Continued

A summary of the activity in the plan is presented below:

	Shares	Weighted Average Exercise Price(1)	Aggregate Intrinsic Value (2)

Total outstanding options December 31, 2013	97,412	$10.01	$—
Granted	—
Exercised	—
Forfeited or expired	(18,288)
Options exercisable at December 31, 2014	79,124	$10.54	$—
Granted	—
Exercised	—
Forfeited or expired	(16,633)
Options exercisable at December 31, 2015	62,491	$10.46	$—
Granted	—
Exercised	—
Forfeited or expired	(15,166)
Options exercisable at December 31, 2016	47,325	$10.73	$—
Shares available for grant (3)	—

(1)	The weighted average exercise price has been adjusted to reflect 10% stock dividends declared by the Company’s Board of Directors annually from 2004 through 2007 and 5% stock dividends declared by the Company’s Board of Directors in each of 2016, 2010, and 2009.
(2)	The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option). At each year end date the amount represents the value that would have been received by the option holders had all option holders exercised their options on that date. This amount changes based on changes in the market value of the Company’s common stock. At December 31, 2016, 2015, 2014, and 2013 the quoted price was less than the exercise price of the outstanding options. Therefore, none of the Company’s options had intrinsic value as of those dates.
(3)	The 2003 Plan expired in 2013. Therefore, no shares remain available for grant under the 2003 Plan.

All options were fully vested at December 31, 2016. The weighted average life of options outstanding was .97 years and 1.49 years at December 31, 2016 and 2015, respectively. Expense related to stock based compensation was recorded in the consolidated statements of income in previous years. No expense was recognized in 2016, 2015, or 2014.

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NOTE 20 – DIVIDENDS

No cash dividends were paid on the Company’s common stock during the years ended December 31, 2016, 2015, or 2014. The Company’s payment of cash dividends is within the discretion of its Board of Directors, subject to compliance with Federal Reserve guidance, and is dependent on the Company’s receiving cash dividends from the Bank. Federal banking regulations restrict the amount of dividends that the Bank can pay to the Company. Future dividend policy will depend on the Company’s earnings, capital requirements, financial condition and other factors considered relevant by the Company’s Board of Directors. Under its now terminated MOU with the Federal Reserve, the Company was required to seek permission of the Federal Reserve prior to paying dividends. As a result, dividends on the Company’s preferred stock were not paid prior to December 31, 2014. In 2015 the Federal Reserve approved payment of the dividends that accumulated from issuance until December 31, 2104. The Federal Reserve terminated the MOU in 2015 and the Company began paying dividends on the preferred shares on a quarterly basis. In 2016 and 2015, the Company paid dividends on the preferred stock totaling $83,040 and $490,845, respectively. A 5% stock dividend was paid on the Company’s common stock in 2016. No dividends were paid on the common stock in 2015 or 2014.

NOTE 21 – REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios. In July 2013, federal bank regulatory agencies issued final rules to revise their risk-based capital requirements and the method for calculating risk-weighted assets consistent with agreements that were reached by the Basel Committee on Banking Supervision (“Basel III”). The Basel III rules became effective January 1, 2015 and include transition provisions which implement certain portions of the rules through January 1, 2019. The rules define and quantify minimum thresholds for Common Equity Tier 1 (“CET 1”), total, and Tier 1 capital to risk-weighted assets, and Tier 1 capital to adjusted total assets (“Tier 1 leverage ratio”). Tier 1 capital of the Bank consists of common shareholders equity, excluding the unrealized gain or loss on securities available-for-sale, less certain intangible assets (if applicable), while CET 1 is comprised of Tier 1 capital, adjusted for certain regulatory deductions and limitations. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The new rules require banks to hold CET 1 capital in excess of minimum risk-based capital ratios by at least 2.5 percent to avoid limits on capital distributions and certain discretionary bonus payments to executive officers. This additional capital or “Capital Conservation Buffer” will be phased in over a five-year period beginning in 2016, and the requirement for 2016 is .625%. In addition, risk-weights assigned to various categories of assets were revised effective January 1, 2015. Management believes, as of December 31, 2016, that the Bank meets all capital adequacy requirements to which it is subject. The Bank’s actual capital amounts and ratios and minimum regulatory amounts and ratios established by regulations are set forth below.

(Continued)

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NOTE 21 – REGULATORY MATTERS, Continued

Capital ratios required as of December 31, 2016 were as follows:

			For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
	Actual		Minimum		Minimum
			(Dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016
Total Capital (to risk weighted assets)	$20,437	22.8%	$7,162	8.0%	$8,953	10.0%
Tier 1 Capital (to risk weighted assets)	$19,407	21.7	$5,372	6.0	$7,162	8.0
Common Equity Tier 1 Capital	$19,407	21.7	$4,029	4.5	$5,819	6.5
Tier 1 leverage ratio	$19,527	13.3	$5,844	4.0	$7,305	5.0

Capital ratios required as of December 31, 2015 were as follows:

			For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
	Actual		Minimum		Minimum
			(Dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015
Total Capital (to risk weighted assets)	$19,749	20.7%	$7,641	8.0%	$9,551	10.0%
Tier 1 Capital (to risk weighted assets)	$18,553	19.4	$5,731	6.0	$7,641	8.0
Common Equity Tier 1 Capital	$18,553	19.4	$4,298	4.5	$6,208	6.5
Tier 1 leverage ratio	$18,553	12.9	$5,750	4.0	$7,187	5.0

The Federal Reserve has also established guidelines for capital requirements for bank holding companies that are similar to the FDIC’s guidelines for banks. At December 31, 2016 and 2015 the Company exceeded all of the minimum requirements of the Federal Reserve guidelines.

On May 12, 2010, the Bank entered into a formal agreement with the OCC for the Bank to take various actions with respect to the operation of the Bank. The Bank completed the actions required under the formal agreement and returned the Bank to a sound operating condition, prompting the OCC to terminate the formal agreement as of April 30, 2015.

The Company entered into a memorandum of understanding with the Federal Reserve in 2010. As a result of improvements in the Bank’s and the Company’s condition, the Federal Reserve terminated the memorandum of understanding with the Company as of May 22, 2015.

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NOTE 22 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company values certain assets at fair value on a recurring basis. Assets valued at fair value on a recurring basis are those valued at fair value at each balance sheet date, whereas those valued on a nonrecurring basis are not re-measured as of each balance sheet date. There are no liabilities measured at fair value on a recurring basis.

The table below presents the balances of assets measured at fair value on a recurring or nonrecurring basis by level within the hierarchy of inputs that may be used to measure fair value.

	December 31, 2016
	Total	Level 1	Level 2	Level 3
Investment securities available for sale, recurring	$43,747,253	$32,171,295	$11,575,958	$—
Other real estate owned, nonrecurring	$2,537,117	$—	$—	$2,537,117
Impaired loans, nonrecurring	$682,758	$—	$—	$682,758

	December 31, 2015
	Total	Level 1	Level 2	Level 3
Investment securities available for sale, recurring	$46,530,006	$34,623,751	$11,906,255	$—
Other real estate owned, nonrecurring	$3,885,076	$—	$—	$3,885,076
Impaired loans, nonrecurring	$2,622,707	$—	$—	$2,622,707

NOTE 23 - PARENT COMPANY INFORMATION

Following is condensed financial information of Cornerstone Bancorp (parent company only):

Condensed Balance Sheets
	December 31,
	2016	2015
Assets
Cash and interest bearing deposits	$232,997	$372,679
Investment in subsidiary	19,273,682	18,862,164
Other assets	44,408	—
Total Assets	$19,551,087	$19,234,843

Liabilities and Shareholders’ Equity
Accrued expenses	$10,861	$7,924
Shareholders’ equity	19,540,226	19,226,919
Total Liabilities and Shareholders’ Equity	$19,551,087	$19,234,843

(Continued)

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NOTE 23 - PARENT COMPANY INFORMATION, Continued

Condensed Statements of Income

	Year ended December 31,
	2016	2015	2014
Income
Interest	$619	$911	$815
Dividend from subsidiary	—	525,000	—
Gross income	619	525,911	815

Expenses
Sundry	33,600	10,448	23,114
Income (loss) before equity in undistributed net income of bank subsidiary	(32,981)	515,463	(22,299)

Equity in undistributed net income of subsidiary	744,621	918,872	1,052,956
Pretax income	711,640	1,434,335	1,030,657
Income tax expense (benefit)	(19,408)	8,996	—
Net income	731,048	1,425,339	1,030,657
Dividend on preferred stock	(83,040)	(83,040)	(111,697)
Income available to common shareholders	$648,008	$1,342,299	$918,960

Condensed Statements of Cash Flows

	Year ended December 31,
	2016	2015	2014
Operating Activities
Net income	$731,048	$1,425,339	$1,030,657
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Net equity in undistributed net income of subsidiary	(744,621)	(918,872)	(1,052,956)
Decrease (increase) in other assets	(44,408)	8,996	—
Increase (decrease) in accrued expenses	2,937	(15,781)	(954)
Net cash provided by (used for) operating activities	(55,044)	499,682	(23,253)

Cash paid in lieu of fractional shares	(1,598)	—	—
Dividends paid on preferred stock	(83,040)	(490,845)	—
Net cash used for financing activities	(84,638)	(490,845)	—

Net increase (decrease) in cash	(139,682)	8,837	(23,253)

Cash, beginning of year	372,679	363,842	387,095

Cash, end of year	$232,997	$372,679	$363,842

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CORNERSTONE UNAUDITED MARCH 31, 2017

CONSOLIDATED FINANCIAL STATEMENTS

CORNERSTONE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2017	2016
Assets	(Unaudited)

Cash and due from banks	$24,639,417	$14,643,267
Federal funds sold	1,245,000	1,490,000
Cash and cash equivalents	25,884,417	16,133,267

Certificates of deposit	3,100,000	3,100,000
Investment securities
Available for sale	46,026,063	43,747,253
Other investments	655,350	653,350

Loans, net	66,857,582	71,478,072
Property and equipment, net	4,243,165	4,268,870
Cash surrender value of life insurance policies	2,339,807	2,319,407
Property acquired in foreclosure	2,537,117	2,537,117
Other assets	1,220,474	1,716,353
Total assets	$152,863,975	$145,953,689

Liabilities and Shareholders’ Equity

Liabilities
Deposits
Noninterest bearing	$28,388,492	$22,747,887
Interest bearing	103,362,769	103,132,854
Total deposits	131,751,261	125,880,741
Customer repurchase agreements	1,158,818	258,352
Other liabilities	135,245	274,370

Total liabilities	133,045,324	126,413,463

Shareholders’ equity
Preferred stock, 10,000,000 shares authorized, of which 2,500 shares of 8% Cumulative Perpetual Preferred Stock, Series A are authorized and 1,038 shares of Series A are issued	998,538	998,538
Common stock, no par value, 20,000,000 shares authorized, 2,320,991 shares issued at March 31, 2017 and December 31, 2016	18,952,641	18,952,641
Retained earnings (deficit)	18,138	(116,721)
Accumulated other comprehensive loss	(150,666)	(294,232)

Total shareholders’ equity	19,818,651	19,540,226

Total liabilities and shareholders’ equity	$152,863,975	$145,953,689

The accompanying notes are an integral part of these consolidated financial statements.

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CORNERSTONE BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	For the three months ended March 31,
	2017	2016
Interest and Dividend Income
Interest and fees on loans	$834,612	$966,041
Investment securities	259,553	275,151
Federal funds sold and interest bearing balances	54,769	23,303
Total interest income	1,148,934	1,264,495

Interest Expense
Deposits	98,097	98,584
Borrowings	—	7,967
Total interest expense	98,097	106,551

Net Interest Income	1,050,837	1,157,944
Provision for Loan Losses	—	—

Net interest income after provision for loan losses	1,050,837	1,157,944

Noninterest Income
Service charges on deposit accounts	154,877	129,448
Gain on sale of available-for-sale investments	—	113,258
Other	49,134	44,327
Total noninterest income	204,011	287,033

Noninterest Expense
Salaries and employee benefits	529,785	546,269
Premises and equipment	133,423	131,397
Prepayment penalty on advance repayment	—	109,934
Holding costs for foreclosed property	24,443	49,870
Impairment of foreclosed property	—	13,464
Professional and regulatory fees	116,143	138,055
Data processing	87,207	81,722
Supplies	12,155	15,176
Advertising	4,159	10,063
Other	110,943	112,198
Total noninterest expense	1,018,258	1,208,148
Net income before taxes	236,590	236,829
Income tax expense	80,971	84,169
Net income	$155,619	$152,660
Preferred stock dividend accumulated	20,760	20,760
Income available to common shareholders	$134,859	$131,900

Income Per Common Share
Basic	$.06	$.06
Diluted	$.06	$.06
Weighted Average Shares Outstanding
Basic	2,320,911	2,320,911
Diluted	2,320,911	2,320,911

The accompanying notes are an integral part of these consolidated financial statements.

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CORNERSTONE BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
	For the three months ended
	March 31, 2017	March 31, 2016
Net income	$155,619	$152,660
Other Comprehensive Income :
Unrealized gain on securities available-for- sale:
Unrealized holding gain (loss) arising during the period	217,525	382,737
Tax expense	(73,959)	(130,131)
Reclassification of realized gain	—	(113,258)
Tax expense	—	38,508
Other comprehensive income	143,566	177,856

Comprehensive income	$299,185	$330,516

The accompanying notes are an integral part of these consolidated financial statements.

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CORNERSTONE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the three months ended March, 2017 and 2016

(Unaudited)

						Accumulated
					Retained	other	Total
	Preferred Stock		Common stock		earnings	comprehensive	shareholders’
	Shares	Amount	Shares	Amount	(deficit)	income (loss)	equity

Balance, December 31, 2015	1,038	$998,538	2,210,769	$18,954,239	$(764,729)	$38,871	$19,226,919
Net income	—	—	—	—	152,660	—	152,660
Other comprehensive income, net of income taxes	—	—	—	—	—	177,856	177,856
Stock dividend (5%), net of cash in lieu of fractional shares	—	—	110,222	—	—	—	—
Dividends on preferred stock	—	—	—	—	(20,760)	—	(20,760)

Balance, March 31, 2016	1,038	$998,538	2,320,991	$18,954,239	$(632,829)	$216,727	$19,536,675

Balance, December 31, 2016	1,038	$998,538	2,320,991	$18,952,641	$(116,721)	$(294,232)	$19,540,226
Net income	—	—	—	—	155,619	—	155,619
Other comprehensive income, net of income taxes	—	—	—	—	—	143,566	143,566
Dividends on preferred stock	—	—	—	—	(20,760)	—	(20,760)

Balance, March 31, 2017	1,038	$998,538	2,320,991	$18,952,641	$18,138	$(150,666)	$19,818,651

The accompanying notes are an integral part of these consolidated financial statements.

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CORNERSTONE BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the three months ended March 31,
	2017	2016
Operating Activities
Net income	$155,619	$152,660
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	172,114	150,324
Impairment of foreclosed property	—	13,464
Gain on sale available-for-sale investments	—	(113,258)
Changes in operating assets and liabilities
Change in other assets	475,479	33,066
Change in other liabilities	(213,084)	(91,709)

Net cash provided by operating activities	590,128	144,547

Investing Activities
Proceeds from maturities and principal repayments of available for sale securities	1,524,355	950,085
Purchase of investment securities available for sale	(3,714,668)	(1,382,564)
Proceeds from sales of available-for-sale securities	—	2,354,500
Purchase of property and equipment	(17,381)	(4,749)
(Purchase) sale of stock in FHLB Atlanta and Federal Reserve, net	(2,000)	148,100
Net decrease in loans outstanding	4,620,490	1,439,426
Net cash provided by investing activities	2,410,796	3,504,798

Financing Activities
Net increase in demand, savings and time deposits	5,870,520	3,878,106
Net increase in customer repurchase agreements	900,466	615,581
Repayment of FHLB advances	—	(2,000,000)
Dividends paid on preferred stock	(20,760)	(20,760)

Net cash provided by financing activities	6,750,226	2,472,927
Net increase in cash and cash equivalents	9,751,150	6,122,272
Cash and Cash Equivalents, Beginning of Period	16,133,267	6,094,844
Cash and Cash Equivalents, End of Period	$25,884,417	$12,217,116

Cash paid for:
Interest	$97,816	$118,934
Income taxes	$10,000	$50,000
Non-cash Supplemental Information
Loans charged-off, net	$—	$497
Other comprehensive income	$143,566	$177,856

The accompanying notes are an integral part of these consolidated financial statements.

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CORNERSTONE BANCORP AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Nature of Business and Basis of Presentation

Summary of Significant Accounting Principles

A summary of significant accounting policies is included in Cornerstone’s 2016 Consolidated Financial Statements, which are included elsewhere herein.

Principles of Consolidation

The consolidated financial statements include the accounts of Cornerstone, Cornerstone Bank, its wholly owned subsidiary, and Crescent Financial Services, Inc., a wholly owned subsidiary of Cornerstone Bank. All significant intercompany items have been eliminated in the consolidated statements. Certain amounts have been reclassified to conform to current year presentation.

Management Opinion

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) and are unaudited. They do not contain all of the disclosures required for annual audited financial statements. In the opinion of management, all adjustments necessary to present a fair statement of the results for the interim period have been made. Such adjustments are of a normal and recurring nature. The results of operations for any interim period are not necessarily indicative of the results to be expected for an entire year. These interim financial statements should be read in conjunction with the annual financial statements and notes thereto contained in the 2016 Cornerstone Consolidated Financial Statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amount of income and expenses during the reporting periods. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties and takes into account other current market information. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance for loan losses and changes to valuation of foreclosed real estate may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review Cornerstone ’s allowance for loan losses and valuation of foreclosed real estate. Such agencies may require Cornerstone to recognize additions to the allowance for loan losses or additional valuation adjustments on foreclosed real estate based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that estimates related to the allowance for loan losses and valuation of foreclosed real estate may change materially in the near term.

Subsequent Events

In accordance with the accounting standard regarding subsequent events, management performed an evaluation to determine whether or not there have been any subsequent events since the balance sheet date that would be required to be included in these financial statements and concluded that there were none.

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Recently issued accounting standards

The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by Cornerstone:

In January 2014, the FASB amended the “Receivables—Troubled Debt Restructurings by Creditors” subtopic of the Accounting Standards Codification (“ASC”) to address the reclassification of consumer mortgage loans collateralized by residential real estate upon foreclosure. The amendments clarify the criteria for concluding that an in substance repossession or foreclosure has occurred, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. The amendments also outline interim and annual disclosure requirements. The amendments were effective for fiscal years beginning after January 1, 2015. The amendments did not have a material effect on the Company’s financial statements.

In May 2014, the FASB issued guidance to change the recognition of revenue from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. In August 2015, the FASB deferred the effective date of the guidance. As a result of the deferral, the guidance will be effective for the Company for annual periods beginning after December 15, 2018, and interim periods within annual reporting periods beginning after December 15, 2019. The Company does not expect these amendments to have a material effect on its financial statements.

In February 2016, the FASB issued new guidance to change accounting for leases and that will generally require most leases to be recognized on the balance sheet.  The new lease standard only contains targeted changes to accounting by lessors; however, lessees will be required to recognize most leases in their balance sheets as lease liabilities for lease payments and right-of-use assets representing the lessee’s rights to use the underlying assets for the lease terms for lease arrangements longer than 12 months.  Under this approach, a lessee will account for most existing capital/finance leases as Type A leases and most existing operating leases as Type B leases.  Type A and Type B leases have unique accounting and disclosure requirements. Existing sale-leaseback guidance, including guidance for real estate, will be replaced with a new model applicable to both lessees and lessors.  The new guidance will be effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for all companies and organizations.  Management is currently analyzing the impact of the adoption of this guidance on the Company’s consolidated financial statements.

In January 2016, the FASB amended the Financial Instruments topic of the ASC to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company will apply the guidance by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values will be applied prospectively to equity investments that exist as of the date of adoption of the amendments. The Company does not expect these amendments to have a material effect on its financial statements.

In March 2016, the FASB issued guidance to simplify several aspects of the accounting for share-based payment award transactions including the income tax consequences, the classification of awards as either equity or liabilities, and the classification on the statement of cash flows. Additionally, the guidance simplifies two areas specific to entities other than public business entities allowing them to apply a practical expedient to estimate the expected term for all awards with performance or service conditions that have certain characteristics and also allowing them to make a one-time election to switch from measuring all liability-classified awards at fair value to measuring them at intrinsic value. The amendments will be effective for the Company for annual periods beginning after December 15, 2017, and interim periods within annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

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In June 2016, the FASB issued guidance to change the accounting for credit losses and modify the impairment model for certain debt securities. The amendments will be effective for the Company for annual periods beginning after December 15, 2020, and interim periods within annual reporting periods beginning after December 15, 2021. Early adoption is permitted for all organizations for periods beginning after December 15, 2018. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows.

In August 2016, the FASB amended the Statement of Cash Flows topic of the Accounting Standards Codification to clarify how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments will be effective for the Company for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

In November 2016, the FASB amended the Statement of Cash Flows topic of the ASC to clarify how restricted cash is presented and classified in the statement of cash flows. The amendments will be effective for the Company for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

In January 2017, the FASB issued guidance to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendment to the Business Combinations Topic is intended to address concerns that the existing definition of a business has been applied too broadly and has resulted in many transactions being recorded as business acquisitions that in substance are more akin to asset acquisitions. The guidance will be effective for the Company for reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

Other accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

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Note 2. Investment Securities

The amortized cost and fair value of investment securities available-for-sale are as follows:

	March 31, 2017
	Amortized	Gross unrealized		Fair
	Cost	Gains	Losses	value
Mortgage-backed securities	$11,910,780	$5,425	$135,293	$11,780,912
Collateralized mortgage obligations	4,262,590	—	66,779	4,195,811
Government sponsored enterprises	3,250,000	—	35,312	3,214,688
Municipal bonds	11,484,450	185,860	65,798	11,604,512
SBA pooled securities	15,346,646	31,209	147,715	15,230,140
Total investment securities available- for-sale	$46,254,466	$222,494	$450,897	$46,026,063

	December 31, 2016
	Amortized	Gross unrealized		Fair
	Cost	Gains	Losses	value
Mortgage-backed securities	$10,259,658	$3,288	$201,165	$10,061,781
Collateralized mortgage obligations	3,032,293	—	75,044	2,957,249
Government sponsored enterprises	3,250,000	—	61,076	3,188,924
Municipal bonds	11,541,720	141,568	107,330	11,575,958
SBA pooled securities	16,109,510	26,905	173,074	15,963,341
Total investment securities available- for-sale	$44,193,181	$171,761	$617,689	$43,747,253

In 2017 there have been no realized gains or losses on sales of investment securities, and no other than temporary losses recognized. Three of Cornerstone’s investment securities, with a total market value of $2.9 million, have been in an unrealized loss position for 12 months or longer. The unrealized loss as of March 31, 2017 was $65 thousand. All three of the securities are SBA pooled securities, and full collection of the principal is guaranteed by the issuer. Securities with book and market value of $7.4 million are pledged against deposits or sweep accounts or for borrowing capacity as of March 31, 2017. During the first quarter of 2016, Cornerstone sold securities with a book value of $2.24 million and a market value of $2.35 million, and recorded a gain on the sale of $113 thousand.

The amortized cost and fair value of securities at March 31, 2017, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	March 31, 2017
	Amortized Cost	Fair Value

Due after one through five years	$2,439,157	$2,479,177
Due after five through ten years	16,085,307	15,971,617
After ten years	27,730,002	27,575,269

Total investment securities	$46,254,466	$46,026,063

Other investments include stock in the Federal Home Loan Bank of Atlanta (“FHLB”) and the Federal Reserve Bank (“FRB”). FHLB stock and FRB stock are recorded at cost which approximates fair value. Amounts of FRB stock and FHLB stock held as of March 31, 2017 were $426 thousand and $229 thousand, respectively.

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Note 3. Loans Receivable and the Allowance for Loan Losses

Loan Portfolio Composition

One of the primary components of Cornerstone Bank’s loan portfolio is loans secured by first or second mortgages on residential and commercial real estate. These loans generally consist of short to mid-term commercial real estate loans, construction and development loans and residential real estate loans (including home equity and second mortgage loans). Interest rates may be fixed or adjustable and Cornerstone Bank frequently charges an origination fee. Cornerstone Bank seeks to manage credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio at origination, established by independent appraisals, does not exceed 80%. In addition, Cornerstone Bank generally requires personal guarantees of the principal owners of the property. The loan-to-value ratio at origination for first and second mortgage loans generally does not exceed 80%, and for construction loans, generally does not exceed 75%-80% of cost. Few construction loans are currently originated for speculative purposes. Cornerstone Bank employs a reappraisal policy to routinely monitor real estate collateral values on real estate loans where the repayment is dependent on sale of the collateral. In addition, in an effort to control interest rate risk, long term residential mortgages are not originated for Cornerstone Bank’s portfolio.

Cornerstone Bank does not generally make long term (more than 15 years) mortgage loans to be held in its portfolio, and does not offer loans with negative amortization features or long-term interest only features, or loans with loan to collateral value ratios in excess of 100% at the time the loan is made. Cornerstone Bank does offer loan products with features that can increase credit risk during periods of declining economic conditions, such as adjustable rate loans, short-term interest-only loans, and loans with amortization periods that differ from the maturity date (i.e., balloon payment loans). However, Cornerstone evaluates each customer’s creditworthiness based on the customer’s individual circumstances, and current and expected economic conditions, and underwrites and monitors each loan for associated risks. Loans made with exceptions to internal loan guidelines and those with loan-to-value ratios in excess of regulatory loan-to-value guidelines are monitored and reported to the Cornerstone Board of Directors on a monthly basis. The regulatory loan-to-value guidelines permit exceptions to the guidelines up to a maximum of 30% of total capital for commercial loans and exceptions for all types of real estate loans up to a maximum of 100% of total capital. As of March 31, 2017, Cornerstone Bank had $1.1 million of loans which exceeded the regulatory loan to value guidelines. This amount is within the maximum allowable exceptions to the guidelines. Management routinely reappraises real estate collateral based on specific criteria and circumstances. If additional collateral is available, Cornerstone may require the borrower to commit additional collateral to the loan or take other actions to mitigate Cornerstone’s risk.

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The following table summarizes the composition of our loan portfolio by portfolio segment.

	March 31, 2017		December 31, 2016
	Amount	% of Loans	Amount	% of Loans
Loans secured by real estate – construction/development	$10,760,979	15.9%	$11,459,760	15.8%
Loans secured by real estate – single family (1)	9,586,318	14.1	9,796,485	13.5
Loans secured by real estate –nonfarm, nonresidential	40,108,866	59.1	41,820,979	57.7
Loans secured by real estate –multifamily	2,249,525	3.3	2,303,801	3.2
Loans secured by real estate-farmland	255,274	0.4	259,283	0.3
Commercial and industrial	3,888,233	5.7	5,777,381	8.0
Consumer loans	1,038,115	1.5	1,090,111	1.5

Total Loans	67,887,310	100.0%	72,507,800	100.0%
Less allowance for loan losses	(1,029,728)		(1,029,728)
Net Loans	$66,857,582		$71,478,072

(1)	Includes HELOC loans. HELOCs totaled $2.6 million as of March 31, 2017 and $2.8 million as of December 31, 2016. There were no closed-end junior liens outstanding as of March, 31, 2017 or December 31, 2016.

Portfolio Segment Methodology

Cornerstone Bank segments its loan portfolio into groups of loans that mirror the regulatory reporting segments for loans, which are based on specific definitions in the Code of Federal Regulations. Those categories are presented in the table above and are the same categories used by management to analyze credit quality and the adequacy of the allowance for loan losses. Cornerstone Bank has been, and will continue to be, reliant on loans with real estate collateral. Under the regulatory guidelines loans with real estate collateral are reported based on various additional sub-categories, such as construction loans, loans collateralized by single family homes, including home equity lines of credit (“HELOC”), and non-residential properties.

Allowance for loan losses

The provision for loan losses charged to operating expenses reflects the amount deemed appropriate by management to establish an adequate reserve to meet the probable loan losses incurred in the current loan portfolio. Management’s judgment is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, delinquency trends, and prevailing economic conditions. To estimate the amount of allowance necessary Cornerstone Bank separates the portfolio into segments. The portfolio is first separated into groups according to the internal loan rating assigned by management. Loans rated Special Mention, Substandard, Doubtful or Loss, as defined in Cornerstone Bank’s loan policy and described below, are evaluated individually for impairment and the estimate of the amount of allowance for loan losses is computed based on individual facts and circumstances, such as appraised value of collateral, and similar factors. The remaining loans, which are rated satisfactory or above, are then grouped by category according to the same definitions used in regulatory reporting. Cornerstone Bank generally lends on various types of real-estate collateral, and the regulatory definitions, which split real estate collateral into several sub-types, provide a defined, consistent system for tracking loan balances and charge-offs. These categories are also useful in comparing Cornerstone Bank to its regional community bank peers. Cornerstone Bank’s historical charge-off rates, by regulatory category, are calculated, and reviewed for additional subjective factors that should be considered for the current outlook. Charge-off ratios may be increased or decreased based on other environmental factors which may need to be considered, such as unemployment rates and volatility of real estate values.

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The resulting adjusted charge-off factors are then applied to ending balances of loans not specifically reviewed for impairment. These estimates, along with the loans specifically reviewed for impairment, are used in the analysis of the adequacy of the allowance for loan losses completed on a quarterly basis. See notes 1 and 6 to Cornerstone’s audited Consolidated Financial Statements for the year ended December 31, 2016, for further information, including the amount of loans in each rating category as described above. The allowance for loan losses is also subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

Credit Quality Indicators

Loans on Cornerstone Bank’s watch list (including loans rated Special Mention, Substandard, Doubtful or Loss as defined below and in Cornerstone Bank’s loan policy) are evaluated individually for impairment and are shown in the table below. Loans rated doubtful or loss are generally charged-off, unless specific circumstances warrant the loan’s remaining in the portfolio, even with a grade of doubtful or loss. Loans rated Satisfactory are also summarized in the table below.

	March 31, 2017
	Special
	Mention	Substandard	Satisfactory	Total

Loans secured by real estate – construction/development	$38,293	$—	$10,722,686	$10,760,979
Loans secured by real estate – single family (1)	398,281	349,798	8,838,239	9,586,318
Loans secured by real estate – nonfarm, nonresidential	—	673,947	39,434,919	40,108,866
Loans secured by real estate – multi-family	—	—	2,249,525	2,249,525
Loans secured by real estate-farmland	—	—	255,274	255,274
Commercial and industrial	—	196,648	3,691,585	3,888,233
Consumer	49,719	—	988,396	1,038,115
Total	$486,293	$1,220,393	$66,180,624	$67,887,310

	December 31, 2016
	Special Mention	Substandard	Satisfactory	Total

Loans secured by real estate– construction/development	$39,195	$—	$11,420,565	$11,459,760
Loans secured by real estate– single family (1)	408,563	404,307	8,983,615	9,796,485
Loans secured by real estate– multi-family	—	—	2,303,801	2,303,801
Loans secured by real estate– nonfarm, nonresidential	170,452	518,275	41,132,252	41,820,979
Loans secured by real estate–farmland	—	—	259,283	259,283
Commercial and industrial	—	210,000	5,567,381	5,777,381
Consumer	54,228	—	1,035,883	1,090,111
Total	$672,438	$1,132,582	$70,702,780	$72,507,800

(1)	Includes HELOC loans.

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A loan classified as Special Mention has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may affect the likelihood of repayment for the loan or result in deterioration of the bank’s credit position at some future date. The Substandard rating is applicable to loans having a well-defined weakness in the liquidity or net worth of the borrower or the collateral that could jeopardize the liquidation of the debt. Well-defined weaknesses could include deterioration in the borrower’s financial condition or cash flows, significant changes in the value of underlying collateral, or other indicators of weakness. A loan classified as Doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Loans classified Loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this asset even though partial recovery may be effected in the future.

Loans in all of the above categories (special mention, substandard, doubtful, and loss) are reviewed individually for impairment (see table below) and to determine which category they will be placed in for purposes of the calculation of the allowance for loan losses. Additional assets may also be individually evaluated for impairment.

Management closely monitors delinquent loans. There were no loans past due 30 to 89 days as of March 31, 2017. There was one loan on nonaccrual and in foreclosure in the amount of $30 thousand. As of December 31, 2016 loans past due 30-89 days totaled $12 thousand. There were two loans on nonaccrual and in foreclosure as of December 31, 2016 totaling $79 thousand.

The table below details amounts of loans collectively or individually evaluated for impairment by portfolio segment.

	March 31, 2017		December 31, 2016
	Collectively reviewed for impairment	Individually reviewed for impairment	Collectively reviewed for impairment	Individually reviewed for impairment
Loans secured by real estate– construction/development	$10,722,686	$38,293	$11,420,565	$39,195
Loans secured by real estate– single family (1)	8,670,163	916,155	8,809,887	986,598
Loans secured by real estate– nonfarm, nonresidential	39,434,919	673,947	41,132,252	688,727
Loans secured by real estate– multifamily	2,249,525	—	2,303,801	—
Loans secured by real estate– farmland	255,274	—	259,283	—
Commercial and industrial	3,691,585	196,648	5,567,381	210,000
Consumer	988,396	49,719	1,035,883	54,228
Total	$66,012,548	$1,874,762	$70,529,052	$1,978,748

(1)	Includes HELOC loans.

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Impaired loans by portfolio segment, the majority of which are included in the table above, as of the dates indicated, were as follows:

	March 31, 2017
	Unpaid Principal Balance	Recorded Investment	Related Specific Reserves	Average Impaired Investment	Interest Income
Loans secured by real estate – construction/development	$—	$—	$—	$—	$—
Loans secured by real estate – single family	421,130	421,130	—	449,504	7,372
Loans secured by real estate – multi-family	—	—	—	—	—
Loans secured by real estate –nonfarm, nonresidential	225,434	225,434	20,554	226,735	3,327
Commercial and industrial	—	—	—	—	—
Consumer	—	—	—	—	—

Total impaired loans (1)	$646,564	$646,564	$20,554	$676,239	$10,699
Less related allowance for loan losses		(20,554)
Net impaired loans		$626,010

(1)	Includes loans on nonaccrual.
	December 31, 2016
	Unpaid Principal Balance	Recorded Investment	Related Specific Reserves	Average Impaired Investment	Interest Income
Loans secured by real estate – construction/development	$—	$—	$—	$—	$—
Loans secured by real estate – single family	477,878	477,878	—	497,301	27,714
Loans secured by real estate –nonfarm, nonresidential	228,035	228,035	23,155	723,603	68,121
Loans secured by real estate– multifamily	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Consumer	—	—	—	—	—

Total impaired loans (1)	$705,913	705,913	$23,155	$1,220,904	$95,835
Less related allowance for loan losses		(23,155)
Net impaired loans		$682,758

(1) Includes loans on nonaccrual

Reappraisals are routinely ordered when a loan is collateral dependent and showing signs of weakness. Specifically, Cornerstone’s reappraisal policy states that collateral for single family construction loans will be reappraised if the home is complete and remains unsold for twelve months, or if the original loan has been outstanding for eighteen months. For development loans, if lot absorption varies from the original appraiser’s estimates by 25% or more, the collateral will be reappraised. Additionally, Cornerstone’s guidelines require that real property be appraised prior to renewal, modification, or extension of the loan. Collateral will also be reappraised if there is any indication that the collateral may have decreased significantly in value. An evaluation, rather than a full, certified appraisal, may or may not be used after consideration of the risk involved with the transaction, and the need to remain within safe and sound banking practices. If the value of collateral decreases significantly upon reappraisal, Cornerstone may take any one or a combination of steps to protect its position. Possible actions include requesting additional collateral from the borrower, requiring the borrower to make principal reductions on the loan, or charge-off of a portion of the loan balance.

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Cornerstone Bank accounts for impaired loans in accordance with a financial accounting standard that requires all lenders to value a loan at the loan’s fair value if it is probable that the lender will be unable to collect all amounts due according to the terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis taking into consideration all the circumstances of the loan and the borrower, including the length of the delay, reasons for the delay, the borrower’s payment record and the amount of the shortfall in relation to the principal and interest owed. The fair value of an impaired loan may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan’s effective interest rate. Cornerstone’s loan portfolio is largely dependent on collateral for repayment if the borrower’s financial position deteriorates. Therefore, the most common type of valuation is to determine collateral value less disposal costs in order to determine carrying values for loans deemed impaired.

Troubled Debt Restructurings

Loans which management identifies as impaired generally will be nonperforming loans or restructured loans (also known as “troubled debt restructurings” or “TDR’s”). During the three months ended March 31, 2017, Cornerstone Bank did not modify any loans that were considered to be troubled debt restructurings. As of March 31, 2017, the loans that had previously been restructured were performing in accordance with their modified terms. As of December 31, 2016 there were $627 thousand of performing restructured loans and one loan in the amount of $49 thousand that was nonperforming. The nonperforming restructured loan was collected in full in the first quarter of 2017.

The following table summarizes the carrying balance of troubled debt restructurings.

	March 31, 2017
Troubled Debt Restructurings:	Number of Contracts	Recorded Investment

Loans secured by real estate – single family	3	$421,130
Loans secured by real estate –nonfarm, nonresidential	1	195,354

Total	4	$616,484

In the determination of the allowance for loan losses, management considers troubled debt restructurings and subsequent defaults in these restructurings by adjusting quantitative and qualitative factors applied to balances in the calculation of the allowance for loan losses. Increases in the number of restructurings or defaults on previously restructured loans would increase qualitative factors used in the allowance calculation. Restructured loans are considered impaired under the accounting standards, so management reviews them individually to determine the amount of impairment.

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Nonperforming Loans

Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. As of March 31, 2017, Cornerstone Bank had nonaccrual loans of $30 thousand representing one loan, a decrease of $49 thousand from December 31, 2016. The loan is secured by real estate and management expects the value of the collateral to be sufficient to cover all amounts due under the loan. In addition to loans on nonaccrual, as of March 31, 2017, management considers another $616 thousand of loans impaired, all of which are TDR’s. Management routinely assesses the collateral and other circumstances associated with impaired loans in an effort to determine the amount of potential impairment. These loans are currently being carried at management’s best estimate of net realizable value, although no assurance can be given that no further losses will be incurred on these loans. As soon as the amount of any impairment is estimable, the amount of principal impairment is generally charged against the allowance for loan losses. However, until losses and selling costs can be estimated via appraisal or other means, a portion of the allowance may be allocated to specific impaired loans. As of March 31, 2017 the allowance for loan losses included approximately $21 thousand of reserves specifically related to impaired loans. Of that amount, a significant portion is related to selling costs.

Management’s estimates of net realizable value or fair value of real estate collateral are obtained (on a nonrecurring basis) using independent appraisals, less estimated selling costs. Estimates of net realizable value for equipment and other types of personal property collateral are estimated based on input from equipment dealers and other professionals. If an appraisal is not available or management determines that fair value of the collateral is further impaired below the appraised value and there is no observable market price, Cornerstone records the impaired loan as determined by Level 3 inputs as defined by FASB ASC 820, “Fair Value Measurements and Disclosures.”

Potential Problem Loans

Management identifies and maintains a list of potential problem loans. These are loans that are not included in nonaccrual status or impaired loans. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. These loans are designated as such in order to be monitored more closely than other credits in Cornerstone Bank’s portfolio. There were no loans that have been determined by management to be potential problem loans at March 31, 2017.

Activity for the quarter ended March 31, 2017 and the year ended December 31, 2016 in the allowance, by portfolio segment, is presented in the table below.

	Quarter ended March 31, 2017
	Loans Secured by Real Estate
	Construction	Single family (1)	Nonfarm, nonresidential	Multifamily	Commercial and industrial	Consumer	Unallocated	Total
	(Dollars in thousands)
Beginning Balance	$120	$126	$322	$3	$59	$26	$374	$1,030
Provision	(7)	(1)	(15)	—	(9)	(4)	36	—
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Ending Balance	$113	$125	$307	$3	$50	$22	$410	$1,030

(1)	Includes HELOC loans.

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	Year ended December 31, 2016
	Loans Secured by Real Estate
	Construction	Single family (1)	Nonfarm, nonresidential	Multifamily	Commercial and industrial	Consumer	Unallocated	Total
	(Dollars in thousands)
Beginning Balance	$165	$161	$329	$5	$34	$7	$527	$1,228
Provision	(45)	(35)	(7)	(2)	22	20	(153)	(200)
Charge-offs	—	—	—	—	—	(1)	—	(1)
Recoveries	—	—	—	—	3	—	—	3
Ending Balance	$120	$126	$322	$3	$59	$26	$374	$1,030

(1)	Includes HELOC loans.

Note 4. Concentrations of credit risk

Cornerstone makes loans to individuals and businesses in and around Upstate South Carolina for various personal and commercial purposes. Cornerstone Bank has a diversified loan portfolio and the borrowers’ ability to repay their loans is not dependent upon any specific economic sector. Cornerstone Bank monitors concentrations in its customer base using the North American Industry Codes (“NAIC”) describing the industries from which our customers derive their income, and using certain regulatory definitions. As of March 31, 2017 and December 31, 2016, Cornerstone Bank has concentrations of credit in the industries categorized as real estate rental and leasing, accommodation and food services, construction, and retail trade, which by NAIC category comprise over 25% of Tier 1 Capital adjusted for the allowance for loan losses. Cornerstone Bank also has a concentration in loans collateralized by real estate according to the regulatory definition. Management controls risk inherent in real estate lending through lending policies which set forth guidelines such as appraisal requirements, loan-to-value maximums, and other terms.

Note 5. Income taxes

Cornerstone accounts for income taxes in accordance with FASB ASC Topic 740, “Income Taxes”, a method whereby certain items of income and expense (principally provision for loan losses, depreciation, and prepaid expenses) are included in one reporting period for financial accounting purposes and another for income tax purposes. Refer to the notes to the Cornerstone’s consolidated financial statements for the year ended December 31, 2016 for more information. The accounting literature states that a deferred tax asset should be reduced by a valuation allowance if, based on the weight of all available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or the entire deferred tax asset will not be realized. The determination of whether a deferred tax asset is realizable is based on weighing all available evidence, including both positive and negative evidence. In making such judgments, significant weight is given to evidence that can be objectively verified.

Cornerstone believes that its income tax filing positions taken or expected to be taken in its tax returns will more likely than not be sustained upon audit by the taxing authorities, and does not anticipate any adjustments that will result in a material adverse impact on the Cornerstone’s financial condition, results of operations, or cash flows. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740, “Income Taxes”.

Note 6. Fair Value Accounting

Cornerstone values certain assets at fair value on a recurring basis. Assets valued at fair value on a recurring basis are those valued at fair value at each balance sheet date, whereas those valued on a nonrecurring basis are not re-measured as of each balance sheet date. There are no liabilities measured at fair value on a recurring basis.

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The table below presents the balances of assets measured at fair value on a recurring or nonrecurring basis by level within the hierarchy of inputs that may be used to measure fair value.

	March 31, 2017
	Total	Level 1	Level 2	Level 3
Investment securities available for sale, recurring	$46,026,063	$34,421,551	$11,604,512	$—
Other real estate owned, nonrecurring	$2,537,117	$—	$—	$2,537,117
Impaired loans, nonrecurring	$626,010	$—	$—	$626,010
	December 31, 2016
	Total	Level 1	Level 2	Level 3
Investment securities available for sale, recurring	$43,747,253	$32,171,295	$11,575,958	$—
Other real estate owned, nonrecurring	$2,537,117	$—	$—	$2,537,117
Impaired loans, nonrecurring	$682,758	$—	$—	$682,758

Note 7. Earnings per Share

ASC 260, “Earnings per Share,” requires that Cornerstone present basic and diluted net income per common share. The assumed conversion of stock options creates the difference between basic and diluted net income per share. Income per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented. The weighted average number of common shares outstanding for basic and diluted net income per common share for the three month period ended March 31, 2017 was 2,320,911 shares. Outstanding options were excluded from the income per share calculation because they are anti-dilutive for the three-month periods ended March 31, 2017 and 2016.

Note 8. Stock Based Compensation

As described in Notes 1 and 19 to Cornerstone’s Consolidated Financial Statements for the year ended December 31, 2016, Cornerstone had a stock-based employee and director compensation plan, which was approved by shareholders in 2003 (the “2003 Plan”). The 2003 Plan had a term of ten years, and expired in 2013. No further options may be issued under the Plan, but unexercised options may continue to be exercised until they expire. Pursuant to the 2003 Plan, the number of shares reserved for issuance has been increased to 211,858 shares as a result of 10% stock dividends declared annually from 2004 to 2007 and 5% stock dividends in each of 2016, 2010, and 2009, and the number of options outstanding has been adjusted to account for such dividends. After giving effect to the 2016 stock dividend, options to purchase 47,325 common shares remained outstanding under the 2003 plan as of December 31, 2016. In January 2017, unexercised options to purchase 16,800 shares expired. As of March 31, 2017 options to purchase 30,525 shares remain outstanding at a weighted average exercise price of $9.72. All remaining options were fully vested as of March 31, 2017. Expense related to stock based compensation was recorded in the consolidated statements of income in previous years. No expense was recognized in 2017 or 2016.

Note 9. Cumulative Perpetual Preferred Stock (8%)

During the third quarter of 2010, Cornerstone offered up to $2,500,000 of 8% Series A Cumulative Perpetual Preferred Stock (“the Preferred”) to accredited investors and up to 35 non-accredited investors. The Preferred was offered by Cornerstone’s directors and executive officers, and no selling agents or underwriters were used. 1,038 shares of the Preferred were sold. Proceeds of the offering, net of offering expenses totaled $998,538. The Preferred pays a dividend quarterly.

Note 10. Business Combination

On April 12, 2017, Cornerstone and First Community Corporation jointly announced signing of a definitive merger agreement under which First Community Corporation has agreed to acquire Cornerstone in a cash and stock transaction.

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